  As filed with the Securities and Exchange Commission on September 22, 1994

                                                   REGISTRATION NO.  33- _______
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                        -----------------------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                        -----------------------------

                                   KEYCORP
            (Exact name of Registrant as specified in its charter)



        Ohio                         6711                      34-6542451
  (State or other         (Primary Standard Industrial      (I.R.S. Employer
  Jurisdiction of           Classification Code No.)       Identification No.)
 Incorporation or
   Organization)


                  127 Public Square, Cleveland, Ohio  44114
                                (216) 689-6300
  (Address of Registrant's principal executive offices, including telephone number and area code)
                              ------------------

Carter B. Chase, Esq., Executive Vice President, General Counsel, and Secretary
                                   KeyCorp
                              127 Public Square
                            Cleveland, Ohio  44114
                   (Name and address of agent for service)
  Telephone number, including area code, of agent for service:  216/689-0994
                              ------------------

                                   Copies to:

        Daniel R. Stolzer, Esq.                 Christine M. Marx, Esq.
        Nancy L. Griffith, Esq.                 Edwards & Angell
        KeyCorp Management Company              2700 Hospital Trust Tower
        127 Public Square                       Providence, Rhode Island  02903
        Cleveland, Ohio  44114                  (401) 274-9200
        (216) 689-6300

                              ------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
    As soon as practicable after the effective date of this Registration Statement and all other conditions precedent to the merger of First Citizens Bancorp of Indiana with and into the Registrant have been satisfied or waived as described in the enclosed Prospectus/Proxy Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General
Instruction G, check the following box.  [   ]

                              ------------------

                                                  CALCULATION OF REGISTRATION FEE
=====================+================+==================+===================+=======================
                     |                | PROPOSED MAXIMUM | PROPOSED MAXIMUM  |
TITLE OF SECURITIES  |  AMOUNT TO BE  |  OFFERING PRICE  |    AGGREGATE      |     AMOUNT OF
 TO BE REGISTERED    |  REGISTERED(1) |   PER SHARE(2)   | OFFERING PRICE(2) |  REGISTRATION FEE
- ---------------------+----------------+------------------+-------------------+-----------------------
Common Shares, with a| 1,960,205(3)   | $17.68           | $34,656,424.40    | $11,950.49
par value of $1 each |                |                  |                   |
=====================+================+==================+===================+=======================

(1) The number of shares to be registered is based upon the maximum number of shares of the Registrant's Common Shares which may be issued in connection with the proposed merger of First Citizens Bancorp of Indiana ("First Citizens") with and into the Registrant.

(2) The maximum offering price was estimated solely for purposes of calculating the registration fee, computed in accordance with Rule 457(f)(2) on the basis of the book value of the common stock of First Citizens on August 31, 1994, of $17.68 and based on 1,372,144 shares of First Citizens common stock outstanding.

(3) Includes associated Rights (the "Rights") to purchase the Registrant's Common Shares. Until the occurrence of certain prescribed events, none of which has occurred, the Rights are not exercisable, are evidenced by the certificates representing the Registrant's Common Shares, and will be transferred along with and only with the Registrant's Common Shares.


       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                              KEYCORP
                                                       CROSS-REFERENCE SHEET


ITEM                                                                                 CAPTION OR LOCATION
 NO.                    FORM S-4 CAPTION                                        IN PROSPECTUS/PROXY STATEMENT
 ---                    ----------------                                        -----------------------------
 1.   Forepart of Registration Statement and Outside
        Front Cover Page of Prospectus  . . . . . . . . . . . . . .    Facing page of registration statement;
                                                                          Outside front cover page of Prospectus/Proxy Statement
 2.   Inside Front and Outside Back Cover Pages of
        Prospectus  . . . . . . . . . . . . . . . . . . . . . . . .    Inside front cover page of Prospectus/Proxy
                                                                          Statement; Available Information;
                                                                          Incorporation of Certain Documents
                                                                          by Reference; Table of Contents

 3.   Risk Factors, Ratio of Earnings to Fixed Charges
        and Other Information . . . . . . . . . . . . . . . . . . .    Summary; Selected Consolidated Financial
                                                                          Data; Unaudited Comparative Per Common
                                                                          Share Data; First Citizens Market Price and
                                                                          Dividend Information

 4.   Terms of the Transaction  . . . . . . . . . . . . . . . . . .    Summary; Background of and Reasons for the
                                                                          Merger; Terms of the Merger; Comparison
                                                                          of Certain Rights of Holders of Capital Stock
                                                                          of KeyCorp and First Citizens

 5.   Pro Forma Financial Information . . . . . . . . . . . . . . .    Not Applicable

 6.   Material Contacts with the Company being
        Acquired  . . . . . . . . . . . . . . . . . . . . . . . . .    Summary; Background of and Reasons for the
                                                                          Merger; Terms of the Merger; First Citizens
                                                                          Voting Agreements

 7.   Additional Information Required for Reoffering
        by Persons and Parties Deemed to be
        Underwriters  . . . . . . . . . . . . . . . . . . . . . . .    Not Applicable

 8.   Interests of Named Experts and Counsel  . . . . . . . . . . .    Certain Legal Matters; Experts

 9.   Disclosure of Commission Position on
        Indemnification for Securities Act Liabilities  . . . . . .    Not Applicable

ITEM                                                                                 CAPTION OR LOCATION
 NO.                    FORM S-4 CAPTION                                        IN PROSPECTUS/PROXY STATEMENT
 ---                    ----------------                                        -----------------------------
10.   Information with Respect to S-3 Registrants . . . . . . . . .    Available Information; Incorporation of
                                                                          Certain Documents by Reference; The
                                                                          Business of KeyCorp; Certain Regulatory
                                                                          Considerations
11.   Incorporation of Certain Information by
        Reference . . . . . . . . . . . . . . . . . . . . . . . . .    Incorporation of Certain Documents by
                                                                          Reference

12.   Information with Respect to S-2 or S-3
        Registrants . . . . . . . . . . . . . . . . . . . . . . . .    Not Applicable

13.   Incorporation of Certain Information by
        Reference . . . . . . . . . . . . . . . . . . . . . . . . .    Not Applicable

14.   Information with Respect to Registrants Other
        than S-2 or S-3 Registrants . . . . . . . . . . . . . . . .    Not Applicable

15.   Information with Respect to S-3 Companies . . . . . . . . . .    Not Applicable

16.   Information with Respect to S-2 or S-3 Companies  . . . . . .    Not Applicable

17.   Information with Respect to Companies Other
        than S-2 or S-3 Companies . . . . . . . . . . . . . . . . .    Summary; First Citizens Market Price and
                                                                          Dividend Information; First Citizens
                                                                          Management's Discussion and Analysis of
                                                                          Financial Condition and Results of
                                                                          Operations; First Citizens Financial Data;
                                                                          The Business of First Citizens

18.   Information if Proxies, Consents or
        Authorizations are to be Solicited  . . . . . . . . . . . .    Outside front cover page of Prospectus/Proxy
                                                                          Statement; Incorporation of Certain
                                                                          Documents by Reference; Summary;
                                                                          Introduction; Special Meeting of First
                                                                          Citizens' Shareholders; Rights of Dissenting
                                                                          Shareholders; Shareholder Proposals; Terms
                                                                          of the Merger; The Business of First
                                                                          Citizens; Experts

19.   Information if Proxies, Consents or
        Authorizations are Not to be Solicited, or in an
        Exchange Offer  . . . . . . . . . . . . . . . . . . . . . .    Not Applicable

                      FIRST CITIZENS BANCORP OF INDIANA

                              One Citizens Plaza
                                   Box 729
                           Anderson, Indiana  46015

                           __________________, 1994


Dear Shareholder:

        You are cordially invited to attend a Special Meeting of Shareholders of First Citizens Bancorp of Indiana ("First Citizens") to be held at the ______________________________ ___________________________________________ on
November ___, 1994, at ________ a.m., local time.

        At the Special Meeting, First Citizens shareholders will be asked to approve the Agreement and Plan of Merger, dated as of June 30, 1994, between KeyCorp and First Citizens (as amended, the "Merger Agreement"), pursuant to which First Citizens will be merged with and into KeyCorp (the "Merger"). KeyCorp is an Ohio corporation and a bank holding company conducting business in Indiana through its wholly owned subsidiary, Society National Bank, Indiana, with 82 banking offices in Indiana as of June 30, 1994. KeyCorp also owns banks in 12 other states. KeyCorp, which will be the surviving corporation in the Merger, has informed First Citizens that following the consummation of the Merger, KeyCorp plans to effect the merger of Citizens Banking Company, the sole bank subsidiary of First Citizens, with and into Society National Bank, Indiana.

        If the Merger Agreement is approved and the transactions contemplated thereby are consummated, each outstanding share of First Citizens Common Stock will be converted into the number (carried out to four decimal places) of KeyCorp Common Shares, with a par value of $1 each, determined by dividing $37.00 by the "Average Stock Price" (as defined below), subject to certain adjustments as set forth in the Merger Agreement and as described herein; provided, however, that (A) if the Average Stock Price shall be less than or equal to $25.9000 per share, the Average Stock Price shall be deemed to be $25.9000, or (B) if the Average Stock Price shall be greater than or equal to $38.8500 per share, the Average Stock Price shall be deemed to be $38.8500.
The term "Average Stock Price" means the average (rounded to the nearest whole cent) of the last sale price of the day of one KeyCorp Common Share as reported on the consolidated tape of the New York Stock Exchange for the twenty (20) consecutive trading days ending on and including the fifth (5th) trading day immediately preceding (but not including) the closing date of the Merger. The Merger is expected to be a tax free exchange to holders of First Citizens Common Stock.

        Enclosed are a Notice of Special Meeting of Shareholders and a Prospectus/Proxy Statement which describe the Merger, the background of the transaction, and the businesses of KeyCorp and First Citizens. You are urged to read all these materials carefully. The Board of Directors of First
Citizens has fixed the close of business on              , 1994 as the record
date for the Special Meeting. Accordingly, only shareholders of record on that date will be entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. The affirmative vote of the holders of a majority of the shares of First Citizens Common Stock outstanding and entitled to vote is necessary to approve the Merger Agreement. As of this date, First Citizens shareholders having beneficial ownership of approximately 59% of the outstanding voting power of First Citizens have entered into Voting Agreements with KeyCorp pursuant to which such shareholders have agreed to vote in favor of approval of the Merger Agreement at the Special Meeting.

           THE BOARD OF DIRECTORS OF FIRST CITIZENS HAS UNANIMOUSLY
          APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE
           IN FAVOR OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

        Dillon, Read & Co., Inc. ("Dillon Read"), First Citizens' financial advisor, has rendered a written opinion to the Board of Directors of First Citizens that states, among other things, that as of the date of this Prospectus/Proxy Statement, the consideration to be received in the Merger by holders of First Citizens Common Stock is fair, from a financial point of view, to the holders of First Citizens Common Stock. The written opinion of Dillon Read dated the date of this Prospectus/Proxy Statement is reproduced in full as Exhibit B to the accompanying Prospectus/Proxy Statement, and I urge you to read the opinion carefully.

        Holders of shares of First Citizens Common Stock who do not vote to approve and adopt the Merger Agreement and who comply with the requirements of Sections 23-1-44-1 ET SEQ. of the Indiana Business Corporation Law will be entitled, if the Merger is consummated, to exercise appraisal rights with respect to their shares of First Citizens Common Stock. See "RIGHTS OF DISSENTING SHAREHOLDERS" in the accompanying Prospectus/Proxy Statement for a description of the procedures to be followed to exercise such rights.

        A form of proxy solicited by the Board of Directors of First Citizens is enclosed. Please indicate your voting instructions and sign, date, and mail the proxy card promptly in the return envelope provided. If no specification is made, the proxies will be voted in favor of approval of the Merger Agreement. Whether or not you plan to attend the Special Meeting in person, it is important that you return the enclosed proxy card so that your shares of First Citizens Common Stock are voted. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

        Promptly after the Merger, a letter of transmittal will be mailed to all holders of record of shares of First Citizens Common Stock to use in connection with surrendering their stock certificates. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD OR TO THE EXCHANGE AGENT UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL, WHICH WILL INCLUDE INSTRUCTIONS AS TO THE PROCEDURE TO BE USED IN SENDING YOUR STOCK CERTIFICATES.

        I strongly support the Merger of First Citizens with KeyCorp and join with the other members of the Board of Directors of First Citizens in recommending the Merger to you. We urge you to vote in favor of approval of the Merger Agreement. If you should have any questions about the Merger or need assistance in completing your proxy card, please contact Karen S. Ambler at First Citizens at (317) 646-6682.

                                                Sincerely,

                                                /s/ James D. Strietelmeier
                                                James D. Strietelmeier
                                                President and Chief
                                                   Executive Officer

                       FIRST CITIZENS BANCORP OF INDIANA

                               One Citizens Plaza
                                    Box 729
                            Anderson, Indiana  46015

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                        To be held on November __, 1994


        A Special Meeting of Shareholders of First Citizens Bancorp of Indiana ("First Citizens") (including any adjournments or postponements thereof, the "Special Meeting") will be held on November ____, 1994, at ___________ a.m. local time, at ____________________________________________, for the following purposes:

        (1) To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of June 30, 1994, between KeyCorp and First Citizens (as amended, the "Merger Agreement"), pursuant to which First Citizens will be merged with and into KeyCorp, with KeyCorp as the surviving corporation, as described in the Merger Agreement and the accompanying Prospectus/Proxy Statement. A copy of the Merger Agreement is attached as Appendix A to the Prospectus/Proxy Statement.

        (2) To transact such other business as may properly come before the Special Meeting, or any adjournments or postponements thereof.

        Only holders of record of First Citizens Common Stock as of the close of business on ________________________, 1994 have the right to receive notice of and to vote at the Special Meeting.

        Shareholders of First Citizens have the right to dissent from the Merger Agreement by properly exercising their dissenters' rights in strict compliance with the procedures set forth in Chapter 44 of the Indiana Business Corporation Law (Indiana Code Chapter 23-1-44), a copy of which is attached as Appendix C to this Prospectus/Proxy Statement.

        The accompanying document constitutes the Proxy Statement of First Citizens with respect to the Special Meeting. A copy of the Agreement and Plan of Merger is attached as Appendix A to the Prospectus/Proxy Statement.

        You are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend the Special Meeting, you are urged to complete, date, sign, and return the enclosed proxy card in the envelope provided as soon as possible. If no specification is made, the proxies will be voted in favor of approval of the Merger Agreement. If you attend the Special Meeting, you will be entitled to vote in person if you choose.

        HOLDERS OF FIRST CITIZENS COMMON STOCK SHOULD RETAIN THEIR STOCK CERTIFICATES UNTIL TRANSMITTAL FORMS HAVE BEEN RECEIVED. STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD.

        The Board of Directors of First Citizens unanimously recommends that shareholders vote for approval of the Merger Agreement.


                                              By Order of the Board of Directors


Anderson, Indiana
                                                   /s/ Karen S. Ambler
                                                 ______________________________
September __, 1994                                 Karen S. Ambler, Secretary


             WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING,
                     PLEASE SIGN, DATE, AND PROMPTLY RETURN
             THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 22, 1994

                       FIRST CITIZENS BANCORP OF INDIANA
                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD NOVEMBER ___, 1994


                          --------------------------
                                   KEYCORP
                                  PROSPECTUS



   COMMON SHARES, WITH A PAR VALUE OF $1 PER SHARE (NOT TO EXCEED 1,960,205
                     SHARES) AND THE ASSOCIATED RIGHTS


                          --------------------------


        This Prospectus/Proxy Statement is being furnished to the holders of Common Stock, par value of $1 per share ("First Citizens Common Stock"), of First Citizens Bancorp of Indiana, an Indiana corporation ("First Citizens"), in connection with the solicitation of proxies by the Board of Directors of First Citizens for use at the Special Meeting of Shareholders to be held at _________ a.m., local time, on November ___, 1994, at
_____________________________________________________________________________,
and at any adjournments or postponements thereof (the "Special Meeting"). At the Special Meeting, the shareholders of record of First Citizens Common Stock as of the close of business on _______________________, 1994, will consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of June 30, 1994, by and between KeyCorp, an Ohio corporation, and First Citizens (as amended, the "Merger Agreement") pursuant to which First Citizens will merge with and into KeyCorp (the "Merger"). This Prospectus/Proxy Statement also constitutes a prospectus of KeyCorp with respect to a maximum of 1,960,205 Common Shares, with a par value of $1 per share ("KeyCorp Common Stock"), including the associated rights to purchase shares of KeyCorp Common Stock, to be issued in connection with the Merger. Upon consummation of the Merger, each outstanding share of First Citizens Common Stock will be converted into the number of shares of KeyCorp Common Stock (carried out to four decimal places), determined by dividing $37.00 by the "Average Stock Price" (as defined below), subject to certain adjustments as set forth in the Merger Agreement and as described herein; provided, however, that (A) if the Average Stock Price shall be less than or equal to $25.9000 per share, the Average Stock Price shall be deemed to be $25.9000, or (B) if the Average Stock Price shall be greater than or equal to $38.8500 per share, the Average Stock Price shall be deemed to be $38.8500. The term "Average Stock Price" means the average (rounded to the nearest whole cent) of the last sale price of the day of one share of KeyCorp Common Stock as reported on the consolidated tape of the New York Stock Exchange ("NYSE") for the twenty (20) consecutive trading days ending on and including the fifth (5th) trading day immediately preceding (but not including) the closing date of the Merger. See "TERMS OF

THE MERGER - Conversion of First Citizens Capital Stock." Each share of KeyCorp Common Stock issued to First Citizens shareholders in the Merger will be accompanied by one Right (as defined herein) to purchase one share of KeyCorp Common Stock upon the terms and conditions set forth in the Rights Agreement (as defined herein). See "COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF CAPITAL STOCK OF KEYCORP AND FIRST CITIZENS." Unless the context otherwise requires, all references herein to the KeyCorp Common Stock also include the Rights attached thereto. For a description of the Merger Agreement, which is included in its entirety as Appendix A to this Prospectus/Proxy Statement and incorporated herein, see "TERMS OF THE MERGER." Upon consummation of the Merger, each outstanding share of KeyCorp Common Stock and each Right outstanding prior to the Merger will remain issued and outstanding.

                 The outstanding shares of KeyCorp Common Stock are listed on the NYSE. The last reported sale price of KeyCorp Common Stock on the NYSE composite transaction reporting system on __________________, 1994 was $___________ per share.

                 This Prospectus/Proxy Statement does not cover any resales of KeyCorp Common Stock received by shareholders of First Citizens upon consummation of the Merger, and no person is authorized to make use of the Prospectus/Proxy Statement in connection with any such resale.


                 The Merger is a complex transaction and is discussed in detail in this Prospectus/Proxy Statement. Shareholders are strongly encouraged to read and consider carefully this Prospectus/Proxy Statement in its entirety.

                 This Prospectus/Proxy Statement and the accompanying proxy cards are first being mailed to shareholders of First Citizens on or about _________________, 1994.

             THESE SECURITIES OF KEYCORP HAVE NOT BEEN APPROVED OR
             DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
                OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
                   SECURITIES AND EXCHANGE COMMISSION OR ANY
                    STATE SECURITIES COMMISSION PASSED UPON
                        THE ACCURACY OR ADEQUACY OF THIS
                        PROSPECTUS/PROXY STATEMENT.  ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

          THE SHARES OF KEYCORP COMMON STOCK OFFERED HEREBY ARE NOT
             SAVINGS ACCOUNTS, DEPOSITS, OR OTHER OBLIGATIONS OF
              A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED
                  BY THE FEDERAL DEPOSIT INSURANCE CORPORATION
                       OR ANY OTHER GOVERNMENTAL AGENCY.


     The date of this Prospectus/Proxy Statement is ________________, 1994.

                             AVAILABLE INFORMATION

        KeyCorp is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). KeyCorp has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of KeyCorp Common Stock to be issued by KeyCorp in connection with the Merger. The Registration Statement and the exhibits thereto, as well as the reports, proxy statements, and other information filed by KeyCorp under the Exchange Act, can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Thirteenth Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain securities of KeyCorp, including the KeyCorp Common Stock, are listed on the NYSE, and such reports and proxy statements concerning KeyCorp also may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus/Proxy Statement in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits thereto for further information pertaining to KeyCorp and the securities offered thereby.

        Statements contained herein or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document incorporated herein by reference. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        There are hereby incorporated by reference in this Prospectus/Proxy Statement the following documents and information heretofore filed by KeyCorp with the Commission pursuant to Sections 12, 13, or 15 of the Exchange Act:

        1. KeyCorp's Annual Report on Form 10-K for the year ended December 31, 1993;
        2. KeyCorp's Quarterly Reports on Form 10-Q for the periods ended March 31, 1994 and June 30, 1994;
        3.       KeyCorp's Current Reports on Form 8-K, filed on (a) January
                 21, 1994, (b) March 16, 1994 (as amended by Amendment No. 1 to Form 8-K on Form 8-K/A filed on May 4, 1994), (c) April 12, 1994, (d) April 20, 1994 (including as exhibits in the case of the Form 8-K filed on April 20, 1994 (i) Management's Discussion and Analysis of Financial Condition and Results of Operations; (ii) Report of Ernst & Young, Independent Auditors;

                 (iii) Consolidated Financial Statements for the fiscal year ended December 31, 1993; (iv) Notes to Consolidated Financial Statements; and (v) descriptions of KeyCorp's business (including a discussion of regulatory and supervisory matters and properties), all of which reflect the former KeyCorp, a New York corporation, and Society Corporation, an Ohio corporation, on a combined basis giving effect to their March 1, 1994 merger in which Society Corporation was the surviving corporation, and immediately after which Society Corporation changed its name to KeyCorp),
                 (e) July 19, 1994, (f) July 26, 1994 (as amended by Amendment No. 1 to Form 8-K on Form 8-K/A filed on August 10, 1994), and
                 (g) August 12, 1994; and

        4. The description of KeyCorp's Common Shares and the Rights to purchase Common Shares contained in KeyCorp's Registration Statement on Form 8-A dated July 31, 1992, as amended by Form 8-A/A filed on February 25, 1994, under Section 12 of the Exchange Act.

        All reports subsequently filed by KeyCorp pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus/Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Prospectus/Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as is modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

         THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS THERETO, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO CARTER B. CHASE, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, KEYCORP, 127 PUBLIC SQUARE, CLEVELAND, OHIO 44114-1306 (TELEPHONE (216) 689-6300). IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, A REQUEST MUST BE RECEIVED NO LATER THAN NOVEMBER __, 1994.

        NO DEALER, SALESMAN, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY KEYCORP OR FIRST CITIZENS. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE AND DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF KEYCORP OR FIRST CITIZENS SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO SUCH DATE.

                               TABLE OF CONTENTS


AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3



INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . .  3


SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

   INTRODUCTION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
   PARTIES TO THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . .  9
   RECOMMENDATION OF THE BOARD OF DIRECTORS   . . . . . . . . . . . . . . . . 11
   OPINION OF FINANCIAL ADVISOR   . . . . . . . . . . . . . . . . . . . . . . 11
   TERMS OF THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
         GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
         EFFECTIVE TIME . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
         CONVERSION OF FIRST CITIZENS COMMON STOCK  . . . . . . . . . . . . . 12
         SALE OF TRAVEL AGENCY AND INSURANCE AGENCY . . . . . . . . . . . . . 12
         DATA PROCESSING  . . . . . . . . . . . . . . . . . . . . . . . . . . 13
         ENVIRONMENTAL MATTERS  . . . . . . . . . . . . . . . . . . . . . . . 13
         DISSENTERS' RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . 13
         NYSE LISTING . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
         CONDITIONS; REGULATORY APPROVALS . . . . . . . . . . . . . . . . . . 13
         TERMINATION OF THE MERGER AGREEMENT  . . . . . . . . . . . . . . . . 14
         TAX AND ACCOUNTING TREATMENT OF THE MERGER . . . . . . . . . . . . . 14
         INTERESTS OF CERTAIN PERSONS IN THE MERGER . . . . . . . . . . . . . 14
   SHAREHOLDER MEETING  . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
         DATE, TIME, AND PLACE  . . . . . . . . . . . . . . . . . . . . . . . 15
         PURPOSE OF MEETING . . . . . . . . . . . . . . . . . . . . . . . . . 15
         SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE . . . . . . . . 15
         VOTE REQUIRED  . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
         SHARES OWNED BY DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN
          SUBSIDIARIES OF FIRST CITIZENS  . . . . . . . . . . . . . . . . . . 15
         VOTING AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . 15


MARKET VALUE OF SECURITIES  . . . . . . . . . . . . . . . . . . . . . . . . . 17


FIRST CITIZENS MARKET PRICE AND DIVIDEND INFORMATION  . . . . . . . . . . . . 18

       MARKET PRICES OF FIRST CITIZENS COMMON STOCK . . . . . . . . . . . . . 18
       DIVIDEND HISTORY OF FIRST CITIZENS COMMON STOCK  . . . . . . . . . . . 19


SELECTED CONSOLIDATED FINANCIAL DATA  . . . . . . . . . . . . . . . . . . . . 20

UNAUDITED COMPARATIVE PER COMMON SHARE DATA . . . . . . . . . . . . . . . . . 23


FIRST CITIZENS FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . 25


FIRST CITIZENS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
   FINANCIAL CONDITION AND RESULTS OF OPERATIONS  . . . . . . . . . . . . . . 48

       GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
       FINANCIAL CONDITION  . . . . . . . . . . . . . . . . . . . . . . . . . 48
       NET INCOME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
       NET INTEREST INCOME  . . . . . . . . . . . . . . . . . . . . . . . . . 50
       PROVISION FOR LOAN LOSSES  . . . . . . . . . . . . . . . . . . . . . . 56
       OTHER INCOME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
       OTHER OPERATING EXPENSES . . . . . . . . . . . . . . . . . . . . . . . 57
       INCOME TAX EXPENSE . . . . . . . . . . . . . . . . . . . . . . . . . . 58
       CAPITAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
       LIQUIDITY AND INTEREST RATE SENSITIVITY  . . . . . . . . . . . . . . . 59


INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62


SPECIAL MEETING OF FIRST CITIZENS SHAREHOLDERS  . . . . . . . . . . . . . . . 62

   DATE, TIME, AND PLACE  . . . . . . . . . . . . . . . . . . . . . . . . . . 62
   PURPOSE OF MEETING   . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
   SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE   . . . . . . . . . . 62
   VOTE REQUIRED  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
   SHARE OWNERSHIP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
   VOTING, SOLICITATION, AND REVOCATION OF PROXIES  . . . . . . . . . . . . . 64


BACKGROUND OF AND REASONS FOR THE MERGER  . . . . . . . . . . . . . . . . . . 65

   BACKGROUND OF THE MERGER   . . . . . . . . . . . . . . . . . . . . . . . . 65
   FIRST CITIZENS' REASONS FOR THE MERGER   . . . . . . . . . . . . . . . . . 66
   KEYCORP'S REASONS FOR MERGER   . . . . . . . . . . . . . . . . . . . . . . 69
   OPINION OF FINANCIAL ADVISOR   . . . . . . . . . . . . . . . . . . . . . . 69
   RECOMMENDATION OF FIRST CITIZENS' BOARD OF DIRECTORS   . . . . . . . . . . 71


TERMS OF THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 72

   GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 72
   CONVERSION OF FIRST CITIZENS COMMON STOCK; EFFECTS ON KEYCORP
       SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 72
   SURRENDER OF CERTIFICATES  . . . . . . . . . . . . . . . . . . . . . . . . 73
   CONDUCT OF BUSINESS PENDING THE MERGER   . . . . . . . . . . . . . . . . . 74
   SALE OF TRAVEL AGENCY AND INSURANCE AGENCY   . . . . . . . . . . . . . . . 76

   ENVIRONMENTAL MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . 77
   DATA PROCESSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 77
   EMPLOYEE BENEFITS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 78
   NO SOLICITATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 79
   CONDITIONS TO THE MERGER   . . . . . . . . . . . . . . . . . . . . . . . . 79
   REGULATORY APPROVALS   . . . . . . . . . . . . . . . . . . . . . . . . . . 80
   WAIVER OF CONDITIONS, AMENDMENT, OR TERMINATION OF THE MERGER AGREEMENT  . 82
   EFFECTIVE TIME   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 83
   INTERESTS OF CERTAIN PERSONS IN THE MERGER   . . . . . . . . . . . . . . . 83
   CERTAIN FEDERAL INCOME TAX CONSEQUENCES  . . . . . . . . . . . . . . . . . 84
   ACCOUNTING TREATMENT OF MERGER   . . . . . . . . . . . . . . . . . . . . . 86
   NYSE LISTING   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 86
   EXPENSES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 86


RIGHTS OF DISSENTING SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . 88


VOTING AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 90


RESALES OF KEYCORP COMMON STOCK RECEIVED IN THE MERGER  . . . . . . . . . . . 90


THE BUSINESS OF KEYCORP . . . . . . . . . . . . . . . . . . . . . . . . . . . 91

   OVERVIEW   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 91
   BANKING SUBSIDIARIES   . . . . . . . . . . . . . . . . . . . . . . . . . . 91
   OTHER FINANCIAL SERVICES SUBSIDIARIES  . . . . . . . . . . . . . . . . . . 92
   RECENTLY COMPLETED ACQUISITION . . . . . . . . . . . . . . . . . . . . . . 93
   PENDING ACQUISITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . 93
   REGULATION AND SUPERVISION OF KEYCORP  . . . . . . . . . . . . . . . . . . 94


THE BUSINESS OF FIRST CITIZENS  . . . . . . . . . . . . . . . . . . . . . . . 99

   OVERVIEW   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 99
   COMPETITION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .100
   REGULATION AND SUPERVISION OF FIRST CITIZENS   . . . . . . . . . . . . . .101


COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF CAPITAL STOCK OF KEYCORP AND FIRST
CITIZENS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .101

   VOTING RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .101
   STATE TAKEOVER STATUTES AND TAKEOVER PROVISIONS OF CHARTER DOCUMENTS   . .102
   SHAREHOLDER RIGHTS PLAN  . . . . . . . . . . . . . . . . . . . . . . . . .105
   SPECIAL MEETINGS OF SHAREHOLDERS   . . . . . . . . . . . . . . . . . . . .107

   AMENDMENT OF CHARTER DOCUMENTS   . . . . . . . . . . . . . . . . . . . . .107
   DIRECTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .109
   DIRECTOR LIABILITY AND INDEMNIFICATION   . . . . . . . . . . . . . . . . .110
   DIVIDENDS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .112


CERTAIN LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .112


EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .113


SHAREHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . .114


APPENDICES

   APPENDIX A - AGREEMENT AND PLAN OF MERGER
   APPENDIX B - OPINION OF FINANCIAL ADVISOR
   APPENDIX C - CHAPTER 44 OF INDIANA BUSINESS CORPORATION LAW (DISSENTERS'
       RIGHTS)

                                    SUMMARY

       The following summary is intended to summarize certain information contained elsewhere in this Prospectus/Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Prospectus/Proxy Statement, the appendices hereto, and the documents referred to and incorporated herein.

INTRODUCTION


       The Board of Directors of KeyCorp has ratified and the Board of Directors of First Citizens has unanimously approved and adopted the Merger Agreement pursuant to which First Citizens will be merged with and into KeyCorp if the shareholders of First Citizens approve the Merger Agreement by the requisite shareholder vote, regulatory approvals are received, and certain other conditions are satisfied. KeyCorp will be the surviving corporation in the Merger. A copy of the Merger Agreement is incorporated herein by reference and attached hereto as Appendix A. The terms of the Merger and information regarding the Special Meeting are summarized below.

PARTIES TO THE MERGER

       KEYCORP. On March 1, 1994, KeyCorp ("old Key"), a New York corporation and a financial services holding company headquartered in Albany, New York, with approximately $33 billion in assets at December 31, 1993, merged with and into Society Corporation ("Society"), an Ohio corporation and a financial services holding company headquartered in Cleveland, Ohio, with approximately $27 billion in assets at December 31, 1993, pursuant to an Agreement and Plan of Merger, and a related Supplemental Agreement to Agreement and Plan of Merger, each dated as of October 1, 1993, and each as amended. In the merger, Society was the surviving corporation, but changed its name to KeyCorp. All financial data of KeyCorp set forth in this Prospectus/Proxy Statement has been restated to give effect to the merger of old Key with and into Society.

       The merger of old Key with and into Society created a financial services holding company which traces its roots back to 1825, when the first predecessor of KeyCorp was organized. At June 30, 1994, KeyCorp was one of the largest bank holding companies in the United States with consolidated assets of approximately $63.4 billion.

       KeyCorp provides banking and other financial services across much of the country's northern tier and in Florida through a network of subsidiaries operating 1,275 full-service banking offices in 13 states, giving KeyCorp the nation's fifth largest domestic branch network as of June 30, 1994. KeyCorp's primary banking subsidiaries include Society National Bank, headquartered in Cleveland, Ohio, the largest bank in Ohio and one of the nation's major regional banks with $23.2 billion in total assets and 291 full-service banking offices at June 30, 1994; Key Bank of New York, headquartered in Albany, New York, with $14.5 billion in total assets and 330 full-service banking offices at June 30, 1994; and Society National Bank, Indiana, headquartered in South Bend, Indiana (described in more detail below). In addition, KeyCorp operates banking subsidiaries in Alaska, Colorado, Florida, Idaho, Maine, Michigan, Oregon, Utah, Washington, and Wyoming.

       Society National Bank, Indiana is a national banking association headquartered in South Bend, Indiana, and a wholly owned subsidiary of KeyCorp. At June 30, 1994, Society National Bank, Indiana had approximately $3.2 billion in total assets and 82 full-service banking offices. At such date Society National Bank, Indiana was the fourth largest bank in Indiana. Society National Bank, Indiana is engaged in a general banking business in the State of Indiana providing commercial and retail banking services to consumers and small, middle-market and large corporate customers. Society National Bank, Indiana's principal markets are northern and central Indiana, including the metropolitan areas of South Bend and Indianapolis as well as a number of smaller urban and rural markets. Retail banking products offered by Society National Bank, Indiana include, among others, consumer loan products (including residential real estate mortgage, home equity, direct and indirect installment, credit card and student lending), and private banking services. Commercial banking products and services include, among others, real estate, agribusiness, asset-based and general corporate lending, cash management, correspondent banking, and trade financing and support services related to international operations (primarily letter of credit, collection, payment and foreign exchange services). Following consummation of the Merger, KeyCorp plans to effect the merger of Citizens Banking Company ("Citizens Bank"), the sole bank subsidiary of First Citizens, with and into Society National Bank, Indiana.

       KeyCorp's other banking subsidiaries also provide a wide range of banking, fiduciary and other financial services to their corporate, individual and institutional customers located throughout the country. In addition to the customary banking services of accepting funds for deposit and making loans, KeyCorp's banking subsidiaries provide specialized services tailored to specific markets, including investment management services, personal and corporate trust services, personal financial services, customer access to money market and other mutual funds, cash management services, investment banking services, and international banking services.

       In addition to the services provided through its banking offices, KeyCorp engages in a wide range of other financial services through subsidiaries, including mortgage banking, investment management, mutual fund advisory, and trust services.

       Through its non-banking subsidiaries, KeyCorp provides additional financial services both in and outside of its primary banking markets. These include personal and corporate trust services, investment management, reinsurance of credit life and accident and health insurance on loans made by subsidiary banks, venture capital and small business investment financing services, equipment lease financing, community development financing, stock transfer agent, and other financial services.

       The principal executive offices of KeyCorp are located at 127 Public Square, Cleveland, Ohio 44114-1306, and its telephone number is (216) 689-6300.

       FIRST CITIZENS. First Citizens, an Indiana corporation, is a bank holding company headquartered in Anderson, Indiana. At June 30, 1994, First Citizens had total consolidated assets of $349.7 million. Through its banking subsidiary, Citizens Bank, headquartered in Anderson, Indiana, First Citizens engages in a general banking business in the Madison County, Indiana area. Citizens Bank is an Indiana-chartered commercial bank founded in 1855 which operates nine banking center offices located in the towns of Anderson, Alexandria, and Chesterfield in Madison County, Indiana. Citizens Bank also maintains a loan origination office in Indianapolis, Indiana. Through its various departments, Citizens Bank makes secured, unsecured and government guaranteed commercial loans, construction and permanent mortgage loans and consumer loans to individuals for various purposes including the purchase of automobiles and appliances and for home improvements. Citizens Bank also provides its customers with letters of credit, lines of credit and revolving credit loans, and offers checking, savings, money market deposit, and individual retirement accounts, certificates of deposit, safe deposit and after-hour deposit services, automated teller machines and wire transfer services. Citizens Bank's trust department offers a broad array of fiduciary services, including personal trusts, corporate trusts, estates, services related to guardianships, portfolio management, farm management, pension and profit sharing, real estate management, stock transfer agency and registrar services. As of December 31, 1993, Citizens Bank's trust department had custody of approximately $97 million in trust assets.

       Through its indirect non-banking subsidiaries, First Citizens currently operates a property and casualty insurance agency, a travel agency, and a real estate holding company. The Merger Agreement requires First Citizens to sell or otherwise dispose of its non-banking subsidiaries, other than the real estate holding company, prior to the consummation of the Merger. See "TERMS OF THE MERGER -- Sale of Travel Agency and Insurance Agency."

       The principal executive offices of First Citizens are located at One Citizens Plaza, Anderson, Indiana 46016, and its telephone number is (317) 649-8100.

RECOMMENDATION OF THE BOARD OF DIRECTORS

       The First Citizens Board of Directors has adopted a resolution approving the Merger Agreement and, for the reasons set forth herein, has determined that the Merger is fair to and in the best interests of First Citizens and its shareholders. The Board of First Citizens, therefore, recommends that First Citizens' shareholders vote FOR approval of the Merger Agreement. See "BACKGROUND OF AND REASONS FOR THE MERGER -- Background of the Merger; First Citizens' Reasons for the Merger; and Opinion of Financial Advisor."


           THE BOARD OF DIRECTORS OF FIRST CITIZENS HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS
    APPROVAL OF THE MERGER AGREEMENT BY THE SHAREHOLDERS OF FIRST CITIZENS

OPINION OF FINANCIAL ADVISOR

       Dillon, Read & Co. Inc. ("Dillon Read") has delivered its written opinions to First Citizens' Board of Directors to the effect that, as of the date of the Merger Agreement and as of the date of this Prospectus/Proxy Statement, the consideration to be received by shareholders of First Citizens pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of First Citizens' Common Stock on each respective date. A copy of the opinion of Dillon Read dated as of the date of this Prospectus/Proxy Statement is attached hereto as Appendix B. The opinion should be read in its entirety for a description of the procedures followed by, assumptions and qualifications made by, matters considered by, and limitations imposed on Dillon Read. See also "BACKGROUND OF AND REASONS FOR THE MERGER -- Opinion of Financial Advisor."

TERMS OF THE MERGER

       GENERAL. Pursuant to the Merger Agreement, at the Effective Time (defined below), First Citizens will be merged with and into KeyCorp with KeyCorp as the surviving corporation. See "TERMS OF THE MERGER -- General." For information on how First Citizens shareholders will be able to exchange certificates representing shares of First Citizens Common Stock for new certificates representing shares of KeyCorp Common Stock, see "TERMS OF THE MERGER -- Surrender of Certificates."

       EFFECTIVE TIME. Subject to the receipt of regulatory approvals and the satisfaction of other conditions, the Merger is expected to be consummated in January 1995. The Merger will be consummated after (i) First Citizens' shareholders' approval of the Merger Agreement; (ii) receipt of required regulatory approvals and expiration of applicable statutory waiting periods;
and (iii) satisfaction or waiver of all other conditions to consummation of the Merger pursuant to the Merger Agreement. The time and date at which the Merger will be consummated is referred to herein as the "Effective Time." See "TERMS OF THE MERGER -- Effective Time; Conditions to the Merger; and Regulatory Approvals."

       CONVERSION OF FIRST CITIZENS COMMON STOCK. At the Effective Time, each outstanding share of First Citizens Common Stock will be converted into the number of shares of KeyCorp Common Stock (carried out to four decimal places), determined by dividing $37.00 by the Average Stock Price; provided, however, that (A) if the Average Stock Price shall be less than or equal to $25.9000 per share, the Average Stock Price shall be deemed to be $25.9000, or (B) if the Average Stock Price shall be greater than or equal to $38.8500 per share, the Average Stock Price shall be deemed to be $38.8500 (the foregoing calculation shall be referred to hereinafter as the "Exchange Ratio"). Cash will be paid in lieu of issuing fractional shares of KeyCorp Common Stock and to shareholders who properly exercise dissenters' rights. The Exchange Ratio is subject to downward adjustment upon the occurrence of certain circumstances as more fully described herein. See "TERMS OF THE MERGER -- Sale of Insurance Agency and Travel Agency; Environmental Matters." All references to the shares of KeyCorp Common Stock in this Prospectus/Proxy Statement include the associated rights ("Rights") to purchase KeyCorp Common Stock pursuant to a Rights Agreement, dated as of August 25, 1989, between KeyCorp and Society National Bank as rights agent, as amended (the "Rights Agreement"); each share of KeyCorp Common Stock issued to shareholders of First Citizens in the Merger will be accompanied by one Right which will be evidenced by the certificates for the KeyCorp Common Stock. See "TERMS OF THE MERGER -- Conversion of First Citizens Common Stock; Certain Federal Income Tax Consequences;" "COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF CAPITAL STOCK OF KEYCORP AND FIRST CITIZENS" and "RIGHTS OF DISSENTING SHAREHOLDERS."

       SALE OF TRAVEL AGENCY AND INSURANCE AGENCY. The Merger Agreement requires First Citizens to sell Citizens Travel, Inc. (the "Travel Agency") and Citizens Insurance Agency, Inc. (the "Insurance Agency") prior to the closing date of the Merger. The Travel Agency and the

Insurance Agency are each indirect subsidiaries of First Citizens. If First Citizens realizes a net after tax gain on the sale of the Travel Agency and Insurance Agency, the amount of such gain may be distributed by First Citizens as a dividend to its shareholders. If First Citizens realizes a net after tax loss on the sale of the Travel Agency and Insurance Agency, certain downward adjustments to the Exchange Ratio will be required. See "TERMS OF THE
MERGER -- Conversion of First Citizens Capital Stock; Sale of Travel Agency and Insurance Agency."

       DATA PROCESSING. It is a condition to the consummation of the Merger that First Citizens enter into a one-year "right to use" extension agreement (the "Extension Agreement") with Information Technology, Inc. ("ITI") relating to the use by First Citizens of certain data processing system software. The Extension Agreement or another third party agreement or arrangement, which must be reasonably satisfactory to KeyCorp, relating to the operating and servicing of First Citizens' data processing systems must be entered into no later than October 1, 1994, and must cover the period from November 1, 1994 to November 1, 1995. On September 2, 1994, First Citizens entered into an Extension Agreement with ITI, effective to November 1, 1995. See "TERMS OF THE MERGER -- Data Processing."

       ENVIRONMENTAL MATTERS. First Citizens has agreed to commission, at its own expense, a Phase I environmental audit of all real property owned or leased by it, including property relating to its branches and property acquired through foreclosure and held as real estate owned. Upon review of the Phase I environmental audit reports, KeyCorp may commission Phase II environmental audits, with the cost of such audits to be shared equally by First Citizens and KeyCorp. If, based on any reports resulting from such audits, the estimated cost of remediation or repair exceeds $250,000, the Exchange Ratio will be adjusted downward. If the estimated cost of remediation or repair exceeds $3,000,000, KeyCorp or First Citizens may elect either to terminate the Merger Agreement or, in lieu of such termination, the parties may agree that further downward adjustments to the Exchange Ratio will be made on a dollar-for-dollar basis or at such lesser amount as the parties might then agree. See "TERMS OF THE MERGER -- Conversion of First Citizens Common Stock; Environmental Matters; Waiver of Conditions, Amendment, or Termination of the Merger Agreement."

       DISSENTERS' RIGHTS. Holders of First Citizens Common Stock may, by complying with the provisions of Chapter 44 of the Indiana Business Corporation Law, exercise dissenters' rights. Failure to comply precisely with the requirements of the applicable statutes will result in the loss of dissenters' rights. See "RIGHTS OF DISSENTING SHAREHOLDERS."

       NYSE LISTING. KeyCorp has agreed to use all reasonable efforts to cause the listing on the NYSE of (a) the KeyCorp Common Stock issued in the Merger and (b) the Rights which will accompany the KeyCorp Common Stock issued in the Merger. See "TERMS OF THE MERGER -- NYSE Listing."

       CONDITIONS; REGULATORY APPROVALS. Consummation of the Merger is conditioned upon approval of the Merger Agreement by the affirmative vote of holders of a majority of the issued and outstanding shares of First Citizens Common Stock as set forth herein; receipt of all necessary approvals of the Merger by governmental regulatory agencies, including the Board of Governors of the Federal Reserve System ("the Federal Reserve Board"), and the Indiana Department of

Financial Institutions, applications for which have been filed, and expiration of all applicable statutory waiting periods; receipt by each party of a favorable tax opinion from its legal counsel; the continuing accuracy of the representations and warranties of each party contained in the Merger Agreement; performance of specified obligations by each party; notification from holders of no more than 10% of the issued and outstanding shares of First Citizens Common Stock that they intend to exercise dissenters' rights; and certain other conditions. See "TERMS OF THE MERGER -- Conditions to the Merger; Regulatory Approvals."

       TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, whether before or after its adoption by the shareholders of First Citizens (a) by the mutual written consent of the Board of Directors of both KeyCorp and First Citizens; (b) by First Citizens' Board of Directors in the event that the average per share closing price of KeyCorp Common Stock as reported on the NYSE over the twenty (20) trading days immediately preceding the fifth (5th) day prior to the closing date of the Merger (the "Closing Price") is less than $24.2812; (c) by KeyCorp's Board of Directors in the event that the Closing Price exceeds $40.4687; or (d) by either Board of Directors under certain specified circumstances, including if the Merger shall not have been consummated by March 31, 1995, or if the remediation cost of certain environmental conditions exceeds $3,000,000. See "TERMS OF THE MERGER -- Waiver of Conditions, Amendment, or Termination of the Merger Agreement; Environmental Matters."

       TAX AND ACCOUNTING TREATMENT OF THE MERGER. Consummation of the Merger is conditioned upon receipt by KeyCorp and First Citizens of opinions from their respective legal counsel which may be based on various facts and representations and subject to various assumptions dated as of the Effective Time substantially to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). If the Merger constitutes such a tax-free reorganization, the following would be the material federal income tax consequences of the Merger: (a) no income, gain, or loss will be recognized by shareholders of First Citizens upon the exchange of shares of First Citizens Common Stock for shares of KeyCorp Common Stock (including the Rights), except that income, gain, or loss will be recognized by any holder of First Citizens Common Stock receiving cash from exercising dissenters' rights or receiving cash in lieu of a fractional share of KeyCorp Common Stock; (b) the tax basis of the shares of KeyCorp Common Stock received by shareholders of First Citizens will be the same as the tax basis of the shares of First Citizens Common Stock surrendered in exchange therefor, decreased by the basis allocated to any fractional share interests; and (c) the holding period for the shares of KeyCorp Common Stock received by shareholders of First Citizens will generally include the holding period for shares of First Citizens Common Stock surrendered in exchange therefor. Shareholders should consult their own tax advisors regarding the tax consequences of the Merger to them under applicable law. The Merger will be treated as a purchase for financial reporting purposes. See "TERMS OF THE MERGER -- Certain Federal Income Tax Consequences; Accounting Treatment of Merger" and "RIGHTS OF DISSENTING SHAREHOLDERS."

       INTERESTS OF CERTAIN PERSONS IN THE MERGER. On May 5, 1994, First Citizens entered into an employment agreement with James D. Strietelmeier, President and Chief Executive Officer of First Citizens. The employment agreement provides for severance benefits to be paid to Mr. Strietelmeier in the event his employment is terminated under certain circumstances. See "TERMS OF THE MERGER -- Interests of Certain Persons in the Merger."

       Approximately 57% of the issued and outstanding shares of First Citizens Common Stock are beneficially owned by directors, executive officers, and their affiliates. In addition, shareholders of First Citizens having beneficial ownership of First Citizens Common Stock representing approximately 59% of the outstanding voting power have entered into Voting Agreements with KeyCorp pursuant to which each such First Citizens shareholder has agreed to vote in favor of the Merger Agreement at the Special Meeting. See "VOTING AGREEMENTS."

SHAREHOLDER MEETING

       DATE, TIME, AND PLACE. The Special Meeting of First Citizens shareholders will be held on November ___, 1994, at _____a.m., local time, at ______________________________. See "SPECIAL MEETING OF FIRST CITIZENS SHAREHOLDERS -- Date, Time, and Place."

       PURPOSE OF MEETING. The purpose of the Special Meeting is for shareholders of First Citizens to consider and vote upon a proposal to approve the Merger Agreement, pursuant to which First Citizens will be merged with and into KeyCorp, with KeyCorp as the surviving corporation. See "SPECIAL MEETING OF FIRST CITIZENS SHAREHOLDERS -- Purpose of Meeting."

       SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE. Shares of First Citizens Common Stock are the only shares entitled to vote at the Special Meeting. The record date for the Special Meeting established by the Board of Directors of First Citizens is ______________, 1994 (the "Record Date"); on that date there were 1,372,144 shares of First Citizens Common Stock outstanding. See "SPECIAL MEETING -- Shares Outstanding and Entitled to Vote; Record Date."

       VOTE REQUIRED. The affirmative vote by holders of a majority of the shares of First Citizens Common Stock outstanding on the Record Date is required to approve the Merger Agreement. See "SPECIAL MEETING OF FIRST
CITIZENS SHAREHOLDERS -- Vote Required."   Due to the Voting Agreements
executed by shareholders of First Citizens beneficially owning approximately 59% of the issued and outstanding shares of First Citizens Common Stock, pursuant to which such shareholders have agreed to vote in favor of the Merger Agreement, it is anticipated that the Merger Agreement will be approved at the Special Meeting. See "VOTING AGREEMENTS."

       SHARES OWNED BY DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN SUBSIDIARIES OF FIRST CITIZENS. As of the Record Date, First Citizens' directors, executive officers, and their affiliates owned and were entitled to vote 783,158 shares of First Citizens Common Stock at the Special Meeting; such shares represent approximately 57% of the total issued and outstanding shares of First Citizens. The Merger Agreement will be approved with the affirmative vote of a majority of the issued and outstanding shares of First Citizens Common Stock. In addition, as of the Record Date, the trust department of Citizens Bank, in a fiduciary capacity for third parties, had sole voting and dispositive power or shared voting and dispositive power as to 150,214 shares of First Citizens Common Stock or approximately 11% of the outstanding First Citizens Common Stock. See "SPECIAL MEETING OF FIRST CITIZENS SHAREHOLDERS -- Vote Required."

       VOTING AGREEMENTS. Eighteen shareholders of First Citizens holding approximately 59% of the issued and outstanding shares of First Citizens' Common Stock entitled to vote at the

Special Meeting have executed and delivered to KeyCorp Voting Agreements pursuant to which such shareholders have agreed to vote in favor of approval of the Merger Agreement. These shareholders include directors and their affiliates owning approximately 57% of the issued and outstanding shares of First Citizens Common Stock. See "VOTING AGREEMENTS."

                           MARKET VALUE OF SECURITIES


   The following table sets forth the historical market value per share of each of KeyCorp Common Stock and First Citizens Common Stock and the equivalent market value per share of First Citizens Common Stock, each as of June 29, 1994, the last business day preceding public announcement of the Merger. The equivalent market value per share of First Citizens Common Stock is based on an exchange ratio of 1.1429 shares of KeyCorp Common Stock, estimated as if the Exchange Ratio for the Merger were applied using a price per share of KeyCorp Common Stock of $32.375, which was the closing price of a share of KeyCorp Common Stock on June 29, 1994, as reported on the NYSE. This exchange ratio is an estimate only for purposes of this Prospectus/Proxy Statement, and will likely not be the Exchange Ratio used for the issuance of KeyCorp Common Stock in connection with the Merger. The Exchange Ratio to be applied in the Merger is subject to adjustment based on the Average Stock Price (determined in accordance with the Merger Agreement) of KeyCorp Common Stock, and will be subject to downward adjustment upon the occurrence of certain other conditions and pursuant to the Merger Agreement described herein. See "TERMS OF THE MERGER -- Conversion of First Citizens Common Stock; Sale of Travel Agency and Insurance Agency; Environmental Matters." The historical market value per share of KeyCorp Common Stock used to determine the equivalent market value per share of First Citizens Common Stock below is the closing price per share of KeyCorp Common Stock on June 29, 1994, as reported on the NYSE. Shares of First Citizens Common Stock are traded, to a limited degree, through the "Pink Sheets" service of the National Association of Securities Dealers, Inc.; the historical market value per share of First Citizens Common Stock used to determine the equivalent market value per share of First Citizens Common Stock below is the bid quotation on June 29, 1994, as reported by the Chicago Corporation, a regional securities brokerage firm. No shares of First Citizens Common Stock were offered for sale on June 29, 1994.

                                                First Citizens
                                              ------------------------------
                                                                Equivalent
                                KeyCorp                         Market Value
                                Historical      Historical      Per Share
                                ----------      ----------      ---------

Closing Prices on
  June 29, 1994 . . . . .       $ 32.375        $ 21.00         $ 37.00


       No assurance can be given as to the market price of KeyCorp Common Stock if and at the time that the Merger is consummated or when shares of KeyCorp Common Stock are actually issued.

              FIRST CITIZENS MARKET PRICE AND DIVIDEND INFORMATION

MARKET PRICES OF FIRST CITIZENS COMMON STOCK

       There is no established public trading market for the First Citizens Common Stock and to the best knowledge of First Citizens, sales of such stock are isolated and infrequent and generally are effected in private transactions between buyer and seller. The First Citizens Common Stock is quoted through the "Pink Sheets" service of the National Association of Securities Dealers, Inc. and a limited trading market is maintained by the Chicago Corporation.
The following table sets forth the range of high and low bid quotations per share of the First Citizens Common Stock as reported to First Citizens by the Chicago Corporation for the periods indicated. First Citizens has not verified the accuracy of those quotations that have been reported. The bid quotations identified below reflect inter-dealer bids, without markup, markdown or commissions, and may not represent actual transactions. Additionally, the quotations identified below may not reflect the prices at which First Citizens Common Stock would trade in an active public market. As of August 15, 1994, First Citizens had 327 holders of record of its Common Stock.


1992                                              HIGH                              LOW
- ----                                              ----                              ---
First Quarter                                     $17                               $17
Second Quarter                                    $17                               $17
Third Quarter                                     $15                               $15
Fourth Quarter                                    $16                               $16

1993
- ----

First Quarter                                     $17                               $17
Second Quarter                                    $17                               $17
Third Quarter                                     $17                               $17
Fourth Quarter                                    $18                               $18

1994
- ----

First Quarter                                     $19                               $19
Second Quarter                                    $21                               $21

DIVIDEND HISTORY OF FIRST CITIZENS COMMON STOCK

       The following table indicates the cash dividends declared per share of First Citizens Common Stock for each of the periods indicated, adjusted to give retroactive effect to a 5% stock dividend paid on January 5, 1994:

     Year              First Quarter         Second Quarter        Third Quarter       Fourth Quarter
     1992                $.12                  $.12                  $.12                 $.26
     1993                 .14                   .14                   .14                  .20
     1994                 .20                   .20

       First Citizens and its wholly owned banking subsidiary Citizens Bank are each subject to certain governmental regulations that require the maintenance of certain capital levels. As a result, the amount of equity that is unrestricted and available for dividends is limited. Additionally, pursuant to a capital note indenture under which First Citizens has issued Subordinated Capital Notes, certain restrictions exist on the declaration or payment of cash dividends on First Citizens Common Stock. See Note 9 "Subordinated Capital Notes" and Note 15 "Dividends" to the Consolidated Financial Statements of First Citizens included herein.

                      SELECTED CONSOLIDATED FINANCIAL DATA


       The following tables set forth selected historical consolidated financial data for KeyCorp and First Citizens for each of the five years in the period ended December 31, 1993, and for the six-month periods ended June 30, 1994 and 1993. Such data have been derived from, and should be read in conjunction with, the consolidated financial statements and the unaudited consolidated interim financial statements of KeyCorp and First Citizens, including the notes thereto, incorporated by reference or included elsewhere in this Prospectus/Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "FIRST CITIZENS FINANCIAL DATA." Selected unaudited financial information for the six-month periods ended June 30, 1994 and 1993, for KeyCorp and First Citizens, in each case, includes all adjustments, consisting only of normal recurring adjustments that, in the opinion of the management of KeyCorp and First Citizens, respectively, were considered necessary for a fair presentation of the consolidated operating results and financial position for and at the end of such interim periods. Results for the interim periods are not necessarily indicative of results expected for the year as a whole. See "AVAILABLE INFORMATION" and "FIRST CITIZENS FINANCIAL DATA."

       On March 1, 1994, the former KeyCorp ("old Key"), a New York corporation and financial services holding company headquartered in Albany, New York, merged with and into Society Corporation ("Society"), an Ohio corporation and a financial services holding company headquartered in Cleveland, Ohio, pursuant to an Agreement and Plan of Merger and a related Supplemental Agreement to Agreement and Plan of Merger, each dated as of October 1, 1993, and each as amended. In the merger, Society was the surviving corporation, but changed its name to KeyCorp. The merger was accounted for as a pooling of interests and, accordingly, the financial data for KeyCorp is presented as if old Key and Society had been combined for all periods presented.

       Neither the Merger nor any other pending acquisitions under consideration by KeyCorp is expected to have a material effect on KeyCorp's selected consolidated financial data. Accordingly, no pro forma combined selected consolidated financial data is included herein. See "BACKGROUND OF AND REASONS FOR THE MERGER."

                                                     KEYCORP AND SUBSIDIARIES
                                               SELECTED CONSOLIDATED FINANCIAL DATA

                                                     Six months ended
                                                          June 30,                          Year ended December 31,
                                                   ---------------------    ------------------------------------------------------
(dollars in millions, except per share amounts)       1994       1993          1993      1992        1991        1990      1989
- ----------------------------------------------------------------------------------------------------------------------------------
FOR THE PERIOD
    Interest income                                 $2,147.6   $2,112.4      $4,213.9  $4,198.8    $4,652.4    $4,528.8   $4,410.2
    Interest expense                                   799.2      784.1       1,534.9   1,750.1     2,519.4     2,667.7    2,615.8
    Net interest income                              1,348.4    1,328.3       2,679.0   2,448.7     2,133.0     1,861.1    1,794.4
    Provision for loan losses                           71.8      115.4         211.7     338.4       466.2       517.2      306.2
    Noninterest income                                 454.0      475.9       1,001.7     925.2       849.3       744.2      635.1
    Noninterest expense                              1,081.5    1,104.8       2,385.1   2,170.4     2,065.7     1,819.5    1,705.8
    Income before income taxes                         649.1      584.0       1,083.9     865.1       450.4       268.6      417.5
    Net income                                         430.4      386.8         709.9     592.1       313.7       256.1      286.7
    Net income applicable to Common Shares             422.4      376.8         691.8     568.1       297.5       249.0      281.3
- ----------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
    Net income                                         $1.74      $1.58         $2.89     $2.42       $1.31       $1.13      $1.26
    Cash dividends                                       .64        .56          1.12       .98         .92         .88        .80
    Weighted average Common Shares (000)           243,382.6  238,733.3     239,775.2 235,004.8   227,116.2   220,078.6  223,901.3
- ----------------------------------------------------------------------------------------------------------------------------------
AT PERIOD-END
    Loans                                          $43,157.6  $38,375.9     $40,071.3 $36,021.8   $35,534.3   $34,193.7  $31,570.4
    Earning assets                                  57,347.0   52,699.9      54,352.7  49,380.8    48,207.9    44,668.2   41,871.4
    Total assets                                    63,356.6   57,944.5      59,631.2  55,068.4    53,600.9    49,953.4   47,205.1
    Deposits                                        47,796.2   44,400.8      46,499.1  43,433.1    42,835.0    40,935.3   37,375.4
    Long-term debt                                   2,123.6    1,957.2       1,763.9   1,790.1     1,224.5     1,145.2    1,177.4
    Common shareholders' equity                      4,438.8    3,999.5       5,233.6   3,683.3     3,272.4     2,941.7    2,929.1
    Total shareholders' equity                       4,598.8    4,183.5       4,393.6   3,927.3     3,516.4     3,025.7    2,979.4
- ----------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
    Return on average total assets                      1.42%      1.38%         1.24%     1.13%        .60%        .54%      .64%
    Return on average common equity                    19.49      19.75         17.27     16.33        9.29        8.39      9.56
    Efficiency (1)                                     59.27      60.30         60.50     60.96       65.27       66.92     67.09
    Overhead (2)                                       46.05      46.49         46.85     47.21       52.63       54.58     56.50
    Net interest margin                                 4.97       5.38          5.31      5.31        4.71        4.53      4.64
- ----------------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS AT PERIOD-END
    Tangible equity to tangible assets                  6.42%      6.16%         6.51%     6.11%       5.45%       4.79%     5.39%
    Tier 1 risk-adjusted capital                        8.77       8.42          8.73      8.56        7.67        6.75       N/A
    Total risk-adjusted capital                        12.03      11.98         12.22     11.73        9.80        9.17       N/A
    Leverage                                            6.76       6.48          6.72      6.56        5.97        5.23       N/A
- ----------------------------------------------------------------------------------------------------------------------------------
ASSET QUALITY
     Nonperforming loans                              $309.0     $409.8        $336.3    $552.9    $  729.5    $  798.9    $555.4
     Nonperforming assets                              431.9      701.8         500.1     900.2     1,071.9     1,013.2     683.1
     Allowance for loan losses                         816.4      795.7         802.7     782.6       793.5       677.3     452.7
     Nonperforming loans to period-end loans             .72%      1.07%          .84%     1.53%       2.05%       2.34%     1.76%
     Nonperforming assets to period-end loans
        plus OREO and other nonperforming assets        1.00       1.81          1.24      2.47        2.99        2.94      2.16
     Allowance for loan losses to nonperforming
        loans                                         264.21     194.18        238.69    141.54      108.79       84.78     81.51
     Allowance for loan losses to period-end loans      1.89       2.07          2.00      2.17        2.23        1.98      1.43
     Net loan charge-offs to average loans               .30        .64           .56      1.02        1.11        1.02       .89
- ----------------------------------------------------------------------------------------------------------------------------------

The comparability of the information presented above is affected by certain acquisitions and divestitures that KeyCorp has completed in the time periods presented.

(1) Calculated as noninterest expense (excluding merger and integration charges and other nonrecurring charges) divided by taxable-equivalent net interest income plus noninterest income (excluding net securities transactions and certain gains on asset sales).

(2) Calculated as noninterest expense (excluding merger and integration charges and other nonrecurring charges) less noninterest income (excluding net securities transactions and certain gains on assets sales) divided by taxable-equivalent net interest income.

N/A = Not Applicable



                                        FIRST CITIZENS BANCORP OF INDIANA AND SUBSIDIARIES
                                               SELECTED CONSOLIDATED FINANCIAL DATA


                                                    Six months ended
                                                        June 30,                      Year ended December 31,
                                                 -------------------    --------------------------------------------------
(dollars in millions, except per share amounts)    1994      1993         1993      1992      1991      1990      1989

- -------------------------------------------------------------------------------------------------------------------------
FOR THE PERIOD
  Interest income                                    $11.1     $11.3        $22.0     $18.2     $19.5     $19.6     $18.6
  Interest expense                                     4.6       4.9          9.7       8.4      10.8      11.7      11.2
  Net interest income                                  6.5       6.3         12.3       9.8       8.8       7.9       7.5
  Provision for loan losses                             .2        .5          1.1        .7        .8        .6        .8
  Noninterest income                                   1.2       1.1          2.2       1.8       1.8       2.0       1.7
  Noninterest expense                                  4.8       5.2          9.8       7.6       6.9       6.9       6.6
  Income before income taxes
    and accounting change                              2.6       1.6          3.7       3.3       2.8       2.5       1.8
  Net income                                           1.8       1.5          2.9       2.4       2.1       1.8       1.5
  Net income applicable to Common Shares               1.8       1.5          2.9       2.4       2.1       1.8       1.5
- -------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
  Net income                                         $1.34     $1.08        $2.13     $1.85     $1.62     $1.44     $1.17
  Cash dividends                                       .40       .28          .62       .62       .50       .38       .24
  Weighted average Common Shares (000)                1372     1,372        1,372     1,288     1,274     1,155     1,155
- -------------------------------------------------------------------------------------------------------------------------
AT PERIOD-END
  Loans                                             $249.5    $233.1       $234.9    $229.3    $135.3    $134.7    $126.0
  Earning assets                                     324.7     314.6        320.2     315.2     202.1     199.7     180.1
  Total assets                                       349.7     339.3        347.1     345.2     221.7     220.5     206.0
  Deposits                                           295.3     297.1        305.2     307.3     190.9     187.9     175.5
  Long-term debt                                       4.2       4.4          4.4       4.5       5.0       5.2       5.4
  Common shareholders' equity                         23.9      22.0         23.4      20.9      17.9      16.4      15.1
  Total shareholders' equity                          23.9      22.0         23.4      20.9      17.9      16.4      15.1
- -------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
  Return on average total assets                      1.06%      .88%         .85%      .84%      .93%      .89%      .76%
  Return on average common equity                    15.56     14.01        13.21     12.25     12.04     11.63     10.30
  Efficiency (1)                                     58.71     70.47        64.27     62.00     62.60     65.90     68.55
  Overhead (2)                                       51.55     62.08        58.15     55.36     55.36     57.87     61.76
  Net interest margin                                 4.26      4.22         4.10      4.02      4.62      4.05      4.39
- -------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS AT PERIOD-END
  Tangible equity to tangible assets                 12.00%    11.24%       12.07%    10.87%    13.38%    12.29%      N/A
  Tier 1 risk-adjusted capital                       10.61      9.79        10.60      9.41     11.73     10.63       N/A
  Total risk-adjusted capital                        12.00     11.24        12.07     10.87     13.38     12.29       N/A
  Leverage                                            6.36      5.94         6.06      5.43      7.78      7.20      6.90
- -------------------------------------------------------------------------------------------------------------------------
ASSET QUALITY DATA
  Nonperforming loans                                 $1.5      $1.6         $1.6      $1.3      $1.6      $1.7      $2.2
  Nonperforming assets                                 1.8       2.2          2.2       1.6       1.8       2.0       2.6
  Allowance for loan losses                            3.4       2.8          3.1       2.4       2.2       2.1       2.2
  Nonperforming loans to period-end loans              .62%      .67%         .67%      .56%     1.15%     1.24%     1.76%
  Nonperforming assets to period-end loans plus
    OREO and other nonperforming assets                .72       .96          .92       .71    135.49    148.49    206.40
  Allowance for loan losses to nonperforming
     loans                                          219.60%   179.45%      198.79%   183.04%   138.52%   127.86%    97.79%
  Allowance for loan losses to period-end loans       1.36      1.21         1.33      1.03      1.59      1.59      1.72
  Net loan charge-offs to average loans                .06       .15          .14       .29       .58       .56       .49

- -------------------------------------------------------------------------------------------------------------------------
(1)  Calculated as noninterest expense divided by taxable-equivalent net interest income plus noninterest income.

(2)  Calculated as noninterest expense less noninterest income divided by taxable-equivalent net interest income.

N/A = Not Applicable

                  UNAUDITED COMPARATIVE PER COMMON SHARE DATA

       The following table sets forth unaudited comparative per common share book value, cash dividends declared and income data: (a) on an historical basis for KeyCorp and First Citizens; (b) on a pro forma basis per share of KeyCorp Common Stock adjusted to give effect to the Merger as if the Merger had occurred at June 30, 1994, with respect to the presentation of book value and as if the Merger had occurred at January 1, 1993, with respect to the presentation of income before cumulative effect of change in accounting principle; and (c) on an equivalent pro forma basis per share of First Citizens Common Stock. The information presented assumes that KeyCorp will acquire First Citizens in a tax-free exchange of stock for total consideration of $50.8 million (equal to a value of $37 per share for each share of First Citizens Common Stock outstanding). Based on the closing price of KeyCorp's Common Stock on June 29, 1994, the information assumes an exchange ratio of 1.1429 shares of KeyCorp Common Stock for each share of First Citizens Common Stock outstanding immediately prior to the Merger in a transaction to be accounted for as a purchase. This exchange ratio is an estimate only for purposes of this Prospectus/Proxy Statement, and will not likely be the Exchange Ratio used for the issuance of KeyCorp Common Stock in connection with the Merger. The actual number of shares of KeyCorp Common Stock to be exchanged for each share of First Citizens Common Stock will be determined by dividing $37 (subject to adjustment pursuant to the terms of the Merger Agreement) by the Average Stock Price (as described on the cover page to this Prospectus/Proxy Statement) of one share of KeyCorp Common Stock.

       The following information should be read in conjunction with the historical financial statements of KeyCorp and First Citizens incorporated by reference or included elsewhere in this Prospectus/Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "AVAILABLE INFORMATION," and "FIRST CITIZENS FINANCIAL DATA". The pro forma data prior to the "Effective Time" may not be indicative of the results that actually would have occurred if the Merger had been in effect during the periods presented or which may be attained in the future.




                  UNAUDITED COMPARATIVE PER COMMON SHARE DATA

                                                     KeyCorp                  First Citizens
                                             ----------------------     --------------------------
                                                                                      Equivalent
                                             Historical   Pro Forma     Historical   Pro Forma (1)
                                             ----------   ---------     ----------   -------------
BOOK VALUE
    June 30,         1994                     $18.17        $18.26       $17.45          $20.87
    December 31,     1993                      17.53         17.62        17.05           20.14

CASH DIVIDENDS DECLARED (2)
    Second quarter   1994                      $ .32         $ .32        $ .20           $ .37
    First quarter    1994                        .32           .32          .20             .37
    Fourth quarter   1993                        .28           .28          .20             .32
    Third quarter    1993                        .28           .28          .14             .32
    Second quarter   1993                        .28           .28          .14             .32
    First quarter    1993                        .28           .28          .14             .32

INCOME BEFORE CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLE (3)
  Six months ended June 30, 1994               $1.74         $1.73        $1.34           $1.98
  Year ended December 31, 1993                  2.89          2.87         1.90            3.28

(1)   The equivalent pro forma per share amounts for First
      Citizens Common Stock represent, in the cases of book value and income before cumulative effect of change in accounting principle, the pro forma amounts for shares of KeyCorp Common Stock multiplied by 1.1429
      (the exchange ratio) and, in the case of cash dividends declared, the historical data for shares of KeyCorp Common Stock multiplied by 1.1429 (the exchange ratio).

(2) The KeyCorp pro forma cash dividends declared represent KeyCorp's historical dividends. No assurance can be given that equivalent dividends will be paid in the future. The amount of future dividends payable by KeyCorp will depend upon the earnings and financial condition of KeyCorp and other factors, including, without limitation, applicable governmental regulations and policies.

(3) For KeyCorp, there was no cumulative effect of a change in accounting principle reported for the periods presented in this schedule.


                        FIRST CITIZENS FINANCIAL DATA


                         INDEPENDENT AUDITOR'S REPORT
                         ----------------------------



Shareholders and Board of Directors
First Citizens Bancorp of Indiana
Anderson, Indiana


We have audited the accompanying consolidated balance sheets of FIRST CITIZENS BANCORP OF INDIANA as of December 31, 1993 and 1992 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1993.
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FIRST CITIZENS BANCORP OF INDIANA as of December 31, 1993 and 1992, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, FIRST CITIZENS BANCORP OF INDIANA changed its method of accounting for income taxes and investment securities in 1993.




                                                       CROWE, CHIZEK AND COMPANY


Indianapolis, Indiana
February 11, 1994


                                                    CONSOLIDATED BALANCE SHEETS
                                                    ---------------------------
                                                 FIRST CITIZENS BANCORP OF INDIANA
                                                    DECEMBER 31, 1993 AND 1992


ASSETS                                                                                  1993                    1992
- ------                                                                                  ----                    ----
Cash and due from banks (Note 12)                                                 $  15,141,294            $  16,823,812
Short-term investments                                                                3,895,000                5,992,432
                                                                                  -------------            -------------
  Total cash and cash equivalents                                                    19,036,294               22,816,244
Investment securities available-for-sale (Note 2)                                    69,473,634                        0
Investment securities held-to-maturity (Note 2)                                      11,970,984               79,972,992
Total loans (Note 3)                                                                234,904,999              229,258,695
  Less: Allowance for loan losses (Note 4)                                            3,117,243                2,351,774
                                                                                  -------------            -------------
     Loans, net                                                                     231,787,756              226,906,921
Premises and equipment, net (Note 5)                                                  8,081,662                8,718,184
Accrued income and other assets                                                       6,754,042                6,823,117
                                                                                  -------------            -------------
  Total assets                                                                    $ 347,104,372            $ 345,237,458
                                                                                  =============            =============

LIABILITIES AND SHAREHOLDERS' EQUITY
- ------------------------------------
LIABILITIES
- -----------
Non-interest bearing deposits                                                     $  25,625,281            $  21,786,232
Interest bearing deposits (Note 6)                                                  279,566,477              285,502,476
                                                                                  -------------            -------------
  Total deposits                                                                    305,191,758              307,288,708
Short-term borrowings (Note 7)                                                       12,035,991               10,364,605
Federal Home Loan Bank advance (Note 8)                                               3,900,000                4,000,000
Subordinated capital notes (Note 9)                                                     500,000                  500,000
Accrued expenses and other liabilities                                                2,074,950                2,158,767
                                                                                  -------------            -------------
  Total liabilities                                                                 323,702,699              324,312,080
                                                                                  -------------            -------------

COMMITMENTS AND CONTINGENCIES (Note 13)
- -----------------------------

SHAREHOLDERS' EQUITY (Note 15)
- --------------------
Common stock, ($1 par value - 5,000,000 shares
  authorized, 1,372,144 shares (1993) and
  1,306,930 shares (1992) issued and outstanding
  (Note 19)                                                                           1,372,144                1,306,930
Additional paid-in capital                                                            9,898,647                8,828,485
Retained earnings                                                                    11,716,429               10,789,963
Net unrealized holding gain - available-for-sale securities (Note 1)                    414,453                        0
                                                                                  -------------            -------------
  Total shareholders' equity                                                         23,401,673               20,925,378
                                                                                  -------------            -------------
    Total liabilities and shareholders'
      equity                                                                      $ 347,104,372            $ 345,237,458
                                                                                  =============            =============

                                          See accompanying notes to financial statements.

                                                 CONSOLIDATED STATEMENTS OF INCOME
                                                 ---------------------------------
                                                 FIRST CITIZENS BANCORP OF INDIANA
                                           YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                                  1993                     1992                  1991
                                                                  ----                     ----                  ----
INTEREST INCOME
  Interest and fees on loans                                   $17,449,435              $13,364,564             $14,063,269
  Interest on deposits in other banks                                    0                   44,132                 142,080
  Interest on federal funds sold                                   240,572                  152,536                 272,249
  Interest on investment securities
    Taxable                                                      3,777,608                4,011,779               4,299,867
    Tax exempt                                                     580,233                  631,713                 734,434
                                                               -----------              -----------             -----------
      Total interest income                                     22,047,848               18,204,724              19,511,899
                                                               -----------              -----------             -----------

INTEREST EXPENSE
  Interest on deposits                                           9,075,558                7,713,392              10,098,780
  Interest on short-term borrowed funds                            292,786                  254,375                 202,558
  Interest on long-term debt                                       341,208                  424,479                 450,788
                                                               -----------              -----------             -----------
      Total interest expense                                     9,709,552                8,392,246              10,752,126
                                                               -----------              -----------             -----------
Net interest income                                             12,338,296                9,812,478               8,759,773
  Provision for loan losses (Note 4)                             1,080,000                  720,000                 800,000
                                                               -----------              -----------             -----------
Net interest income after provision for
  loan losses                                                   11,258,296                9,092,478               7,959,773
                                                               -----------              -----------             -----------

OTHER OPERATING INCOME
  Trust fees                                                       430,000                  344,000                 309,000
  Service charge income                                          1,155,827                  960,986                 927,310
  Insurance commission income                                      286,521                  250,102                 301,494
  Other operating income                                           354,363                  259,854                 225,164
  Gain on investments                                                    0                    2,600                  33,326
                                                               -----------              -----------             -----------
      Total other operating income                               2,226,711                1,817,542               1,796,294
                                                               -----------              -----------             -----------
OTHER OPERATING EXPENSES
  Salaries and employee benefits (Note 10)                       4,477,875                3,675,536               3,376,414
  Occupancy expenses - net                                         845,076                  739,621                 699,386
  Equipment expenses                                               702,106                  629,009                 565,737
  FDIC insurance assessment                                        685,805                  456,108                 391,816
  Other operating expenses                                       3,083,078                2,069,404               1,898,652
                                                               -----------              -----------             -----------
      Total other operating expenses                             9,793,940                7,569,678               6,932,005
                                                               -----------              -----------             -----------
Income before income taxes and cumulative
  effect of change in accounting method                          3,691,067                3,340,342               2,824,067
    Less:  Income taxes (Note 11)                                1,089,377                  964,896                 758,843
                                                               -----------              -----------             -----------
Income before cumulative effect of change                        2,601,690                2,375,446               2,065,219
  in accounting method
Cumulative effect of changing to a different
  method of accounting for income taxes (Note 1)                   325,000                        0                       0
                                                               -----------              -----------             -----------
NET INCOME                                                     $ 2,926,690              $ 2,375,446             $ 2,065,219
                                                               ===========              ===========             ===========
Earnings per share (Note 12)
  Income before cumulative effect of
    change in accounting method                                      $1.90                    $1.85                   $1.62
  Cumulative effect of change in accounting method                     .23                        0                       0
                                                                     -----                    -----                   -----
    Net Income                                                       $2.13                    $1.85                   $1.62
                                                                     =====                    =====                   =====

                                        See accompanying notes to financial statements.

                                    CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                    ----------------------------------------------------------
                                                 FIRST CITIZENS BANCORP OF INDIANA
                                           YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                                                  NET UNREALIZED
                                                 ADDITIONAL                       HOLDING GAIN -       TOTAL
                                  COMMON          PAID-IN         RETAINED      AVAILABLE FOR SALE  SHAREHOLDERS'
                                  STOCK           CAPITAL         EARNINGS          SECURITIES         EQUITY
                                  -----           -------         --------          ----------         ------
BALANCE AS OF
- -------------
JANUARY 1, 1991
- ---------------                 $1,213,180      $7,447,200       $ 7,774,784             $     0       $16,435,164

Net income for 1991                                                2,065,219                              2,065,219
Cash dividends
  ($.50 per share)                                                  (636,919)                              (636,919)
                                ----------      ----------      ------------        -------------       -----------

BALANCE AS OF
- -------------
DECEMBER 31, 1991                1,213,180       7,447,200         9,203,084                    0        17,863,464
- -----------------

Net income for 1992                                                2,375,446                              2,375,446
Cash dividends
  ($.62 per share)                                                  (788,567)                              (788,567)

Proceeds from sale of
 stock (93,750 shares)
  (Note 18)                         93,750       1,381,285                                                1,475,035
                                ----------      ----------      ------------        -------------       -----------

BALANCE AS OF
- -------------
DECEMBER 31, 1992                1,306,930       8,828,485        10,789,963                    0        20,925,378
- -----------------

Net Income for 1993                                                2,926,690                              2,926,690
Cash dividends
  ($.62 per share)                                                  (864,848)                              (864,848)

Stock Dividend (65,214
 shares) (Note 12)                  65,214       1,070,162        (1,135,376)                   0

Change in net unrealized
 holding gain-available
 for sale securities                                                                      414,453           414,453
                                ----------      ----------      ------------        -------------       -----------

BALANCE AS OF
- -------------
DECEMBER 31, 1993
- -----------------               $1,372,144      $9,898,647       $11,716,429             $414,453       $23,401,673
                                ==========      ==========      ============        =============       ===========

                                        See accompanying notes to financial statements.

                                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                                               -------------------------------------
                                                 FIRST CITIZENS BANCORP OF INDIANA
                                           YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

CASH FLOWS FROM OPERATING ACTIVITIES                        1993                   1992                     1991
- ------------------------------------                        ----                   ----                     ----
  Net income                                              $ 2,926,690            $ 2,375,446             $ 2,065,219
  Adjustments to reconcile net income to net cash
    from operating activities:
      Depreciation and amortization                         1,150,689                691,292                 614,527
      Provision for loan losses                             1,080,000                720,000                 800,000
      Gain on investments                                                             (2,600)                (33,326)
      Change in interest receivable                           123,185               (127,865)                408,192
      Change in interest payable                              339,450               (230,636)               (394,251)
      Change in other assets                                 (272,544)              (145,527)                280,035
      Change in other liabilities                            (423,267)               436,566                   3,777
      Net amortization on investments                         596,111                418,030                  52,241
      (Gain)/Loss on sale of fixed assets                      (5,549)                 4,255                 110,988
      Change in taxes payable                                (481,822)              (174,199)                (34,238)
                                                          -----------            -----------             -----------
        Total adjustments                                   2,106,253              1,589,316               1,807,945
                                                          -----------            -----------             -----------
          Net cash from operating activities                5,032,943              3,964,762               3,873,164
                                                          -----------            -----------             -----------
CASH FLOWS FROM INVESTING ACTIVITIES
- ------------------------------------
  Proceeds from sales and maturities of
    investments                                            41,169,243             38,210,198              22,859,297
  Purchase of investments                                 (42,550,685)           (37,692,637)            (28,354,762)
  Net change in loans                                      (5,960,835)           (23,642,811)             (1,446,050)
  Property and equipment expenditures                        (365,486)              (716,312)               (425,965)
  Proceeds from sale of property and equipment                285,282                    600                  87,977
  Cash acquired upon acquisition of branches,
    net of purchase price (Note 17)                                               16,421,067
                                                          -----------            -----------             -----------
      Net cash used for investing activities               (7,422,481)            (7,419,895)             (7,279,503)
                                                          -----------            -----------             -----------
CASH FLOWS FROM FINANCING ACTIVITIES
- ------------------------------------
  Net increase/(decrease) in deposits                      (2,096,950)            10,964,313               3,063,435
  Dividends paid                                             (864,848)              (788,567)               (636,919)
  Proceeds from issuance of stock                                                  1,475,035
  Principal reduction of mortgage bonds payable                                   (4,025,000)               (170,000)
  Principal reduction of capital notes                                              (500,000)
  Advance from/(payment to) Federal Home Loan Bank           (100,000)             4,000,000
  Net change in short-term borrowing                        1,671,386              4,077,673              (2,625,068)
                                                          -----------            -----------             -----------
    Net cash from financing activities                     (1,390,412)            15,203,454                (368,552)
                                                          -----------            -----------             -----------
NET CHANGE IN CASH AND CASH EQUIVALENTS
- ---------------------------------------                    (3,779,950)            11,748,321              (3,774,891)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD
- ------------------------------------------------           22,816,244             11,067,923              14,842,814
                                                          -----------            -----------             -----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD
- ------------------------------------------                $19,036,294            $22,816,244             $11,067,923
                                                          ===========            ===========             ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
- -------------------------------------------------
        Cash paid during the period for:
          Interest                                        $10,049,002           $  8,622,882             $11,146,377
          Income taxes                                      1,173,000              1,139,095                 793,081

                                        See accompanying notes to financial statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------
                      FIRST CITIZENS BANCORP OF INDIANA
                       DECEMBER 31, 1993, 1992 AND 1991


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
- ---------------------------------------------------
  DESCRIPTION OF BUSINESS: First Citizens Bancorp of Indiana ("Company") is a one bank holding company whose wholly-owned subsidiary, Citizens Banking Company ("Bank"), grants commercial, installment, and residential loans to customers primarily in the Madison County, Indiana area. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and real property.

  BASIS OF REPORTING: The financial statements of the Company include the accounts of the Bank and its wholly-owned subsidiaries, CIBCO Realty, Inc., Citizens Insurance Agency, Inc. and Citizens Travel, Inc. Upon consolidation, all significant intercompany accounts and transactions have been eliminated.

  STATEMENT OF CASH FLOWS: For purposes of this statement, cash and cash equivalents are defined to include cash and due from banks and short-term money market investments. The Company reports net cash flows for customer loan and deposit transactions.

  INVESTMENT SECURITIES: The Company classifies securities into held-to-maturity and available-for-sale categories. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity, and are reported at amortized cost. Available-for-sale securities are those which the Company may sell, if needed, for liquidity, asset-liability management, or other reasons. Available-for-sale securities are reported at fair value, with unrealized gains or losses included as a separate component of equity, net of tax.

  At December 31, 1993, the Company adopted Financial Accounting Standard (FAS) No. 115 and accordingly classified its securities into the categories discussed above. Prior to this date, securities were reported at amortized cost, except for securities held for sale, which were reported at the lower of cost or market value. The adoption of FAS No. 115 increased equity by $414,453 at December 31, 1993.

  Realized gains or losses are determined based on the amortized cost of the specific security sold. Interest and dividend income, adjusted for the amortization of purchase premium or the accretion of purchase discount, is included in earnings.

            ------------------------------------------------------
                      FIRST CITIZENS BANCORP OF INDIANA
                       DECEMBER 31, 1993, 1992 AND 1991


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
- ---------------------------------------------------------------
INTEREST INCOME ON LOANS: Interest on loans is accrued over the term of the loans based on the principal outstanding. The recognition of interest income is discontinued when, in management's judgment, the interest will not be collectible in the normal course of business. Loan fees, net of certain direct loan origination costs, are deferred and recognized into interest income over the term of the loan using the level yield method.

  ALLOWANCE FOR LOAN LOSSES: The balance in the allowance and the amount of the annual provision charged to expense are judgmentally determined based upon a number of factors. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations, including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loan situations, the whole allowance is available for any loan chargeoffs that occur. Increases to the allowance are recorded by a provision for possible loan losses charged to expense. A loan is charged off by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

  PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation. Premises and equipment are depreciated on the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are expensed and major improvements are capitalized.

  INTANGIBLE ASSETS:   Accrued income and other assets includes goodwill of
$484,250 related to the acquisition of the Alexandria Banking Company in 1986. Goodwill is being amortized using the straight line method over twenty years. Also included in accrued income and other assets are a core deposit intangible of $1,519,537 and a non-compete agreement of $391,667 which were acquired in the purchase of the Colonial Central Savings Bank Branches in 1992. The core deposit intangible and non-compete agreement are being amortized over their estimated lives of ten and five years using the level yield method and the straight line method, respectively. Amortization expense recorded during the year ended December 31, 1993 was $37,320, $389,750 and $108,333 for the
goodwill, core deposit intangible and non-compete agreement, respectively.

            ------------------------------------------------------
                      FIRST CITIZENS BANCORP OF INDIANA
                       DECEMBER 31, 1993, 1992 AND 1991


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
- ---------------------------------------------------------------
  OTHER REAL ESTATE: Real estate acquired through foreclosure is carried at the lower of cost (fair value at date of foreclosure) or fair value less estimated selling costs. If it is later determined that the total capitalized cost of the property cannot be recovered through sale or use, the loss is immediately recognized by a charge to income and the creation of a reserve for other real estate.

  CHANGE IN ACCOUNTING FOR INCOME TAXES: Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standard No. 109 (FAS 109), Accounting for Income Taxes. The adoption of FAS 109 changes the method of accounting for income taxes from the deferred method to an asset and liability approach which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. The effect on previously recorded deferred tax amounts at that date is reflected in the statement of income as the cumulative effect of accounting change. The effect of adopting the new standard in 1993 was to increase net income by $325,000, the cumulative effect of the accounting change.

  INCOME TAXES: Deferred tax liabilities and assets are determined at each balance sheet date. They are measured by applying enacted tax laws to future amounts that will result from differences in the financial statement and tax basis of assets and liabilities. Recognition of deferred tax assets is limited by the establishment of a valuation reserve unless management concludes that they are more likely than not going to result in future tax benefits to the Company. In years prior to 1993, the Company recorded tax expense based on the effect of timing differences on taxable income during the year the timing differences arose or reversed.

  PROFIT SHARING PLAN: Employees of the Bank and its subsidiaries are participants in a profit sharing plan adopted January 1, 1986. Effective July 1, 1991 the plan was amended to include 401(k) and employer matching provisions. Under the plan, the Bank may make annual contributions on behalf of qualified participants. The annual contributions are determined by the Bank's Board of Directors. (See Note 10).

   FAIR VALUE DISCLOSURES: The Company discloses the estimated fair value of its financial instruments. These estimates are included in the footnotes to the Company's financial statements. For purposes of these disclosures of estimated fair value, the following assumptions were used as of December 31, 1993 and 1992. The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities. The estimated fair value for loans is based on estimates of the difference in interest rate the Bank would charge the borrowers for similar such loans with similar maturities applied for an estimated time period until the loan is assumed to reprice or be paid.

            ------------------------------------------------------
                      FIRST CITIZENS BANCORP OF INDIANA
                       DECEMBER 31, 1993, 1992 AND 1991


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
- ---------------------------------------------------------------
Fair Value Disclosures Continued:
- ----------------------
  The estimated fair value for demand and savings deposits and short-term borrowings is based on their carrying value. The estimated fair value for certificates of deposit is based on estimates of the rate the Bank would pay on such deposits, applied for the time period until maturity. The estimated fair value of commitments is based on the amount the Bank would charge to enter into a similar commitment.

  While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Bank to have disposed of such items, the estimated fair values would necessarily have been achieved at those dates, since market values may differ depending on various circumstances. The estimated fair values should not necessarily be considered to apply at subsequent dates.

  In addition, other assets and liabilities of the Company that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, non-financial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the earnings potential of loan servicing rights, the earnings potential of the Bank's trust department, the trained work force, customer goodwill and similar items.

  FINANCIAL STATEMENT PRESENTATION: Certain items in the 1992 and 1991 financial statements have been reclassified to correspond with the 1993 presentation. These reclassifications had no effect on shareholders' equity or the results of operations.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                      ------------------------------------------------------
                                                 FIRST CITIZENS BANCORP OF INDIANA
                                                 DECEMBER 31, 1993, 1992 AND 1991


NOTE 2 - INVESTMENT SECURITIES
- ------------------------------
  Information regarding held-to-maturity securities follows:
                                                                 GROSS          GROSS
                                              AMORTIZED       UNREALIZED      UNREALIZED        FAIR
SECURITY TYPE:                                  COST            GAINS           LOSSES          VALUE
- --------------                                  ----            -----           ------          -----
At December 31, 1993:

  Obligations of states
    and political subdivisions                 $11,970,984     $  367,812     $  (10,813)      $12,327,983
                                               ===========     ==========     ==========       ===========
At December 31, 1992:

  U.S. Treasury and agency
    securities                                 $ 9,310,961     $  327,416     $       (2)      $ 9,638,375
  FHLB stock                                       792,300              0              0           792,300
  Obligations of states
    and political subdivisions                   9,475,849        283,979        (17,430)        9,742,398
  U.S. government mortgage-backed investments   43,987,464        659,417        (40,414)       44,606,467
  Other asset-backed obligations                 3,556,786         23,440         (2,050)        3,578,176
  Corporate securities                          12,849,632          6,783        (11,790)       12,844,625
                                               -----------     ----------     ----------       -----------
      Total                                    $79,972,992     $1,301,035     $  (71,686)      $81,202,341
                                               ===========     ==========     ==========       ===========


  Contractual maturities of held-to-maturity securities at December 31, 1993 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The contractual maturity of EDC bonds is not reflected because the principal balance of these bonds is repaid by periodic scheduled payments over the term of the bonds.



                                                             AMORTIZED                          FAIR
          MATURITY                                             COST                            VALUE
          --------                                             ----                            -----
      Due within one year                                  $ 1,763,166                       $ 1,793,898
      Due within one to five years                           7,019,220                         7,284,765
      Due within five to ten years                           2,368,869                         2,429,590
      EDC Bonds                                                819,729                           819,729
                                                           -----------                       -----------
        Total                                              $11,970,984                       $12,327,982
                                                           ===========                       ===========

                                     -34-


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                      ------------------------------------------------------

                                                 FIRST CITIZENS BANCORP OF INDIANA
                                                 DECEMBER 31, 1993, 1992 AND 1991


NOTE 2 - INVESTMENT SECURITIES (CONTINUED)
- ------------------------------------------
  Information regarding available-for-sale securities follows:


                                                                GROSS           GROSS
                                              AMORTIZED       UNREALIZED      UNREALIZED        FAIR
SECURITY TYPE:                                  COST            GAINS           LOSSES          VALUE
- --------------                                  ----            -----           ------          -----
At December 31, 1993:

  U.S. Treasury and agency
    securities                               $31,965,350      $178,784        $ (71,384)    $32,072,750
  FHLB stock                                   1,192,100             0                0       1,192,100
  U.S. government mortgage-
    backed investments                        25,001,517       491,364          (19,213)     25,473,668
  Corporate securities                        10,628,372       106,744                0      10,735,116
                                             -----------      --------        ---------     -----------
    Total                                    $68,787,339      $776,892        $ (90,597)    $69,473,634
                                             ===========      ========        =========     ===========



Contractual maturities at December 31, 1993 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed investments are not reported in a specific maturity grouping since payments on the underlying collateral are passed-through prior to contractual maturity. FHLB stock is not reported in a specific maturity grouping since this security does not have a stated maturity.

                                                      AMORTIZED                         FAIR
        MATURITY                                        COST                            VALUE
        --------                                        ----                            -----
Due within one year                                $10,816,838                        $10,908,978
Due within one to five years                        31,776,884                         31,898,888
Due within five to ten years                                 0                                  0
Mortgage-backed investments                         25,001,517                         25,473,668
FHLB stock                                           1,192,100                          1,192,100
                                                   -----------                        -----------
  Total                                            $68,787,339                        $69,473,634
                                                   ===========                        ===========


Other information:
- ------------------
         Proceeds from the sales of investments were $3,740,475 during 1991. Gross gains of $33,326 were realized on these sales. A gain of $2,600 was recognized during 1992 when an investment was called prior to its maturity. There were no investment sales during 1993.
         Investment securities with a book value of approximately $20,107,000 and $18,905,000 as of December 31, 1993 and 1992, were pledged to secure public deposits and borrowings.

            ------------------------------------------------------
                      FIRST CITIZENS BANCORP OF INDIANA
                       DECEMBER 31, 1993, 1992 AND 1991


NOTE 3 - LOANS
- --------------
     Loans as presented on the balance sheet are comprised of the following:

                                                      1993           %                  1992            %
                                                      ----           -                  ----            -
      Commercial loans                           $ 80,933,702       34.5           $ 73,571,631        32.1
      Real estate loans                            92,934,152       39.6            101,907,251        44.5
      Installment loans                            61,037,145       25.9             53,779,813        23.4
                                                 ------------      -----           ------------       -----
        Total loans                              $234,904,999      100.0%          $229,258,695       100.0%
                                                 ============      =====           ============       =====

      At December 31, 1993 and 1992, the fair value of the Company's loan portfolio is estimated to be $238,531,000 and $232,581,000. At December 31, 1993 and 1992, non-accrual loans totalled $1,207,418 and $587,373. Income recorded on these loans during 1993, 1992 and 1991 was $19,978, $4,110, and $59,147, respectively. Income which would have been recorded on these loans during 1993, 1992 and 1991, had they been accruing all year, was $119,371, $85,081, and $164,751, respectively.
      At December 31, 1993 and 1992, the Company had loans totalling $360,765 and $698,379, respectively, which were over ninety days delinquent and were still accruing interest. These amounts include guaranteed student loans which, as of December 31, 1993 and 1992, totalled $345,370 and $427,734.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES
- ----------------------------------
      The activity in the allowance for loan losses is as follows:

                                                1993            1992            1991
      Balance, January 1              $2,351,774                $2,154,428              $2,142,955
      Provision charged to operations  1,080,000                   720,000                 800,000
      Loans charged off                 (490,180)                 (777,183)               (911,174)
      Recoveries                         175,649                   254,529                 122,647
                                      ----------                ----------              ----------
      Balance, December 31            $3,117,243                $2,351,774              $2,154,428
                                      ==========                ==========              ==========


NOTE 5 - PREMISES AND EQUIPMENT
- -------------------------------
      A summary of premises and equipment by major category follows:

                                        1993            1992
      Land                              $ 1,350,395     $ 1,637,488
      Buildings and improvements          9,245,405       9,169,459
      Furniture and equipment             4,780,435       4,575,373
                                        -----------     -----------
        Total                            15,376,235      15,382,320
      Accumulated depreciation           (7,294,573)     (6,664,136)
                                        -----------     -----------
        Net                             $ 8,081,662     $ 8,718,184
                                        ===========     ===========


         Depreciation expense for the years ended December 31, 1993, 1992 and 1991 totalled $722,275, $645,907 and $569,131.

            ------------------------------------------------------
                      FIRST CITIZENS BANCORP OF INDIANA
                       DECEMBER 31, 1993, 1992 AND 1991


NOTE 6 - INTEREST BEARING DEPOSITS
- ----------------------------------
At December 31, 1993 and 1992, the fair value of the Company's portfolio of interest bearing deposits is estimated to be $280,965,000 and $287,282,000. Interest bearing deposits issued in denominations of $100,000 or greater totalled $8,803,890 and $13,043,421 at December 31, 1993 and 1992. Interest
expense in 1993, 1992 and 1991 for interest bearing deposits greater than $100,000 totalled $508,171, $488,521 and $762,553, respectively.


NOTE 7 - SHORT-TERM BORROWINGS
- ------------------------------
  Short-term borrowings consist of repurchase agreements and treasury tax and loan deposits. The majority of the Bank's repurchase agreements are subject to daily repricing and redemption. Treasury tax and loan deposits are due on demand and repriced daily. The composition of short-term borrowings at December 31, 1993 and 1992 was as follows:

                                                1993                 1992
                                                ----                 ----
Repurchase agreements                       $11,492,804         $10,364,605
Treasury tax and loan deposits                  543,187                   0
                                            -----------         -----------
    Total                                   $12,035,991         $10,364,605
                                            ===========         ===========

   The fair value of short-term borrowings is approximately equal to their carrying value.

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCE
- ---------------------------------------
  At December 31, 1993 and 1992, the Bank had a Federal Home Loan Bank Advance of $3,900,000 and $4,000,000, respectively. The Advance bears interest at an annual rate of 7.54% and is fully secured by mortgage-backed securities.
Annual principal payments over the next five years are $200,000, $300,000, $700,000, $700,000 and $600,000. The Advance matures April 15, 2002. The fair value of the Advance is estimated to be $4,185,000 and $4,156,000 at December 31, 1993 and 1992, respectively.


NOTE 9 - SUBORDINATED CAPITAL NOTES
- -----------------------------------
  The $500,000 in subordinated capital notes carry a coupon rate of 9.00% and mature September 1, 1997. The capital note indenture prohibits the Bank from declaring or paying cash dividends on common stock in excess of one-half of the net income for the period from September 1, 1977, to the end of the most recent fiscal quarter, plus proceeds from issuance of common stock, unless prior approval is granted by the holders of the notes. As of December 31, 1993, approximately $3,957,000 of the Bank's retained earnings were available for payments of dividends to the Company without noteholder approval. Certain limitations are also placed on incurring additional debt.
  At December 31, 1993 and 1992, the fair value of the capital notes is estimated to be $554,000 and $518,000, respectively.

            ------------------------------------------------------
                      FIRST CITIZENS BANCORP OF INDIANA
                       DECEMBER 31, 1993, 1992 AND 1991

NOTE 10- PROFIT SHARING PLAN
- ----------------------------
 The Bank (including Citizens Insurance Agency, Inc. and Citizens Travel, Inc.) maintains a profit sharing plan covering employees who have reached age 21 and who have completed one year of service. Under the plan, the Bank may make annual contributions on behalf of the participants as determined by the Bank's Board of Directors. In addition, the plan allows for elective employee contributions and requires, subject to certain limitations, the Bank to match
those elective employee contributions.   Profit sharing expense reflected in
these financial statements is $239,000, $213,383 and $139,293 for 1993, 1992 and 1991, respectively. The amount of that expense allocated to match employee contributions during 1993, 1992 and 1991 was $45,411, $40,750 and $9,891, respectively.

NOTE 11 - INCOME TAXES
- ----------------------
  Income taxes consist of the following components:

                                          1993            1992            1991
                                          ----            ----            ----
    Income taxes/(benefit):
      Current                           $1,556,011      $1,070,904      $768,643
      Deferred                            (466,634)       (106,008)      ( 9,800)
                                        ----------      ----------      --------
      Total income tax expense          $1,089,377      $  964,896      $758,843
                                        ==========      ==========      ========

  Income taxes applicable to securities transactions were $0, $1,030 and $11,331 in 1993, 1992 and 1991.


  The following is a reconciliation of income taxes to the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes:

                                                  1993            1992            1991
                                                  ----            ----            ----
    Statutory rate applied to income
      before income taxes                       $1,254,963      $1,135,717      $960,181
    Add/(deduct)
      Tax exempt interest income                  (424,498)       (360,394)     (304,481)
    Non deductible interest expense                 36,130          35,704        36,039
    Alternative minimum tax credit                       0         (50,674)     (110,164)
    State tax expense (net of
      federal tax benefit)                         185,284         178,271       165,628
    Other                                           37,498          26,272        11,640
                                                ----------       ---------      --------
    Total income tax expense                    $1,089,377       $ 964,896      $758,843
                                                ==========       =========      ========


         The net deferred tax asset, at December 31, 1993, reflected in the consolidated balance sheet is comprised of the following components:

    Deferred tax assets from:
      Bad debt deductions                                                       $  801,372
      Intangible asset amortization                                                128,963
      Net operating loss carryforward                                               64,485
      Other                                                                         44,293
                                                                                ----------
                                                                                 1,039,113
    Deferred tax liabilities for:
      Unrealized holding gains on investments                                     (271,841)
      Fixed asset depreciation                                                     (89,199)
      Other                                                                           (901)
                                                                                ----------
                                                                                  (361,941)
    Valuation allowance for deferred tax assets                                          0
                                                                                ----------
    Net deferred tax asset                                                      $  677,172
                                                                                ===========

Deferred tax benefits recorded in 1992 and 1991 were due primarily to timing differences between book and tax bad debt provisions.

            ------------------------------------------------------
                      FIRST CITIZENS BANCORP OF INDIANA
                       DECEMBER 31, 1993, 1992 AND 1991


NOTE 12 - EARNINGS PER SHARE
- ----------------------------
         The Board of Directors approved a 5% stock dividend on September 23, 1993 payable on January 5, 1994. Earnings and dividends per share have been retroactively restated for the effect of the stock dividend for all periods presented. Earnings per share have been computed based on the weighted average number of shares outstanding during the years presented which were 1,372,144 for 1993, 1,288,411 for 1992 and 1,273,839 for 1991.


NOTE 13 - COMMITMENTS AND CONTINGENCIES
- ---------------------------------------
     The Company is a party to various legal actions arising in the normal course of business. In the opinion of management, the Company has adequate legal defenses and/or insurance coverage with respect to these actions, and does not believe their resolution will materially affect the operations or financial position of the Company.
     At December 31, 1993, the Bank was required to have $5,363,000 on deposit with the Federal Reserve or as cash on hand. In the normal course of business, the Company is party to financial instruments which are not reflected in the financial statements. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to make loans and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policy to make such commitments as it uses for on-balance sheet loans.
     Commitments to make loans, unused lines of credit, and standby letters of credit at December 31, are as follows:

                                          1993               1992
                                          ----               ----
        Real estate                   $ 4,273,752       $ 7,709,043
        Commercial                     19,091,212        10,809,151
        Revolving                       7,786,066         8,765,464
        Standby letters of credit       3,265,414         3,121,747



     Since many commitments to make loans expire without being used, these amounts do not necessarily represent future cash commitments. Collateral obtained upon exercise of the commitment is determined based upon management's credit evaluation of the borrower. The carrying value of these commitments (which is zero) is a reasonable estimation of fair value. These instruments are generally variable rate and short-term in nature, with minimal fees charged.


NOTE 14 - RELATED PARTY TRANSACTIONS
- ------------------------------------
     Certain of the Company's directors, officers and their businesses were loan customers of the Bank. A schedule of the aggregate activity in these loans follows:

        Balance, January 1, 1993        $4,351,695
        New loans                        2,740,664
        Loan reductions                 (2,435,280)
                                        ----------
        Balance, December 31, 1993      $4,657,079
                                        ==========


            ------------------------------------------------------
                      FIRST CITIZENS BANCORP OF INDIANA
                       DECEMBER 31, 1993, 1992 AND 1991

NOTE 15 - DIVIDENDS
- -------------------
         The Company and the Bank are subject to regulations which require the maintenance of both a leverage ratio (tier one capital to adjusted total assets) and a risk-based capital ratio (total capital to risk adjusted assets). Compliance with these regulations limits the amount of dividends that may be paid by the companies. These regulations define an "adequately capitalized" financial institution as one which has a leverage ratio of at least 4% and a risk-based capital ratio of at least 8%. Financial institutions which fail to achieve at least those levels of capital compliance are subject to regulatory action. At December 31, 1993, the Company's leverage and risk-based capital ratios, which are essentially the same as the Bank's, were 6.06% and 12.07%, respectively, which exceed the levels required to be deemed adequately capitalized by 2.06% ($7,136,000) and 4.07% ($8,052,000), respectively.

NOTE 16 - PARENT COMPANY STATEMENTS
- -----------------------------------
    Presented below are condensed balance sheets, statements of income and cash flows for the parent company:
                                                        CONDENSED BALANCE SHEETS
                                                      -----------------------------
                                                               December 31,
                                                      -----------------------------
ASSETS                                                    1993             1992
- ------                                                -----------       -----------
     Cash on deposit with subsidiary                  $   562,862       $   628,199
     Investment in Bank subsidiary                     23,095,729        20,596,184
     Other assets                                          19,815            34,619
                                                      -----------       -----------
          Total assets                                $23,678,406       $21,259,002
                                                      ===========       ===========
LIABILITIES
- -----------
     Other liabilities                                $   276,733       $   333,624

SHAREHOLDERS' EQUITY                                   23,401,673        20,925,378
- --------------------                                  -----------       -----------
     Total liabilities and shareholders'
      equity                                          $23,678,406       $21,259,002
                                                      ===========       ===========



                                                             CONDENSED STATEMENTS OF INCOME
                                                      ----------------------------------------------
For the year:                                            1993               1992             1991
                                                         ----               ----             ----
OPERATING INCOME
- ----------------
     Dividends from Bank subsidiary                   $   864,848       $   788,567      $   636,919
     Other income                                               0                 0                0
                                                      -----------       -----------      -----------
       Total                                              864,848           788,567          636,919

OPERATING EXPENSE
- -----------------
     Other expense                                         38,497             1,871           36,050
                                                      -----------       -----------      -----------
       Total                                               38,497             1,871           36,050
                                                      -----------       -----------      -----------
     Income before income taxes and
     equity in undistributed income
     of subsidiary                                        826,351           786,696          600,869
     Applicable income tax benefit                         15,250               741           14,278
                                                      -----------       -----------      -----------
INCOME BEFORE EQUITY IN UNDISTRIBUTED
- -------------------------------------
INCOME OF SUBSIDIARY                                      841,601           787,437          615,147
- --------------------
EQUITY IN UNDISTRIBUTED INCOME OF
SUBSIDIARY                                              2,085,089         1,588,009        1,450,072
                                                      -----------       -----------      -----------
NET INCOME                                            $ 2,926,690       $ 2,375,446      $ 2,065,219
- ----------                                            ===========       ===========      ===========

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                      ------------------------------------------------------
                                                 FIRST CITIZENS BANCORP OF INDIANA
                                                 DECEMBER 31, 1993, 1992 AND 1991

NOTE 16 - PARENT COMPANY STATEMENTS  (CONTINUED)
- ------------------------------------------------
                                                CONDENSED STATEMENTS OF CASH FLOWS
For the year:                                           1993            1992            1991
                                                        ----            ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                              $2,926,690    $2,375,446      $2,065,219
  Adjustments to reconcile net income to
   cash from operating activities:
     Undistributed income of subsidiary                   (2,085,089)   (1,588,009)     (1,450,072)
     Change in other assets                                   14,803          (741)        (14,277)
     Change in other liabilities                             (56,893)       60,659          60,658
                                                          ----------    ----------      ----------
       Total adjustments                                  (2,127,179)   (1,528,091)     (1,403,691)
                                                          ----------    ----------      ----------
       Net cash from operating activities                    799,511       847,355         661,528
                                                          ----------    ----------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Investment in Bank subsidiary                                         (2,000,000)
                                                                        ----------
       Net cash used in investing activities                            (2,000,000)
                                                                        ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of stock                                  0     1,475,035               0
  Dividends paid                                            (864,848)     (788,567)       (636,919)
                                                          ----------    ----------      ----------
   Net cash used for financing activities                   (864,848)      686,468        (636,919)
NET CHANGE IN CASH                                           (65,337)     (466,177)         24,609
- ------------------
CASH AT BEGINNING OF YEAR                                    628,199     1,094,376       1,069,767
- -------------------------                                 ----------    ----------      ----------
CASH AT END OF YEAR                                       $  562,862    $  628,199      $1,094,376
- -------------------                                       ==========    ==========      ==========

NOTE 17 - BRANCH ACQUISITION BY THE BANK
- ----------------------------------------
     On December 4, 1992 the Bank consummated a branch acquisition agreement with Colonial Central Savings Bank, F.S.B. headquartered in Mount Clemens, Michigan. The agreement includes the assumption of all Madison County, Indiana deposits of Colonial Central by the Bank and the purchase of certain assets, including five banking center locations.

     A summary of the estimated fair value of assets acquired and liabilities assumed is presented below.

     ASSETS
          Cash and cash equivalents                        $ 19,847,352
          Investment securities                              14,186,727
          Loans                                              70,795,719
          Premises and equipment                              1,500,000
          Other assets                                          569,910
          Core deposit intangible                             1,909,287
          Non-compete agreement                                 500,000
                                                           ------------
               Total assets                                 109,308,995
                                                           ------------
     LIABILITIES
         Deposits                                           105,400,146
         Other liabilities                                      482,564
                                                           ------------
               Total liabilities                            105,882,710
                                                           ------------
         Purchase price                                    $  3,426,285
                                                           ============
     The $500,000 non-compete agreement and the $1,909,287 Core Deposit Intangible are being amortized over five years and ten years, respectively. The excess/deficiency of the fair value over the book value of certain assets/liabilities at the time of acquisition is being amortized/accreted over the estimated remaining lives of the assets or liabilities.

            ------------------------------------------------------
                      FIRST CITIZENS BANCORP OF INDIANA
                       DECEMBER 31, 1993, 1992 AND 1991

NOTE 18 - ISSUANCE OF COMMON STOCK
- ----------------------------------
     The Company issued 93,750 shares of common stock at a price of $16.00 per share on November 23, 1992. The issuance generated net proceeds of $1,475,035 after deducting sale expenses of $24,965.


NOTE 19 - INDUSTRY SEGMENT INFORMATION
- --------------------------------------
     The Company operates primarily in the banking industry which accounts for more than 90 percent of its revenues, operating income and assets.




                       FIRST CITIZENS BANCORP OF INDIANA
                          CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                  June 30,          December 31,
                                                    1994               1993
                                                    ----               ----
ASSETS

Cash and Cash Equivalents                          $13,389           $19,036
Available-for-sale securities                       60,979            69,473
Investment securities                               14,126            11,971
Total loans                                        249,524           234,905
  Less: Allowance for loan losses                   (3,395)           (3,117)
                                                  --------          --------
     Net loans                                     246,129           231,788
Premises and equipment, net                          7,786             8,082
Accrued income and other assets                      7,272             6,754
                                                  --------          --------
  Total assets                                    $349,681          $347,104
                                                  ========          ========

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Non-interest bearing deposits                      $24,540           $25,625
Interest bearing deposits                          270,791           279,567
                                                  --------          --------
  Total deposits                                   295,331           305,192
Short-term borrowings                               24,063            12,036
Other borrowings                                     4,200             4,400
Accrued expenses and other liabilities               2,149             2,075
                                                  --------          --------
  Total liabilities                                325,743           323,703
                                                  --------          --------
SHAREHOLDERS' EQUITY
Common stock: $1 par value, 5,000,000
 shares authorized, 1,372,144 shares
 issued and outstanding                              1,372             1,372
Additional paid-in capital                           9,899             9,899
Retained earnings                                   13,006            11,716
Net unrealized holding gain/(loss) on
 available-for-sale securities                        (339)              414
                                                  --------          --------
   Total shareholders' equity                       23,938            23,401
                                                  --------          --------
     Total liabilities and shareholders' equity   $349,681          $347,104
                                                  ========          ========

See accompanying notes to financial statements.




                       FIRST CITIZENS BANCORP OF INDIANA
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Dollars in thousands, except per share data)


                                    Three months ended  Six months ended
                                         June 30,           June 30,
                                      1994     1993     1994     1993
                                      ----     ----     ----     ----
INTEREST INCOME
 Interest and fees on loans           $4,563   $4,263   $9,022   $8,929
 Interest on federal funds sold            2       55       13      103
 Interest on investment securities:
   Taxable                               842      981    1,706    1,981
   Tax exempt                            173      132      341      254
                                      ------   ------   ------   ------
     Total interest income             5,580    5,431   11,082   11,267

INTEREST EXPENSE
 Interest on deposits                  2,171    2,035    4,266    4,648
 Interest on short-term borrowings       110       58      191      124
 Interest on other borrowings             81       84      165      170
                                      ------   ------   ------   ------
   Total interest expense              2,362    2,177    4,622    4,942

NET INTEREST INCOME                    3,218    3,254    6,460    6,325
 PROVISION FOR LOAN LOSSES              (110)    (270)    (230)    (540)
                                      ------   ------   ------   ------
NET INTEREST INCOME AFTER
 PROVISION FOR LOAN LOSSES             3,108    2,984    6,230    5,785

OTHER INCOME
 Trust fees                              116      105      222      204
 Service charge income                   345      288      659      558
 Insurance commission income              75       67      138      116
  Gain/(loss) on investments               0        0        0        0
 Other income                             59       84      147      173
                                      ------   ------   ------   ------
   Total other income                    595      544    1,166    1,051

OTHER EXPENSE
 Salaries and benefits                 1,138    1,176    2,272    2,333
 Occupancy and equipment, net            341      405      681      791
 FDIC insurance                          173      173      345      345
 Other expense                           721      793    1,489    1,718
                                      ------   ------   ------   ------
   Total other expense                 2,373    2,547    4,787    5,187
                                      ------   ------   ------   ------

Income before income taxes and
 change in accounting method           1,330      981    2,609    1,649
   Less: income taxes                   (392)    (312)    (770)    (486)
                                      ------   ------   ------   ------
Income before change in
 accounting method                       938      669    1,839    1,163
Cumulative effect of change in
 accounting method                         0        0        0      325
                                      ------   ------   ------   ------
NET INCOME                              $938     $669   $1,839   $1,488
                                      ======   ======   ======   ======
Per share data:
Income before change in
 accounting method                     $0.68    $0.49    $1.34    $0.85
Cumulative effect of change in
 accounting method                      0.00     0.00     0.00     0.23
                                      ------   ------   ------   ------
Net income                             $0.68    $0.49    $1.34    $1.08
                                      ======   ======   ======   ======

See accompanying notes to financial statements.

                                     -44-


                       FIRST CITIZENS BANCORP OF INDIANA
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 (Dollars in thousands, except per share data)



                                      1994              1993
                                      ----              ----
Balance January 1                    $23,402           $20,925

Net income                             1,839             1,488

Dividends ($.40/share - 1994
 $.28/share - 1993)                     (550)             (391)

Change in net unrealized holding
 gain/(loss) on available-for-sale
 securities                             (753)                0
                                     -------           -------

Balance June 30                      $23,938           $22,022
                                     =======           =======



See accompanying notes to financial statements.




                       FIRST CITIZENS BANCORP OF INDIANA
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)





FOR THE SIX MONTHS ENDED JUNE 30:              1994              1993
                                               ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES

Net income                                     $1,839            $1,488
Adjustments to reconcile net income to net
 cash from operating activities                   931             1,462
                                              -------           -------
   Net cash from operating activities           2,770             2,950

CASH FLOWS FROM INVESTING ACTIVITIES

Proceeds from maturities of
 investment securities                          1,995            18,357
Proceeds from maturities of                         -                 -
 available-for-sale securities                  6,945                 -
Purchase of investment securities              (4,176)          (13,207)
Purchase of available-for-sale securities           -                 -
Net change in loans                           (14,571)           (3,933)
Property and equipment expenditures               (26)              (83)
                                              -------           -------
   Net cash from investing activities          (9,833)            1,134

CASH FLOWS FROM FINANCING ACTIVITIES

Net increase/(decrease) in deposits            (9,861)          (10,203)
Dividends paid                                   (550)             (391)
Net change in short-term borrowing             12,027             3,326
Repayment of FHLB advance                        (200)             (100)
                                              -------           -------
   Net cash from financing activities           1,416            (7,368)
                                              -------           -------

Net change in cash and cash equivalents        (5,647)           (3,284)

Cash and cash equivalents at
 beginning of period                           19,036            22,816
                                              -------           -------

Cash and cash equivalents at end of period    $13,389           $19,532
                                              =======           =======

See accompanying notes to financial statements.



                       FIRST CITIZENS BANCORP OF INDIANA
                         NOTES TO FINANCIAL STATEMENTS
                                 JUNE 30, 1994



Note 1 - General

The financial statements of the Company include the accounts of First Citizens Bancorp, its wholly-owned subsidiary, Citizens Banking Company, and the Bank's wholly-owned subsidiaries, CIBCO Realty, Inc., Citizens Insurance Agency, Inc. and Citizens Travel, Inc. Upon consolidation, all significant intercompany accounts and transactions have been eliminated. The June 30, 1994 and 1993 financial statements have been prepared on a basis consistent with the Company's annual financial statements and include, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the consolidated results of operations and financial position for and at the end of such interim periods.


Note 2 - Proposed sale of the Company

On June 30, 1994, the Company entered into a definitive agreement to merge with KeyCorp. Pursuant to the agreement, each shareholder of the Company's common stock would exchange their stock in the Company for a specified number of shares of KeyCorp common stock. The exchange ratio will be determined based upon the average price of KeyCorp's common stock during the period prior to the effective date of the merger. Consummation of the merger requires the approval of First Citizens Bancorp's shareholders and various regulatory agencies.

                                FIRST CITIZENS
                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis is intended to address the significant factors affecting First Citizens' financial condition and results of operations during 1993, 1992 and 1991 and during the six month periods ended June 30, 1994 and 1993. It is designed to provide a more comprehensive review of First Citizens' financial condition and results of operations than could be obtained from a review of the consolidated financial statements alone. However, it should be read in conjunction with the consolidated financial statements and related notes and the selected consolidated financial data included elsewhere herein.

GENERAL

   In December 1992, First Citizens consummated the acquisition of five branches from Colonial Central Savings Bank, F.S.B. ("Colonial") that resulted in the addition of $14.2 million of investments, $70.8 million of primarily mortgage loans and $105.4 million in deposits. This acquisition significantly increased First Citizens' market share and altered the composition of its loan portfolio by increasing mortgage loans as a percentage of total loans. Management's efforts since that acquisition have been directed toward integrating the additional facilities and personnel that accompanied the acquired branch network and continuing to investigate ways to profitably expand the core businesses of First Citizens.

FINANCIAL CONDITION

   During the six months ended June 30, 1994, First Citizens redirected funds from its short-term investment and investment securities portfolios toward the continued increase in its loan portfolio. The aggregate amount of available-for-sale securities declined $8.5 million, primarily due to maturities and principal reductions of such securities. No available-for-sale securities were sold during the period. However, the pre-tax unrealized gain/(loss) on available-for-sale securities declined to a loss of more than $500,000 at June 30, 1994 from a gain of more than $600,000 at December 31, 1993 due to the general increase in interest rates beginning in February 1994. Investment securities (held to maturity) consist of tax-free investments and the aggregate amount of such securities increased $2.2 million during the six month period ended June 30, 1994 due to the more attractive tax equivalent yields on such securities.

   The funds generated from maturing investments along with short-term investments were used to increase First Citizens' total loan portfolio by $14.6 million (6.2%) to $249.5 million at June 30, 1994 from $234.9 million at December 31, 1993. Total loans grew 69.4% from December 1991 to December 1992, 2.5% from December 1992 to December 1993, and 6.2% from December 1993 to June 1994. The large increase in loans from 1991 to 1992 was caused by the Colonial branch acquisition in December 1992 referred to above. The mix of loans was also impacted by the Colonial acquisition. Mortgage loans rose to 44.5% of the portfolio as of December 31, 1992 from 29.9% as of December 31, 1991, an increase primarily due to mortgage loans acquired in the acquisition of Colonial. Mortgage loans have since declined as a percentage of total loans due to refinancings caused by the general decline in market interest rates. At December 31, 1993, mortgage loans fell to 39.6% of the loan portfolio, and as of

June 30, 1994, mortgage loans had fallen to 37.0% of the loan portfolio. The continuing repayment of the acquired mortgage loans and management's focus on commercial and consumer lending are expected to result in the continued decline of mortgage loans as a percent of total loans.

   First Citizens had no significant loan concentrations at December 31, 1993 or June 30, 1994.

   Total deposits declined $9.7 million during the six month period ended June 30, 1994 to $295.3 million. This represents a seasonal decline due to the withdrawal of public funds. First Citizens experienced a similar decline ($10.2 million) between December 31, 1992 and June 30, 1993. The decline in deposits was offset by an increase in short-term borrowings of $12 million. Short-term borrowings at June 30, 1994 consist of $12.7 million of customer repurchase agreements and $11.4 million of federal funds purchased.

   During 1993, the changes to First Citizens' financial position were nominal. Total assets increased $1.9 million, primarily funded by earnings retention. Effective December 31, 1993, First Citizens adopted Financial Accounting Standard No. 115 which resulted in the designation of investments as either available-for-sale or held-to-maturity. Total investments at December 31, 1993 increased $1.5 million from December 31, 1992, but approximately $600,000 of that increase was the unrecognized gain on available-for-sale securities at December 31, 1993. Total loans at December 31, 1993 increased $5.6 million from December 31, 1992, or 2.5%, to $234.9 million at December 31, 1993.
Within the loan portfolio, the volume of commercial and consumer loans increased and the volume of mortgage loans decreased as a result of the repayment of mortgage loans purchased in the Colonial acquisition and management's efforts to increase First Citizens' consumer and commercial portfolios. Total deposits at December 31, 1993 decreased $2.1 million from December 31, 1992, offset by a $1.6 million increase in short-term borrowings.

NET INCOME

   First Citizens' net income for the six months ended June 30, 1994 was $1,839,000, or $1.34 per share, compared to net income of $1,488,000, or $1.08 per share, for the same period in 1993. On January 1, 1993, First Citizens adopted Financial Accounting Standard No. 109 ("FAS 109"), "Accounting for Income Taxes." Adoption of this standard increased 1993 net income by $325,000 or $.23 per share. Income, before the effect of adopting FAS 109, for the six months ended June 30, 1993, was $1,163,000, or $.85 per share. Significant factors contributing to the $676,000 increase in income before the change in accounting method were a $310,000 decline in the provision for loan losses for the six months ended June 30, 1994, and $200,000 of non-interest expense recorded during the first six months of 1993 related to the settlement of litigation. Increased net interest income and higher service charge income also improved net income for the six months ended June 30, 1994, compared with the same period in 1993.

   First Citizens recorded net income of $2,927,000, $2,375,000, and $2,065,000 for the years ended December 31, 1993, 1992 and 1991, respectively. Net income per share was $2.13, $1.85 and $1.62 for these periods. As discussed above, 1993 earnings per share included $0.23 due to the adoption of FAS 109. Income for the year ended December 31, 1993, before the cumulative effect of adopting FAS 109, was $2,602,000. First Citizens' operating results for 1993 reflect the results of the acquisition of the assets and liabilities of the five Madison County, Indiana branches of Colonial. The acquisition occurred in December, 1992. As a result, all categories of income and expense increased notably during 1993, as compared to 1992. Net income rose to $2,375,000 in 1992 from $2,065,000 in 1991, an increase of $310,000. The primary factor causing the increase in 1992 net income was increased net interest income which was partially offset by an increase in non-interest expense.

NET INTEREST INCOME

   Net interest income, the difference between the income on earning assets and the cost of interest bearing liabilities, is the most significant component of First Citizens' earnings. Net interest income is determined by the relative volume and characteristics of interest-earning assets and interest-bearing liabilities and by the difference, or spread, between the yields earned on interest-earning assets and rates paid on interest-bearing liabilities. The interest rate sensitivity of First Citizens' interest-earning assets and interest-bearing liabilities can significantly affect net interest income. The mix of interest-earning assets and interest-bearing liabilities can also have a major impact on net interest income.

   Despite the general decline in market interest rates over the past three years, First Citizens' net interest spread remained relatively stable. The net interest spread decreased by 0.05% for the six month period ended June 30, 1994, as compared to the same period in 1993. The net interest spread increased to 3.68% for the year ended December 31, 1993, compared to 3.55% for 1992. First Citizens' net interest spread for 1991 was 3.69%, almost identical to the spread of 3.68% for 1993.

   The stability of First Citizens' net interest rate spread reflects the effectiveness of management's efforts to balance First Citizens' interest rate gap (see "Liquidity and Interest Rate Sensitivity" below) as the yields on interest-earning assets and costs of interest-bearing liabilities declined dramatically during the period. The average yield on earning assets for the six months ended June 30, 1994 was 6.85%, down slightly from the average yield for 1993 which was 6.94% but down significantly from 1991's average yield of 9.71%. First Citizens' average cost of interest-bearing liabilities was 3.12% for the six months ended June 30, 1994 compared to 6.02% for the year ended December 31, 1991. These declines resulted from the general declines in market interest rates and affected all of First Citizens' interest sensitive assets and liabilities.

   While First Citizens' net interest spread remained relatively stable from period to period, net interest income grew as a result of increased volumes of interest-earning assets and interest-bearing liabilities. Net interest income grew to $6,460,000 for the six months ended June 30, 1994, from $6,325,000 for the same period in 1993. Net interest income grew to $12,338,000 from $9,813,000 and $8,760,000 for the years ended December 31, 1993, 1992, and
1991, respectively. Net interest income grew 25.7% from 1992 to 1993 and 12.0% from 1991 to 1992. First Citizens was able to achieve this strong growth through increases in interest-earning assets and interest-bearing liabilities. Average earning assets grew to $323,688,000 for the six months ended June 30, 1994 from $313,683,000 for the same period in 1993. Average interest-earning assets were $317,736,000, $258,643,000, and $200,871,000 for the years ended December 31, 1993, 1992, and 1991, respectively. The average balances of interest-bearing liabilities increased comparably. The majority of the growth resulted from the Colonial branch acquisition in December 1992.

   First Citizens' net interest margin, defined as net interest income divided by average earning assets, declined from 1991 when the margin was 4.36%, to levels below 4% in every period thereafter. This decline is primarily attributable to the Colonial acquisition and the nature of the assets and liabilities acquired. In addition, the expansion of First Citizens' branch facilities resulted in generally higher levels of non-interest-earning assets. Both factors combined to decrease the ratio of average interest-earning assets to average interest-bearing liabilities to 1.07% for 1993 compared to 1.13% for 1991.

   The following tables present average assets and liability balances, the related interest income and expense balances, and the resultant yields on interest-earning assets and costs of interest-bearing liabilities for the six months ended June 30, 1994 and 1993 as well as the years ended December 31, 1993, 1992, and 1991.

FIRST CITIZENS BANCORP OF INDIANA


The following table sets forth, for the periods indicated, information regarding the average balances of interest-earning assets and interest-bearing liabilities, the dollar amount of interest income and interest expense and the resulting yields on average interest-earning assets and rate on average interest-bearing liabilities.  Average balances are also provided for non-interest-earning assets and non-interest-bearing liabilities and shareholders' equity.
                                                        Six Months Ended June 30,
                                      --------------------------------------------------------------
                                                    1994                          1993
                                      ----------------------------    ------------------------------
                                        Average              Average  Average              Average
                                        Balance   Interest    Rate    Balance   Interest    Rate
                                        -------   --------    ----    -------   --------    ----
                                                          (Dollars in thousands)
ASSETS
Interest-earning assets:
  Interest-earning deposits             $      0     $    0     0.00% $      0     $    0     0.00%
  Federal funds sold                         820         13     3.17%    5,979        103     3.45%
  Investment Securities:
    Taxable                               66,083      1,706     5.16%   66,780      1,981     5.93%
    Tax-exempt                            13,887        341     4.91%    8,189        254     6.20%
  Loans (net of unearned
    income)(1)                           225,812      8,512     7.54%  222,360      8,614     7.75%
  Tax-exempt loans                        17,086        510     5.97%   10,375        315     6.07%
                                        --------     ------            -------     ------
  Total Interest-
    earning assets                       323,688     11,082     6.85%  313,683     11,267     7.18%
                                        --------     ------           --------     ------

Non-earning assets:
  Cash and due from banks                 11,535                        12,313
  Bank premises and
    equipment net                          8,067                         8,583
  Other nonearning assets                  5,871                         5,607
  Allowance for loan losses               (3,271)                       (2,574)
                                          ------                        ------
    Total assets                        $345,890                      $337,612
                                        ========                      ========
LIABILITIES AND EQUITY
Interest-bearing liabilities:
  Transaction accounts                  $ 80,797        859     2.13% $ 73,692        964     2.62%
  Savings deposits                        42,291        519     2.45%   38,189        537     2.81%
  Time deposits                          157,346      2,888     3.67%  165,385      3,147     3.81%
Short-term borrowings                     11,643        191     3.28%    8,996        124     2.76%
FHLB advance                               3,815        143     7.50%    3,957        148     7.48%
First Mortgage Bond                            0          0     0.00%        0          0
Capital notes                                500         22     8.80%      500         22     8.80%
                                             ---         --                ---         --
  Total interest-bearing
    liabilities                          296,392      4,622     3.12%  290,719      4,942     3.40%
                                         -------      -----            -------      -----
Non-Interest-bearing liabilities:
  Demand deposits                         24,474                        24,132
  Other liabilities                        1,392                         1,506
Shareholders' equity                      23,632                        21,255
                                          ------                        ------
  Total liabilities and
    shareholders' equity                $345,890                      $337,612
                                        ========      -----           ========      -----
Net interest income                                   6,460                         6,325
Net interest spread                                             3.73%                         3.78%
Net interest margin                                             3.99%                         4.03%
Tax-equivalent data:(2)
  Tax-equivalent adjustment                             438                           293
                                                        ---                           ---
  Adjusted net interest income                       $6,898                        $6,618
                                                     ------                        ------
  Net interest spread                                           4.00%                         3.97%
  Net interest margin                                           4.26%                         4.22%

(1)Average total loans include non-accrual loans and loan income includes loan fee income on loans held in the loan portfolio.
(2)Tax-equivalent adjustment is computed using a 34% statutory tax rate for all periods presented.

FIRST CITIZENS BANCORP OF INDIANA

The following table sets forth, for the periods indicated, information regarding the average balanaces of interest-earning assets and interest-bearing liabilities, the dollar amount of interest income and interest expense and the resulting yields on average interest-earning assets and rate on average interest-bearing liabilities.  Average balances are also provided for non-interest-earning assets and non-interest-bearing liabilities and shareholders' equity.

                                                                     Years Ended December 31,
                                --------------------------------------------------------------------------------------------------
                                           1993                               1992                               1991
                                --------------------------        ----------------------------       -----------------------------
                                Average            Average         Average             Average        Average              Average
                                Balance  Interest    Rate          Balance   Interest   Rate          Balance   Interest    Rate
                                -------  --------  -------        --------   --------  -------       --------   --------   -------
                                                                      (Dollars in thousands)
ASSETS
Interest-earning assets:
  Interest-earning deposits     $      0  $    0    0.00%         $    495    $   44    8.89%        $  1,244    $  142     11.42%
  Federal funds sold               4,944     241    4.88%            2,996       153    5.11%           1,875       272     14.51%
  Investment Securities:
    Taxable                       69,986   3,778    5.40%           62,871     4,012    6.38%          51,726     4,300      8.31%
    Tax-exempt                    10,724     580    5.41%            9,980       632    6.33%          11,012       734      6.67%
  Loans (net of unearned
   income)(1)                    219,732  16,721    7.61%          175,112    12,874    7.35%         131,801    13,794     10.47%
  Tax-exempt loans                12,350     728    5.89%            7,189       490    6.82%           3,213       270      8.40%
                                 -------  ------                  --------    ------                 --------       ---
  Total interest-
   earning assets                317,736  22,048    6.94%          258,643    18,205    7.04%         200,871    19,512      9.71%
                                 -------  ------                  --------    ------                 --------    ------
Non-earning assets:
  Cash and due from banks         15,983                            13,946                             11,081
  Bank premises and
   equipment net                   8,400                             7,936                              7,324
  Other nonearning assets          6,789                             5,220                              3,983
  Allowance for loan losses       (2,735)                           (2,253)                            (2,149)

     Total Assets               $346,173                          $283,492                           $221,110
                                ========                          ========                           ========
LIABILITIES AND EQUITY
Interest-bearing liabilities:
  Transaction accounts          $ 72,064   1,602    2.22%         $ 56,035     1,449    2.59%        $ 37,070     1,836      4.95%
  Savings deposits                48,154   1,312    2.72%           35,724     1,112    3.11%          23,682     1,250      5.28%
  Time deposits                  162,413   6,162    3.79%          135,362     5,153    3.81%         104,997     7,012      6.68%
Short-term borrowings             10,929     293    2.68%            8,326       254    3.05%           7,600       203      2.67%
FHLB advance                       3,950     296    7.49%            2,000       213   10.65%               0         0      0.00%
First Mortgage Bond                    0       0    0.00%            2,013       137    0.00%           4,110       362      8.81%
Capital notes                        500      45    9.00%              750        74    9.87%           1,000        89      8.90%
                                 -------  ------                  --------     -----                 --------     -----
  Total interest-bearing
   liabilities                   298,010   9,710    3.26%          240,210     8,392    3.49%         178,459    10,752      6.02%
                                 -------  ------                  --------    ------                 --------    ------
Non-Interest-bearing liabilities:
  Demand deposits                 23,882                            21,986                             23,645
  Other liabilities                2,117                             1,902                              1,857
Shareholders' equity              22,164                            19,394                             17,149
                                --------                          --------                           --------
  Total liabilities and
   shareholders' equity         $346,173                          $283,492                           $221,110
                                ========  ------                  ========    ------                 ========     -----
Net interest income                       12,338                               9,813                              8,760
Net interest spread                                 3.68%                               3.55%                                3.69%
Net interest margin                                 3.88%                               3.79%                                4.36%
Tax-equivalent data:(2)
 Tax-equivalent adjustment                   674                                 578                                517
                                             ---                                 ---                                ---
  Adjusted net interest income           $13,012                             $10,391                             $9,277
                                         =======                             -------                             ======
  Net interest spread                               3.89%                               3.77%                                3.95%
  Net interest margin                               4.10%                               4.02%                                4.62%

(1) Average total loans include non-accrual loans and loan income includes loan fee income on loans held in the loan portfolio.
(2) Tax-equivalent adjustment is computed using 34% statutory tax rate for all periods presented.

FIRST CITIZENS BANCORP OF INDIANA


LOAN PORTFOLIO SUMMARY
        (IN THOUSANDS)

The following table sets forth loans, by category, at the dates indicated:

                           June 30,         -----------------------December 31,--------------------------
                         1994     %         1993     %         1992     %         1991     %         1990
                         ----     -         ----     -         ----     -         ----     -         ----
Commercial loans      $86,577     34.7   $80,934     34.5   $73,572     32.1   $48,419     35.8   $44,528
Real estate loans      92,254     37.0    92,934     39.6   101,907     44.5    40,482     29.9    38,537
Installment loans      70,693     28.3    61,037     25.9    53,780     23.4    46,442     34.3    51,672
                       ------     ----    ------     ----    ------     ----    ------     ----    ------
   Total loans       $249,524    100.0% $234,905    100.0% $229,259    100.0% $135,343    100.0% $134,737
                     ========    =====  ========    =====  ========    =====  ========    =====  ========

The following table sets forth loans, by category, at the dates indicated:


                      %         1989     %
                      -         ----     -
Commercial loans      33.0   $45,934     36.4
Real estate loans     28.6    30,486     24.2
Installment loans     38.4    49,611     39.4
                      ----    ------     ----
   Total loans       100.0% $126,031    100.0%
                     =====  ========    =====

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
(IN THOUSANDS)

The following table sets forth the allocation of the Company's allowance for loan losses to the various categories of loans at the following dates:

                         June 30,       ------------------December 31,----------------------
                        1994    %       1993    %       1992    %       1991    %       1990
                        ----    -       ----    -       ----    -       ----    -       ----
Commercial loans        $1,020  30.0%     $678    21.8%    $798  33.9%     $928  43.1%     $877
Real estate loans          149   4.4%      155     5.0%     164   7.0%      128   5.9%       96
Installment loans          727  21.4%      593    19.0%     810  34.4%      616  28.6%      506
Unallocated              1,499  44.2%    1,691    54.2%     580  24.7%      482  22.4%      664
                         -----  ----     -----    ----      ---   ----      ---  ----       ---
  Total Allowance for
    Loan Losses         $3,395 100.0%   $3,117   100.0%  $2,352 100.0%   $2,154 100.0%   $2,143
                        ====== =====    ======   =====   ====== =====    ====== =====    ======

                          %      1989      %
                          -      ----      -
Commercial loans         40.9%    $928   42.7%
Real estate loans         4.5%      36    1.7%
Installment loans        23.6%     529   24.4%
Unallocated              31.0%     676   31.2%
                         ----      ---   ----
  Total Allowance for
    Loan Losses         100.0%  $2,169  100.0%
                        =====   ======  =====


FIRST CITIZENS BANCORP OF INDIANA


NON-PERFORMING LOANS
        (IN THOUSANDS)

 The following table sets forth the composition of non-performing loans at the dates indicated:


                                                             June 30,                   December 31,
                                                               1994      1993      1992      1991      1990     1989
                                                               ----      ----      ----      ----      ----     ----
                                                                                  (In thousands)
Non-accrual loans                                            $1,262    $1,207      $587    $1,249    $1,335   $1,689
Troubled debt restructurings                                      0         0         0         0         0        0
Loans contractually past due 90 days
  or more, and still accruing                                   284       361       698       306       341      529
                                                                ---       ---       ---       ---       ---      ---
   Total non-performing loans                                $1,546    $1,568    $1,285    $1,555    $1,676   $2,218
                                                             ======    ======    ======    ======    ======   ======

Non-performing loans as a percent
        of total loans                                         0.62%     0.67%     0.56%     1.15%     1.24%    1.76%

ALLOWANCE FOR LOAN LOSSES
  (IN THOUSANDS)

The following table presents activity in the allowance for loan losses for the periods indicated:

                                           Six
                                          Months
                                          Ended
                                         June 30,     --------- Years Ended December 31, ---------
                                           1994        1993      1992      1991      1990     1989
                                           ----        ----      ----      ----      ----     ----
Beginning balance                          $3,117    $2,352    $2,154    $2,143    $2,169   $1,987

Loans charged off:
  Commercial loans                              0       217       191        50       502      165
  Real estate loans                            50         1       143         7        25       58
  Installment loans                            36       272       443       854       510      538
                                               --       ---       ---       ---       ---      ---
       Total charge-offs                       86       490       777       911     1,037      761

Recoveries on charged-off loans:
  Commercial loans                             14        77       154        52       199       83
  Real estate loans                            43         0         1         3        28       14
  Installment loans                            77        98       100        67        79       86
                                               --        --       ---        --        --       --
       Total recoveries                       134       175       255       122       306      183
                                              ---       ---       ---       ---       ---      ---
Net charge-offs                               (48)      315       522       789       731      578

Addition incident to merger                    -         -         -         -        105       -
Provision charged to operations               230     1,080       720       800       600      760
                                              ---     -----       ---       ---       ---      ---
Ending balance                             $3,395    $3,117    $2,352    $2,154    $2,143   $2,169
                                           ======    ======    ======    ======    ======   ======

Allowance as a percent
 of total loans                              1.36%     1.33%     1.03%     1.59%     1.59%    1.72%

Allowance as a percent
 of non-performing loans                   219.60%   198.79%   183.04%   138.52%   127.86%   97.79%

PROVISION FOR LOAN LOSSES

   The preceding tables present information about the composition of First Citizens' loan portfolio, non-performing loans and allowance for loan losses for the past five years and for the six-month period ending June 30, 1994.

   The provision for loan losses (a direct charge to operating expenses) provides a reserve (the allowance for loan losses) to which loan losses are charged as those losses become evident. The provision is determined based upon management's quarterly review and analysis of the risk in First Citizens' loan portfolio as well as analysis of First Citizens' historical loan default ratios. During the analysis, management considers past due, non-accrual, and restructured loans; other potential problem loans; the prevailing economic conditions in First Citizens' primary market area; and any recent trends in historical loan default ratios. This type of evaluation takes into consideration identified problem credits as well as unidentified losses which are inherent in the loan portfolio. In addition to problem loan management and monitoring, First Citizens' internal loan review function also independently reviews First Citizens' large commercial loans as well as samples of other loan types. This review provides an ongoing, independent assessment of the credit risk within the loan portfolio and adherence to First Citizens' underwriting standards. Based upon all of these factors, an appropriate expense provision is determined in order to maintain the allowances for loan losses at an adequate level.

   The provision for loan losses for the six month period ended June 30, 1994 was $230,000 as compared to $540,000 for the same period in the prior year.
The primary factor contributing to the decline in the expense provision during the six months ended June 30, 1994 was First Citizens' improving loan quality. As reflected in the tabular disclosures, First Citizens' ratio of non-performing loans to total loans has steadily declined over the past 5 years and was .62% at June 30, 1994.

   The provision for loan losses was $1,080,000, $720,000, and $800,000 for the years ended December 31, 1993, 1992, and 1991, respectively. The increase in the provision between 1993 and 1992 was due primarily to the large increase in loans resulting from the Colonial acquisition. While the acquired loans were subject to a comprehensive credit quality review, management elected to increase the loan loss provision in 1993 in recognition of the fact that approximately $10.0 million of the acquired loans were commercial real estate loans and that many of the one to four family mortgage loans originated in areas other than First Citizens' normal market area. The decrease in the provision in 1992, compared to 1991, was due to improved loan quality in 1992 versus 1991. The ratio of the allowance for loan losses to total loans was 1.36% at June 30, 1994 and 1.33%, 1.03% and 1.59% at December 31, 1993, 1992,
and 1991, respectively.

   First Citizens recorded net recoveries of $48,000 for the six months ended June 30, 1994, compared to net charge-offs of $315,000, $522,000 and $789,000 for the years ended December 31, 1993, 1992, and 1991, respectively. First Citizens records charge-offs when management concludes that a loan, or a portion of that loan, is uncollectible. Net charge-offs as a percent of the allowance for loan losses have dropped consistently over the last three years. Another measure of loan quality is the ratio of non-performing loans as a percent of total loans. Non-performing loans include non-accrual loans, troubled debt restructurings, and loans contractually 90 days or more past due and still accruing interest. Loans are generally placed on non-accrual status when they become delinquent more than 90 days, unless such loans are well secured and in the process of collection. At the time a loan is placed on non-accrual status, existing accrued interest is either reversed from income or charged-off. The ratio of non-performing loans to total loans has dropped steadily to .62% at June 30, 1994 from 1.76% at December 31, 1989. Interest foregone on non-accrual loans was $73,000 for the six months ended June 30, 1994 and $119,000 for the year ended December 31, 1993.

   As part of the quarterly reserve analysis process, management maintains a "watch list" of loans that, while performing, are of concern due to past performance problems, negative financial trends or other reasons. At June 30, 1994, management's watch list included approximately $2.3 million of primarily commercial loans that were performing but were being closely monitored by management, up slightly from $1.9 million at December 31, 1993.

   The result of the quarterly reserve analysis is an allocation of portions of the allowance to categories of loans. Specific amounts are allocated to individual problem loans, including non-performing loans and other "watch list" loans. In addition, portions of the allowance are allocated to the remaining loans based on First Citizens' historical loss experience adjusted for management's expectations about future losses and trends. As a result of continued improvements in asset quality, the unallocated portion of the allowance has increased from approximately 31% at December 31, 1989 to 44% at June 30, 1994. While reserve analysis is, by its nature, a judgmental process, management believes that First Citizens' allowance for loan losses at June 30, 1994 is adequate to provide for the risks within First Citizens' loan portfolio.

OTHER INCOME

   Other income for the six month period ended June 30, 1994 increased $115,000 to $1,166,000 from $1,051,000 in the comparable period in 1993. Service charge income made up the majority of the increase in income. This was a result of First Citizens raising service charges on certain types of deposit accounts during January 1994. All other categories of other income remained stable.

   Other income for the years ended December 31, 1993, 1992, and 1991 was $2,227,000, $1,818,000, and $1,796,000, respectively. The increase in other income in 1993 versus 1992 was due to an increase in service fee income, trust fees and other operating income. Service fee income rose as a result of higher levels of deposit accounts due to the accounts acquired in the Colonial acquisition. Trust fees increased 25.0% in 1993, following an 11.3% increase in 1992 due to management's emphasis on expanding Citizens Bank's trust business. Other operating income increased due to higher levels of safe deposit box rental income and other fees charged to customers. Total other income remained relatively unchanged in 1992 as compared to 1991. Increased trust fees and service charge income in 1992, compared to 1991, were offset by a decline in commissions generated by First Citizens' insurance commission income.

OTHER OPERATING EXPENSES

   Total other operating expense declined $400,000 to $4,787,000 for the six months ended June 30, 1994 from $5,187,000 for the six months ended June 30, 1993. The decline in total other operating expense stemmed primarily from a decline in other expense and in net occupancy and equipment expense. Other expense declined as a result of a non-recurring expense of approximately $200,000 recorded in 1993 when First Citizens settled litigation. Net occupancy and equipment expense declined in 1994 primarily as a result of increased rental income generated by the leasing of unused space in a branch facility acquired from Colonial.

   Other operating expenses for the years ended December 31, 1993, 1992, and 1991 totalled $9,794,000, $7,570,000 and $6,932,000, respectively. Total other operating expense increased $2,224,000, or 29.38%, during 1993 due to higher expenses in all categories resulting from the Colonial acquisition. Total other operating expense increased $638,000, or 9.20%, during 1992. Such increased expenses are primarily attributable to the overall growth of First Citizens. In addition, during 1993, First Citizens hired a chief operating officer, replaced its chief financial officer and hired a head of operations. These new positions contributed to the increase in salaries and employee benefits expense.

INCOME TAX EXPENSE

   Income tax expense rose to $770,000 for the six months ended June 30, 1994 from $486,000 for the six months ended June 30, 1993. Income tax expense was $1,089,000, $965,000, and $759,000 for the years ended December 31, 1993, 1992, and 1991, respectively. Income tax expense increased as a result of higher levels of income before tax during these periods.

   Pursuant to FAS No. 109, "Accounting for Income Taxes", effective January 1, 1993, First Citizens adopted a balance sheet approach to determining its tax expense. The cumulative effect of adopting this standard resulted in a non-recurring positive income statement effect of $325,000. Under this standard, deferred tax liabilities and assets are computed using currently effective tax rates. Should such effective tax rates change, that change will have an immediate effect on tax expense in the period that such change becomes effective.

   Net deferred tax assets result, primarily, from book bad debt deductions and intangible asset amortization in excess of the amounts deductible for tax purposes. Based on First Citizens' historical levels of taxable income and the relatively small size of the deferred tax assets recorded, management does not believe that a valuation allowance for the deferred tax asset is needed at either December 31, 1993 or June 30, 1994.

CAPITAL

  Both First Citizens and Citizens Bank are required to comply with capital requirements promulgated by their primary regulators. Those requirements affect the ability of both such entities to pay dividends and can affect their operations. The capital regulations require the maintenance of specified levels of Tier I capital (as defined in the regulations) and total capital (as defined in the regulations) to risk adjusted assets (as defined in the regulations). These regulations also require the maintenance of a leverage ratio (Tier I capital to average assets) of at least 3% for the most sound entities (other entities will be required to maintain leverage ratios of 4% or 5%), and a total risk-based capital ratio of at least 8%. Further, regulations promulgated by the Federal Deposit Insurance Corporation ("FDIC") define specified levels of capitalization that affect the amount that a financial institution will be assessed for deposit insurance and can result in operational limitations. Financial institutions which have leverage ratios in excess of 5% and total risk-based capital ratios in excess of 10% are deemed to be "well capitalized," pay the lowest deposit insurance assessment and are not subject to operational restrictions. At June 30, 1994, leverage and total risk-based capital ratios of First Citizens, which are substantially the same as Citizens Bank, exceeded the levels required to be deemed well capitalized by 1.36% ($4.7 million) and 2.00% ($4.2 million), respectively. The following table provides information regarding First Citizens' capital ratios at the dates indicated:

                                                     June 30,               December 31,
                                                       1994                     1993
                                                    ----------              ------------
                                                            (dollars in thousands)
Total Assets                                         $ 349,681                 $ 347,104
Risk-based Assets                                      208,482                   197,997
Tier I Capital                                          22,115                    20,984
Total Capital                                           25,026                    23,892
Leverage Ratio                                            6.36%                     6.06%
Tier I Risk-based Capital Ratio                          10.61                     10.60
Total Risk-based Capital Ratio                           12.00                     12.07


LIQUIDITY AND INTEREST RATE SENSITIVITY

       Two basic aspects of asset/liability management strategy are First Citizens' maintenance of adequate levels of liquid assets and the monitoring of its interest rate sensitivity position.

       Liquidity management practices are designed to ensure that First Citizens has access to or holds sufficient liquid funds to meet the normal transactional requirements of its customers and to provide a cushion against unforeseen liquidity needs. First Citizens' primary sources of liquidity include its short-term investments and investment securities which mature in the near term. In addition, the ongoing repayment of loans and mortgage-backed securities provide available funds. At June 30, 1994, First Citizens' short-term investments and investment securities which mature within one year totalled approximately $17.2 million compared to approximately $16.4 million at December 31, 1993. At June 30, 1994, commitments to make loans, standby letters of credit and the unused balances of customer lines of credit (including commercial, home equity and credit card lines) aggregated $29.5 million compared to $34.4 million at December 31, 1993. However, since many of these commitments expire without being used, they do not necessarily represent future cash commitments.

       In addition to the sources of asset liquidity noted above, First Citizens is able to borrow overnight and term funds from correspondent banks and, as a member of the Federal Home Loan Bank, may enter into short and long-term borrowing agreements. Management believes First Citizens currently has sufficient sources of liquidity to meet its current anticipated needs.

       The management of a financial institution's net interest margin is referred to as asset/liability management and involves the determination of the effect that changing interest rates will have on a company's net interest margin. The process of estimating interest rate risk begins with determining the interest rate "gap." The gap is the difference in the amount of interest-earning assets and interest-bearing liabilities that will reprice within a specified time period. Assets and liabilities reprice in two ways. First, the rate on a particular asset or liability may be variable and subject to change to reflect changed market rates. Certain products may only be adjusted at specified points while others may be changed by management at any time. Second, fixed rate assets and liabilities are deemed to reprice at the time they mature.

       The interest rate gap during a selected time period provides a general indication of the potential effect on net interest income of changes in interest rates. If rate sensitive assets exceed rate sensitive liabilities, an institution is deemed to have a "positive" gap whereas an institution which has more rate sensitive liabilities than rate sensitive assets is deemed to have a "negative" gap. If all assets and liabilities reacted equally to a change in market interest rates, an institution with a positive gap would realize increased net interest income when rates rose and decreased net interest income when rates fell. Conversely, an institution with a negative gap would realize increased net interest income when rates fell and decreased net interest income when rates rose.

       Management focuses its gap measurement evaluation on First Citizens' interest rate sensitivity over a one year time horizon. The table following this section illustrates First Citizens' interest rate sensitivity at June 30, 1994. The interest rate "gap," for each period and cumulatively, is presented at the bottom of the table in dollars and as a percent of total assets.

       At June 30, 1994, liabilities that are subject to repricing during the next year exceed assets that are subject to similar repricing by $83.9 million (24.0% of assets). A significant assumption that results in the large negative gap is that all interest-bearing demand and savings accounts are subject to immediate repricing. While it is true that, contractually, those accounts are subject to immediate repricing, the rates paid on those accounts are not generally tied to specific indexes and are influenced by market conditions and other factors. Accordingly, a general movement in interest rates, either up or down, may not have any immediate effect on the rates paid on these deposit accounts.

       The interest rate gap technique is only one source of information about the sensitivity of First Citizens' net interest margin to movements in interest rates. The core of First Citizens' asset/liability management process consists of simulations that take into account the time that various assets and liabilities may reprice and the degree to which various categories of such assets and liabilities will respond to general interest rate movements. The existence of a negative gap during the past several years has been of some benefit to First Citizens as general interest rates have declined and First Citizens' net interest income has increased. However, in general, First Citizens' net interest margin has remained relatively stable despite dramatic changes in market interest rates. Management plans for anticipated future changes in interest rates by reviewing the projected effect of those changes on net interest margin. Depending upon their expectations, management may employ marketing and product pricing strategies in an effort to balance the interest rate sensitivity of First Citizens' assets and liabilities and, where possible, to take advantage of opportunities to benefit from movements in interest rates.

FIRST CITIZENS BANCORP OF INDIANA


The following table illustrates the repricing opportunities, or rate sensitivity, of interest-earning assets and interest-bearing liabilities as of June 30, 1994. The difference, or "gap", is indicated as a percentage of total assets. The information reflects the repriciing opportunity for variable, or floating, rate assets and liabilities and the maturities and/or estimated cash flows for fixed rate assets and liabilities.

                                                                      At June 30, 1994
                                                               Maturing or Repricing Within
                                               ------------------------------------------------------------
                                                                     6 Months
                                                 0 to 3     3 to 6      to     1 to 5     After 5
                                                 Months     Months    1 Year    Years      Years    Total
                                                ---------   -------   -------   -------   -------  --------
Interest-earning assets:
   Loans                                          $74,883   $29,001   $31,276   $80,363   $34,001  $249,524
   Investments                                     15,812     9,258    12,891    29,737     7,407    75,105
   Federal funds sold                                  31         0         0         0         0        31
   Interest-bearing balances
    with financial institutions                         0         0         0         0         0         0
    Total interest-earning assets                  90,726    38,259    44,167   110,100    41,408   324,660
                                                ---------   -------   -------   -------   -------  --------
Interest-bearing liabilities:
   Demand and savings
    accounts                                      116,114         0         0         0         0   116,114
   Time deposits                                   56,902    27,844    31,824    37,872       235   154,677
   Other borrowings                                     0         0       300     2,700     1,200     4,200
   Short-term borrowings                           24,063         0         0         0         0    24,063
                                                ---------   -------   -------   -------   -------  --------
    Total interest-bearing
     liabilities                                  197,079    27,844    32,124    40,572     1,435   299,054
                                                ---------   -------   -------   -------   -------  --------
Asset (liability) gap                           ($106,353)  $10,415   $12,043   $69,528   $39,973   $25,606
                                                =========   =======   =======   =======   =======  ========
Cumulative asset
   (liability) gap                              ($106,353) ($95,938) ($83,895) ($14,367)  $25,606
                                                =========   =======   =======   =======   =======
Cumulative gap to total assets                     -30.41%   -27.44%   -23.99%    -4.11%     7.32%

                                  INTRODUCTION

       This Prospectus/Proxy Statement is being furnished to the holders of First Citizens Common Stock in connection with the solicitation of proxies by the Board of Directors of First Citizens for use at a Special Meeting of First Citizens' shareholders and at any adjournments or postponements thereof. This Prospectus/Proxy Statement also serves as a prospectus for the KeyCorp Common Stock (including the Rights) which will be issued upon the effectiveness of the Merger.

   All information contained in this Prospectus/Proxy Statement relating to KeyCorp has been furnished by KeyCorp and First Citizens is relying upon the accuracy of such information. All information contained in this Prospectus/Proxy Statement relating to First Citizens has been furnished by First Citizens and KeyCorp is relying on the accuracy of such information.


                 SPECIAL MEETING OF FIRST CITIZENS SHAREHOLDERS

DATE, TIME, AND PLACE

       The Special Meeting will be held at ______________________ on November __, 1994, commencing at ______ a.m., local time.

PURPOSE OF MEETING

       The purpose of the Special Meeting is to consider and vote upon the approval of the Merger Agreement and to conduct any other business that may properly come before the Special Meeting or any adjournments or postponements thereof.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

       The close of business on _______________, 1994 has been fixed by the Board of Directors of First Citizens as the Record Date for the determination of holders of shares of First Citizens Common Stock entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 1,372,144 shares of First Citizens Common Stock issued and outstanding held by 327 holders of record. Holders of record of First Citizens Common Stock on _______________, 1994 are entitled to one vote per share and are entitled to exercise dissenters' rights. See "RIGHTS OF DISSENTING
SHAREHOLDERS."   Due to the Voting Agreements executed by shareholders of First
Citizens beneficially owning approximately 59% of the issued and outstanding shares of First Citizens Common Stock, pursuant to which such shareholders have agreed to vote in favor of the Merger Agreement, it is anticipated that the Merger Agreement will be approved at the Special Meeting. See "VOTING AGREEMENTS."

VOTE REQUIRED

       At August 15, 1994, 1,372,144 shares of First Citizens Common Stock were outstanding and entitled to vote, of which approximately 783,158 shares, or approximately 57% were held by directors and executive officers of First Citizens and their respective affiliates. Additionally, the holders of 807,535 shares of First Citizens Common Stock, or approximately 59% of First Citizens Common Stock, which includes certain of First Citizens' directors and their affiliates, have entered into Voting Agreements with KeyCorp pursuant to which each such holder has agreed to vote for approval of the Merger Agreement. The affirmative vote of holders of a majority of the shares of First Citizens Common Stock issued, outstanding and entitled to vote at the Special Meeting is required to approve the Merger Agreement. The approval of the Merger Agreement by First Citizens' shareholders is a condition to the consummation of the Merger.

SHARE OWNERSHIP

       BENEFICIAL OWNERS. The following table gives information concerning the beneficial ownership of First Citizens Common Stock on August 15, 1994, by each person known by First Citizens to own beneficially more than 5% of the issued and outstanding shares of First Citizens Common Stock.

                                                   Number of                         Percentage of
                                                    Shares of                      Total Outstanding
     Name and Address                            Common Stock                        Common Stock
     ----------------                            ------------                        ------------
Leland E. Boren (1)                               510,392 (2)                            37.20%
9315 S 950 E
Upland, IN  46989

LaRita R. Boren (1)                               510,392 (3)                            37.20%
9315 S 950 E
Upland, IN  46989

Richard T. Doermer (1)                            140,129                                10.21%
5310 Century Ct.
Ft. Wayne, IN  46807

(1)    Director of First Citizens.
(2)    Includes (i) 218,461 shares of First Citizens Common Stock held of record by LaRita R. Boren, Mr. Boren's wife and
       (ii) 8,930 shares of First Citizens Common Stock held by a trust, the trustee of which is Mrs. Boren.
(3)    Includes (i) 282,981 shares of First Citizens Common Stock held of record by Leland E. Boren, Mrs. Boren's husband and
       (ii) 8,930 shares of First Citizens Common Stock held by a trust, the trustee of which is Mrs. Boren.

       The following table gives information concerning the beneficial ownership of the First Citizens Common Stock on August 15, 1994 by
(i) each director of First Citizens; (ii) the chief executive officer of First Citizens; and (iii) all directors and executive officers of First Citizens as a group.

                                                   Number of                         Percentage of
                                                    Shares of                      Total Outstanding
     Name                                        Common Stock                        Common Stock
     ----                                        ------------                        ------------
Leland E. Boren(1)                                   510,392(2)                          37.20%
LaRita R. Boren(1)                                   510,392(3)                          37.20%
Scott L. Bowser(1)                                    33,250                              2.42%
Virgil E. Cook(1)                                     22,434(4)                           1.63%
Thomas F. DeVoe(1)                                     2,310                                *
Richard T. Doermer(1)                                140,129                             10.21%
James L. Edwards(1)                                    1,210(5)                             *
William O'Neal(1)                                        323                                *
Charlie Owens(1)                                      28,417                              2.07%
Robert E. Reitz(1)                                     8,463                                *
Jack Robinson(1)                                         210                                *
Jeffrey E. Stoops(1)                                  59,702                              4.35%
James D. Strietelmeier(1)                              4,028                                *
Sandra L. Volk(1)                                        593                                *
All directors and executive officers                 783,158                             57.08%

(1)    Director of First Citizens.
(2)    Includes (i) 218,461 shares of First Citizens Common Stock held of record by LaRita R. Boren, Mr. Boren's wife and
       (ii) 8,930 shares of First Citizens Common Stock held by a trust, the trustee of which is Mrs. Boren.
(3)    Includes (i) 282,981 shares of First Citizens Common Stock held of record by Leland E. Boren, Mrs. Boren's husband and
       (ii) 8,930 shares of First Citizens Common Stock held by a trust, the trustee of which is Mrs. Boren.
(4)    Includes 9,204 shares of First Citizens Common Stock held of record by a holding company of which Mr. Cook is the principal shareholder.
(5)    Includes 1,000 shares of First Citizens Common Stock held of record by Anderson University.  As President of Anderson
       University, Mr. Edwards has authority to vote and dispose of such shares on behalf of Anderson University.
*      less than 1%.

       As of the Record Date, the trust department of Citizens Bank had sole or shared voting and dispositive power, in a fiduciary or co-fiduciary capacity for third parties, as to 150,214 shares of First Citizens Common Stock or approximately 11% of the outstanding First Citizens Common Stock.

VOTING, SOLICITATION, AND REVOCATION OF PROXIES

       Proxy cards for use at the Special Meeting accompany this Prospectus/Proxy Statement delivered to record holders of First Citizens Common Stock. A holder of First Citizens Common Stock may use the proxy if he or she does not attend the Special Meeting in person or wishes to have his or her shares voted by proxy even if he or she does attend the Special Meeting. The proxy may be revoked in writing by the person giving it at any time before it is exercised by notice of such revocation to the Secretary of First Citizens, or by submitting a proxy having a later date, or by such person appearing at the Special Meeting and electing to vote in person. All proxies validly submitted and not revoked will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of approval of the Merger Agreement.

       Under Indiana law and the First Citizens By-Laws, the presence, in person or by proxy, of a majority of the outstanding shares of First Citizens Common Stock is necessary to constitute a quorum of shareholders to take action at the Special Meeting. For these purposes, shares which are present, or represented by a proxy, at the Special Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy abstains on the proposal relating to the Merger Agreement ("abstentions") or whether a broker with discretionary authority fails to exercise its discretionary authority to vote shares with respect to the proposal relating to the Merger Agreement ("broker non-votes"). For voting purposes, only shares voted for the approval of the Merger Agreement or shares represented by a proxy where the holder of the shares returns a signed proxy card but fails to indicate voting instructions, and neither abstentions nor broker non-votes, will be counted as voting in favor in determining whether the Merger Agreement is approved by the holders of a majority of First Citizens Common Stock. As a consequence, abstentions and broker non-votes will have the same effect as votes against approval of the Merger Agreement.


                    BACKGROUND OF AND REASONS FOR THE MERGER


BACKGROUND OF THE MERGER

       In February 1994, First Citizens received an informal indication of interest from a financial institution regarding the possible acquisition of Citizens Bank. On February 24, 1994, the Board of Directors of First Citizens met and discussed this indication of interest. At that meeting, Dillon Read advised the Board regarding the market for bank mergers and acquisitions and presented information which it had compiled illustrating the relative extent to which shareholder value might be enhanced through various acquisition options. Dillon Read advised that it would be appropriate for First Citizens to conduct a confidential survey of a number of banking institutions to determine whether there would be sufficient interest on the part of such institutions to engage in a possible acquisition of or merger with First Citizens at a premium over its then current market price. At the meeting, the First Citizens Board of Directors authorized the engagement of Dillon Read to serve as First Citizens' financial advisor to explore various alternative strategies of further enhancing shareholder value, including discussions with possible acquirors. Additionally, the First Citizens Board of Directors established an Ad Hoc Committee on Shareholder Value (the "Ad Hoc Committee") to work with Dillon Read and management regarding such matters.

       Following the meeting of the First Citizens Board of Directors on February 24, 1994, Dillon Read contacted sixteen bank holding companies headquartered in the midwest that were deemed by Dillon Read to be likely to have an interest in acquiring First Citizens. These contacts resulted in meetings between representatives of Dillon Read and senior officers of ten bank holding companies. On April 29, 1994, those ten bank holding companies plus one additional bank holding company submitted preliminary indications of interest to First Citizens.

These preliminary indications took the form of valuations ranging from $26.00 to $36.44 per share.

       After an extensive analysis of the preliminary indications of interest received and after consultation with Dillon Read, the Ad Hoc Committee invited seven organizations which had submitted such preliminary indications to conduct a one week, on-site review of the operations of First Citizens. Five prospective acquirors accepted the invitation and visited First Citizens in Anderson, Indiana, to review financial, operational and legal documents and interview management and Mr. Boren, the Chairman of the Board. On June 17, 1994, following the on-site review, three organizations, including KeyCorp, submitted definitive proposals to acquire First Citizens. In addition, two of the three organizations returned detailed comments on the form of Merger Agreement which had been delivered to such entities for their review on June 10, 1994.

       On June 22, 1994, following analysis of the definitive proposals, the Ad Hoc Committee authorized Dillon Read to approach KeyCorp seeking clarification of certain issues relating to the terms of the Merger Agreement.

       At a meeting of the First Citizens Board of Directors held on June 29, 1994, the Ad Hoc Committee reported to the Board on the process which it had conducted, its analysis of the alternatives available to First Citizens, and its recommendation that the Board approve the proposed transaction with KeyCorp. Also, Dillon Read presented the First Citizens Board of Directors with detailed financial and valuation analysis of the offers which had been received from KeyCorp and the other two prospective acquirors. At the meeting, Dillon Read delivered to the First Citizens Board of Directors its oral opinion to the effect that as of such date the Exchange Ratio to be received by the holders of First Citizens Common Stock pursuant to the Merger Agreement would be fair from a financial point of view to First Citizens shareholders. The First Citizens Board of Directors discussed, among other things, the terms of the Merger Agreement and the shareholder and regulatory approvals that would be required to consummate the Merger.

       The Board of Directors reconvened in a meeting on June 30, 1994 to act
on the matters presented at the meeting on June 29, 1994.   At such meeting on
June 30, 1994, Dillon Read presented its written opinion to the effect that the Exchange Ratio of the KeyCorp Common Stock to be received for the First Citizens Common Stock in the proposed transaction would be fair to the First Citizens shareholders from a financial point of view. At the conclusion of this meeting, the Board of Directors of First Citizens unanimously adopted the Merger Agreement and determined to recommend to the shareholders of First Citizens that they approve the Merger. The Merger Agreement was entered into on June 30, 1994.

FIRST CITIZENS' REASONS FOR THE MERGER

       In the course of reaching its decision to adopt the Merger Agreement, the First Citizens Board of Directors consulted with its legal advisors regarding the legal terms of the Merger Agreement and the directors' obligations in their respective consideration thereof, its financial advisors regarding the financial terms and fairness, from a financial point of view, of the Exchange Ratio in the proposed Merger, and the management of First Citizens. Without assigning any relative or specific weights thereto, the Board of Directors considered the factors outlined below, among others, that it believed relevant to reaching its determination.

       The terms of the proposed transaction with KeyCorp as set forth in the Merger Agreement, including the Exchange Ratio, were reached on the basis of arms length negotiations between First Citizens and KeyCorp. In reaching the conclusion that the terms of the Merger Agreement are fair, the First Citizens Board of Directors considered, among other things, the market value, book value, and dividends and earnings per share of First Citizens Common Stock, as well as the market value, market performance, book value, earnings per share and prospects of KeyCorp Common Stock. It is the business judgment of the Board of Directors of First Citizens that the Merger provides an opportunity for the shareholders of First Citizens to receive consideration for their shares in the form of securities of KeyCorp, which securities have a value in excess of the book value of the First Citizens Common Stock. The First Citizens Board of Directors is also of the opinion that the Exchange Ratio represents a substantial premium over the prices at which the First Citizens Common Stock has traded in the recent past (and the range of prices at which First Citizens Common Stock is expected to trade in the near future in the absence of the Merger). Further, the Board of Directors of First Citizens concluded that a merger with KeyCorp would provide First Citizens' shareholders with enhanced value by providing greater liquidity resulting from the acquisition of shares of a NYSE listed corporation with an active trading market.

       The Board of Directors of First Citizens took into consideration the recommendation of the Ad Hoc Committee and the opinion of Dillon Read, First Citizens' financial advisor, that the KeyCorp proposal was fair from a financial point of view. At the June 29, 1994 meeting of First Citizens' Board of Directors, Dillon Read made a presentation regarding the financial aspects of the Merger and rendered its oral opinion to the effect that, as of such date, the Exchange Ratio was fair to such shareholders from a financial point of view. That opinion was rendered again in writing on June 30, 1994. A copy of an updated written opinion dated the date of this Prospectus/Proxy Statement is attached as Appendix B to this Prospectus/Proxy Statement. First Citizens' Board of Directors considered the analyses presented to it by Dillon Read relating to selected financial and stock market data concerning First Citizens and KeyCorp and other publicly held bank holding companies, certain financial analyses of the terms of the Merger, including a discounted cash flow analysis, and a comparison to the terms of other recent business combinations involving bank holding companies. See "BACKGROUND OF AND REASONS FOR THE MERGER -- Opinion of Financial Advisor."

       The First Citizens Board of Directors considered the strategic alternatives available to First Citizens, including the possibility of remaining independent, soliciting additional competing proposals, or accepting KeyCorp's bid, before concluding that the Merger represented the best available means of enhancing shareholder value at this time and that the Exchange Ratio was fair to the shareholders of First Citizens.

       In assessing the alternatives to remaining independent, the First Citizens Board of Directors considered the long-range business prospects and risks of First Citizens' business, financial condition and results of operations in the context of the present status and anticipated future direction of the financial services industry, specifically the industry's intensely competitive nature. In considering the competitive pressures in the financial services industry in general and the banking industry in particular, the First Citizens Board of Directors recognized that the banking industry is in the midst of a major transformation and restructuring. In particular, the Board of Directors believes that the banking industry is experiencing significant pressure for consolidation as a result of many factors, including industry overcapacity, increased competition from non-bank financial services competitors, technological change, and the evolving legislative environment. First Citizens' Board of Directors believes that the proposed business combination with KeyCorp could lead to significant competitive advantages through greater diversity of product offerings, cost-savings achieved through integration of operations, improved access to capital and funding, and geographic expansion of operations.

       The First Citizens Board of Directors considered the process that was used to solicit indications of interest on the part of potential acquirors of First Citizens. In deciding to accept the offer submitted by KeyCorp after soliciting indications of interest on a confidential basis, the First Citizens Board of Directors considered the fact that each of the large institutions with a significant market presence in the midwest had been approached for (or had approached First Citizens with) an indication of possible interest, and that Dillon Read had also approached certain banks not currently in the market served by First Citizens which were viewed by Dillon Read as potential acquirors. The Board also considered Dillon Read's opinion that these institutions represented the most likely prospective bidders for First Citizens.

       The First Citizens Board of Directors considered the historical growth in KeyCorp's earnings per share and book value, the historical dividends paid on the First Citizens Common Stock and KeyCorp Common Stock, respectively, and the significant increase in dividends which would result to First Citizens shareholders from the Merger. Further, the First Citizens Board of Directors considered the expectation that the Merger will be a tax-free transaction to First Citizens shareholders, First Citizens, and KeyCorp.

       With regard to the conditions to the Merger and the risks to First Citizens if the Merger was not consummated, the Board of Directors was advised that the conditions to the Merger included, among other things, (a) that the representations and warranties contained in the Merger Agreement be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date of the Merger, and (b) that all regulatory approvals required to consummate the Merger are obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. The Board of Directors considered the risks to First Citizens of non-consummation of the transaction, including the possibility of adverse operational consequences for First Citizens and Citizens Bank.

       Finally, the First Citizens Board of Directors considered the possible impact of the Merger on First Citizens' and Citizens Bank's employees, customers and community. The Board of Directors believes that the Merger, if consummated, will result in expanded banking services to the community, and will afford access to the resources of a strong financial parent.
Additionally, the Board of Directors believes that, while the Merger may result in the termination of a certain number of employees of First Citizens and Citizens Bank, certain employees of Citizens Bank may experience expanded job opportunities within the KeyCorp organization after consummation of the Merger, and terminated employees will receive severance benefits provided for in the Merger Agreement. See "TERMS OF MERGER -- Effect on Employee Benefits."

KEYCORP'S REASONS FOR THE MERGER

       In reaching its determination that the Merger and the Merger Agreement are fair to, and in the best interest of, KeyCorp and its shareholders, KeyCorp management considered a number of factors including the following:

       (a) A variety of factors affecting and relating to the overall strategic focus of KeyCorp, including KeyCorp's desire to expand its presence through Society National Bank, Indiana in central Indiana;

       (b) KeyCorp management's due diligence review of First Citizens including the business, operations, earnings, asset quality, and financial condition of First Citizens on a historical, prospective, and pro forma basis, and the enhanced opportunities through Society National Bank, Indiana for both operating efficiencies and synergies that are expected to result from the Merger, the enhanced opportunities for growth that the Merger makes possible, and the respective contributions the parties would bring to a combined institution, recognizing that Society National Bank, Indiana presently conducts a banking business in the State of Indiana;

       (c)      The review by KeyCorp of the provisions of the Merger Agreement;

       (d) The expectation that the Merger will be tax-free for federal income tax purposes to KeyCorp (see "TERMS OF THE MERGER -- Certain Federal Income Tax Considerations; Accounting Treatment"); and

       (e) The current and prospective economic environment facing financial institutions, including KeyCorp.

KeyCorp management did not assign any specific or relative weights to the factors in its consideration. The Board of KeyCorp concurred with management's analysis and recommendation regarding the Merger and ratified KeyCorp's adoption of the Merger Agreement.

OPINION OF FINANCIAL ADVISOR

       The Board of Directors of First Citizens retained the investment banking firm of Dillon Read as its financial advisor in connection with a potential acquisition of First Citizens. On June 30, 1994, Dillon Read delivered to First Citizens' Board of Directors its written opinion stating that, on and as of the date of such opinion, and based upon and subject to the assumptions described therein, the consideration offered in the Merger is fair, from a financial point of view, to the holders of the Common Stock of First Citizens. Dillon Read has also delivered a written opinion to First Citizens' Board of Directors stating that, on and as of the date of this Prospectus/Proxy Statement, the consideration offered in the Merger is fair, from a financial point of view, to the holders of First Citizens Common Stock. The full text of Dillon Read's updated opinion, which sets forth the assumptions made, matters considered therein, and the limitations thereof, is included as Appendix B to this Prospectus/Proxy Statement and should be read carefully and in its entirety.

       In arriving at its opinion, Dillon Read reviewed and analyzed, among other things: (i) the Merger Agreement; (ii) the Annual Reports on Form 10-K for old Key and Society for the four years ended December 31, 1992 and certain interim reports on Form 10-Q for the nine months ended September 30, 1993;
(iii) the Proxy Statement of old Key dated December 29, 1993 relating to the merger between old Key and Society; (iv) the Annual Report on Form 10-K for old Key for the year ended December 31, 1993; (v) KeyCorp's Current Report on Form 8-K filed on April 20, 1994; (vi) certain interim reports to shareholders and the Quarterly Reports on Form 10-Q of KeyCorp and certain other communications from First Citizens and KeyCorp to their respective shareholders; (vii) audited financial statements of First Citizens as presented in First Citizens' Annual Reports for 1993, 1992 and 1991; and (viii) certain internal financial analyses and forecasts for First Citizens prepared by its management and consultants retained by First Citizens management. Dillon Read also held discussions with members of the senior management of First Citizens and KeyCorp regarding their respective past and current business operations, financial condition and future prospects. In addition, Dillon Read reviewed the reported price for the First Citizens Common Stock and the KeyCorp Common Stock over the six months prior to the date of its opinion and the historical price of old Key and Society common stock for the five years prior to the date of its opinion and the trading activity for KeyCorp Common Stock, compared certain financial and stock market information for First Citizens and KeyCorp with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the commercial banking industry and performed such other studies and analyses it considered relevant.

       As set forth in its opinion, Dillon Read relied without independent verification upon the accuracy and completeness of all the financial and other information reviewed by it for the purposes of its opinion. It assumed that the financial forecasts had been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the management of First Citizens and that such forecasts would be realized in the amounts and at the times contemplated thereby. Dillon Read also assumed the allowances for loan losses for First Citizens and KeyCorp were adequate to cover such losses. It did not review individual credit files or make an independent evaluation or appraisal of the assets and liabilities of First Citizens or KeyCorp or any of their subsidiaries and was not furnished with any such evaluation or appraisal.

       Dillon Read is an internationally recognized investment banking firm, and as part of its investment banking services, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements, and valuations for estate, corporate and other purposes. Dillon Read is familiar with First Citizens having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement.

       As compensation for its services in connection with the Merger, First Citizens has (i) paid Dillon Read a fee of $50,000 and (ii) agreed to pay Dillon Read a fee payable upon consummation of the Merger based on the aggregate amount of consideration received by First Citizens' shareholders determined at such time. Based on a share price for KeyCorp Common Stock of $_________ per share as of _________________, 1994, the fee payable upon consummation of the Merger would total approximately $_______. In addition, First Citizens has agreed to reimburse Dillon Read for reasonable expenses incurred in connection with the Merger and to indemnify Dillon Read against certain liabilities.

       In the ordinary course of business, Dillon Read may trade the securities of KeyCorp for its own account and for the accounts of its customers, and accordingly, may at any time hold a long or short position in such securities.

RECOMMENDATION OF FIRST CITIZENS' BOARD OF DIRECTORS

       THE BOARD OF DIRECTORS OF FIRST CITIZENS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

                              TERMS OF THE MERGER

       This portion of the Prospectus/Proxy Statement describes various aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement attached hereto as Appendix A, and incorporated herein by reference. ALL SHAREHOLDERS OF FIRST CITIZENS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

GENERAL

       The Merger Agreement provides that, subject to approval of the Merger Agreement by the shareholders of First Citizens, receipt of all necessary regulatory approvals and expiration of all applicable statutory waiting periods, and satisfaction, or in certain cases waiver, of certain other conditions, First Citizens will be merged with and into KeyCorp. The Merger will occur as promptly as practicable after the date upon which all of the conditions to the Merger are satisfied or waived or at such other time and date as First Citizens and KeyCorp may agree. First Citizens and KeyCorp, however, currently anticipate that the Merger will be completed during January 1995, but, in any event prior to March 31, 1995. Upon consummation of the Merger, the separate corporate existence of First Citizens will cease, KeyCorp will be the surviving corporation, and the shareholders of First Citizens will become shareholders of KeyCorp. See "TERMS OF THE MERGER -- Effective Time." Following the consummation of the Merger, KeyCorp plans to effect the merger of Citizens Bank, First Citizens' sole banking subsidiary, into Society National Bank, Indiana.

       The Board of Directors and executive officers of KeyCorp in office immediately prior to the Effective Time will be the directors and officers, respectively, of KeyCorp after consummation of the Merger.

CONVERSION OF FIRST CITIZENS COMMON STOCK; EFFECTS ON KEYCORP SHAREHOLDERS

       CONVERSION OF FIRST CITIZENS COMMON STOCK. At the Effective Time, each share of First Citizens Common Stock then issued and outstanding (other than (i) treasury shares held by First Citizens, (ii) shares held by any First Citizens shareholder properly exercising dissenters' rights, or (iii) First Citizens Common Stock owned by KeyCorp for its own accounts) will cease to be outstanding and will be converted into the number of shares of KeyCorp Common Stock (carried out to four decimal places) determined by dividing $37.00 by the Average Stock Price; provided, however, that (A) if the Average Stock Price shall be less than or equal to $25.9000 per share, the Average Stock Price shall be deemed to be $25.9000, or (B) if the Average Stock Price shall be greater than or equal to $38.8500 per share, the Average Stock Price shall be deemed to be $38.8500 (the foregoing calculation shall be referred to hereinafter as the "Exchange Ratio"). Each share of KeyCorp Common Stock issued to First Citizens shareholders in the Merger will be accompanied by one Right to be evidenced by certificates for KeyCorp Common Stock under the Rights Agreement. Each Right represents the right to purchase one share of KeyCorp Common Stock upon the terms and conditions set forth in the Rights Agreement. See "COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF CAPITAL STOCK OF KEYCORP AND FIRST CITIZENS." The Exchange Ratio may be subject to downward adjustment in certain circumstances as more fully described herein. See "TERMS OF THE MERGER -- Sale of Travel Agency and Insurance Agency; Environmental Matters."

       EFFECT ON KEYCORP SHAREHOLDERS. At the Effective Time, each share of KeyCorp Common Stock then issued and outstanding will remain outstanding and will continue to be accompanied by one Right under the Rights Agreement.

       NO FRACTIONAL SHARES OF KEYCORP COMMON STOCK TO BE ISSUED. No fractional shares of KeyCorp Common Stock will be issued in the Merger, but, in lieu thereof, each holder of First Citizens Common Stock who otherwise would have been entitled to a fraction of a share of KeyCorp Common Stock, upon surrender of his or her certificates representing shares of First Citizens Common Stock, will be paid the cash value (without interest) of such fraction, which will be equal to such fraction multiplied by the number of shares of KeyCorp Common Stock (carried out to four decimal places) determined pursuant to the Exchange Ratio. See "TERMS OF THE MERGER -- Certain Federal Income Tax Consequences."

       DISSENTERS' RIGHTS. No conversion of First Citizens Common Stock into KeyCorp Common Stock shall be made with respect to any share of First Citizens Common Stock as to which a shareholder of First Citizens has properly elected to exercise any rights to dissent and obtain payment of the fair value of his or her shares under the Indiana Business Corporation Law. See "RIGHTS OF DISSENTING SHAREHOLDERS."

SURRENDER OF CERTIFICATES

       MANNER OF EXCHANGE-CERTIFICATES. KeyCorp and First Citizens have selected Society National Bank as the exchange agent (the "Exchange Agent") to effect the exchange of certificates representing shares of First Citizens Common Stock in connection with the Merger. Promptly after the Effective Time, the Exchange Agent will mail to each holder of record (other than holders of First Citizens Common Stock who have properly demanded and perfected dissenters' rights under the Indiana Business Corporation Law) of certificates which immediately prior to the Effective Time represented outstanding shares of First Citizens Common Stock, a notice advising the holder of the effectiveness of the Merger accompanied by a transmittal form (the "Certificate Transmittal Form"). The Certificate Transmittal Form will contain instructions with respect to the surrender of certificates representing First Citizens Common Stock to be exchanged for shares of KeyCorp Common Stock (together with cash in lieu of any fractional share) and will specify that delivery will be effected, and risk of loss and title to such certificates will pass, only upon delivery of the certificates to the Exchange Agent. Upon surrender, in accordance with the instructions contained in the Certificate Transmittal Form, to the Exchange Agent of certificates representing shares of First Citizens Common Stock, the holder thereof will be entitled to receive in exchange therefor a certificate(s) representing the appropriate number of shares of KeyCorp Common Stock to which such holder is entitled and cash in lieu of any fractional share of KeyCorp Common Stock.

       FIRST CITIZENS STOCK CERTIFICATES SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNTIL THE SHAREHOLDER HAS RECEIVED A CERTIFICATE TRANSMITTAL FORM AND SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY.

       RIGHTS OF HOLDERS OF FIRST CITIZENS STOCK CERTIFICATES PRIOR TO SURRENDER. Prior to the time certificates representing shares of First Citizens Common Stock are surrendered, no dividend or other distribution payable to holders of record of KeyCorp Common Stock on any date on or after the Effective Time will be paid to any former shareholder of First Citizens until such holder physically surrenders for exchange his or her certificates representing shares of First Citizens Common Stock and such holder's other rights as a shareholder of KeyCorp, including his or her right to vote, shall be suspended at the Effective Time until such holder physically surrenders his or her certificates representing First Citizens Common Stock for exchange.
Upon surrender by any such shareholder of his or her certificates representing First Citizens Common Stock to the Exchange Agent the former First Citizens shareholder will receive certificates representing the shares of KeyCorp Common Stock into which such shareholder's shares of First Citizens Common Stock were converted, will be paid the dividends or other distributions (without interest) that have theretofore become payable with respect to such shares of KeyCorp Common Stock since the Effective Time and, if suspended, such shareholder's other rights as a shareholder will thereupon be restored.

       LOST CERTIFICATES AND DEPOSITORY RECEIPTS. Any First Citizens shareholder who has lost or misplaced a certificate for any of his or her shares of First Citizens Common Stock should immediately call the First Citizens stock transfer agent, Ms. Patricia Coffin, at (317) 646-6762 for information regarding the procedures to be followed for replacing the lost certificate(s). Until a replacement certificate is obtained, the First Citizens shareholder will be unable to properly submit the Certificate Transmittal Form.

CONDUCT OF BUSINESS PENDING THE MERGER

       GENERAL. The Merger Agreement contains certain restrictions on the conduct of the business of First Citizens pending the consummation of the Merger. In particular, unless the prior written consent of KeyCorp is obtained, prior to the Effective Time, the Merger Agreement requires First Citizens and its subsidiaries to (a) conduct their respective businesses in the ordinary course consistent with past practices, and (b) preserve intact their respective business organizations and assets and maintain their rights and franchises.

       The Merger Agreement also prohibits First Citizens and its subsidiaries from engaging in certain activities prior to the Effective Time without the prior written consent of KeyCorp. Specifically, without such consent, neither First Citizens, nor its subsidiaries, may:

       (a) change its capital structure, corporate structure, or any provision of its charter or by-laws including the number of shares of its authorized or issued capital stock;




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
       (b) issue or sell any shares of capital stock or any other equity or long-term debt securities or enter into any arrangement, contract, or commitment with respect to the purchase or voting of shares of their capital stock;

       (c) acquire beneficial ownership of equity securities or any similar interests of any corporation, bank, business, trust, association, or similar organization or merge with or acquire control over any thrift institution, bank, corporation, or organization or create or acquire any subsidiary;

       (d) issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of First Citizens or any securities convertible into shares of such stock or purchase, redeem, retire or otherwise acquire, or hypothecate, pledge or otherwise encumber, any shares of its capital stock;

       (e) adjust, split, combine or reclassify any shares of its capital stock;

       (f) declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property or any combination thereof) in respect of the capital stock of First Citizens except regular quarterly dividends not to exceed $.20 per share;

       (g) other than pursuant to written agreements or policies of First Citizens or its subsidiaries in effect on June 30, 1994, grant any severance or termination pay to, or enter into any employment agreement or deferred compensation, non-competition, bonus, stock option, or profit-sharing plan with, any of its officers or other employees or its directors, or, except as required by applicable law or regulation, renew, amend or modify any such agreement, arrangement or plan now in existence or increase the compensation payable to or grant bonuses to any of its directors, executive officers or other employees, or pay any bonus, compensation, or benefit or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, other than merit increases pursuant to written agreements or policies in effect on the date of the Merger Agreement;

       (h) make any capital expenditures other than in the ordinary course of business or as necessary to maintain existing assets in good repair, in either case, not to exceed $25,000;

       (i) make application for the opening or closing of, or open or close, any branches or automated banking facilities or sell, assign, transfer, or otherwise dispose of to a third party any of its branch offices or any of its material properties or assets, including mortgage or other loans and rights to the servicing of mortgage loans;

       (j) merge into, consolidate with, affiliate with, or be purchased or acquired by, any other corporation, entity or person, or permit any other




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
                corporation, entity or person, to be merged, consolidated or affiliated with it or be purchased or acquired by it, or, except to realize upon collateral and except for purchases of sales of loans or investment securities in the ordinary course of its business, acquire all or any substantial portion of the assets of any other corporation, entity or person, or sell all or any portion of its assets;

       (k) make any change in its accounting methods or practices, other than changes in accordance with generally accepted accounting principles or as required by law;

       (l)      renew or enter into any real property lease;

       (m) enter into any transaction, contract, loan, lease, agreement, or commitment (or any amendment to any transaction, contract, lease, agreement, or commitment) outside of the ordinary course of business, including, without limitation, any loans or loan commitments to officers, directors, or owners of 5% or more of the issued and outstanding shares of First Citizens Common Stock (or any person or business entity controlled by or affiliated with such officers, directors, or stockholders);

       (n) purchase or otherwise acquire from a third party, branch offices, assets constituting any other line of business, or any other material properties or assets, including mortgage or other loans and rights for the servicing of mortgage loans; or

       (o) incur any indebtedness otherwise than in the ordinary course of business.

SALE OF TRAVEL AGENCY AND INSURANCE AGENCY

       The Merger Agreement requires First Citizens to cause Citizens Bank to sell or otherwise dispose of each of Citizens Travel, Inc. (the "Travel Agency") and Citizens Insurance Agency, Inc. (the "Insurance Agency") prior to the Effective Time, whether through a sale of assets (followed by a dissolution of the selling corporation), a sale of stock, a merger or otherwise. The Travel Agency and Insurance Agency are wholly owned subsidiaries of Citizens Bank, which in turn, is a wholly owned subsidiary of First Citizens. Upon disposition of the Travel Agency and the Insurance Agency prior to the Effective Time, First Citizens will be entitled to distribute, as a dividend, an amount equal to the aggregate net after tax gain realized by First Citizens on the sales, determined in accordance with generally accepted accounting principles applied on a basis consistent with prior periods. In the event First Citizens realizes an aggregate net after tax loss on the sales (determined in accordance with generally accepted accounting principles consistently applied), the Exchange Ratio will be adjusted by reducing the amount to be divided by the Average Stock Price by the amount of such aggregate net after tax loss per outstanding share of First Citizens Common Stock. See "TERMS OF THE MERGER -- Conversion of First Citizens Common Stock."

ENVIRONMENTAL MATTERS

       First Citizens has agreed to commission, at its own expense, a Phase I environmental audit of all real property owned or leased by it, including property relating to its banking center offices and property acquired through foreclosure and held as real estate owned, and to provide KeyCorp with the results of such audit. Upon review of the Phase I environmental audit reports, KeyCorp may commission Phase II environmental audits, with the cost being divided equally between First Citizens and KeyCorp. If, based upon the results of any environmental audit, the aggregate estimated cost to repair, remediate or otherwise correct any situation or circumstance which violates any local, state or federal environmental law, regulation, or ordinance to the extent necessary so that such condition or circumstance would no longer be such a violation ("Remedial Cost Estimate") is less than $250,000, the Merger will be consummated without adjustment to the Exchange Ratio. In the event that the Remedial Cost Estimate exceeds $250,000 (such excess, the "Excess Remediation Cost"), the Merger will be consummated; however, the Exchange Ratio shall be adjusted downward by reducing the amount to be divided by the Average Stock Price by the Excess Remediation Cost per outstanding share of First Citizens Common Stock. In the event that the Remedial Cost Estimate exceeds $3,000,000, First Citizens and KeyCorp shall each have the election to terminate the Merger Agreement or, in lieu of such termination, the parties may agree that further downward adjustment to the Exchange Ratio will be made on a dollar-for-dollar basis or such lesser amount as the parties might then agree. See "TERMS OF THE MERGER -- Conversion of First Citizens Common Stock; Waiver of Conditions, Amendment, or Termination of the Merger Agreement."

DATA PROCESSING

       First Citizens is a party to an agreement with Information Technology, Inc. ("ITI") pursuant to which ITI provides data processing support and other servicing to enable First Citizens to complete its year-end data processing for each of First Citizens' fiscal years. This agreement with ITI will terminate on November 1, 1994, at which time, without the support of ITI, First Citizens would be unable to complete its year-end processing. As a result, First Citizens has agreed, pursuant to the Merger Agreement, to use its best efforts to enter into, as soon as practicable, but no later than October 1, 1994, a one-year "right to use" extension agreement relating to the use by First Citizens of certain data processing system software (the "Extension Agreement") with ITI or such other party as is reasonably acceptable to KeyCorp covering the period from November 1, 1994 to November 1, 1995. On September 2, 1994, First Citizens secured such an Extension Agreement with ITI, effective to November 1, 1994. Pursuant to the Merger Agreement and in connection with the Extension Agreement, KeyCorp has agreed to provide data processing support and other servicing to assist First Citizens in completing its year-end processing for its fiscal year ended December 31, 1994. During the term of the Extension Agreement, it is anticipated that KeyCorp will also assist First Citizens to convert its data processing onto KeyCorp's data processing system.

       In the event of a termination of the Merger Agreement by First Citizens due to a breach by KeyCorp of any of its representations, warranties, or covenants, if such termination occurs on or after September 1, 1994 but prior to completion of a conversion of First Citizens onto

KeyCorp's data processing system, KeyCorp will, without cost to First Citizens, continue to provide First Citizens, for a period beginning at the later of the date of termination of the Merger Agreement or November 1, 1994 and ending six months following the date of the termination of the Merger Agreement, with all support and other servicing to enable First Citizens to complete its year-end data processing for the fiscal year ended December 31, 1994. If such a termination of the Merger Agreement occurs after the conversion of First Citizens' data processing system onto KeyCorp's data processing systems, KeyCorp has agreed to permit First Citizens to remain on its system until such time as First Citizens may reasonably be converted onto an appropriate alternative system.

       In the event of a termination of the Merger Agreement by First Citizens or KeyCorp not involving a breach by either party, if such termination occurs on or after September 1, 1994 but prior to completion of a conversion of First Citizens' data processing system onto KeyCorp's data processing system, KeyCorp will, without cost to First Citizens, continue to provide First Citizens with all support and other servicing to complete First Citizens' year-end data processing for its fiscal year ended December 31, 1994. In addition, KeyCorp will continue, for a period beginning at the later of the date of termination of the Merger Agreement or November 1, 1994 and ending six months after the date of such termination of the Merger Agreement, to provide such other services to First Citizens relating to its data processing system as KeyCorp is reasonably capable of providing. If a termination of the Merger Agreement not involving a breach by either party occurs after the conversion of First Citizens data processing system onto KeyCorp's data processing systems, KeyCorp and First Citizens have agreed to cooperate to effectuate the conversion of First Citizens onto an appropriate alternative data processing system.

       If data processing services are being provided by KeyCorp after a termination of the Merger Agreement as described above, First Citizens will use good faith efforts to promptly obtain from a third party services that would obviate the need for KeyCorp to provide such services.

EMPLOYEE BENEFITS

       The Merger Agreement provides that KeyCorp will honor all employment, severance and other compensation contracts between First Citizens or any of its subsidiaries (excluding the Travel Agency and the Insurance Agency) and any director, officer, or employee of First Citizens or its subsidiaries (excluding the Travel Agency and the Insurance Agency). Each employee of First Citizens or any of its subsidiaries (excluding the Travel Agency and the Insurance Agency) will receive full credit for each year of service with such company for purposes of determining eligibility for participation and vesting, but not for purposes of benefit accrual, in KeyCorp's employee benefit plans. The employee benefits provided by KeyCorp, for a period of two years after consummation of the Merger, to former employees of First Citizens or its subsidiaries (excluding the Travel Agency and the Insurance Agency) retained or employed by KeyCorp, will be no less favorable in the aggregate than such benefits maintained by First Citizens and its subsidiaries prior to the Merger.

       The Merger Agreement further provides that KeyCorp will provide severance benefits to all permanent employees of First Citizens (excluding employees of the Travel Agency or the

Insurance Agency) who are terminated at any time after the Effective Time.
These benefits will be provided under the KeyCorp Separation Pay Plan, and consist of a range of separation pay benefits computed pursuant to a formula based on a minimum number of weeks' base compensation for each year of service. Notwithstanding any provision of the KeyCorp Separation Pay Plan, First
Citizens employees entitled to severance benefits will receive benefits that are generally no less favorable than those they would have been entitled to receive under any applicable severance plan maintained by First Citizens. Additionally, certain key executives of First Citizens will be entitled to receive additional severance benefits pursuant to the Citizens Bank Key
Employee 1994 Severance Plan upon termination within one year following the consummation of a "Change of Control Transaction." A "Change of Control Transaction" is any transaction the consummation of which results in the owners of First Citizens Common Stock holding less than 50% of the direct and indirect beneficial ownership of First Citizens. The severance compensation for such executives shall consist of an aggregate of (i) regular service compensation equal to one week's base compensation for each year of service with First Citizens or its subsidiaries and (ii) an additional severance amount.

NO SOLICITATIONS

       Pursuant to the Merger Agreement, First Citizens and its subsidiaries are prohibited from soliciting or, except to the extent required by applicable law relating to fiduciary obligations of directors, upon advice of counsel, holding discussions or negotiations with, or assisting or providing any information to, any person, entity, or group (other than KeyCorp) concerning any merger, disposition of a significant portion of its assets, or similar transactions involving First Citizens or, except for the Travel Agency and the Insurance Agency, any First Citizens subsidiary. Notwithstanding these provisions, First Citizens will promptly communicate to KeyCorp the terms of any proposal, discussion, negotiation, or inquiry relating to a merger or disposition of a significant portion of its capital stock or similar transaction involving First Citizens or any subsidiary and the identity of the party making such proposal or inquiry which it receives with respect to any such transaction.

CONDITIONS TO THE MERGER

       The respective obligations of KeyCorp and First Citizens to effect the Merger are subject to the satisfaction prior to the Effective Time of certain conditions, including, but not limited to, the following significant conditions (some of which may be waived):

       (a) in the case of each party, performance in all material respects at or prior to the Effective Time of the agreements and covenants required to be performed by the other party;

       (b) in the case of each party, the truth and correctness in all material respects as of the Effective Time and the date of signing of the Merger Agreement of the representations and warranties of the other party contained in the Merger Agreement, except as expressly contemplated by the Merger Agreement and except for any representation and warranty made as of a specified date (which shall be true and correct as of such date);




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
       (c) approval of the Merger Agreement by the requisite vote of shareholders of First Citizens. See "SPECIAL MEETING OF FIRST CITIZENS SHAREHOLDERS;"

       (d) receipt of all approvals of governmental agencies or other third parties required to consummate the transactions contemplated by the Merger Agreement. See "TERMS OF THE MERGER -- Regulatory Approvals;"

       (e) absence of any temporary restraining order, injunction, or other order by any federal or state court or agency which enjoins or prohibits consummation of the Merger;

       (f) receipt by each of KeyCorp and First Citizens of a written opinion from their respective legal counsel as to certain federal income tax consequences of the Merger. See "TERMS OF THE MERGER -- Certain Federal Income Tax Consequences;"

       (g) holders of no more than 10% of the issued and outstanding shares of First Citizens Common Stock have notified First Citizens that they intend to exercise dissenters' rights;

       (h) the Registration Statement of which this Prospectus/Proxy Statement is a part shall have been declared effective by the Commission and shall not be subject to a stop order suspending the effectiveness of the Registration Statement and no proceedings for the purpose of suspending the effectiveness of the Registration Statement shall be pending before or threatened by the Commission.

REGULATORY APPROVALS

       Consummation of the Merger is subject to receipt by KeyCorp and First Citizens of all necessary regulatory approvals and expiration of all applicable statutory waiting periods. The regulatory approvals that must be obtained as a condition to the consummation of the Merger are the approvals of the Federal Reserve Board and the Indiana Department of Financial Institutions, and, if the Insurance Agency is not sold prior to the Effective Time, the Indiana Department of Insurance.

       IT IS ANTICIPATED THAT THE REGULATORY APPROVALS DESCRIBED HEREIN WILL BE OBTAINED IN TIME TO ALLOW FOR CONSUMMATION OF THE MERGER IN JANUARY 1995, BUT NO ASSURANCE CAN BE GIVEN THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED SO AS TO PERMIT CONSUMMATION OF THE MERGER OR THAT SUCH APPROVALS WILL NOT BE CONDITIONED UPON MATTERS THAT WOULD CAUSE THE PARTIES TO ABANDON THE MERGER. THERE LIKEWISE CAN BE NO ASSURANCE THAT THE UNITED STATES DEPARTMENT OF JUSTICE OR A STATE ATTORNEY GENERAL WILL NOT CHALLENGE THE MERGER, OR IF SUCH A CHALLENGE IS MADE, AS TO THE RESULTS THEREOF.

       The Merger is subject to approval by the Federal Reserve Board under
Section 3 of the Bank Holding Company Act of 1956, as amended (the "BHCA").
Section 3 of the BHCA




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
requires that the Federal Reserve Board take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served.
The Federal Reserve Board has indicated that it will not approve a significant acquisition unless the resulting institution has adequate capitalization, taking into account, among other things, asset quality. The BHCA prohibits the Federal Reserve Board from approving the Merger if (a) it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize the business of banking in any part of the United States or (b) its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly or would be in restraint of trade in any other manner, unless the Federal Reserve Board finds that any anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act, as amended (the "Community Reinvestment Act"), the Federal Reserve Board must take into account the records of performance of the bank subsidiaries of KeyCorp and First Citizens in meeting the credit needs of each community, including low and moderate income neighborhoods, served by such bank subsidiaries. The Federal Reserve Board must also determine, under Section 3(d) of the BHCA, that the State of Indiana authorizes the acquisition of First Citizens' bank subsidiary by a bank holding company principally located in Ohio; this determination will require a finding that the interstate statute of Indiana is reciprocal with the Ohio interstate statute, which reciprocity has been determined to exist on prior occasions.

       Under the BHCA, the Merger may not be consummated until the 30th day following the date of Federal Reserve Board approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise. KeyCorp and First Citizens believe that antitrust concerns will not interfere with the consummation of the Merger.

       Applications seeking the foregoing approvals of the Federal Reserve Board were filed on September 19, 1994.

       The consummation of the Merger is subject to approval of the Indiana Department of Financial Institutions pursuant to Section 28-2-16-17 of the Indiana Code. In deciding whether to approve the Merger, the Indiana Department of Financial Institutions must consider various factors, including
(a) the safe, sound, and prudent operation of the banks already controlled by KeyCorp, (b) the financial condition of KeyCorp and its affiliates, (c) the adequacy and appropriateness of the services, including services contemplated by the Community Reinvestment Act, provided by the banks already controlled by KeyCorp to the communities they serve and of the services, including services contemplated by the Community Reinvestment Act, proposed to be offered by KeyCorp in the communities served by the banking subsidiary of First Citizens,
(d) the character and financial responsibility of the management of KeyCorp,
(e) the effect of the Merger on the interests of the depositors and creditors and the general public, and (f) whether KeyCorp fails or refuses to furnish required information to the Indiana Department of Financial Institutions.

       The application seeking the foregoing approval of the Indiana Department of Financial Institutions was filed on September 20, 1994.

WAIVER OF CONDITIONS, AMENDMENT, OR TERMINATION OF THE MERGER AGREEMENT

       WAIVER. The Merger Agreement provides that either KeyCorp or First Citizens may waive any term, condition, or provision of the Merger Agreement to which such party is entitled to the benefit thereof.

       AMENDMENT. The Merger Agreement may be amended, either before or after its adoption by the shareholders of First Citizens, upon approval of each of their Boards of Directors (except for certain technical amendments). However, any such amendment made subsequent to the approval of the Merger Agreement by the shareholders of First Citizens, unless approved by the requisite vote of such shareholders, may not alter the manner or basis in which shares of First Citizens Common Stock will be exchanged for shares of KeyCorp Common Stock in the Merger. Only an amendment which constitutes a fundamental change to the Merger Agreement as described herein would require subsequent solicitation by First Citizens of its shareholders.

       TERMINATION. The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the shareholders of First Citizens:

       (a) by mutual consent of the Board of Directors of both KeyCorp and First Citizens for any reasons;

       (b) by a vote of a majority of the Board of Directors of either KeyCorp or First Citizens at any time after March 31, 1995, if the Merger is not consummated by that date;

       (c) by a vote of a majority of the Board of Directors of either KeyCorp or First Citizens in the event of a breach by the other party of any of such party's warranties or covenants contained in the Merger Agreement, if (i) the nonbreaching party determines in good faith that it would not have entered into the Merger Agreement if it had known of the breach prior to execution, or (ii) if there occurs a material breach of either party's warranties or covenants which breach cannot be cured or has not been cured within 45 days after notice to the breaching party of such breach;

       (d) by a vote of a majority of the Board of Directors of either KeyCorp or First Citizens if any of the conditions to such party's obligations to consummate the Merger have not been satisfied or waived at such time as such conditions are no longer capable of being satisfied. See "TERMS OF THE MERGER -- Conditions to the Merger;"




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
       (e) by majority vote of the Board of Directors of First Citizens in the event that the average per share closing price of a share of KeyCorp Common Stock as reported on the NYSE over the twenty trading days immediately preceding the fifth day prior to the closing date of the Merger (the "Closing Price") is less than $24.2812;

       (f) by majority vote of the Board of Directors of KeyCorp in the event that the Closing Price exceeds $40.4687; or

       (g) by majority vote of the Board of Directors of either KeyCorp or First Citizens if remediation of any circumstance or situation which violates any federal, state, or local environmental laws, regulations, or ordinances is required and the cost of such remediation will exceed $3,000,000.

EFFECTIVE TIME

       The Merger becomes effective when KeyCorp and First Citizens file appropriate certificates with, and such filings are accepted by, the Secretary of State of the State of Indiana and the Secretary of State of the State of Ohio. Upon the Merger becoming effective, KeyCorp will be the surviving corporation and the separate existence of First Citizens will cease. For a description of circumstances under which KeyCorp or First Citizens may terminate the Merger Agreement, see "TERMS OF THE MERGER -- Waiver of Conditions, Amendment, or Termination of the Merger Agreement." If not so terminated by either Board of Directors, the Effective Time will occur as promptly as practicable after the date upon which all of the conditions to the Merger are satisfied or duly waived or at such other time and date as KeyCorp and First Citizens may agree. However, KeyCorp and First Citizens currently anticipate that the Merger will be completed during January 1995, but, in any event, prior to March 31, 1995. See "TERMS OF THE MERGER -- Regulatory Approvals."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

       SHARES OWNED BY DIRECTORS AND EXECUTIVE OFFICERS OF FIRST CITIZENS. Approximately 57% of the issued and outstanding shares of First Citizens Common Stock are held by directors and executive officers of First Citizens and their respective affiliates.

       VOTING AGREEMENTS. Eighteen shareholders of First Citizens, including certain directors of First Citizens and their affiliates, who in the aggregate own or have the power to direct the vote of approximately 59% of the issued and outstanding shares of First Citizens Common Stock, have entered into Voting Agreements with KeyCorp pursuant to which each shareholder has agreed to: (i) vote in favor of the approval of the Merger Agreement; (ii) vote against any proposal relating to a competing merger or business combination involving the acquisition of First Citizens; and (iii) not to sell or otherwise voluntarily dispose of any shares of First Citizens Common Stock owned by such shareholder or take any voluntary action which would have the effect of eliminating such shareholder's ability to vote the First Citizens Common Stock owned by such shareholder.

       STRIETELMEIER EMPLOYMENT AGREEMENT. On May 5, 1994, James D. Strietelmeier, President and Chief Executive Officer of First Citizens, First Citizens and Citizens Bank, entered into an employment agreement which provides for the payment of severance benefits if Mr. Strietelmeier's employment is terminated within two years after the consummation of a Change of Control Transaction. Pursuant to the terms of the agreement, in the event of the termination of Mr. Strietelmeier's employment within two years subsequent to the consummation of a Change of Control Transaction, Mr. Strietelmeier would be entitled to receive, in addition to the severance benefits generally available to all permanent First Citizens employees, severance equal to his annual compensation which would have been payable during the period commencing on the date of termination and ending on the second anniversary of the Change of Control Transaction, together with an amount equal to the aggregate cost to First Citizens of any material employee benefits which were withdrawn, reduced or terminated upon the termination of Mr. Strietelmeier's employment. Consummation of the Merger would constitute a Change of Control Transaction under Mr. Strietelmeier's employment agreement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

       Neither KeyCorp nor First Citizens has requested or will receive an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger to shareholders of First Citizens, First Citizens, or KeyCorp. Consummation of the Merger is conditioned on the delivery of the tax opinions of Edwards & Angell, counsel to First Citizens, and Thompson, Hine and Flory, counsel to KeyCorp, dated as of the Effective Time, which opinions may be based on various facts and representations and subject to various assumptions. The opinion of Edwards & Angell will provide that, for federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and KeyCorp and First Citizens each will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and, accordingly, no gain or loss will be recognized by a First Citizens shareholder upon exchange of his or her First Citizens Common Stock for Key Corp Common Stock, except in respect of cash received in lieu of a fractional share interest in KeyCorp Common Stock. The opinion of Thompson, Hine and Flory will provide that, for federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and KeyCorp and First Citizens will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and that no gain or loss will be recognized by either KeyCorp or its shareholders as a result of the Merger.

       If the Merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code, the following would be the material federal income tax consequences which would result from the Merger:

       (a) no income, gain, or loss will be recognized by either KeyCorp or First Citizens as a result of the consummation of the Merger;

       (b) no income, gain, or loss will be recognized by a shareholder of First Citizens upon the exchange of shares of First Citizens Common Stock pursuant to the Merger, except as discussed below with respect to cash received in lieu of a fractional share interest in KeyCorp Common Stock;

       (c) the adjusted tax basis of the shares of KeyCorp Common Stock received by a shareholder of First Citizens pursuant to the Merger will be the same as the adjusted tax basis of the shares of First Citizens Common Stock (reduced only by amounts allocable to a fractional share interest for which cash is to be received) surrendered in exchange therefor; and

       (d) the holding period of the shares of KeyCorp Common Stock received by a shareholder of First Citizens in the Merger will include the period during which the shares of First Citizens Common Stock surrendered in exchange therefor were held, provided that such First Citizens Common Stock is held as a capital asset by the First Citizens shareholder at the Effective Time.

       The above tax opinions are based upon certain customary representations and assumptions (including satisfaction of the continuity of interest requirement) referred to in the opinion letters. It is a condition to consummation of the Merger that KeyCorp and First Citizens also receive the above tax opinions as of the Effective Time.

       CASH RECEIVED IN LIEU OF FRACTIONAL SHARES. A First Citizens shareholder who receives cash in the Merger in lieu of a fractional share interest in KeyCorp Common Stock will be treated for federal income tax purposes as having received cash in redemption of such fractional share interest. The shareholder will recognize gain or loss as of the Effective Time equal to the difference between the amount of cash received and the portion of the shareholder's adjusted tax basis in the shares of First Citizens Common Stock allocable to the fractional share interest. Any gain or loss will be capital gain or loss if the shareholder holds the First Citizens Common Stock as a capital asset at the Effective Time and will be long-term capital gain or loss if the holding period (determined as described above) for the fractional share interest deemed to be received and then redeemed is more than one year.

       CASH RECEIVED BY SHAREHOLDERS WHO EXERCISE DISSENTERS' RIGHTS. A holder of First Citizens Common Stock who exercises dissenters' rights and who receives cash in exchange for such holder's shares will be treated as having received such payment in redemption of the shares. In general, if the shares are held as a capital asset at the Effective Time, the holder will recognize capital gain or loss measured by the difference between the amount of cash received and the holder's adjusted tax basis for the shares. If, however, the holder owns, either actually or constructively under the constructive ownership rules of Section 318 of the Internal Revenue Code, any First Citizens Common Stock that is exchanged in the Merger for KeyCorp Common Stock, the payment made to such holder could, in certain circumstances, be treated as dividend income. In general, under the constructive ownership rules of the Internal Revenue Code, a holder may be considered to own stock that is owned, and in some cases constructively owned, by certain related individuals or entities, as well as stock that the holder (or related individuals or entities) has the right to acquire by exercising an option or converting a convertible security. Each holder who contemplates exercising dissenters' rights should




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
consult such holder's own tax advisor as to the possibility that any payment to such holder will be treated as dividend income.

       RIGHTS. Pursuant to the position of the Internal Revenue Service as set forth in Revenue Ruling 90-11, the Rights accompanying the shares of KeyCorp Common Stock received by former holders of First Citizens Common Stock in the Merger should be considered part of the KeyCorp Common Stock prior to the occurrence of a Triggering Event (as defined in the Rights Agreement). The current position of the Internal Revenue Service as set forth in several private letter rulings is that the receipt of such rights upon the exchange of shares in a merger that is a tax-free reorganization does not give rise to the realization of gross income. Accordingly, the tax opinion described in subparagraph (b) above that a holder of First Citizens Common Stock will not realize gross income on the receipt of Rights in the Merger is based upon the current ruling positions of the Internal Revenue Service. No assurance can be given that the Internal Revenue Service will not change its position on the tax treatment of rights in a merger and assert that such receipt of rights results in the realization of gross income to the extent of the value of such rights, if any, when received. See "COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF CAPITAL STOCK OF KEYCORP AND FIRST CITIZENS -- Shareholder Rights Plan."

       THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS BASED UPON CURRENT LAW. BECAUSE EACH SHAREHOLDER'S TAX CIRCUMSTANCES MAY DIFFER, EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, AND OTHER TAX LAWS AND ANY PROPOSED CHANGES IN SUCH TAX LAWS.

ACCOUNTING TREATMENT OF MERGER

       The Merger, if consummated as proposed, will qualify as a purchase for financial reporting purposes. Accordingly, under generally accepted accounting principles, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated values on the date the Merger becomes effective. Income of KeyCorp after the Effective Time will not include income or loss of First Citizens prior to such date.

NYSE LISTING

       KeyCorp Common Stock is listed on the NYSE. KeyCorp has agreed to use its best efforts to cause the listing on the NYSE of (a) the shares of KeyCorp Common Stock to be issued in the Merger and (b) the Rights which will accompany the KeyCorp Common Stock issued in the Merger.

EXPENSES

       The Merger Agreement provides, in general, that KeyCorp and First Citizens will each pay its own expenses in connection with the Merger Agreement and the transactions contemplated thereby, including fees and expenses of its own financial and other consultants,




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
investment bankers, accountants, and counsel except that KeyCorp will bear the costs of printing this Prospectus/Proxy Statement and all listing, filing, and registration fees paid by or incurred on behalf of KeyCorp, including fees paid to the Commission and other regulatory agencies.

       Notwithstanding the foregoing, in the event that either KeyCorp or First Citizens terminates the Merger Agreement due to a willful and material breach by the other party of any of such other party's representations, warranties, covenants, or agreements contained in the Merger Agreement, the costs and expenses incurred by KeyCorp or First Citizens, as the case may be, in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by such breaching party, including all fees of financial and other consultants, investment bankers, accountants, and counsel. See "TERMS OF THE MERGER -- Waiver of Conditions, Amendment or Termination of the Merger Agreement."




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
                       RIGHTS OF DISSENTING SHAREHOLDERS

       Holders of First Citizens Common Stock who so desire are entitled to relief as dissenting shareholders under Chapter 44 of the Indiana Business Corporation Law, as amended (the "IBCL") (Indiana Code Sections 23-1-44-1 et seq.). However, a holder of shares of First Citizens Common Stock shall only be entitled to such rights if he or she strictly complies with all of the provisions of Chapter 44 of the IBCL. The following summary does not purport to be a complete statement of the method of compliance with Chapter 44 of the IBCL and is qualified in its entirety by reference to that Chapter which is attached hereto as Appendix C.

       A First Citizens shareholder who wishes to perfect his or her rights as a dissenting shareholder in the event the Merger is effected must:

       (a)      not vote in favor of approval of the Merger Agreement; and

       (b) deliver to First Citizens, before the taking of the vote on the Merger Agreement at the Special Meeting, a written notice of the shareholder's intent to demand payment for all shares of First Citizens Common Stock beneficially owned by him or her if the Merger is effected.

       Any written notice of intent to demand payment pursuant to clause (b) of the immediately preceding paragraph should be mailed or delivered to First Citizens Bancorp of Indiana, One Citizens Plaza, Anderson, Indiana 46016,
Attention: Secretary. Because the written demand must be delivered before the shareholder vote on the Merger Agreement, it is recommended, although not required, that a shareholder using the mails should use certified or registered mail, return receipt requested, to confirm that timely delivery has been made.

       A First Citizens shareholder may not dissent as to less than all of the shares as to which he or she has a right to dissent held by him or her beneficially. Upon consummation of the Merger, dissenting shareholders will cease to have any of the rights of a shareholder of First Citizens except the right to be paid the "fair value" of their shares in accordance with Chapter 44 of the IBCL.

       If the Merger is approved, within 10 days after the Special Meeting, First Citizens or KeyCorp, as the case may be, will send written notice of such adoption to each of the shareholders who has satisfied the conditions described above. Such notice shall also include the following:

       (a)      an address to which shareholders must send demand for payment;

       (b) instructions as to where and when certificates representing First Citizens Common Stock must be surrendered and deposited;

       (c) a form for demanding payment which will require the shareholder to certify whether he or she acquired beneficial ownership of his or her




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
                First Citizens Common Stock prior to June 30, 1994, which was the date on which the Merger was announced;

       (d) a date as to when the above described payment demand must be received by First Citizens or KeyCorp, as the case may be; and

       (e)      a copy of Chapter 44 of the IBCL.

       Upon timely receipt of a properly completed demand for payment, accompanied by all other required documents as set forth in the notice, First Citizens or KeyCorp, as the case may be, will pay to each dissenter the amount the corporation estimates to be the fair value of the dissenter's shares. Such payment will be accompanied by recent financial statements of First Citizens or KeyCorp, as the case may be, a statement of the estimated fair value of the shares of First Citizens Common Stock, and a procedure to be followed if the dissenter disagrees with the estimate of fair value. First Citizens or KeyCorp may elect to delay payment to all dissenters who obtained their shares after June 30, 1994 until after consummation of the Merger. If First Citizens or KeyCorp so elects, the corporation shall, after consummation of the Merger, pay each such dissenter the fair value of his or her shares of First Citizens Common Stock. This payment will be accompanied by a statement of the estimated value of shares of First Citizens Common Stock and a procedure to be followed if the dissenter disagrees with the estimate of fair value.

       If a dissenter disagrees with the estimate of fair value, he or she may notify KeyCorp or First Citizens, as the case may be, within 30 days of the dissenter's receipt of the corporation's offer or payment of fair value, of the dissenter's own estimate of fair value. A dissenter is entitled to so notify First Citizens or KeyCorp if the dissenter believes that the amount offered in payment for his or her shares is less than the fair value of those shares or if KeyCorp fails to pay dissenters the estimated fair value of the shares within 60 days of the date set for receipt of dissenters' demands for payment.

       If KeyCorp and any dissenter fail to agree upon the fair value of shares of First Citizens Common Stock within 60 days of KeyCorp's or First Citizens' receipt of any demand for payment, KeyCorp shall commence a court proceeding within such 60 day period to fix the fair value of the dissenters' shares. The proceeding shall be commenced in the circuit or superior court of the county in which First Citizens' principal office is located. All dissenters whose demands remain unsettled shall be made parties to the action and shall be served with a copy of the petition by registered mail or by publication.

       The court may appoint one or more appraisers to receive evidence and make a recommendation to the court on the question of fair value. Each dissenter made party to the proceeding shall be entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenters' shares, plus interest, exceeds the amount paid therefor by First Citizens or KeyCorp. In addition, the court shall determine all costs of the proceeding and shall assess such costs against such parties and in such amounts as the court finds equitable.

       The rights of any dissenting shareholder will terminate if such shareholder does not demand payment or deposit his or her share certificates where required, each by the date set




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
forth in the dissenter's notice. For a discussion of certain federal income tax consequences to a shareholder exercising dissenters' rights, see "TERMS OF THE MERGER -- Certain Federal Income Tax Consequences."

       BECAUSE A PROXY CARD WHICH DOES NOT CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT, A FIRST CITIZENS SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS' RIGHTS MUST EITHER NOT SIGN AND RETURN HIS OR HER PROXY CARD OR, IF HE OR SHE DOES SIGN AND RETURN THE PROXY CARD, VOTE AGAINST OR ABSTAIN FROM VOTING ON THE APPROVAL OF THE MERGER AGREEMENT.


                               VOTING AGREEMENTS


       Following the execution of the Merger Agreement, certain First Citizens shareholders delivered Voting Agreements to KeyCorp pursuant to which each such shareholder agreed to vote in favor of the Merger Agreement at the Special Meeting. Such shareholders further agreed to vote against any proposal relating to any competing merger or business combination by any entity other than KeyCorp, and against any other transaction inconsistent with the obligations of First Citizen under the Merger Agreement. The term of the Voting Agreements expires upon the earlier of termination of the Merger Agreement or consummation of the Merger. The shareholders have also agreed not to sell their shares or otherwise restrict their ability to vote on the proposal to approve the Merger Agreement at the Special Meeting. Eighteen shareholders of First Citizens owning approximately 807,535 shares, or 59%, of the issued and outstanding shares of First Citizens Common Stock as of June
30, 1994, have executed Voting  Agreements as described above.   See "TERMS OF
THE MERGER -- Interests of  Certain Persons in the Merger."


             RESALES OF KEYCORP COMMON STOCK RECEIVED IN THE MERGER


       The shares of KeyCorp Common Stock that will be issued if the Merger is consummated will have been registered under the Securities Act and will be freely transferable, except for shares received by persons, including directors and executive officers of First Citizens, who may be deemed to be "affiliates" of First Citizens, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act. Affiliates may not sell their shares of KeyCorp Common Stock acquired pursuant to the Merger, except (a) pursuant to an effective registration statement under the Securities Act covering those shares, (b) in compliance with Rule 145, or (c) in the opinion of counsel reasonably satisfactory to KeyCorp pursuant to another applicable exemption from the registration requirements of the Securities Act. First Citizens and KeyCorp intend to obtain customary agreements with all directors, officers, and affiliates of First Citizens under which those persons would represent that they will not dispose of their shares of KeyCorp Common Stock received in the Merger or the shares of First Citizens Common Stock held by them prior to the Merger, except in compliance with the Securities Act and the rules and regulations promulgated thereunder. This Prospectus/Proxy Statement does not cover any resales of KeyCorp Common Stock received by affiliates of First




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
Citizens. Forms of the agreements of the affiliates of First Citizens are set forth as Exhibit D(3) to the Merger Agreement, which is attached hereto as Appendix A.


                            THE BUSINESS OF KEYCORP


OVERVIEW

       On March 1, 1994, old Key, a financial services holding company headquartered in Albany, New York, with approximately $33 billion in assets at December 31, 1993, merged into and with Society, a financial services holding company headquartered in Cleveland, Ohio, with approximately $27 billion in assets at December 31, 1993, pursuant to an Agreement and Plan of Merger, and a related Supplemental Agreement to Agreement and Plan of Merger, each dated as of October 1, 1993, and each as amended. In the merger, Society was the surviving corporation, but changed its name to KeyCorp. All financial data of KeyCorp set forth in this Prospectus/Proxy Statement has been restated to give effect to the merger of old Key into and with Society.

       The merger of old Key into and with Society created a financial services holding company which traces its roots back to 1825, when the first predecessor of KeyCorp was organized. The merger of old Key and Society created the "new" KeyCorp, a financial services company which, at June 30, 1994, was one of the largest bank holding companies in the United Sates with consolidated assets of approximately $63.4 billion.

       KeyCorp is a legal entity separate and distinct from its banking and other subsidiaries. Accordingly, the right of KeyCorp, its security holders and its creditors to participate in any distribution of the assets or earnings of its banking and other subsidiaries is necessarily subject to the prior claims of the respective creditors of such banking and other subsidiaries, except to the extent that claims of KeyCorp in its capacity as a creditor of such banking and other subsidiaries may be recognized.

BANKING SUBSIDIARIES

       KeyCorp provides banking and other financial services across much of the country's northern tier and in Florida through a network of subsidiaries operating 1,275 full-service banking offices in 13 states, giving KeyCorp the nation's fifth largest domestic branch network as of June 30, 1994. KeyCorp's primary banking subsidiaries include Society National Bank, headquartered in Cleveland, Ohio, the largest bank in Ohio and one of the nation's major regional banks with $23.2 billion in total assets and 291 full-service banking offices at June 30, 1994; Key Bank of New York, headquartered in Albany, New York, with $14.5 billion in total assets and 330 full-service banking offices at June 30, 1994; Key Bank of Washington, headquartered in Tacoma, Washington, with $7.4 billion in total assets and 191 full-service banking offices at June 30, 1994; and Society National Bank, Indiana, headquartered in South Bend, Indiana (described in more detail below). In addition, KeyCorp operates banking subsidiaries in Alaska, Colorado, Florida, Idaho, Maine, Michigan, Oregon, Utah, and Wyoming.




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
       Society National Bank, Indiana is a national banking association headquartered in South Bend, Indiana, and a wholly owned subsidiary of KeyCorp. At June 30, 1994, Society National Bank, Indiana had approximately $3.2 billion in total assets and 82 full-service banking offices. At such date Society National Bank, Indiana was the fourth largest bank in Indiana. Society National Bank, Indiana is engaged in a general banking business in the State of Indiana providing commercial and retail banking services to consumers and small, middle-market and large corporate customers. Society National Bank, Indiana's principal markets are northern and central Indiana, including the metropolitan areas of South Bend and Indianapolis as well as a number of smaller urban and rural markets. Retail banking products offered by Society National Bank, Indiana include, among others, consumer loan products (including residential real estate mortgage, home equity, direct and indirect installment, credit card and student lending), and private banking services. Commercial banking products and services include, among others, real estate, agribusiness, asset-based and general corporate lending, cash management, correspondent banking, and trade financing and support services related to international operations (primarily letter of credit, collection, payment and foreign exchange services).

       KeyCorp's other banking subsidiaries also provide a wide range of banking, fiduciary and other financial services to their corporate, individual and institutional customers located throughout the country. In addition to the customary banking services of accepting funds for deposit and making loans, KeyCorp's banking subsidiaries provide specialized services tailored to specific markets, including investment management services, personal and corporate trust services, personal financial services, customer access to money market and other mutual funds, cash management services, investment banking services, and international banking services.

OTHER FINANCIAL SERVICES SUBSIDIARIES

       In addition to the services provided through its banking offices, KeyCorp engages in a wide range of other financial services through subsidiaries, including mortgage banking, investment management, mutual fund advisory, and trust services. At June 30, 1994, through its banking and other companies, KeyCorp serviced approximately $27 billion in mortgage loans, managed approximately $32 billion in assets (excluding corporate trust assets) in its investment management and trust operations, and, among bank holding companies, operated the nation's thirteenth largest bank mutual fund business.

       KeyCorp engages in the mortgage banking business through KeyCorp Mortgage Inc., a mortgage banking subsidiary of Key Bank of New York. KeyCorp Mortgage Inc. originates, services, packages and sells residential mortgage loans, and, to a lesser extent, services commercial and income property loans. Its business activities are conducted throughout all of the geographic areas in which the banking subsidiaries of KeyCorp are located, except Florida (Alaska, Colorado, Idaho, Indiana, Maine, Michigan, New York, Ohio, Oregon, Utah, Washington and Wyoming), and in Arizona, California, and New Jersey where KeyCorp's subsidiary banks do not maintain any branches.

       KeyCorp engages in the investment management business through its bank and trust company subsidiaries as noted above and also through two registered investment adviser subsidiaries owned by Society National Bank. Through these entities, KeyCorp provides




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investment management services to institutional and individual clients, including large corporate and public retirement plans, Taft-Hartley plans, foundations and endowments, and high net worth individuals. KeyCorp's bank and investment management subsidiaries also serve as investment advisers to KeyCorp's proprietary mutual funds.

       Through its nonbanking subsidiaries, KeyCorp provides additional financial services both in and outside of its primary banking markets. These include personal and corporate trust services, investment management, reinsurance of credit life and accident and health insurance on loans made by subsidiary banks, venture capital and small business investment financing services, equipment lease financing, community development financing, stock transfer agent, and other financial services. KeyCorp is also a participant in a joint venture with a number of other unaffiliated bank holding companies in Electronic Payment Services, Inc., which through its subsidiary, Money Access Service Inc., which is more commonly known as the MAC network, provides automated teller machine access for bank customers throughout much of the United States.

RECENTLY COMPLETED ACQUISITION

       STATE HOME SAVINGS BANK, FSB. On September 16, 1994, Society National Bank, a wholly owned subsidiary of KeyCorp, acquired State Home Savings Bank, FSB ("State Home Savings"), a closely held Federal stock savings bank based in Bowling Green, Ohio, in a cash purchase. The transaction was accounted for as a purchase. State Home Savings had 14 branches in five Northwest Ohio counties and total assets of $335 million at June 30, 1994.

PENDING ACQUISITIONS

       OMNIBANCORP. On September 1, 1994, KeyCorp reached a definitive agreement to acquire Omnibancorp, based in Denver, Colorado, in a tax-free exchange of stock. Under the terms of the agreement, KeyCorp Common Stock will be exchanged for all of the outstanding shares of Omnibancorp common stock (based on an exchange ratio of .2452 shares of KeyCorp Common Stock for each share of Omnibancorp). Based on KeyCorp's closing stock price on August 19, 1994, the value of the KeyCorp Common Stock to be issued would be approximately $132 million. Omnibancorp is a privately held bank holding company for six affiliate Colorado-chartered banks ("Omnibanks"), and had 18 branches and total assets of $503 million at June 30, 1994. The transaction, which is subject to regulatory and shareholder approvals, is expected to close during the first quarter of 1995, and will be accounted for as a purchase. Subsequent to the consummation of the acquisition, the Omnibanks will be merged with and into Key Bank of Colorado, a wholly owned subsidiary of KeyCorp.

       CASCO NORTHERN BANK, NATIONAL ASSOCIATION AND BANKVERMONT CORPORATION.
On June 23, 1994, KeyCorp reached definitive agreements to acquire Casco Northern Bank, National Association ("Casco Northern"), headquartered in Portland, Maine, and BANKVERMONT Corporation, headquartered in Burlington, Vermont, for total cash consideration of $198.5 million. The aggregate purchase price is to be adjusted by the amount by which adjusted tier I capital, as defined in the agreements, exceeds (resulting in an upward adjustment) or falls below (resulting in a downward adjustment) a specified level for each entity as of a specified date prior to the closing of the transactions. Following the consummation of the acquisition, Casco Northern, with 34 branches in Maine and total assets of $1.1 billion at March 31, 1994, will merge with and into Key Bank of Maine, an indirect wholly owned subsidiary of KeyCorp. As of the same date, BANKVERMONT Corporation's subsidiary, Bank of Vermont, had 12 branches and total assets of $684 million. These acquisitions, which




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
are subject to certain regulatory approvals, are expected to close during the first quarter of 1995 and will be accounted for as purchases.

       THE BANK OF GREELEY. On October 5, 1993, KeyCorp agreed to acquire the Bank of Greeley, a single branch bank headquartered in Greeley, Colorado ("Greeley Bank"). Under the terms of the agreement, shares of KeyCorp Common Stock will be exchanged for all of the outstanding shares of Greeley Bank stock (based on an exchange ratio of 1.026 common shares for each share of Greeley
Bank). The transaction, which is subject to certain regulatory approvals, is expected to close during the fourth quarter of 1994 and will be accounted for as a purchase. Greeley Bank had total assets of $61 million at June 30, 1994.

REGULATION AND SUPERVISION OF KEYCORP

       GENERAL. As a bank holding company, KeyCorp is subject to the regulation and supervision of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Under the BHCA, bank holding companies may not, in general, directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking (i.e., commercial or industrial) activities, subject to certain exceptions. As a result of the 1993 acquisition of the institution that is now known as Society First Federal Savings Bank ("Society First Federal"), KeyCorp is also subject to the regulation and supervision of the Office of Thrift Supervision (the "OTS") as a savings and loan holding company registered under the Home Owners' Loan Act of 1993, as amended (the "HOLA").

       The banking and savings association subsidiaries (collectively, the "banking subsidiaries" or "subsidiary banks") of KeyCorp are subject to extensive supervision, examination, and regulation by applicable Federal and state banking agencies. Society National Bank, Society National Bank, Indiana, and Key Bank USA N.A. are national banking associations with full banking powers, subject to regulation, supervision, and examination by the Office of the Comptroller of the Currency (the "OCC"). Two other national banking subsidiaries of KeyCorp operate under charters that limit their banking powers to trust-related activities. These entities are also subject to the regulation, supervision, and examination of the OCC, although they are not regulated as banks for purposes of the BHCA. All of the other banking subsidiaries of KeyCorp, other than Society First Federal, are state chartered banks that are subject to supervision, examination, and regulation by the applicable state banking authority in the state in which each such institution is chartered. In addition, KeyCorp's state-chartered banks are not members of the Federal Reserve System (and are therefore so-called "nonmember banks"), and, accordingly, are subject to the regulation, supervision, and examination of the FDIC. Because each of KeyCorp's banking subsidiaries is insured by the FDIC, the FDIC also has regulatory and supervisory authority over the banking subsidiaries in that capacity. The OTS is charged with regulation of Federal savings associations such as Society First Federal, presently KeyCorp's only such institution. Depository institutions are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy. The regulatory regime applicable to bank holding companies and their subsidiaries is not intended generally for the




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
protection of investors but is directed toward protecting the interest of depositors, the FDIC deposit insurance funds, and the U.S. banking system as a whole.

       KeyCorp also has nonbanking subsidiaries that are subject to supervision, regulation, and examination by the Federal Reserve Board, as well as other applicable regulatory agencies. For example, KeyCorp's insurance subsidiaries are subject to regulation by the insurance regulatory authorities of the various states, and KeyCorp's state chartered trust company subsidiaries (which are considered nonbanking companies for purposes of the BHCA) are subject to regulation by state banking authorities. Other nonbanking subsidiaries are subject to other laws and regulations of both the Federal government and the various states in which they are authorized to do business. For example, KeyCorp's discount brokerage and investment adviser subsidiaries are subject to supervision and regulation by the Commission, the National Association of Securities Dealers, Inc., and state securities regulators.

       The following references to certain statutes and regulations are brief summaries thereof. The references are not intended to be complete and are qualified in their entirety by reference to the statutes and regulations themselves. In addition there are a number of other statutes and regulations not summarized below that apply to and regulate the operation of KeyCorp and its banking and nonbanking subsidiaries. A change in applicable law or regulation may have an effect on the business of KeyCorp.

       DIVIDEND RESTRICTIONS. KeyCorp is a legal entity separate and distinct from its banking and other subsidiaries. The principal source of cash flow of KeyCorp, including cash flow to pay dividends on KeyCorp's common and preferred shares and debt service on KeyCorp's debt, is dividends from its banking and other subsidiaries. Various Federal and state statutory and regulatory provisions limit the amount of dividends that may be paid to KeyCorp by its banking subsidiaries without regulatory approval. No such statutory or regulatory limits apply to the amount of dividends that may be paid to KeyCorp
by its other, nonbanking subsidiaries.   The Federal Reserve Board, the OCC,
the FDIC, and the OTS, however, have issued policy statements which provide that insured depository institutions and their holding companies should generally pay dividends only out of current earnings.

       Under all of the laws, regulations, and other restrictions applicable to KeyCorp's banking subsidiaries, management estimates that, as of June 30, 1994, KeyCorp's banking and thrift subsidiaries could have declared dividends estimated to be $595.4 million in the aggregate, without obtaining prior regulatory approval, not including dividends that may be payable to KeyCorp by KeyCorp's trust company subsidiaries, Society First Federal, and certain other financial service subsidiaries.

       HOLDING COMPANY STRUCTURE -- Transactions Involving Banking Subsidiaries. Transactions involving KeyCorp's banking subsidiaries are subject to Federal Reserve Act restrictions which limit the transfer of funds from such subsidiaries to KeyCorp and (with certain exceptions) to KeyCorp's nonbanking subsidiaries (together, "affiliates") in so-called "covered transactions," such as loans and other extensions of credit, investments, or asset purchases. Unless an exemption applies, each such transaction by a banking subsidiary with one of its non-banking affiliates is limited in amount to 10% of that banking subsidiary's capital and surplus and, with respect to all such transfers to affiliates in the aggregate, to 20%




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of that banking subsidiary's capital and surplus.  Furthermore, loans and extensions of credit are required to be secured in specified amounts. In addition, a bank holding company and its banking subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or furnishing of services.

       SOURCE OF STRENGTH/COMMONLY CONTROLLED BANKING SUBSIDIARIES. Under Federal Reserve Board policy, a bank holding company is expected to serve as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each such subsidiary bank. This support may be required by the Federal Reserve Board at times when KeyCorp may not have the resources to provide it or, for other reasons, would not otherwise be inclined to provide it. Certain loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits in, and certain other indebtedness of, the subsidiary bank. In addition, the Crime Control Act of 1990 provides that in the event of a bank holding company's bankruptcy, any commitment by a bank holding company to a Federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to priority of payment.

       Under Federal law, a depository institution, the deposits of which are insured by the FDIC, can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default (the so-called "cross guaranty" provision). "Default" is defined under the FDIC's regulations generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

       CAPITAL REQUIREMENTS. The Federal Reserve Board, the FDIC, and the OCC have issued substantially similar risk-based and leverage capital guidelines for United States banking organizations. The minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as standby letters of credit) required by the Federal Reserve Board for bank holding companies is currently 8%. At least one-half of the total capital must be comprised of common equity, retained earnings, qualifying non-cumulative, perpetual preferred stock, a limited amount of qualifying cumulative, perpetual preferred stock and minority interest in the equity accounts of consolidated subsidiaries, less goodwill and certain other intangible assets ("Tier I capital"). The remainder may consist of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock, and a limited amount of loan and lease loss reserves ("Tier II capital"). As of June 30, 1994, KeyCorp's Tier I and total capital to risk-adjusted assets ratios were 8.77% and 12.03%, respectively.

       In addition, KeyCorp is subject to guidelines relating to its minimum leverage ratio (Tier I capital to total consolidated quarterly average assets less goodwill and certain other intangible assets for the relevant period). These guidelines provide for a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, such as having the highest supervisory rating. All other bank holding companies are required to maintain leverage ratios which are a least 100 to 200 basis points higher (i.e., a leverage ratio of at least 4% to




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
5%). Neither KeyCorp nor any of its banking subsidiaries has been advised by its appropriate Federal regulatory agency of any specific leverage ratio applicable to it. As of June 30, 1994, KeyCorp's Tier I leverage ratio was 6.76%. Federal Reserve Board policy provides that banking organizations generally, and, in particular, those that are experiencing internal growth or actively making acquisitions, will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier I leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier I leverage ratio is the ratio of a banking organization's Tier I capital less all intangible assets to total consolidated quarterly average assets less all intangible assets. For purposes of this calculation, purchased mortgage servicing rights are not considered to be intangible assets. As of June 30, 1994, KeyCorp's tangible Tier I leverage ratio was 6.68%.

       Each of KeyCorp's banking subsidiaries is also subject to capital requirements adopted by applicable Federal regulatory agencies which are substantially similar to those imposed by the Federal Reserve Board on bank holding companies. These requirements include minimum Tier I, total capital and leverage ratios. As of June 30, 1994, each of KeyCorp's banking subsidiaries had capital in excess of all minimum regulatory requirements.

       SIGNIFICANT AMENDMENTS TO THE FEDERAL DEPOSIT INSURANCE ACT -- General. The Federal Deposit Insurance Corporation Improvement Act of 1991, enacted December 19, 1991, amended several Federal banking statutes, including the Federal Deposit Insurance Act (the "FDIA"), and, among other things, increased the FDIC's borrowing authority to resolve bank failures, mandated least-cost resolutions and prompt regulatory action with regard to undercapitalized institutions, expanded consumer protection, and mandated increased supervision of domestic depository institutions and the U.S. operations of foreign depository institutions. The 1991 amendments to the FDIA required the Federal banking agencies to promulgate regulations and specify standards in a number of areas of bank operations, including interest rate exposure, asset growth, internal controls, credit underwriting, executive officer and director compensation, real estate construction financing, additional review of capital standards, interbank liabilities and other operational and managerial standards as the agencies determine appropriate. In general, KeyCorp management believes that these regulations have increased, and may continue to increase, the cost of and the regulatory burden associated with the business of banking.

       -- PROMPT CORRECTIVE ACTION. Effective in December 1992, the OCC, the Federal Reserve Board, the FDIC, and the OTS adopted new regulations to implement the so-called "prompt corrective action" provisions of the FDIA. The regulations classify FDIC-insured depository institutions into five broad categories based on their capital ratios. The five categories are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized," as follows:

       - An institution is "well capitalized" if it has a total risk-based capital ratio (total capital to risk-adjusted assets) of 10% or greater, a Tier I risk-based capital ratio (Tier I capital to risk-adjusted assets) of 6% or greater, and a Tier I leverage capital ratio (Tier I capital to average total assets) of 5% or




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
                greater, and it is not subject to a regulatory order, agreement, or directive to meet and maintain a specific capital level for any capital measure;

       - An institution is "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, a Tier I risk-based capital ratio of 4% or greater, and (generally) a Tier I leverage capital ratio of 4% or greater, and the institution does not meet the definition of a "well capitalized" institution;

       - An institution is "undercapitalized" if the relevant capital ratios are less than those specified in the definition of an "adequately capitalized" institution;

       - An institution is "significantly undercapitalized" if it has a total risk-based capital ratio of less than 6%, a Tier I risk-based capital ratio of less than 3%, or a Tier I leverage capital ratio of less than 3%; and

       - An institution is "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets of 2% or less.

       An institution may be downgraded to, or be deemed to be in, a capital category that is lower than is indicated by its actual capital position if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters.

       The capital-based prompt corrective action provisions of the FDIA and their implementing regulations apply to FDIC-insured depository institutions, such as all of KeyCorp's banking subsidiaries, but they are not applicable to holding companies, such as KeyCorp, which control such institutions. However, both the Federal Reserve Board and the OTS have indicated that, in regulating holding companies, they will take appropriate action at the holding company level based on their assessment of the effectiveness of supervisory action imposed upon subsidiary depository institutions pursuant to such provisions and regulations.

       The FDIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the institution would thereafter be undercapitalized. Undercapitalized depository institutions are also subject to restrictions on borrowing from the Federal Reserve System, increased monitoring by the appropriate Federal banking agency and limitations on growth, and are required to submit a capital restoration plan to their primary Federal regulatory agency. If a depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.
Significantly undercapitalized depository institutions may be subject to a number of additional requirements and restrictions including orders to sell sufficient voting stock to become adequately capitalized and requirements to reduce total assets, and are prohibited from receiving deposits from correspondent banks. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator.

       -- FDIC INSURANCE. Under the risk-related insurance assessment system adopted in final form effective beginning with the January 1, 1994 assessment period, a bank or savings association is required to pay an annual assessment ranging from $.23 to $.31 per $100 of




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
deposits based on the institution's risk classification. The risk classification is based on an assignment of the institution by the FDIC to one of three capital groups and to one of three supervisory subgroups. The capital groups are "well capitalized," "adequately capitalized," and "undercapitalized." The three supervisory subgroups are Group "A" (for financially solid institutions with only a few minor weaknesses), Group "B" (for those institutions with weaknesses which, if uncorrected, could cause substantial deterioration of the institution and increase the risk to the deposit insurance fund), and Group "C" (for those institutions with a substantial probability of loss to the fund absent effective corrective action). For the period commencing on July 1, 1994 through December 31, 1994, insurance premiums on deposits of all of KeyCorp's banking subsidiaries were paid at the rate of $.23 per $100 of deposits.

        INTERSTATE BANKING LEGISLATION.   The U.S. Congress recently passed the
Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"). Under the Interstate Act, commencing one year from the date of its enactment, bank holding companies will be permitted to acquire banks located in any state regardless of the state law in effect at the time. The Interstate Act also provides for the nationwide interstate branching of banks. Under the Interstate Act, both national and state chartered banks will be permitted to merge across state lines (and to thereby create interstate branches) commencing June 1, 1997. States are permitted to "opt-out" of the interstate branching authority by taking action prior to the commencement date. States may also "opt-in" early (i.e. prior to June 1, 1997) to the interstate branching provisions. The Interstate Act is expected to become law shortly upon signing by the President. KeyCorp does not currently have any plans generally to consolidate its banking subsidiaries or to take any other actions that would be contingent on the enactment of the Interstate Act.

       CONTROL ACQUISITIONS. The Change in Bank Control Act (the "CBCA") prohibits a "person" (as defined in the CBCA and the regulations thereunder) or group of persons from acquiring "control" (as defined in the CBCA and the regulations thereunder) of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice of the proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intention not to disapprove the action. Under a refutable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as KeyCorp, would, under the circumstances set forth in the presumption, constitute the acquisition of control.

       In addition, any "company" (as defined in the CBCA and the regulations thereunder) is required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding Common Shares of KeyCorp, or otherwise obtaining control over KeyCorp.


                         THE BUSINESS OF FIRST CITIZENS

OVERVIEW

       First Citizens is an Indiana corporation organized in 1981. It became a bank holding company in 1982 when it acquired all of the outstanding shares of Citizens Bank. Through Citizens Bank, First Citizens provides personal and business related banking services to customers through nine banking center offices and two freestanding off-site automated teller machines in Madison County within the towns of Anderson, Alexandria, and Chesterfield, Indiana, and a loan origination office in Indianapolis, Indiana.

       Citizens Bank is a commercial bank organized and operated under the Indiana Financial Institutions Act. If offers a wide range of personal and business related financial services and trust services to individuals, corporations, municipalities and other public and governmental entities. Throughout its various departments, Citizens Bank makes secured, unsecured and government guaranteed commercial loans, construction and permanent mortgage loans and




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consumer loans to individuals for various purposes including the purchase of automobiles and appliances and for home improvements. Citizens Bank also provides its customers with letters of credit, lines of credit and revolving credit loans, and offers checking, savings, money market deposit, and individual retirement accounts, certificates of deposit, safe deposit and after-hour deposit services, automated teller machines and wire transfer services. Citizens Bank's trust department offers a broad array of fiduciary services, including personal trusts, corporate trusts, estates, services related to guardianships, portfolio management, farm management, pension and profit sharing, real estate management, stock transfer agency and registrar services. As of December 31, 1993, the Citizens Bank trust department had custody of approximately $97 million in trust assets.

       First Citizens currently operates an insurance agency through Citizens Insurance Agency, Inc., and operates a travel agency through Citizens Travel, Inc., each of which is a wholly owned subsidiary of Citizens Bank. Citizens Bank also owns all of the stock of CIBCO Realty, Inc., a real estate holding company which owns First Citizens' headquarters and a branch facility.

       Pursuant to the terms of the Merger Agreement, First Citizens has agreed to cause Citizens Bank to sell or otherwise dispose of each of the Insurance Agency and the Travel Agency prior to the closing date of the Merger. See "TERMS OF THE MERGER -- Sale of Travel Agency and Insurance Agency."

       Citizens Bank was founded in 1855 and became a wholly owned subsidiary of First Citizens upon the organization of First Citizens in 1981. The Insurance Agency was organized in 1902 and has operated as a subsidiary of Citizens Bank for more than the past 35 years. The Travel Agency was acquired by Citizens Bank in 1968 and became a wholly owned subsidiary of Citizens Bank upon the incorporation of the Travel Agency in 1989.

       In April 1986, First Citizens acquired the stock of the Alexandria Banking Company, a troubled state-chartered bank with $23.5 million in assets, based in Alexandria, Indiana, for approximately $2 million in cash. In September 1990, First Citizens acquired all of the stock of Madison County Bank & Trust for approximately $800,000 in cash. The acquisition included approximately $9 million in assets and two banking center offices, one of which Citizens Bank continues to operate. In December 1992, First Citizens acquired five Indiana-based banking center offices and the associated deposit liabilities of Colonial Central Savings Bank, F.S.B. for $3.4 million.

COMPETITION

       The banking business in the area served by First Citizens is highly competitive. First Citizens' principal market area consists primarily of Madison County, which had a population of approximately 130,669 in 1990, but also extends into contiguous counties. Citizens Bank is the largest chartered bank, ranked by total assets, located in Madison County. Citizens Bank competes with savings and loan associations, credit unions and other depository institutions and with finance companies, personal loan companies, money market funds and other non-depository financial intermediaries.




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
REGULATION AND SUPERVISION OF FIRST CITIZENS

        First Citizens is a bank holding company within the meaning of the BHCA and is registered with and regulated and examined by the Federal Reserve Board. Citizens Bank is supervised and regulated by the Indiana Department of Financial Institutions ("IDFI") and the FDIC. Citizens Bank is examined regularly by the IDFI and the FDIC. Regulation and examination by banking regulatory authorities are primarily directed toward the benefit of depositors, rather than shareholders.

       The Federal Reserve Board has adopted regulations that specify the types of activities in which bank holding companies may engage. Regulations promulgated by the Federal Reserve Board and FDIC also subject bank holding companies and their subsidiary banks to certain restrictions on the extension of credit by subsidiary banks to the bank holding company or any of its subsidiaries or affiliates. In addition, federal and state banking laws include requirements as to the maintenance of reserves against deposits, minimum requirements as to capital, restrictions on dividends and restrictions on the nature and amount of loans.


                   COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF
                  CAPITAL STOCK OF KEYCORP AND FIRST CITIZENS

       If the Merger is consummated, all shareholders of First Citizens (except shareholders of First Citizens who perfect their dissenters' rights) will become shareholders of KeyCorp. KeyCorp is a corporation organized under, and governed by, Ohio law, the KeyCorp Amended and Restated Articles of Incorporation (the "KeyCorp Articles of Incorporation"), and the KeyCorp Regulations, whereas First Citizens is a corporation organized under, and governed by, Indiana law, the First Citizens Articles of Incorporation as amended (the "First Citizens Articles of Incorporation"), and the First Citizens By-Laws as amended (the "First Citizens By-Laws"). If the Merger is consummated, KeyCorp will remain a corporation organized under, and governed by, Ohio law, the KeyCorp Articles of Incorporation, and the KeyCorp Regulations. The rights of a holder of KeyCorp Common Stock and First Citizens Common Stock are each similar in some respects and different in other respects. Certain of these similarities and differences are summarized below. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE INDIANA BUSINESS CORPORATION LAW, THE OHIO GENERAL CORPORATION LAW, THE OHIO INTERESTED SHAREHOLDER TRANSACTION LAW, THE KEYCORP ARTICLES OF INCORPORATION AND THE KEYCORP REGULATIONS, THE FIRST CITIZENS ARTICLES OF INCORPORATION AND THE FIRST CITIZENS BY-LAWS.

VOTING RIGHTS

       CUMULATIVE VOTING AND PRE-EMPTIVE RIGHTS. No holder of shares of any class of capital stock of KeyCorp or First Citizens is entitled to the right of cumulative voting or to pre-emptive rights.

       MERGERS, CONSOLIDATIONS, DISSOLUTIONS, COMBINATIONS, AND OTHER TRANSACTIONS. Under Indiana law, a merger, share exchange, dissolution, or sale or disposition of all or substantially




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all of a corporation's assets not in the usual course of business generally must be approved by the affirmative vote of the holders of a majority of all outstanding shares entitled to vote. First Citizens' Articles of Incorporation do not raise or lower the vote required by Indiana law.

       Subject to the provisions discussed in "State Takeover Statutes and Takeover Provisions of Charter Documents" below, Ohio law requires adoption of a merger, consolidation, dissolution, disposition of all or substantially all of the corporation's assets, and a "majority share acquisition" or combination by the affirmative issuance or transfer of shares with one-sixth or more of the voting power of the corporation by the affirmative vote of the holders of shares entitled to exercise at least two-thirds of the voting power of a corporation on such proposal, unless the articles of incorporation specify a different proportion (not less than a majority). Adoption by the affirmative vote of the holders of two-thirds of any class of shares, unless otherwise provided in the articles, may also be required if the rights of holders of that class are affected in certain respects by the merger or consolidation. In lieu of the two-thirds shareholder vote required by law, the KeyCorp Articles of Incorporation require adoption by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of KeyCorp on any such proposal, and by the affirmative vote of the majority of any class if a class vote is required.

       FAIR PRICE AND SUPERMAJORITY VOTE PROVISIONS. Neither the First Citizens Articles of Incorporation nor the KeyCorp Articles of Incorporation include fair price or supermajority vote provisions.

STATE TAKEOVER STATUTES AND TAKEOVER PROVISIONS OF CHARTER DOCUMENTS

       Indiana law prohibits Indiana corporations from engaging in certain transactions (including mergers, consolidation, asset sales, liquidations or dissolutions, reclassifications, recapitalizations, disproportionate share conversions, loans, advances, other financial assistance, or tax benefits not received proportionately by all shareholders) (each, a "business combination") with a person that is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation (an "interested shareholder") for a period of five years after such person becomes an interested shareholder unless, prior to the date the interested shareholder becomes an interested shareholder, the board of directors of the corporation approves either the transaction in which such person becomes an interested shareholder or such business combination. Following the five-year moratorium period, the corporation may engage in certain business combinations with an interested shareholder only if, among other things, (a) the business combination is approved by the affirmative vote of the holders of a majority of the outstanding voting shares not beneficially owned by the interested shareholder proposing the business combination or (b) the business combination meets certain criteria designed to ensure that the remaining shareholders receive fair consideration for their shares.

       Under Indiana law, the acquisition by any person (as used in this section, an "acquiring person") of shares of voting stock of First Citizens that, when added to all other shares owned by such person, would give the acquiring person voting power of First Citizens within any of the following ranges would constitute a "control share acquisition": (a) one-fifth or more but less than one-third of all voting power; (b) one-third or more but less than a majority of all




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
voting power; (c) a majority of all voting power. Such shares are defined as "control shares." Unless otherwise provided in a corporation's articles of incorporation or by-laws, control shares will have the same voting rights accorded those shares prior to the control share acquisition only to the extent granted by a majority of the outstanding shares of the corporation, voting by class if appropriate, excluding all "interested shares." "Interested shares" means shares of a corporation owned by (a) an acquiring person, (b) an officer of the corporation, or (c) any employee of the corporation who is also a director. The shareholders will vote on the issue of the voting rights of control shares either in a special meeting called for that purpose if requested by the acquiring person or at the next annual or special meeting of the shareholders of the corporation. The control share acquisition statute only applies to a corporation that has 100 or more shareholders, has its principal place of business in Indiana, and has either more than 10% of its shareholders or 10,000 of its shares owned by shareholders resident in Indiana or more than 10% of its shares owned by Indiana residents. An acquisition of shares consummated pursuant to a plan of merger or share exchange made in compliance with the IBCL does not constitute a control share acquisition. A corporation's articles of incorporation or by-laws may provide that the control share acquisition provisions summarized herein do not apply to the corporation. Neither First Citizens' Articles of Incorporation nor By-laws contain such an opt-out provision.

       Under the Ohio Interested Shareholder Transaction Law, applicable to KeyCorp, a corporation is prohibited from entering into a "Chapter 1704. transaction" (as defined herein) with a direct or indirect beneficial owner of 10% or more of the shares of the corporation (a "10% shareholder") for at least three years after the shareholder attains 10% ownership unless the board of directors of the corporation approves, before the shareholder attains 10% ownership, either the transaction or the purchase of shares resulting in such person becoming a 10% shareholder. A "Chapter 1704. transaction" is broadly defined to include, among other things, a merger or consolidation involving the corporation and the 10% shareholder, a sale or purchase of substantial assets between the corporation and the 10% shareholder, a reclassification, recapitalization, or other transaction proposed by the 10% shareholder that results in an increase in the proportion of shares beneficially owned by the 10% shareholder, and the receipt by the 10% shareholder of a loan, guarantee, other financial assistance, or tax benefit not received proportionately by all shareholders. Even after the three-year period, Ohio law restricts these transactions between the corporation and the 10% shareholder. At that time, such a transaction may proceed only if (a) the board of directors of the corporation had approved the purchase of shares that gave the shareholder the 10% ownership, (b) the transaction is approved by the holders of shares of the corporation with at least two-thirds of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including at least a majority of the outstanding shares after excluding shares held or controlled by the 10% shareholder, or (c) the business combination results in shareholders, other than the 10% shareholder, receiving a prescribed fair price plus interest for their shares.

       In addition, under Ohio law, the acquisition by any person (as used in this section, an "acquiring person") of shares of voting stock of KeyCorp giving the acquiring person voting power of KeyCorp within any of the following ranges would constitute a "control share acquisition": (a) one-fifth or more but less then one-third of such voting power; (b) one-third or more but less than a majority of such voting power; or (c) a majority or more of such




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
voting power.  An acquiring person may make a control share acquisition only if
(1) the shareholders of KeyCorp who hold shares entitling them to vote in the election of directors authorize such acquisition at a special meeting held for that purpose at which a quorum is present by an affirmative vote of a majority of the voting power of KeyCorp in the election of directors represented at such meeting in person or by proxy, and of a majority of the portion of such voting power excluding the voting power of "interested shares" (as defined below). A quorum shall be deemed to be present at such special meeting if at least a majority of the voting power of KeyCorp in the election of directors, and a majority of the portion of such voting power excluding the voting power of interested shares, are represented at such meeting in person or by proxy; and
(2) such acquisition is consummated, in accordance with the terms so authorized, no later than 360 days following shareholder authorization of the control share acquisition. "Interested shares" means the shares of KeyCorp in respect of which any of the following persons may exercise or direct the exercise of the voting power of KeyCorp in the election of directors: (a) the acquiring person; (b) any officer of KeyCorp elected or appointed by a director of KeyCorp; or (c) any employee of KeyCorp who is also a director of KeyCorp. "Interested shares" also means any shares of KeyCorp acquired, directly or indirectly, by any person from the holder or holders thereof for valuable consideration during the period beginning with the date of the first public disclosure of a proposed control share acquisition of KeyCorp or any proposed merger, consolidation, or other transaction that would result in a change in control of KeyCorp or all or substantially all of its assets and ending on the date of any special meeting of KeyCorp's shareholders held thereafter for the purpose of voting on a control share acquisition proposed by an acquiring person if either of the following applies: (a) the aggregate consideration paid or given by the person who acquired the shares, and any other person acting in concert with such person, for all such shares exceeds $250,000; or
(b) the number of shares acquired by the person who acquired the shares, and any other persons acting in concert with such person, exceeds one-half of one percent of the outstanding shares entitled to vote in the election of directors. The KeyCorp Articles of Incorporation contain an express opt-out provision with regard to the Ohio control share acquisition law. See "CERTAIN REGULATORY CONSIDERATIONS -- Control Acquisitions."

       Ohio law further requires that any offer or making of a "control bid" for any securities of a "subject company" pursuant to a tender offer must file information specified in the Ohio Securities Act with the Ohio Division of Securities when the bid commences. The Ohio Division of Securities must then decide whether it will suspend the bid under the statute within three calendar days. If it does so, it must initiate hearings on the suspension within 10 calendar days of the suspension date, and make a determination of whether to maintain the suspension within 16 calendar days of the suspension date. For this purpose, a "control bid" is the purchase of or an offer to purchase any equity security of a subject company from a resident of Ohio that would, in general, result in the offeror acquiring 10% or more of the outstanding shares of such company. A "subject company" includes any company with both (a) its principal place of business or principal executive office in Ohio or assets located in Ohio with a fair market value of at least $1,000,000 and (b) more than 10% of its record or beneficial equity security holders in Ohio, more than 10% of its equity securities owned of record or beneficially by Ohio residents, or more than 1,000 of its record or beneficial equity security holders in Ohio.

       To avoid continued suspension of its bid in Ohio, an offer must comply with three requirements: (a) the information required by the statute must be provided to the Ohio Division of Securities, (b) all material information regarding the control bid must be provided to the offerees, and (c) there may be no material violation of any provision of the Ohio Securities Act.

SHAREHOLDER RIGHTS PLAN

       The following summarizes the principal terms of the Rights Agreement, as amended to date.

       Rights have been and will continue to be issued in respect of all shares of KeyCorp Common Stock that are (a) issued after the Record Date but before the earlier of the expiration or redemption of the Rights or the occurrence of a Triggering Event (as defined herein), or (b) issued before the expiration or redemption of the Rights upon the exercise of any employee stock option granted prior to a Triggering Event.

       Each of the Rights initially represents the right to purchase one share of KeyCorp Common Stock for $65 (as used in this section, "Purchase Price"). The Rights will become exercisable 20 days after the earlier of (a) a public announcement that a person or group has become an Acquiring Person (as hereinafter defined) or (b) the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. As used in this section, an "Acquiring Person" means a person or group that beneficially owns more than 15% of the shares of KeyCorp Common Stock outstanding, except that (a) a person will not be deemed to be an Acquiring Person if the person becomes the beneficial owner of more than 15% of the shares of KeyCorp Common Stock as a result of a reduction in the number of shares of KeyCorp Common Stock outstanding unless, after the reduction, the person acquires additional shares of KeyCorp Common Stock, and (b) a person will not be deemed to be an Acquiring Person if the person becomes the beneficial owner of more than 15% of the shares of KeyCorp Common Stock inadvertently and, as soon as practicable after learning about such beneficial ownership, divests enough KeyCorp Common Stock so that the person ceases to be the beneficial owner of more than 15% of the KeyCorp Common Stock.

       Until the Rights become exercisable, they will be represented by the certificate which represents the associated shares of KeyCorp Common Stock, and any transfer of KeyCorp Common Stock will also constitute a transfer of the associated Rights. When the Rights become exercisable, they will begin to trade separate and apart from the shares of KeyCorp Common Stock. At that time, separate certificates representing the Rights will be mailed to holders of KeyCorp Common Stock.

       Twenty days after certain events occur (as used in this section, "Flip-in Events"), each of the Rights will become the right to purchase one share of KeyCorp Common Stock for the then par value per share (now $1 per share), and the Rights beneficially owned by the Acquiring Person will become void. The Flip-in Events are (a) the beneficial ownership by a person or




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
group of more than 15% of the outstanding shares of KeyCorp Common Stock, unless the shares of KeyCorp Common Stock are acquired in a tender or exchange offer for all of the KeyCorp Common Stock at a price and on other terms approved in advance by KeyCorp's Board of Directors, (b) certain self-dealing transactions between KeyCorp and an Acquiring Person, and (c) a reclassification or recapitalization of KeyCorp that has the effect of increasing by more than 1% of the percentage of KeyCorp Common Stock owned by an Acquiring Person.

       If, after a person or group becomes an Acquiring Person, KeyCorp is acquired in a merger or other business combination or more than 50% of its assets or earning power is sold, each of the Rights will "flip-over" and become the right to purchase common shares of the acquiror (as used in this section, "Flip-over Event"). The holder of each Right would, upon the occurrence of a Flip-over Event, be entitled to purchase for the then par value of a share of KeyCorp Common Stock (now $1) the number of common shares of the acquiror having a market price equal to the market price of the KeyCorp Common Stock.

       The Purchase Price and/or the number of shares of KeyCorp Common Stock (or common shares of an acquiror) to be purchased upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event KeyCorp (a) declares a dividend on the KeyCorp Common Stock payable in KeyCorp Common Stock, (b) subdivides or combines the KeyCorp Common Stock in a reclassification of the KeyCorp Common Stock, or (c) makes a distribution to all holders of KeyCorp Common Stock of debt securities, subscription rights, warrants, or other assets (except regular cash dividends). With certain exceptions, no adjustment will be required until a cumulative adjustment of at least 1% is required. KeyCorp is not required to issue fractional shares and, instead, may make cash payments based on the market price of KeyCorp Common Stock.

       KeyCorp's Board of Directors may redeem the Rights for 1/2 cent each (as used in this section, "Redemption Price") at any time before a "Triggering Event" (which is defined as the occurrence of a Flip-over Event or the 20th day after a Flip-in Event). However, the Rights may not be redeemed while there is an Acquiring Person unless (a) Continuing Directors (as defined herein) constitute a majority of the Board of Directors and (b) a majority of the Continuing Directors approves the redemption. "Continuing Directors" are defined as directors who were in office prior to a person or group becoming an Acquiring Person or whose election to office was recommended by a majority of Continuing Directors and who are not affiliated with the Acquiring Person. The Rights will expire on September 12, 1999, unless they are redeemed before that date. Until the KeyCorp Rights are exercised, the holders of the Rights, as such, will have no rights as shareholders of KeyCorp, including the right to vote or receive dividends.

       The provisions of the Rights Agreement may be amended by KeyCorp's Board of Directors to cure any ambiguity or correct any defect or inconsistency or, prior to the occurrence of a Triggering Event, to make other changes that the Board of Directors deems to be desirable and not adverse to the interests of KeyCorp and its shareholders.

       The Rights will not prevent a takeover of KeyCorp. However, the Rights may cause substantial dilution to a person or group that acquires 15% or more of the KeyCorp Common Stock unless the Rights are first redeemed by the Board of Directors of KeyCorp.

       The Merger will not constitute a Triggering Event under the Rights Agreement.

       Copies of the Rights Agreement, dated as of August 25, 1989, between KeyCorp and First Chicago Trust Company of New York, as rights agent, the First Amendment to Rights Agreement, dated as of February 21, 1991, the Second Amendment to Rights Agreement, dated as of September 12, 1991, and the Third Amendment to Rights Agreement dated as of October 1, 1993 are included as exhibits to a Registration Statement on Form 8-A filed by KeyCorp with the Commission on August 29, 1989, a Registration Statement on Form 8-A filed by KeyCorp with the Commission on February 28, 1991, a Schedule 13D filed by KeyCorp on September 23, 1991, and a Schedule 13D filed by KeyCorp on October 12, 1993. The foregoing description of the KeyCorp Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as amended.

SPECIAL MEETINGS OF SHAREHOLDERS

       Under Indiana law, a special meeting of shareholders may be called by either the corporation's board of directors or by any other person authorized to do so in the corporation's articles of incorporation or by-laws. The By-laws of First Citizens provide that a special meeting of shareholders may be called by (a) the Board of Directors, (b) the Chairman of the Board, or (c) shareholders holding not less than one-fourth of the shares entitled to vote at such meeting.

       Under Ohio law a special meeting of shareholders may be called by holders of record of at least 25% of all shares outstanding and entitled to vote at a special meeting unless the corporation's articles or regulations specify a different percentage (not to exceed 50%). KeyCorp's Regulations provide that a special meeting of shareholders may be called by (i) the Chairman of the Board, (ii) the President, or in the case of the President's absence, death, or disability, the vice president authorized to exercise the authority of the President, (iii) the Board of Directors by action at a meeting, or by a majority of the Board of Directors acting without a meeting, or (iv) by persons who hold 50% of all shares outstanding and entitled to vote at the special meeting.

AMENDMENT OF CHARTER DOCUMENTS

       CERTIFICATE OF INCORPORATION. Under Indiana law, the approval of a majority of the outstanding voting shares of a corporation is required to amend its articles of incorporation, except as otherwise provided therein (which amendment may only be voted on by the shareholders after approval by the Board of Directors), subject to a class vote in certain instances. First Citizens' Articles of Incorporation do not raise or lower the vote required by Indiana law. Indiana law provides that the holders of shares of each particular class of stock are entitled to vote on any amendment that does any of the following:
(a) increases or decreases the number of authorized shares of the class, (b) effects an exchange or reclassification of all or part of the shares of the class into shares of another class, (c) effects an exchange or reclassification or creates the right of exchange of all or part of the shares of another class into shares of the class, (d) changes the express terms of the shares of the class, (e) changes the shares into a different number of shares of the same class, (f) creates a new class of shares having rights or preferences with respect to distributions or dissolution that are prior, superior, or substantially equal to the shares of the class, (g) increases the rights, preferences, or number of authorized shares of any class that have rights or preferences with respect to distributions or dissolution that are prior, superior, or substantially equal to the shares of the class, (h) limits or denies any preemptive right of the shares of the class, (i) cancels or otherwise affects rights to accumulated but not yet declared dividends or distributions.

       Ohio law provides that generally at least two-thirds of the voting power of a corporation, subject to a class vote in certain instances, is required to approve any amendment to the articles of incorporation, unless otherwise provided therein. KeyCorp's Articles of Incorporation require that a majority of the voting power of KeyCorp approve any such amendment, subject to a class vote in those instances required by law and subject to any greater vote required to approve a Chapter 1704. transaction. Under Ohio law, the holders of shares of a particular class, and in the circumstances outlined in sections
(e), (f), and (g) below, the holders of shares of every class, are entitled to vote as a class on the adoption of an amendment to the articles of incorporation that does any of the following: (a) increases or decreases the par value of the issued shares of the particular class, (b) changes issued shares of the particular class, whether with or without par value, into a lesser number of shares of the same class or into the same or different number of shares of any other class, with or without par value, theretofore or then authorized, (c) changes the express terms of issued shares of any class senior to the particular class in any manner substantially prejudicial to the holder of the particular class, (d) authorizes shares of another class that are convertible into, or authorizes the conversion of shares of another class into, shares of the particular class, or authorizes the directors to fix or alter conversion rights of shares of another class that are convertible into shares of the particular class, (e) provides, in the case of any amendment described in sections (a) or (b) above, that the stated capital of the corporation shall be reduced or eliminated as a result of the amendment, or provides, in the case of an amendment described in section (d) above, that the stated capital of the corporation shall be reduced or eliminated upon the exercise of such conversion rights, provided that any such reduction or elimination is consistent with certain provisions of Ohio General Corporation Law regarding stated capital,
(f) changes substantially the purposes of the corporation, or provides that thereafter an amendment to the articles may be adopted that changes substantially the purposes of the corporation, or (g) changes the corporation into a nonprofit corporation. See "COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF CAPITAL STOCK OF KEYCORP AND FIRST CITIZENS -- Voting Rights."

       BY-LAWS/REGULATIONS. The First Citizens By-laws provide that such By-laws may be adopted, amended, or repealed by a majority of the First Citizens Board of Directors.

       Directors may not amend regulations of an Ohio corporation. The KeyCorp Regulations provide for amendment by shareholders holding a majority of the voting power at a meeting, but require that all amendments by written consent of the shareholders without a meeting must be approved unanimously by the shareholders entitled to vote thereon. In addition, any amendments regarding the calling of special meetings of shareholders, nomination of directors, classification of directors, removal of directors, or amendment to the KeyCorp Regulations, which are not recommended by at least two-thirds of the directors, must be approved by shareholders holding at least 75% of the voting power of KeyCorp at a meeting.

       The KeyCorp Regulations provide that through December 31, 1998, the provisions of the KeyCorp Regulations relating to (a) the number, classification, and term of office of directors, (b) Chairman of the Board, Chairman of the Executive Committee, and chairmen of other committees, (c) nominations and removal of directors and filling vacancies in the Board of Directors, (d) the Nominating Committee, (e) Chief Executive Officer and President through December 31, 1998, (f) removal of officers, (g) the headquarters of KeyCorp, and (h) amendments of the Regulations may only be amended, repealed, or altered (i) by the affirmative vote of the holders of shares entitling them to exercise three-quarters of the voting power of KeyCorp on such proposal, (ii) if such amendment, repeal, or alteration is recommended by three-quarters of the entire authorized Board of Directors of KeyCorp, by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of KeyCorp on such proposal, or (iii) without a meeting, by the written consent of the holders of shares entitling them to exercise 100% of the voting power of KeyCorp on such proposal. The KeyCorp Regulations also provide that until December 31, 1998, any KeyCorp Regulations, other than those KeyCorp Regulations specifically listed in the immediately preceding sentence, and, after December 31, 1998, any KeyCorp Regulations, may be adopted, amended, repealed, or altered (x) by the affirmative vote of the holders of shares entitling them to exercise three-quarters of the voting power of KeyCorp on such proposal, (y) if such adoption, amendment, repeal, or alteration is recommended by two-thirds of the entire authorized Board of Directors of KeyCorp, by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of KeyCorp on such proposal, or (z) without a meeting, by the written consent of the holders of shares entitling them to exercise 100% of the voting power of KeyCorp on such proposal.

DIRECTORS

       NUMBER; CLASSIFICATION. The First Citizens' By-laws provide that the number of directors of First Citizens shall be 14. The Board of Directors is not divided into classes.

       The KeyCorp Regulations provide that the number of directors of KeyCorp shall be between 20 and 24 directors, as fixed from time to time by majority vote of the entire board. The number of directors is currently fixed at 22. The Board of Directors is divided into three classes, each serving three-year terms, so that approximately one-third of the directors of KeyCorp are elected at each annual meeting of the shareholders of KeyCorp.

       The Board of Directors of KeyCorp may change the size of the Board of Directors within the foregoing range, subject to certain limitations described therein, by the affirmative vote of two-thirds of the entire authorized Board. The shareholders of KeyCorp may change the size of the Board of Directors of KeyCorp within the foregoing range, subject to certain limitations described under "Nominations of Candidates for Election of Directors" below, at a meeting of the shareholders of KeyCorp called for the purpose of election of directors
(i) by the affirmative vote of the holders of shares entitling them to exercise three-quarters of the voting power of KeyCorp represented at the meeting and entitled to elect directors or (ii) if the proposed change in the number of directors is recommended by two-thirds of the entire authorized Board of Directors of KeyCorp, by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of KeyCorp represented at the meeting and entitled to elect directors. In addition, the number of directors of KeyCorp is subject to automatic increase by two during certain periods when dividends payable on any class or series of preferred stock of KeyCorp are in arrears for six quarterly dividend payment periods, as set forth in the KeyCorp Articles of Incorporation and/or the express terms of the preferred stock of KeyCorp.

       The effect of KeyCorp having a classified Board of Directors is that only approximately one-third of the members of the Board will be elected each year and, as a result, two annual meetings will be required for KeyCorp shareholders to change a majority of the members constituting the Board of Directors.

       NOMINATIONS OF CANDIDATES FOR ELECTION AS DIRECTORS. Neither the First Citizens' Articles of Incorporation nor the First Citizens By-laws provide a specific procedure for nominating candidates for election as directors.

       The KeyCorp Regulations establish a specific procedure for director nominations made by the Board of Directors of KeyCorp. Through December 31, 1998, nominations for the election of directors of KeyCorp may be made by (a) the affirmative vote of three-quarters of the entire Board of Directors of KeyCorp and three-quarters of the members of the Nominating Committee of the Board of Directors of KeyCorp, or (b) any shareholder of KeyCorp entitled to vote for the election of directors at a meeting, but only if written notice of such shareholder's intent to make such nomination is received by the Secretary of KeyCorp not less than 60 nor more than 90 days prior to the meeting. After December 31, 1998, nominations for the election of directors may be made by (a) the affirmative vote of two-thirds of the entire authorized Board of Directors of KeyCorp, or (b) any shareholder of KeyCorp in accordance with the procedures summarized above.

       REMOVAL OF DIRECTORS. The First Citizens Articles of Incorporation provide that directors of First Citizens may be removed from office, with or without cause, at a meeting of shareholders called expressly for that purpose, by the affirmative vote of holders of a majority of the outstanding voting shares of First Citizens.

       KeyCorp's Regulations provide that the Board of Directors may remove any director upon judicial declaration of mental unsoundness, adjudicated bankruptcy, or failure to accept election as a director. KeyCorp's shareholders may remove any or all directors, with or without cause, by an affirmative vote of holders of at least 75% of the shares of KeyCorp Common Stock. Through December 31, 1998, the Board of Directors may fill vacancies only by the affirmative vote of two-thirds of the members of the Board of Directors and two-thirds of the members of the Nominating Committee of the Board of Directors.

DIRECTOR LIABILITY AND INDEMNIFICATION

       Under the IBCL, a corporation may indemnify officers and directors against reasonable expenses, including attorneys' fees, if the officer or director acted in good faith and, if acting in his or her official capacity, for a purpose he or she reasonably believed to be in the best interests of the corporation or, in all other cases, for a purpose he or she reasonably believed was not opposed to the best interests of the corporation, and if, in a criminal action, he or she had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful. A corporation may reimburse expenses incurred by an officer or director prior to final disposition of a proceeding provided the corporation obtains an undertaking from such director or officer to repay any reimbursed expenses if it is ultimately determined that he or she was not entitled to indemnification.

       Indemnification is mandatory if the officer or director is wholly successful, on the merits or otherwise, in the proceeding. The foregoing statutory rights are not exclusive, and indemnification may be provided under the corporation's articles of incorporation or by-laws or, if such documents so provide, under a board or shareholder resolution or an agreement.

       The First Citizens Articles of Incorporation and By-laws provide that First Citizens will indemnify and hold harmless from all costs, expenses and liabilities, including but not limited to attorney's fees, costs of investigation and defense preparation, the amounts of judgments and fines or penalties, any person who is a director or officer of First Citizens or who served any other corporation at the request of First Citizens but no director or officer will be indemnified with respect to any matter as to which such director or officer shall in any action, suit or proceeding be finally adjudged guilty of wilful misconduct in the performance of his or her duties as such director or officer.

       Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees, and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees, and agents for settlements, fines, or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees, and agents) are entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his or her action or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

       Ohio law does not authorize payment of judgments to a director, officer, employee, or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a matter he or she reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation's articles, code of regulations, or by contract except with respect to the advancement of expenses of directors.

       Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his or her action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees, or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.

       The KeyCorp Regulations provide that KeyCorp shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was a director, officer, or employee of KeyCorp or of any other bank, corporation, partnership, trust, or other enterprise for which he or she was serving as a director, officer, or employee at the request of KeyCorp.

       Under the Merger Agreement, KeyCorp has agreed to indemnify all present and former officers and directors of First Citizens and its subsidiaries after the Effective Time for any liabilities arising out of any act or omission prior to the Effective Time in their capacity as officer or director to the fullest extent provided by Indiana law.

DIVIDENDS

        An Ohio corporation may pay dividends out of surplus, however created, but must notify its shareholders if a dividend is paid out of capital surplus. An Indiana corporation may pay dividends without limitation, provided that such dividend would not be permitted if, after giving effect to the payment of that dividend, the corporation would not be able to pay its debts as they become due in the ordinary course of business, or if the corporation's total assets would be less than total liabilities.

       The Board of Directors of KeyCorp reviews the declaration and payment of dividends by KeyCorp on a quarterly basis in light of cash needs, general business conditions, availability of dividends from subsidiaries, and regulatory policies. There can, of course, be no assurance as to declaration or the amount of future dividends on KeyCorp's Common Stock.

       Regulations restricting the ability of KeyCorp's subsidiary banks and other subsidiaries to pay dividends to KeyCorp after the Effective Time are set forth in "BUSINESS OF KEYCORP -- Regulation and Supervision of KeyCorp - Dividend Restrictions."


                             CERTAIN LEGAL MATTERS

       The validity of the KeyCorp Common Stock to be issued in connection with the Merger has been passed upon for KeyCorp by Steven N. Bulloch, Senior Vice President and Senior Managing Counsel of KeyCorp Management Company, an affiliate of KeyCorp. On August 1, 1994, Mr. Bulloch owned approximately 2,700 shares of KeyCorp Common Stock and options to purchase 4,000 shares of KeyCorp Common Stock which were exercisable within sixty days of such date. Certain tax matters relating to the Merger will be passed upon KeyCorp's counsel, Thompson, Hine and Flory, 1100 National City Bank Building, Cleveland,
Ohio 44114.  Attorneys at Thompson, Hine and Flory owned approximately
60,400 shares of KeyCorp Common Stock on August 1, 1994. Certain tax matters relating to the Merger will be passed upon for First Citizens by its counsel Edwards & Angell.

                                    EXPERTS

       The following consolidated financial statements of KeyCorp have been audited by Ernst & Young, independent auditors, as set forth in their reports thereon, included therein and incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing:

       (a) consolidated financial statements for the year ended December 31, 1993 of KeyCorp, as restated to give effect to the March 1, 1994 merger of old Key and Society, which was accounted for as a pooling of interests; such financial statements are included in and incorporated by reference into KeyCorp's Current Report on Form 8-K filed with the Commission on April 20, 1994;

       (b) consolidated financial statements for the year ended December 31, 1993 of old Key (the combining company), which on March 1, 1994 merged with Society, subsequently renamed KeyCorp, included in KeyCorp's Current Report on Form 8-K filed with the Commission on March 16, 1994; and

       (c) supplemental consolidated financial statements for the year ended December 31, 1993 of KeyCorp (the combined entity) included in KeyCorp's Annual Report on Form 10-K filed with the Securities and Exchange Commission. The supplemental consolidated financial statements became the historical financial statements of KeyCorp upon the filing of the KeyCorp's Current Report on Form 8-K with the Commission on April 20, 1994.

       In addition, the consolidated financial statements for the year ended December 31, 1993 of Society included in KeyCorp's Annual Report on Form 10-K filed with the Commission have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. Society's consolidated financial statements subsequently have been restated to give effect to the March 1, 1994 merger of the old Key and Society.

       With respect to the unaudited consolidated interim financial information for the three-month periods ended March 31, 1994 and March 31, 1993 and for the three and six-month periods ended June 30, 1994 and June 30, 1993, incorporated by reference in this Prospectus/Proxy Statement, Ernst & Young have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in KeyCorp's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994, and incorporated herein by reference, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act, for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the

Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

       The consolidated financial statements of First Citizens at December 31, 1993 and 1992 and for the three years in the period ended December 31, 1993 have been audited by Crowe, Chizek and Company, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.


                             SHAREHOLDER PROPOSALS

       It is currently anticipated that KeyCorp will hold its 1995 annual meeting of shareholders on or about May 18, 1995. KeyCorp's Regulations require that notice of a nomination by shareholders of individuals for election to the Board of Directors of KeyCorp, whether or not proposed to be included in KeyCorp's proxy statement, be given to the Secretary of KeyCorp by March 17, 1995, assuming that the 1995 annual meeting is held on May 18, 1995, and that the notice include certain information relating to the nominee and the nominating shareholder. Shareholder proposals intended to be presented at KeyCorp's 1995 annual meeting of shareholders must be submitted to KeyCorp by December 21, 1994, in order to be considered for inclusion in the proxy materials for that meeting.

                                                                     APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                                 By and Between

                                    KEYCORP

                                      and

                       FIRST CITIZENS BANCORP OF INDIANA

                     Table of Contents


1  THE ACQUISITION MERGER  . . . . . . . . . . . . . . . .  1
1.1   The Acquisition Merger  . . . . . . . . . . . . . . . 1
1.2   Effective Time. . . . . . . . . . . . . . . . . . . . 2
1.3   Charter and By-laws.  . . . . . . . . . . . . . . . . 2
1.4   Capital Stock.  . . . . . . . . . . . . . . . . . . . 2
1.5   Directors and Officers. . . . . . . . . . . . . . . . 2
1.6   Additional Actions. . . . . . . . . . . . . . . . . . 2
1.7   Conversion of Bancorp Shares. . . . . . . . . . . . . 3
1.8   Exchange Procedures.  . . . . . . . . . . . . . . . . 4
1.9   No Fractional Shares. . . . . . . . . . . . . . . . . 6
1.10  Dissenters' Rights. . . . . . . . . . . . . . . . . . 6
1.11  Tax-Free Reorganization . . . . . . . . . . . . . . . 7

2  REPRESENTATIONS AND WARRANTIES OF BANCORP. . . . . . . . 7
2.1   Corporate Organization. . . . . . . . . . . . . . . . 7
2.2   Capitalization. . . . . . . . . . . . . . . . . . . . 8
2.3   Authority . . . . . . . . . . . . . . . . . . . . . . 9
2.4   No Violation. . . . . . . . . . . . . . . . . . . . . 9
2.5   Consents and Approvals. . . . . . . . . . . . . . . . 10
2.6   Financial Statements; Undisclosed Liabilities . . . . 10
2.7   Other Statements and Reports. . . . . . . . . . . . . 11
2.8   Absence of Certain Changes or Events. . . . . . . . . 11
2.9   Legal Proceedings . . . . . . . . . . . . . . . . . . 13
2.10  Taxes and Tax Returns . . . . . . . . . . . . . . . . 13
2.11  Bancorp Loans; Allowance for Loan Losses; Capital . . 14
2.12  Properties. . . . . . . . . . . . . . . . . . . . . . 15
2.13  Agreements with Banking Authorities . . . . . . . . . 16
2.14  Certain Contracts . . . . . . . . . . . . . . . . . . 16
2.15  Material Contract Defaults. . . . . . . . . . . . . . 17
2.16  Insurance . . . . . . . . . . . . . . . . . . . . . . 17
2.17  Employee Benefit Plans. . . . . . . . . . . . . . . . 17
2.18  Compliance with Applicable Law. . . . . . . . . . . . 20
2.19  Broker's Fees . . . . . . . . . . . . . . . . . . . . 20
2.20  Labor Matters . . . . . . . . . . . . . . . . . . . . 20
2.21  Governmental Franchises, Licenses, Permits, and
      Authorizations. . . . . . . . . . . . . . . . . . . . 21
2.22  No Material Adverse Change. . . . . . . . . . . . . . 21
2.23  Vote Required . . . . . . . . . . . . . . . . . . . . 21
2.24  Trust Administration. . . . . . . . . . . . . . . . . 21

3  REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . 22
3.1   Corporate Organization. . . . . . . . . . . . . . . . 22
3.2   Capitalization. . . . . . . . . . . . . . . . . . . . 23
3.3   Authority . . . . . . . . . . . . . . . . . . . . . . 23
3.4   No Violation. . . . . . . . . . . . . . . . . . . . . 24

                                             Table of Contents

3.5   Consents and Approvals. . . . . . . . . . . . . . . . 24
3.6   Certain Statements, Reports and Documents.  . . . . . 25
3.7   Other Statements and Reports. . . . . . . . . . . . . 25
3.8   Absence of Certain Changes or Events. . . . . . . . . 25
3.9   Compliance with Applicable Law. . . . . . . . . . . . 26
3.10  Broker's Fees . . . . . . . . . . . . . . . . . . . . 26
3.11  Buyer Common Stock. . . . . . . . . . . . . . . . . . 26
3.12  Buyer Information . . . . . . . . . . . . . . . . . . 26
3.13  Access to Information . . . . . . . . . . . . . . . . 26

4  COVENANTS OF THE PARTIES . . . . . . . . . . . . . . . . 27
4.1   Conduct of Business of Bancorp. . . . . . . . . . . . 27
4.2   Current Information.  . . . . . . . . . . . . . . . . 31
4.3   Access to Properties and Records. . . . . . . . . . . 31
4.4   Financial and Other Statements. . . . . . . . . . . . 32
4.5   Approval of Bancorp's Stockholders. . . . . . . . . . 32
4.6   Tax-Free Reorganization Treatment.  . . . . . . . . . 34
4.7   Failure to Fulfill Conditions.  . . . . . . . . . . . 34
4.8   Consents and Approvals of Third Parties.  . . . . . . 34
4.9   Stock Exchange Listing. . . . . . . . . . . . . . . . 34
4.10  Employment and Benefit Matters. . . . . . . . . . . . 35
4.11  Further Assurances. . . . . . . . . . . . . . . . . . 35
4.12  Indemnification . . . . . . . . . . . . . . . . . . . 36
4.13  No Solicitation . . . . . . . . . . . . . . . . . . . 36
4.14  Sale of Travel Agency and Insurance Agency. . . . . . 37
4.15  1993 Tax Returns. . . . . . . . . . . . . . . . . . . 37
4.16  Data Processing . . . . . . . . . . . . . . . . . . . 37
4.17  Compliance with Securities Act. . . . . . . . . . . . 40
4.18  Unpaid Bancorp Dividends. . . . . . . . . . . . . . . 40

5  CLOSING CONDITIONS . . . . . . . . . . . . . . . . . . . 40
5.1   Conditions to Each Party's Obligations under this
      Agreement . . . . . . . . . . . . . . . . . . . . . . 40
5.2   Conditions to the Obligations of Buyer under this
      Agreement . . . . . . . . . . . . . . . . . . . . . . 41
5.3   Conditions to the Obligations of Bancorp under this
      Agreement . . . . . . . . . . . . . . . . . . . . . . 42

6  ENVIRONMENTAL MATTERS. . . . . . . . . . . . . . . . . . 44
6.1   Environmental Representations and Warranties of
      Bancorp . . . . . . . . . . . . . . . . . . . . . . . 44
6.2   Phase I Environmental Audit . . . . . . . . . . . . . 46
6.3   Phase II Environmental Audit and Environmental
      Audit Response. . . . . . . . . . . . . . . . . . . . 46

                               A - ii

                                             Table of Contents


6.4   Environmental Occurrence Notification . . . . . . . . 46
6.5   Remediation; Allocation of Remediation Costs;
      Termination of Agreement. . . . . . . . . . . . . . . 47
6.6   Definitions . . . . . . . . . . . . . . . . . . . . . 48

7  THE CLOSING. . . . . . . . . . . . . . . . . . . . . . . 50
7.1   Time and Place. . . . . . . . . . . . . . . . . . . . 50
7.2   Deliveries at the Closing . . . . . . . . . . . . . . 50

8  TERMINATION, AMENDMENT AND WAIVER. . . . . . . . . . . . 50
8.1   Termination . . . . . . . . . . . . . . . . . . . . . 50
8.2   Effect of Termination . . . . . . . . . . . . . . . . 51
8.3   Amendment . . . . . . . . . . . . . . . . . . . . . . 52
8.4   Waiver. . . . . . . . . . . . . . . . . . . . . . . . 52

9  EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . 52

10  COOPERATION . . . . . . . . . . . . . . . . . . . . . . 53
10.1  Proxy Statement/Prospectus. . . . . . . . . . . . . . 53
10.2  Regulatory Approvals. . . . . . . . . . . . . . . . . 53
10.3  Further Information . . . . . . . . . . . . . . . . . 53

11  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . 54
11.1  Confidentiality . . . . . . . . . . . . . . . . . . . 54
11.2  Certain Definitions . . . . . . . . . . . . . . . . . 54
11.3  Public Announcements. . . . . . . . . . . . . . . . . 55
11.4  Survival. . . . . . . . . . . . . . . . . . . . . . . 55
11.5  Notices . . . . . . . . . . . . . . . . . . . . . . . 55
11.6  Parties in Interest . . . . . . . . . . . . . . . . . 56
11.7  Complete Agreement. . . . . . . . . . . . . . . . . . 56
11.8  Counterparts. . . . . . . . . . . . . . . . . . . . . 56
11.9  Severability. . . . . . . . . . . . . . . . . . . . . 57
11.10  Governing Law; Jurisdiction and Venue. . . . . . . . 57
11.11  Headings . . . . . . . . . . . . . . . . . . . . . . 57

                         AGREEMENT AND PLAN OF MERGER

                                By and Between

                                    KEYCORP

                                      and

                       FIRST CITIZENS BANCORP OF INDIANA


    THIS AGREEMENT AND PLAN OF MERGER dated as of June 30, 1994
(this "Agreement"), by and between KeyCorp ("Buyer"), an Ohio corporation, and First Citizens Bancorp of Indiana ("Bancorp"), an Indiana corporation.

    In consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that Buyer shall acquire all of the outstanding capital stock of Bancorp pursuant to a merger (the "Acquisition Merger") of Bancorp with and into Buyer. The terms and conditions of the Acquisition Merger, the manner in which the Acquisition Merger is effected, the determination of the purchase price and certain other provisions relating to the Acquisition Merger shall be as hereinafter set forth.

                           ARTICLE 1

                     THE ACQUISITION MERGER

    1.1. THE ACQUISITION MERGER. At the Effective Time (as defined in Section 1.2), Bancorp shall be merged with and into Buyer in accordance with the provisions of Section 1701.78 of the Ohio General Corporation Law ("OGCL") and Section 23-1-40-7 of the Indiana Business Corporation Law ("IBCL") (the "Acquisition Merger") and Buyer shall be the surviving company and shall continue to be incorporated under Ohio law ("Surviving Company"). The identity, rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Buyer shall continue unaffected and unimpaired by the Acquisition Merger. At the Effective Time (as defined in Section 1.2), the identity and separate existence of Bancorp shall cease, and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of

Bancorp shall be vested in and assumed by Surviving Company.
The Acquisition Merger shall have such further effects, if any, as specified in the OGCL and the IBCL.

    1.2. EFFECTIVE TIME. As soon as practicable following the Closing (as defined in Article 7), Surviving Company shall file articles of merger complying with the requirements of Section 23-1-40-5 of the IBCL (the "Indiana Articles of Merger") with the Secretary of the State of Indiana (the "Indiana Secretary") and a certificate of merger complying with the requirements of
Section 1701.81 of the OGCL (the "Ohio Certificate of Merger") with the Secretary of State of the State of Ohio (the "Ohio Secretary"). The term "Effective Time" shall mean the date and time upon which the Acquisition Merger shall be effective. The Effective Time shall be the later of the date and time upon which (i) the Indiana Articles of Merger are filed with the Indiana Secretary or (ii) the Ohio Certificate of Merger is filed with the Ohio Secretary, or such later date and time as may be specified in accordance with the OGCL and the IBCL.

    1.3. CHARTER AND BY-LAWS. The Amended and Restated Articles of Incorporation and Regulations of Surviving Company shall be the Amended and Restated Articles of Incorporation and Regulations of Buyer as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and by applicable law.

    1.4. CAPITAL STOCK. The total number of shares and the par value of each class of capital stock that Surviving Company is authorized to issue shall be equal to the number of shares and the par value of each class of capital stock of Buyer as contained in its Amended and Restated Articles of Incorporation, until thereafter amended in accordance with the Amended and Restated Articles of Incorporation of Surviving Company and applicable law.

    1.5. DIRECTORS AND OFFICERS. The directors and officers of Buyer immediately prior to the Effective Time will be the directors and officers, respectively, of Surviving Company, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the terms of Surviving Company's Amended and Restated Articles of Incorporation and Regulations and the OGCL.

    1.6. ADDITIONAL ACTIONS. If, at any time after the Effective Time, Surviving Company shall consider or be advised that any further deeds, bills of sale, assignments or assurances in law or any other acts are necessary or desirable
(a) to vest, perfect or confirm, of record or otherwise, in Surviving Company, right, title or interest to and possession of any property, asset or right of Bancorp acquired or to be acquired by reason of, or as a result of, the Acquisition Merger, or (b) otherwise to carry out the purposes of this Agreement, Bancorp and its proper officers and directors shall be deemed to have granted to Surviving Company an irrevocable power of attorney to execute and deliver all such proper deeds, bills of sale, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in Surviving Company and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of Surviving Company are fully authorized in the name of Bancorp or otherwise to take any and all such action.

        1.7. CONVERSION OF BANCORP SHARES. At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of Buyer, Bancorp or the holder of any Bancorp Shares (as defined below), each share of common stock, $1.00 par value per share, of Bancorp ("Bancorp Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares held by Bancorp or any Bancorp Subsidiary (as defined in Section 2.1(b)), or Buyer or any subsidiary of Buyer (in each case other than in a fiduciary capacity or as a result of debts previously contracted), which shall be cancelled ("Bancorp Shares") shall, by virtue of the Acquisition Merger, automatically and without any action on the part of the holder thereof, be cancelled, retired and converted into and become, subject to the provisions of Sections 1.8, 1.9 and 1.10, the right to receive that number (carried out to four decimal points) of Common Shares, with a par value of $1.00 each, of Buyer ("Buyer Common Stock") determined by dividing $37.00 by the Average Stock Price (as defined below); provided, however, that if the Average Stock Price as calculated as aforesaid shall be (A) less than or equal to $25.9000(1) per share, the Average Stock Price shall be deemed to be $25.9000 for all purposes of this Agreement, or (B) greater than or equal to $38.8500(2) per share, the Average Stock Price shall be deemed to be $38.8500 for all purposes of this Agreement; provided further, that if Bancorp realizes an aggregate net after tax

- ----------------------

(1) The closing price of Buyer Common Stock at the close of business on the date immediately preceding the date hereof less 20 percent.

(2) The closing price of Buyer Common Stock at the close of business on the date immediately preceding the date hereof plus 20 percent.

loss (determined in accordance with generally accepted accounting principles consistently applied) from the sale of both Citizens Travel, Inc. (the "Travel Agency") and Citizens Insurance Agency, Inc. (the "Insurance Agency") on the basis contemplated in Section 4.14(a), the amount to be divided by the Average Stock Price shall be reduced by the amount of such aggregate net after tax loss per outstanding share of Bancorp Common Stock; and provided, further, that the amount to be divided by the Average Stock Price shall also be reduced by the amount of any After-Tax Excess Remediation Cost (as defined below) per outstanding share of Bancorp Common Stock.
After-Tax Excess Remediation Cost means Excess Remediation Cost determined in accordance with Article 6, reduced to give effect to the federal and state tax treatment of such costs to Buyer.

    "Average Stock Price" means the average (rounded to the nearest whole cent) of the last sale price of the day of one share of Buyer Common Stock as reported on the consolidated tape of the New York Stock Exchange ("NYSE") for the twenty (20) consecutive trading days ending on and including the fifth (5th) trading day immediately preceding (but not including) the Closing Date (as defined in Section 7.1).

    "Merger Consideration" means the shares of Buyer Common
    Stock (and, in the case of payments in lieu of fractional shares, cash) that holders of Bancorp Shares are entitled to receive hereunder.

         Each share of Buyer Common Stock outstanding at the Effective Time shall continue to be an issued and outstanding Common Share, with a par value of $1.00 each, of Buyer and each share of Buyer Common Stock held in Buyer's treasury immediately prior to the Effective Time shall continue to be held in the treasury of Buyer at the Effective Time.

         Pursuant to the Agreement, dated August 25, 1989, as amended, between Buyer and Society National Bank, as successor rights agent (the "Buyer Rights Plan") each share of Buyer Common Stock issued in the Acquisition Merger shall be accompanied by a right (a "Buyer Right") under the Buyer Rights Plan. For purposes of this Agreement, all references to a share of Buyer Common Stock shall be deemed to include the accompanying Buyer Right.

    1.8.  EXCHANGE PROCEDURES.
         (a) As promptly as practicable after the Effective Time, Buyer shall issue and deliver to the Exchange Agent (as defined below) certificates representing the number of shares of Buyer Common Stock to be issued hereunder. Exchange Agent means Society National Bank or such other bank or trust company with a capital and surplus of at least $25 million, selected by Buyer and reasonably acceptable to Bancorp to, among other things, effect the exchange of Bancorp Shares for the Merger Consideration.

         (b) Promptly after the Effective Time, Buyer shall cause the Exchange Agent to mail and/or make available to each record holder of a Certificate (as defined below) a notice and letter of transmittal advising such holder of the effectiveness of the Acquisition Merger and the procedures to be used in effecting the surrender of the Certificate for exchange therefor and specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificate to the Exchange Agent, and such other matters as Buyer shall reasonably specify. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may reasonably be requested by Buyer or the Exchange Agent, and subject to any withholding of taxes, the Exchange Agent shall promptly deliver to the person entitled thereto the appropriate Merger Consideration, and the surrendered Certificate shall, by virtue of such delivery, automatically be cancelled.

         (c) After the Effective Time, each holder of a certificate that, prior to the Effective Time, represented Bancorp Shares ("Certificate") that has previously surrendered or thereafter surrenders such Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to (i) a certificate or certificates representing the number of full shares of Buyer Common Stock into which the surrendered Certificate shall have been converted pursuant to this Agreement, together with any cash payment in lieu of fractional shares of Buyer Common Stock pursuant to Section 1.9, and (ii) when such holder's Bancorp Shares have been converted into shares of Buyer Common Stock, any other distribution theretofore declared and not yet paid with respect to such shares of Buyer Common Stock issuable in the Merger unless the Average Stock Price includes the value of such distribution, in each case without interest.

         (d) Each Certificate shall, except as otherwise provided in this Agreement, until duly surrendered to the Exchange Agent, be deemed to evidence only the right to receive the Merger Consideration into which such Bancorp Shares shall have been converted. After the Effective Time, there shall be no further transfer on the records of Bancorp of Certificates, and if such Certificates are presented to Bancorp for transfer, they shall be cancelled against delivery of the Merger Consideration provided therefor in this Agreement.

         (e) No dividends declared with respect to Buyer Common Stock with a record date on or after the Effective Time will be remitted to any person entitled to receive Buyer Common Stock under this Agreement and such holder's other rights as a shareholder of Buyer shall be suspended until such person surrenders the Certificate or Certificates, at which time such dividends shall be remitted to such person, without interest and less any taxes that may have been imposed thereon, and such holder's other rights as a shareholder of Buyer shall be restored. Neither the Exchange Agent, Buyer nor Bancorp shall be liable to any holder of Bancorp Shares for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of shares of Bancorp Common Stock to establish the identity of those persons entitled to receive Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Bancorp Common Stock, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration in respect thereof, if any, represented thereby in escrow with an independent third party and thereafter be relieved of any liability with respect to any claims thereto.

    1.9. NO FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Buyer Common Stock shall be issued in the Acquisition Merger. Each holder of Bancorp Shares who otherwise would have been entitled to a fraction of a share of Buyer Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the high and low sales price of Buyer Common Stock on the NYSE on the last trading day immediately preceding the Effective Time. No such holder shall be entitled to dividends, voting rights or any other rights in respect to any fractional share.

    1.10. DISSENTERS' RIGHTS. Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, Bancorp Shares which are issued and outstanding immediately prior to the Effective Time and which are owned by stockholders who, pursuant to applicable law, (a) deliver to Bancorp, before the taking of the vote of Bancorp's stockholders on the Acquisition Merger, written demand for the appraisal of their shares, if the Acquisition Merger is effected, and (b) whose shares are not voted in favor of the Acquisition Merger, nor consented thereto in writing (the "Dissenting Shares"), shall not be converted into the Merger

Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their right of appraisal and payment under applicable laws. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, the Bancorp Shares of such holder shall thereupon be deemed to have been converted into and exchangeable for, at the Effective Time, the right to receive the Merger Consideration. Bancorp shall forthwith give Buyer notice of any written demands for appraisal of any shares, attempted withdrawals of such demands and any other instruments or notices served pursuant to the IBCL received by Bancorp relating to dissenters' rights of its stockholders.

    1.11. TAX-FREE REORGANIZATION. The parties hereto agree that they intend that the Acquisition Merger shall constitute a tax-free reorganization under Section 368(a) of the Internal
Revenue Code of 1986, as amended (the "Code").

                         ARTICLE 2

         REPRESENTATIONS AND WARRANTIES OF BANCORP

    Bancorp hereby represents and warrants to Buyer as follows:

    2.1.  CORPORATE ORGANIZATION.
          -----------------------

         (a) Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and is registered as a bank holding company with the Board of Governors of the Federal Reserve System (the "FRB") under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Citizens Banking Company (the "Bank") is a commercial bank duly organized and validly existing under the laws of the State of Indiana, and in good standing with the Indiana Department of Financial Institutions (the "DFI"). Each of the other Bancorp Subsidiaries (as defined below) is a corporation, in each case duly organized, validly existing and in corporate good standing under the laws of the jurisdiction of its organization. Each of Bancorp and the Bancorp Subsidiaries has the power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect (as defined in Section 11.2) on Bancorp and the Bancorp Subsidiaries taken as a whole. Bancorp has previously made available to Buyer for inspection true and complete copies of the (i) Articles of Incorporation and By-Laws as amended to date of Bancorp and all similar charter and by-law documents of each of the Bancorp Subsidiaries, and
(ii) all official records of all meetings and other corporate action taken by the stockholders, Board of Directors and committees thereof, of Bancorp and each of the Bancorp Subsidiaries.

         (b) As used in this Agreement, all references to the "Bancorp Subsidiaries" shall mean any corporation, all of the shares of capital stock (or other voting interests) of which is owned directly or indirectly by Bancorp or any Bancorp Subsidiary. The Subsidiaries listed in Item 2.01 of a disclosure schedule of even date herewith executed and delivered to Buyer by Bancorp (the "Bancorp Disclosure Schedule") constitute all of the Bancorp Subsidiaries. All issued and outstanding shares of capital stock of the Bank are owned by Bancorp, free and clear of any security interest, pledge, lien, claim or other encumbrance and all issued and outstanding shares of capital stock of each Bancorp Subsidiary (other than the Bank) are owned by the Bank free and clear of any security interest, pledge, lien, claim or other encumbrance. No capital stock of any Bancorp Subsidiaries are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe, calls or commitments of any character whatsoever; there are outstanding no securities or rights convertible into, or exchangeable for, shares of any capital stock of any Bancorp Subsidiary; and there are no other contracts, commitments, understandings or arrangements by which any Bancorp Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each Bancorp Subsidiary are validly issued and outstanding, fully paid and non-assessable. Except for the stock of the Bancorp Subsidiaries and except as set forth in Item 2.01 of the Bancorp Disclosure Schedule, neither Bancorp nor any of the Bancorp Subsidiaries is a general partner in a partnership or owns, controls or holds with the power to vote, directly or indirectly, of record, beneficially or otherwise, any capital stock or any equity or ownership interest in any Person (as defined in Section 11.2).

    2.2.  CAPITALIZATION.
          --------------
         (a) The authorized capital stock of Bancorp consists solely of 5,000,000 shares of Bancorp Common Stock, par value $1.00 per share. As of the close of business on the date hereof, there were 1,372,144 shares of Bancorp Common Stock issued and outstanding and no shares are issued and held as treasury shares of Bancorp. All issued and outstanding shares of Bancorp Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not issued in violation of any pre-emptive rights. All issued and outstanding shares of capital stock of each Bancorp Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable and not issued in violation of any pre-emptive rights.

         (b) Bancorp does not have and is not bound by any outstanding subscriptions, options, warrants, scrip, rights, calls, convertible securities, commitments or agreements of any character obligating, or which may obligate, Bancorp to deliver, sell or issue, or enter into any such subscription, option, warrant, call, commitment or agreement, or representing the right to purchase, subscribe for or otherwise receive, any shares of its capital stock or any securities convertible into or representing the right to receive, purchase or subscribe for any such shares of Bancorp Common Stock, and there are no agreements or understandings with respect to the voting of any shares of capital stock of Bancorp or that restrict the transfer of such shares to which Bancorp is a party, nor does Bancorp have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of such shares. The aggregate number of issued and outstanding shares of Bancorp Common Stock at the Effective Time shall not exceed 1,372,144.

    2.3. AUTHORITY. Bancorp has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Bancorp, including, without limitation, all approvals required under Section 23-1-43-18 of the IBCL. Except for the adoption of this Agreement by the stockholders of Bancorp, no other corporate proceedings on the part of Bancorp are necessary to consummate this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Bancorp, constitutes the valid and binding obligation of Bancorp, and is enforceable against Bancorp in accordance with its terms.

    2.4. NO VIOLATION. Neither the execution and delivery of this Agreement or the other documents executed and delivered in connection herewith by Bancorp, nor the consummation by Bancorp of the transactions contemplated hereby or thereby, nor the compliance by Bancorp with any of the terms or provisions hereof, does or will (a) violate any provision of the Charter


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
or By-laws of Bancorp or any Bancorp Subsidiary, (b) assuming that the consents and approvals referred to in Sections 2.5 and
4.5 hereof are duly obtained, violate any statute, code, ordinance, permit, authorization, registration, rule, regulation, judgment, order, writ, decree or injunction applicable to Bancorp or any Bancorp Subsidiary or any of their respective properties, securities or assets (including, without limitation, Sections 23-1-42 and 23-1-43 of the IBCL), or (c) assuming that the consents and approvals referred to in Sections 2.5 and 4.5 hereof are duly obtained, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Bancorp or any Bancorp Subsidiary under any of the terms, conditions or provisions of any contract to which Bancorp or any Bancorp Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such breaches or defaults referred to in this clause, and (c) that would not individually or in the aggregate have a Material Adverse Effect on Bancorp and the Bancorp Subsidiaries taken as a whole.

    2.5.  CONSENTS AND APPROVALS.  Other than as set forth in
Item 2.05 of the Bancorp Disclosure Schedule and other than in connection with or in compliance with the Securities Act of 1933, as amended (the "Securities Act") and any applicable blue sky laws, except for consents and approvals of or filings or registrations with the FRB, the DFI, the Indiana Secretary, the Ohio Secretary and the stockholders of Bancorp, no consents or approvals of, notices to or filings or registrations with any third party or any public body or authority are necessary in connection with (a) the execution and delivery by Bancorp of this Agreement and any other documents executed and delivered in connection herewith, and (b) the consummation by Bancorp of the Acquisition Merger and the other transactions contemplated hereby.

    2.6. FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. Bancorp has previously delivered to Buyer audited consolidated financial statements of Bancorp and the Bancorp Subsidiaries consisting of consolidated balance sheets for the fiscal years ended December 31, 1991, 1992 and 1993 and consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 1991, 1992 and 1993 with the report thereon of Crowe, Chizek and Company, certified public accountants, and unaudited interim consolidated financial statements of Bancorp consisting of the consolidated balance

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
sheet of March 31, 1994 and consolidated statements of income, stockholders' equity, and cash flows for the three month period ended on such date (all such documents being herein collectively referred to as the "Bancorp Reports," and the December 31, 1993 balance sheet contained in Bancorp's Annual Report to Shareholders for the fiscal year ended December 31, 1993, being herein referred to as the "Base Balance Sheet").
The Bancorp Reports present fairly the financial position and results of operations of Bancorp and the Bancorp Subsidiaries on a consolidated basis at the dates shown and for the periods indicated in accordance with generally accepted accounting principles applied on a consistent basis, subject, in the case of unaudited interim financial statements to normal year-end audit adjustments. Except as set forth in Item 2.06 of the Bancorp Disclosure Schedule, there are no obligations or liabilities, whether absolute, accrued, contingent, or otherwise (including, without limiting the generality of the foregoing, liabilities as guarantor under any guarantees or liabilities for taxes), which are material in amount (individually or in the aggregate) of Bancorp or the Bancorp Subsidiaries which are required in accordance with generally accepted accounting principles to be reflected, reserved against or disclosed in the Bancorp Reports and which have not been so reflected, reserved, or disclosed. All reserves established by Bancorp on or in connection with the Bancorp consolidated financial statements in respect of obligations or liabilities of Bancorp or any Bancorp Subsidiary (whether absolute, accrued, contingent, or otherwise, including, without limiting the generality of the foregoing, liabilities for taxes, for violations of laws or regulations, for discontinued operations, if any, for severance, or for other matters) are adequate in all respects to cover and pay for the full amount of the matters for which such reserves were established, and there are no material amounts of any such obligations or liabilities in excess of such reserves for the matters involved.

    2.7. OTHER STATEMENTS AND REPORTS. Bancorp has previously made available to Buyer true and complete copies of (a) each final registration statement, prospectus or offering circular that Bancorp has used in connection with the sale of its capital stock within the past five years, (b) each definitive proxy statement distributed by Bancorp to its stockholders within the past five years, and (c) each other report that was, during the past five years, either distributed to stockholders or filed by Bancorp or any Bancorp Subsidiary with the FRB, the Federal Deposit Insurance Corporation (the "FDIC") or any other federal or state regulatory authority.

    2.8.  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Since
December 31, 1993, each of Bancorp and the Bancorp Subsidiaries has conducted its respective business only in the ordinary


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
course and consistent with past practice. Since December 31, 1993, except as disclosed in Item 2.08 of the Bancorp
Disclosure Schedule, there has not been:

         (a) any incurrence by Bancorp or the Bancorp Subsidiaries of any liability (whether absolute, accrued, contingent or otherwise) or any acquisition or disposition of assets, except in the ordinary course of their business consistent with their past practices, or any change in the business, assets, financial condition or results of operations of Bancorp and the Bancorp Subsidiaries, that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Bancorp and the Bancorp Subsidiaries taken as a whole;

         (b) any change or event that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect on Bancorp and the Bancorp Subsidiaries taken as a whole;

         (c) any employment contract, severance contract, bonus, pension, retirement, incentive or similar arrangement or plan including, without limitation, any Bancorp Plan (as defined in Section 2.17), instituted, agreed to or amended by Bancorp or any Bancorp Subsidiary, except as required by applicable law or any sum paid or distributed except to participants in the ordinary course of the affairs of the plan or similar arrangement or plan (including any Bancorp Plan);

         (d) any increase in the compensation payable or to become payable to any of the officers, directors or employees of Bancorp or any Bancorp Subsidiary or any bonus payment or arrangement made to or with any of them, except grants of normal individual bonuses and increases in compensation to employees in accordance with established written procedures previously provided to Buyer;

         (e) any agreement, contract or commitment entered into or agreed to be entered into including, without limitation, any agreement for the sale or acquisition of assets, except for those in the ordinary course of business (none of which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect on Bancorp and the Bancorp Subsidiaries taken as a whole);

         (f) any change in any of the accounting methods or practices of Bancorp or any Bancorp Subsidiary other than changes required by applicable law or generally accepted accounting principles;


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
         (g) any issuance, sale, or delivery or any agreement to issue, sell, or deliver any additional shares of Bancorp's capital stock or any options, warrants, or rights to acquire any such capital stock or securities convertible into or exchangeable for such capital stock, or stock split, or other change to its authorized capitalization;

         (h) any mortgage, pledge, lien or lease relating to any of its assets, tangible or intangible, or permitting or suffering of any such asset to be subjected to any lien or lease, except in the ordinary course of business;

         (i) declaration, payment, or setting apart of any sum or property for any dividend or other distribution or payment or transfer of any funds or property to its stockholders, or, direct or indirect, redemption or other acquisition of any of its capital stock; and

         (j) any plan or transaction involving an expenditure of more than $100,000 other than in the ordinary course of business.

    2.9. LEGAL PROCEEDINGS. Except as set forth in Item 2.09 of the Bancorp Disclosure Schedule, there are no pending or, to the knowledge of Bancorp, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Bancorp or any Bancorp Subsidiary which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on Bancorp and the Bancorp Subsidiaries taken as a whole nor any judgment, injunction, decree, consent, order, or regulatory restriction imposed on Bancorp or any Bancorp Subsidiary, or any officer or director of Bancorp or any Bancorp Subsidiary, or the assets or business of Bancorp or any Bancorp Subsidiary which, individually or in the aggregate, have a Material Adverse Effect on Bancorp and the Bancorp Subsidiaries taken as a whole. Bancorp knows of no basis or grounds for any action, suit, proceeding, claim, or investigation of the type referred to in this Section 2.9.

    2.10.  TAXES AND TAX RETURNS.
           ----------------------

         (a) Each of Bancorp and the Bancorp Subsidiaries has duly filed in correct form all federal, state, and local information returns and tax returns required to be filed by it (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all taxes and other governmental charges the nonpayment of which would, in the aggregate, have a Material Adverse Effect


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
on Bancorp and the Bancorp Subsidiaries taken as a whole, and which have been incurred or that are due or claimed to be due from it by federal, state or local taxing authorities (including, without limitation, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than taxes or other charges which (i) are not yet delinquent or are being contested in good faith, and (ii) have not been finally determined, in the case of (i) and (ii), as set forth in Item
2.10 of the Bancorp Disclosure Schedule. The amounts set up as reserves as shown on the Base Balance Sheet for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed or accrued, through the year ended December 31, 1993 or for any year or period ending prior thereto, and for which Bancorp or any Bancorp Subsidiary may be liable in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity, are adequate under generally accepted accounting principles and auditing standards and are sufficient to cover all such taxes due. There are no disputes pending, or claims asserted for, federal, state or local taxes or assessments upon Bancorp or any Bancorp Subsidiary, nor has Bancorp or any Bancorp Subsidiary been requested to give or given any currently effective waivers extending the statutory period of limitation applicable to any federal or state income tax return for any period. Neither Bancorp or any Bancorp Subsidiary is being audited by any Federal, state, local or other tax authorities, except as disclosed in Item 2.10 of the Bancorp Disclosure Schedule. All taxes, interest, additions and penalties due with respect to any completed and settled examination, or concluded litigation relating to Bancorp, have been paid in full or adequate provision has been made for any such taxes on the Base Balance Sheet.

    2.11.  BANCORP LOANS; ALLOWANCE FOR LOAN LOSSES; CAPITAL.
           --------------------------------------------------

         (a) All currently outstanding loans of, or current extensions of credit by, Bancorp or any Bancorp Subsidiary (individually, a "Bancorp Loan", and collectively, the "Bancorp Loans") were solicited, originated and currently exist in compliance with all applicable requirements of federal and state law and regulations promulgated thereunder except where the failure to so comply would not individually or in the aggregate have a Material Adverse Effect on Bancorp and the Bancorp Subsidiaries taken as a whole. Each note evidencing a Bancorp Loan or loan or credit agreement or security instrument related to the Bancorp Loans constitutes a valid, legal and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except where the failure


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
thereof, individually or in the aggregate, would not have a Material Adverse Effect on Bancorp and the Bancorp Subsidiaries taken as a whole. There are no oral modifications or amendments or additional agreements related to the Bancorp Loans that are not reflected in the records of the Bancorp Subsidiary making such Bancorp Loan, and, to the knowledge of Bancorp, no claims of defense as to the enforcement of any Bancorp Loan have been asserted, and, to the knowledge of Bancorp, there are no acts or omissions or conditions which exist which would give rise to any claim or right to rescission, set-off, counterclaim or defense, except in each case where such modifications, amendments or agreements, claims or defenses, or acts or omissions would not have, either individually or in the aggregate, a Material Adverse Effect on Bancorp and the Bancorp Subsidiaries taken as a whole.

         (b) Since December 31, 1993 Bancorp has not incurred any unusual or extraordinary loan losses, except as set forth in Item 2.11 of the Bancorp Disclosure Schedule. The allowance for possible loan losses shown on the Base Balance Sheet was adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, and loans outstanding (including accrued interest receivable) as of the date thereof (i) under the standards applied by the applicable regulatory authorities and (ii) under generally accepted accepting principles.

         (c) Each of Bancorp and the Bancorp Subsidiaries is in compliance with all currently applicable capital requirements and guidelines prescribed by all applicable federal and state regulatory agencies.

    2.12.  PROPERTIES.

         (a) Item 2.12 of the Bancorp Disclosure Schedule sets forth a complete and correct list of all real property owned, leased, or operated by Bancorp or the Bancorp Subsidiaries, including all of its branches and all its properties acquired in foreclosure proceedings in the ordinary course of business ("Properties Owned"). Except as set forth in Item 2.12 of the Bancorp Disclosure Schedule, Bancorp and the Bancorp Subsidiaries have good and marketable title to all real property to be listed as owned by them in the Bancorp Disclosure Schedule and valid leasehold interests in all real property to be listed as leased by them in the Bancorp Disclosure Schedule free and clear of any liens and encumbrances, except liens for current taxes and assessments not yet due and payable and utility and other easements that do not interfere with the use of the property for the business being conducted thereon. The real property owned or leased by


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

Bancorp or the Bancorp Subsidiaries does not violate any local zoning or similar land use laws or governmental regulations or any restrictive convenant, or encroach on, and is not encroached upon by, any property owned by any other person. There are not, under any leases pursuant to which Bancorp or any Bancorp Subsidiary leases any real property, any existing breaches, defaults, events of default, or events which with notice and/or lapse of time would constitute a breach, default or event of default, nor has Bancorp or such Bancorp Subsidiary received notice of or made a claim with respect to, any breach or default, the consequences of which, individually or in the aggregate, would have a Material Adverse Effect on Bancorp and the Bancorp Subsidiaries taken as a whole.

         (b)  Except as set forth in Item 2.12 of the Bancorp
Disclosure Schedule, the personal property owned by Bancorp or the Bancorp Subsidiaries, is owned by Bancorp or the Bancorp
Subsidiaries free and clear of any material liens and encumbrances.

    2.13. AGREEMENTS WITH BANKING AUTHORITIES. Neither Bancorp nor any Bancorp Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is the recipient of any extraordinary supervisory letter from, any governmental entity outside the ordinary course of business and not generally applicable to entities engaged in the same business, nor has Bancorp or any Bancorp Subsidiary been advised by any governmental entity that it is contemplating issuing, requiring, or requesting any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, or similar undertaking.

    2.14. CERTAIN CONTRACTS. Except as set forth in Item 2.14 of the Bancorp Disclosure Schedule, neither Bancorp nor any Bancorp Subsidiary is a party to or bound by any commitment, agreement or other instrument that is material to the business or operations of Bancorp and the Bancorp Subsidiaries taken as a whole, other than loan agreements and loan commitments entered into in the ordinary course of business. Except as set forth in Item 2.14 of the Bancorp Disclosure Schedule (i) no commitment, agreement or other instrument to which Bancorp or any Bancorp Subsidiary is a party limits the freedom of Bancorp or any Bancorp Subsidiary to compete in any line of business or with any person, and (ii) other than in connection with loans and loan commitments, neither Bancorp nor any Bancorp Subsidiary is a party to any agreement, pursuant to which Bancorp or any Bancorp subsidiary may be required to transfer funds to, make an investment in, or guarantee the debt of, any entity, in each case in excess of $50,000 in any twelve month period.

    2.15.  MATERIAL CONTRACT DEFAULTS.  Except as set forth in
Item 2.15 of the Bancorp Disclosure Statement, (i) each Bancorp or Bancorp Subsidiary agreement, commitment or other instrument listed in Item 2.14 is valid and subsisting and in full force and effect, (ii) Bancorp and each Bancorp Subsidiary have in all material respects performed all obligations required to be performed by them to date under each such agreement, commitment or other instrument, (iii) neither Bancorp nor any Bancorp Subsidiary is in default, and there has not occurred any event that with the lapse of time or giving of notice or both would constitute such a default, under any of the agreements, commitments or other instruments referred to in Section 2.14 hereof which, individually or in the aggregate, has or would have a Material Adverse Effect on Bancorp and the Bancorp Subsidiaries taken as a whole, and (iv) to the best of Bancorp's and the Bancorp Subsidiary's knowledge, as the case may be, no party to an agreement, commitment or other instrument listed in
Item 2.14 of the Bancorp Disclosure Schedule, other than
Bancorp or a Bancorp subsidiary, is in default under the terms of the respective agreement, commitment or other instrument.

    2.16. INSURANCE. Item 2.16 of the Bancorp Disclosure Schedule sets forth a complete and correct list of the insurance policies and fidelity bonds which are maintained by Bancorp or any Bancorp Subsidiary on the date hereof including, without limitation, any directors and officers liability insurance policies. Except as set forth in the Bancorp Disclosure Schedule all premiums due thereon have been paid, and the Bancorp Subsidiary has complied in all respects with the provisions of such policies and bonds. Bancorp and each Bancorp Subsidiary has not failed to give any notice or present any claim under any insurance policy or fidelity bond in due and timely fashion. Bancorp has made available to Buyer copies of the policies listed in Item 2.16 of the Bancorp Disclosure Schedule.

    2.17.  EMPLOYEE BENEFIT PLANS.
           -----------------------

         (a) Item 2.17 of the Bancorp Disclosure Schedule lists each ERISA (as defined below) plan and each other arrangement, program, or plan pursuant to which any benefit is or will be provided to an employee, former employee, or retired employee whether formal or informal, including, without limitation, those providing any form of bonus, deferred compensation, pensions, profit-sharing, retirement, stock purchase, stock options, severance pay and benefits continuation, relocation assistance, medical, health, and dental insurance, vacation pay, tuition aid, matching gifts for charitable contributions to educational or cultural institutions, and any other fringe benefit plans of a similar nature. Each of such plans, including but not limited to any plan that is an "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by Bancorp and/or each Bancorp Subsidiary, and/or any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with Bancorp and/or each Bancorp Subsidiary would be deemed a "single employer" within the meaning of Section 4001 of ERISA (each, a "Bancorp Plan"), is and has been operated in compliance with all applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations and all relevant plan documents. No Bancorp Plan is subject to Title IV of ERISA. Each Bancorp Plan which is intended to be a qualified plan within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and has been operated in accordance with the provisions of the Code, and any and all related trusts are qualified under Section 501(a) of the Code. Since September 2, 1974, neither Bancorp nor any Bancorp Subsidiary nor any ERISA Affiliate has maintained, contributed to or been required to contribute to any "multi-employer plan" (within the meaning of Section 3(37) of ERISA).

         (b) Full payment has been made of all amounts which Bancorp or any Bancorp Subsidiary is required under the terms of all Bancorp Plans to have paid as contributions or premiums to or in respect of such plans as of the last day of the most recent fiscal year of each such Bancorp Plan ended prior to January 1, 1994. All expenses relating to contributions or premiums due and owing with respect to the Bancorp Plans have been properly accrued and reflected in the Base Balance Sheet, as defined in Section 3.6 below, and the financial statements included in the Bancorp Reports as of the date of such financial statements. None of the Bancorp Plans has incurred any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such Bancorp Plan ended prior to the date hereof.

         (c) To the knowledge of Bancorp, neither Bancorp nor any Bancorp Subsidiary has engaged in a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) in connection with which Bancorp or any such Bancorp Subsidiary could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section

4975 of the Code. No liability under Title IV of ERISA has been incurred either directly or indirectly by Bancorp or any Bancorp Subsidiary or any ERISA Affiliate, other than liability for premiums to the Pension Benefit Guaranty Corporation (the "PBGC"), that has not been satisfied in full and which is set forth in Item 2.17 of the Bancorp Disclosure Schedule. To the knowledge of Bancorp, the PBGC has not instituted proceedings to terminate any Bancorp Plan. There have been no "reportable events" (within the meaning of Section 4043(b) of ERISA) with respect to any Bancorp Plan since the effective date of said
Section 4043(b), except as may result from the consummation of the Acquisition Merger. No event has occurred and there exists no condition or set of circumstances which presents a risk of the termination or partial termination of any Bancorp Plan which could result in any liability on the part of Bancorp or any Bancorp Subsidiary to the PBGC. There is no pending or, to the knowledge of Bancorp, threatened claim against or otherwise involving any Bancorp Plan, or any fiduciary thereof, by or on behalf of any participant or beneficiary under any Bancorp Plan (other than routine claims for benefits), nor is there any pending or, to the knowledge of Bancorp, threatened claim by or on behalf of any of the Bancorp Plans, that has or could have a Material Adverse Effect on Bancorp and the Bancorp Subsidiaries taken as a whole. To the knowledge of Bancorp, there is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Bancorp Plan or any fiduciary thereof (other than routine orders relating to divorce or similar proceedings).

         (d) Except as otherwise indicated in Item 2.17 of the Bancorp Disclosure Schedule, there are no unfunded obligations under any Bancorp Plan providing benefits after termination of employment to any employee of Bancorp or any Bancorp Subsidiary who may be employed by Buyer after the Closing Date (including without limitation continuation of health coverage as required by Part 6 of Title I of ERISA and payment of severance, termination and supplemental retirement benefits to certain executives). No events have occurred and no condition exists that would subject Bancorp, any Bancorp Subsidiary, Buyer or any Buyer affiliate to any tax or fine under Section 4971, 4972, 4977, 4979, 4980B or 6652(e) of the Code or Section
502(c) of ERISA which has or could have individually or in the aggregate a Material Adverse Effect on Bancorp and the Bancorp Subsidiaries taken as a whole. Except as set forth in Item
2.17 of the Bancorp Disclosure Schedule, no provision of any Bancorp Plan nor any amendment to any Bancorp Plan would result in any limitation on the right of Bancorp, any Bancorp Subsidiary, Buyer or any affiliate of Buyer, as applicable, to terminate such Bancorp Plan and, in


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
the case of a defined benefit pension plan, to receive residual amounts from any such Bancorp Plan under Section 4044 of ERISA, including Section 4044(d)(2) of ERISA.

         (e) True, correct and complete copies, in all material respects, (or, if not reduced to writing, accurately written descriptions) of all Bancorp Plans, all amendments, all summary plan descriptions and, to the extent applicable, copies of the most recent of the following, have been furnished to
Buyer: (i) determination letter of the Internal Revenue Service and any outstanding request for a determination letter;
(ii) ruling letter or interpretative letter issued by the Department of Labor, the Internal Revenue Service (the "IRS"), the PBGC or any other governmental agency with respect to such Plan; and (iii) general notification to employees of their rights under Section 4980B of the Code and the form of letter(s) distributed upon the occurrence of a qualifying event described in such section.

    2.18. COMPLIANCE WITH APPLICABLE LAW. Bancorp and each Bancorp Subsidiary holds, and has at all times held, all licenses, franchises, permits, approvals, consents, qualifications and authorizations necessary for the lawful conduct of its business under and pursuant to, and, to the knowledge of Bancorp, has complied with, and is not in default under, any applicable law, statute (including 31 U.S.C. 5311, et seq.), policy and/or guideline of any federal, state or local governmental authority relating to Bancorp or any Bancorp Subsidiary, except where the failure to so hold or comply would not, individually or in the aggregate, have a Material Adverse Effect on Bancorp and the Bancorp Subsidiaries taken as a whole.

    2.19. BROKER'S FEES. Neither Bancorp nor any Bancorp Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that Bancorp has engaged, and will pay the fees and expenses of, Dillon, Read & Co. Inc. (the "Bancorp Financial Advisor") in connection with such engagement.

    2.20. LABOR MATTERS. As of the date of this Agreement, neither Bancorp nor any Bancorp Subsidiary is a party to any collective bargaining or labor agreement or union contract, there are no labor or representation negotiations or union organizing efforts pending which involve Bancorp or any Bancorp Subsidiary or any of their respective employees and there are no charges of unfair labor practices pending or, to the knowledge


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of Bancorp, threatened by or before any governmental authority which involve Bancorp or any Bancorp Subsidiary or any of their present or former employees.

    2.21. GOVERNMENTAL FRANCHISES, LICENSES, PERMITS, AND AUTHORIZATIONS. Bancorp and each of the Bancorp Subsidiaries have all governmental licenses, franchises, permits, and other authorizations necessary to own their respective assets and properties and conduct their respective businesses as such businesses are now conducted, except where the failure to have such license, franchise, permit, or other authorization, would not have a Material Adverse Effect on the financial condition, results of operations, business, or prospects of Bancorp and the Bancorp Subsidiaries, taken as a whole.

    2.22. NO MATERIAL ADVERSE CHANGE. Since December 31, 1993, there has been no change in the business, operations, results of operations, properties, assets, liabilities, securities, capitalization or condition (financial or otherwise) of Bancorp and the Bancorp Subsidiaries which has had a Material Adverse Effect on Bancorp and the Bancorp Subsidiaries taken as a whole.

    2.23. VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Bancorp Common Stock entitled to vote thereon is the only vote necessary to approve this Agreement and the transactions contemplated hereby.

    2.24.  TRUST ADMINISTRATION.
           ---------------------

         (a) All trusts now or heretofore held by Bancorp or any Bancorp Subsidiary have been properly administered in all material respects in conformity with the terms of the applicable governing documents and with the governing law (including applicable standards of fiduciary conduct), including, without limitation, accountings, distributions, allocations, credits and charges between and to income and principal accounts, investments, investment review procedures, reporting, obtaining necessary approvals, compliance with instructions, laws and regulations, maintenance and security of assets, fees charged and taxes.

         (b) In connection with the performance of services related to fiduciary positions, neither Bancorp nor any Bancorp Subsidiary has made any guarantee or assurance to any person concerning a rate of return, marketability or quality of the assets held in the trusts.


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
         (c) The trust documents under which Bancorp or any Bancorp Subsidiary is serving in fiduciary positions are in full force and effect and provide Bancorp or such Bancorp Subsidiary with the requisite authority to act as fiduciary.

         (d)  The term "trusts now or heretofore held" includes
(i) any and all common law or other trusts between individual, corporate or other entities with Bancorp or any Bancorp Subsidiary as a trustee or co-trustee, including, without limitation, pension, compensation, testamentary, and charitable trusts and indenture, (ii) any and all decedents' estates where Bancorp or any Bancorp Subsidiary is serving as a co- or sole executor, personal representative or administrator, or in any similar fiduciary capacity, (iii) any and all guardianships, conservatorships or similar positions where Bancorp or any Bancorp Subsidiary is serving or has served as a co- or sole guardian or conservator, or any similar fiduciary capacity,
(iv) any and all agency and/or custodial accounts and/or similar arrangements under which Bancorp or any Bancorp Subsidiary is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority, and (v) any and all escrow arrangements under which Bancorp or any Bancorp Subsidiary holds or held assets for any party or parties on stated terms and conditions.

                                   ARTICLE 3

                       REPRESENTATIONS AND WARRANTIES OF
                                     BUYER

    Buyer hereby represents and warrants to Bancorp as follows:

    3.1.  CORPORATE ORGANIZATION.
          -----------------------

         (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Each direct or indirect subsidiary of Buyer that is a significant subsidiary as defined in Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC") (individually, a "Buyer Subsidiary" and collectively, the "Buyer Subsidiaries") is a corporation or a banking institution in each case duly organized, validly existing and in good standing under the laws of the state of its incorporation or the United States. Each of Buyer and the Buyer Subsidiaries has the power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where


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
the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Buyer and the Buyer Subsidiaries taken as a whole. Buyer has previously made available to Bancorp true and complete copies of the Amended and Restated Articles of Incorporation and the Regulations as in effect on the date of this Agreement, of Buyer. Buyer is a bank holding company registered with the FRB under the BHCA.

         (b) Buyer owns all of the outstanding stock of each Buyer Subsidiary, free and clear of all liens, charges, encumbrances and security interests.

    3.2.  CAPITALIZATION.
          ---------------

         (a) As of the date hereof, the authorized capital stock of Buyer consists of 900,000,000 shares of Buyer Common Stock, 1,400,000 shares of 10% Cumulative Preferred Stock, Class A, of the par value of $5.00 per share (the "Class A Preferred Stock"), and 25,000,000 shares of preferred stock, with a par value of $1 each (the "Serial Preferred Stock"). As of the close of business on June 24, 1994, there were 244,542,831 shares of Buyer Common Stock and 1,280,000 shares of Class A Preferred Stock issued and outstanding and no shares of Serial Preferred Stock issued and outstanding. All issued and outstanding shares of Buyer Common Stock, and all shares of capital stock of each Buyer Subsidiary, have been duly authorized and validly issued and are fully paid and non-assessable.

         (b) Except for options to acquire 12,461,309 shares of Buyer Common Stock pursuant to stock options outstanding under various stock option plans of Buyer, neither Buyer nor any Buyer Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of its capital stock or any securities representing the right to purchase or otherwise receive any shares of its capital stock or any securities convertible into or representing the right to receive, purchase or subscribe for any such shares, or shares of any such Buyer Subsidiary, and there are no agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares. The shares of Buyer Common Stock are registered pursuant to the Exchange Act and are listed on the NYSE.

    3.3. AUTHORITY. Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the


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
Acquisition Merger have been duly and validly approved by the Board of Directors of Buyer. No other corporate proceedings on the part of Buyer are necessary to consummate this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer, constitutes valid and binding obligations of Buyer, and is enforceable against Buyer in accordance with its respective terms.

    3.4. NO VIOLATION. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby, nor the compliance by Buyer with any of the terms or provisions hereof, does or will (a) violate any provision of the Amended and Restated Articles of Incorporation or Regulations of Buyer, or charter or other organizational documents or by-laws of any Buyer Subsidiary,
(b) assuming that the consents and approvals referred to in
Section 3.5 hereof are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any Buyer Subsidiary or any of their respective properties, securities or assets, the violation of which would have a Material Adverse Effect on Buyer and the Buyer Subsidiaries taken as a whole, or
(c) assuming that the consents and approvals referred to in
Section 3.5 hereof are duly obtained, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Buyer or any Buyer Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any Buyer Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for any such breach or default referred to in this clause (c) which would not have a Material Adverse Effect on Buyer and the Buyer Subsidiaries taken as a whole.

    3.5. CONSENTS AND APPROVALS. Other than in connection with or in compliance with the Securities Act or the Exchange Act and the securities or blue sky laws of the various states under which a filing or consent may be required, consents or approvals of or filings or registrations with the Ohio Secretary, the FRB, and the DFI, no consents or approvals of or filings or registrations with any third party or any public body or authority are necessary in connection with (a) the execution and delivery by Buyer of this Agreement and any other


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
documents executed and delivered in connection with the Acquisition Merger, and (b) the consummation by Buyer of the Acquisition Merger and the other transactions contemplated hereby, except for such consents, approvals, filings or registrations, the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Buyer and the Buyer Subsidiaries taken as a whole or prevent the consummation of the Acquisition Merger and the transactions contemplated hereby.

    3.6. CERTAIN STATEMENTS, REPORTS AND DOCUMENTS. Buyer has previously made available to Bancorp true and complete copies of its (a) Current Report on Form 8-K filed with the SEC on April 20, 1994, and its Annual Report to Shareholders for its 1993 fiscal year; and (b) Quarterly Reports on Form 10-Q and Current Reports, if any, on Form 8-K, filed with the SEC since April 20, 1994 (all such documents, as amended, being herein referred to collectively as the "Buyer Reports" and the balance sheet contained in Buyer's Annual Report to shareholders for the fiscal year ended December 31, 1993, being herein referred to as the "Buyer Base Balance Sheet"). Each of the balance sheets included in the Buyer Reports (including any related notes and schedules) fairly presents in all material respects, the consolidated financial position of Buyer as of its date, and the other financial statements included in the Buyer Reports (including any related notes and schedules) fairly present in all material respects the consolidated results of operations or other information included therein of Buyer for the periods or as of the dates therein set forth, subject to the notes thereto, and, in the case of unaudited financial statements, subject to normal year-end adjustments, in each case in accordance with generally accepted accounting principles applied on a consistent basis except as otherwise disclosed therein.

    3.7. OTHER STATEMENTS AND REPORTS. Buyer has previously made available to Bancorp true and complete, in all material respects, copies of (a) the final Registration Statement on Form S-4 (including the Joint Proxy Statement/Prospectus which is a part thereof), dated as of December 29, 1993, and (b) each definitive proxy statement distributed by Buyer to its stockholders since the date of the Registration Statement referred to in (a) above.

    3.8. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in Buyer's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, or in any Current Reports of Buyer on Form 8-K filed prior to the date of this Agreement (including, without limitation, the Current Reports on Form 8-K filed with the SEC on March 16 and April 20, 1994), since


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
December 31, 1993, there has not been any change in the business, assets, financial condition or results of operations of Buyer or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer and the Buyer Subsidiaries taken as a whole.

    3.9. COMPLIANCE WITH APPLICABLE LAW. Buyer and each Buyer Subsidiary holds, and has at all times held, all licenses, franchises, permits, approvals, consents, qualifications and authorizations necessary for the lawful conduct of its business under and pursuant to, and, to the knowledge of Buyer, has complied with, and is not in default under, any applicable law, statute (including, without limitation, ERISA, the Code, and 31 U.S.C. 5311, et seq.), order, rule, regulation (including 31 C.F.R. Part 103), policy and/or guideline of any federal, state or local governmental authority relating to Buyer or any Buyer Subsidiary, except where the failure to so hold or comply would not have a Material Adverse Effect on Buyer and the Buyer Subsidiaries taken as a whole.

    3.10. BROKER'S FEES. Neither Buyer, any Buyer Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

    3.11. BUYER COMMON STOCK. The Buyer Common Stock to be issued in the Acquisition Merger is duly authorized and, when issued at the Effective Time, will be validly issued, fully paid and non-assessable and not subject to preemptive rights, with no personal liability attaching thereto.

    3.12. BUYER INFORMATION. The information relating to Buyer and the Buyer Subsidiaries to be contained in the Registration Statement and the Proxy Statement/Prospectus as defined in Section 4.5. and any other documents filed with the SEC or any regulatory agency in connection herewith, to the extent such information is provided in writing by Buyer, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading.

    3.13. ACCESS TO INFORMATION. Buyer acknowledges and agrees that it has been given such access to the books, records and management of Bancorp and the Bancorp Subsidiaries and has had the opportunity to review such other information regarding the financial condition, results of operations, business, properties, management and prospects of Bancorp and the Bancorp Subsidiaries as Buyer has deemed necessary in its sole judgment


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
to evaluate the transactions with Bancorp contemplated by this Agreement. Buyer further acknowledges and agrees that neither Bancorp nor any of its officers, directors, affiliates or agents (i) assumes any responsibility for the accuracy or adequacy of any information heretofore or hereafter furnished to Buyer by or on behalf of Bancorp (including without limitation the information contained in the confidential Offering Memorandum dated April 8, 1994), or (ii) makes any representation or warranty regarding the results of operations, business, properties, management or prospects of Bancorp and the Bancorp Subsidiaries, except in any such case identified in
(i) or (ii) hereof as and to the extent expressly set forth in this Agreement and subject to the conditions and limitations set forth herein.

                                   ARTICLE 4

                            COVENANTS OF THE PARTIES

    4.1.  CONDUCT OF BUSINESS OF BANCORP.
          -------------------------------

         (a) During the period from the date of this Agreement to the Effective Time, except with the written consent of Buyer, Bancorp will, and will cause each Bancorp Subsidiary to:

         (i) maintain its corporate existence and remain in good standing under its respective jurisdiction of organization and qualification;

         (ii)  conduct its business and engage in
    transactions only in the ordinary course and consistent with prior practice;

         (iii)  use reasonable best efforts to preserve
    the goodwill of those having business relationships with Bancorp or the Bancorp Subsidiaries;

         (iv) use reasonable best efforts to maintain and keep its properties in as good repair and condition in all material respects as they presently exist, except for depreciation due to ordinary wear and tear and damage due to casualty;

         (v) maintain in full force and effect insurance generally comparable in amount and in scope of coverage to that now maintained by it; and

         (vi) comply with and perform its obligations and duties (A) under contracts, leases and documents relating to or affecting its assets, properties and


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
    business and (B) imposed upon it by all federal, state, municipal, and local laws and all rules, regulations and orders imposed by Federal, state, municipal and local governmental authorities, judicial orders, judgments, decrees and similar determinations, except when the failure to so comply or perform would not have a Material Adverse Effect on Bancorp and the Bancorp Subsidiaries taken as a whole.

         (b) Bancorp agrees that from the date of this Agreement to the Effective Time, except as otherwise permitted or required by this Agreement, or consented to by Buyer, Bancorp will not, and will cause each Bancorp
Subsidiary not to:

         (i)  change its capital structure, corporate
    structure, or any provision of its Charter or By-laws;

         (ii)  change the number of shares of its
    authorized or issued capital stock;

         (iii) issue or sell any shares of capital stock or any other equity or long-term debt securities of Bancorp or any Bancorp Subsidiary;

         (iv) enter into any arrangement, contract, or commitment with respect to the purchase or voting of shares of their capital stock;

         (v)  acquire beneficial ownership of equity
    securities or any similar interests of any corporation, bank, business, trust, association, or similar organization nor merge with or acquire control over any thrift institution, bank, corporation, or organization or create or acquire any subsidiary;

         (vi) issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Bancorp or any of the Bancorp Subsidiaries, or any securities convertible into shares of such stock;

         (vii) adjust, split, combine or reclassify any shares of its capital stock;

         (viii)  declare, set aside, pay or make any
    dividend or other distribution or payment (whether in cash, stock or property or any combination thereof) in


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
    respect of the capital stock of Bancorp except regular quarterly dividends in the amount of $.20 per share;

         (ix)  purchase, redeem, retire or otherwise
    acquire, or hypothecate, pledge or otherwise encumber, any shares of its capital stock;

         (x)  grant any severance or termination pay
    (other than pursuant to written agreements or policies of Bancorp or the Bank in effect on the date of this Agreement, copies of which have been provided to Buyer and which agreements or policies are set forth in the Bancorp Disclosure Schedule) to, or enter into any employment agreement or deferred compensation, non-competition, bonus, stock option, profit-sharing, retirement or incentive plan or any other similar plan
    (including, without limitation, any Bancorp Plan) with, any of its officers or other employees or its directors, or, except as required by applicable law or regulation, renew, amend or modify any such agreement, arrangement or plan (including, without limitation, any Bancorp Plan) now in existence or increase the compensation payable to or grant bonuses to any of its directors, executive officers or other employees, or pay any bonus, compensation, or benefit or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, other than merit increases pursuant to written agreements or policies of Bancorp or the Bancorp Subsidiaries in effect on the date of this Agreement, copies of which have been provided to Buyer and which agreements or policies are set forth in the Bancorp Disclosure Schedule;

         (xi) make any capital expenditures other than in the ordinary course of business or as necessary to maintain existing assets in good repair in either case, not to exceed $25,000;

         (xii)  make application for the opening or
    closing of, or open or close, any branches or automated banking facilities;

         (xiii) take any action that would result in the representations and warranties of Bancorp contained in this Agreement not being true and correct in all material respects on the date of this Agreement or at any future date on or prior to the date of the Closing;

         (xiv)  merge into, consolidate with, affiliate
    with, or be purchased or acquired by, any other corporation, entity or person, or permit any other corporation, entity or person to be merged, consolidated or affiliated with it or be purchased or acquired by it, or, except to realize upon collateral and except for purchases or sales of loans or investment securities in the ordinary course of its business, acquire all or any substantial portion of the assets of any other corporation, entity or person, or sell all or any portion of its assets;

         (xv) make any change in its accounting methods or practices, other than changes in accordance with generally accepted accounting principles or as required by law;

         (xvi)  renew or enter into any real property
    lease without the consent of Buyer as to the terms of any such real property lease;

         (xvii)  sell, assign, transfer, or otherwise
    dispose of to a third party branch offices or any of its material properties or assets, including mortgage or other loans and rights to the servicing of mortgage loans;

         (xviii) enter into any transaction, contract, loan, lease, agreement, or commitment (or any amendment to any transaction, contract, lease, agreement, or commitment) outside of the ordinary course of business, including, without limitation, any loans or loan commitments to officers, directors, or 5% or more stockholders (or any person or business entity controlled by or affiliated with such officers, directors, or stockholders);

         (xix)  fail to notify Buyer promptly of its
    receipt of any letter, notice, or other communication, whether written or oral, from any governmental entity advising Bancorp or any Bancorp Subsidiary that it is contemplating issuing, requiring, or requesting any agreement, memorandum of understanding, or similar undertaking, or order, directive, or supervisory letter;

         (xx) purchase or otherwise acquire from a third party, branch offices, assets constituting any other line of business, or any other material properties or assets, including mortgage or other loans and rights for the servicing of mortgage loans;

         (xxi) incur any indebtedness otherwise than in the ordinary course of business; or

         (xxii) enter into a binding agreement to do any of the foregoing.

    4.2. CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, Bancorp will cause one or more of its designated representatives to promptly notify Buyer of (a) any material change in the normal course of its business, (b) any governmental complaints, audits, investigations, or hearings (or communications indicating that the same may be contemplated), or receipt of any memorandum of understanding or cease and desist order from a regulatory authority, or (c) the institution or threat of litigation involving Bancorp other than in the normal course of its business, and Bancorp will keep Buyer fully informed of such events. Bancorp and Buyer will each promptly notify the other after senior management of Bancorp or Buyer, as the case may be, receives notice of any condition or event which would constitute a violation of the terms and conditions of this Agreement. Notwithstanding Section 4.3, Bancorp shall provide Buyer within 10 days prior to Closing with an updated Bancorp Disclosure Schedule to reflect any and all additions, deletions, or other changes up through and including the date of such updated Bancorp Disclosure Memorandum, as applicable.

    4.3. ACCESS TO PROPERTIES AND RECORDS. Bancorp shall permit Buyer and its officers, attorneys, accountants, and other representatives access (during normal business hours) during the period prior to the Effective Time to its properties and those of the Bancorp Subsidiaries, and shall disclose, and make available, and, as reasonably requested by such representatives of Buyer, provide true and complete copies to Buyer of all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees and personnel records and reports, and any other business activities in which Buyer may have a reasonable interest. Bancorp shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person, would jeopardize the attorney-client privilege of Bancorp, or would contravene any law, rule, regulation, order, judgment, decree or binding


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
agreement. In accordance with the foregoing, Bancorp agrees that it will provide Buyer with reasonable access to its properties, operations, and data systems and customer information in order to facilitate any conversion of Bancorp's data processing system to effectuate the Acquisition Merger, including, pursuant to Section 4.16, all information disclosed by Bancorp to Buyer pursuant to this Section 4.3 shall be subject to Section 11.1 hereof.

    4.4. FINANCIAL AND OTHER STATEMENTS. During the term of this Agreement, the parties shall provide to each other the following documents and information:

         (a) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement, Buyer will deliver to Bancorp Buyer's Quarterly Report on Form 10-Q as filed under the Exchange Act, and Bancorp will deliver to Buyer the Bank's Quarterly Call Report as filed with the FDIC. Buyer will also deliver to Bancorp, contemporaneously with its being filed with the SEC, a copy of all Current Reports on Form 8-K, and, in the event that the Effective Time is on or after March 30, 1995, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

         (b) Promptly upon receipt thereof, Bancorp will furnish to Buyer copies of all internal control reports submitted to it or any of its subsidiaries by independent accountants in connection with each annual, interim or special audit of the books of each such party and its respective Subsidiaries made by such accountants. Bancorp shall further provide Buyer with copies of its monthly consolidating balance sheet and income statement within 5 days of Bancorp's preparation thereof and not later than the 20th day of the following month.

         (c) As soon as practicable, Bancorp will furnish to Buyer copies of all such financial statements and reports as it or any Subsidiary shall send to its stockholders, the SEC, or any other regulatory authority, to the extent any such reports furnished to any such regulatory authority are not confidential and except as legally prohibited thereby.

         (d) With reasonable promptness, Bancorp will furnish to Buyer, and Buyer will furnish to Bancorp, such additional financial data as Buyer or Bancorp may reasonably request.

    4.5.  APPROVAL OF BANCORP'S STOCKHOLDERS.
          -----------------------------------

         (a) Bancorp will take all steps necessary to duly call, give notice of, solicit proxies for, convene and hold a special meeting (the "Special Meeting") of its stockholders as soon as practicable following the effective date of the Registration Statement referred to below for the purpose of approving this Agreement and the transactions contemplated hereby. Subject to its fiduciary obligations under applicable law, the Board of Directors of Bancorp will recommend to Bancorp's stockholders the approval of this Agreement and the transactions contemplated hereby. Bancorp shall submit no other matter for approval at the Special Meeting without the consent of Buyer. Bancorp will cooperate and consult with Buyer with respect to each of the foregoing matters. Bancorp will use its reasonable best efforts to obtain, as promptly as practicable, the necessary approvals by Bancorp's stockholders of this Agreement and the transactions contemplated hereby.

         (b) As promptly as practicable after the date of this Agreement, Buyer shall prepare and file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act relating to the shares of Buyer Common Stock to be delivered to shareholders of Bancorp in the Merger and including therein the form of proxy statement to be used in connection with the Special Meeting. Buyer will use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable after such filing and to remain effective at all times necessary for the issuance of the shares of Buyer Common Stock covered thereby. At the time the Registration is declared effective by the SEC it will comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the shareholders of Bancorp, at the time of the Special Meeting, and at the Effective Time the prospectus included as part of the Registration Statement, as amended or supplemented from time to time, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that none of the provisions of this paragraph (b) shall apply to statements in or omissions from the Registration Statement or the prospectus contained therein, as amended or supplemented from time to time, made by Buyer in reliance upon and in conformity with information furnished to Buyer by Bancorp in writing expressly for use therein. At the time the proxy statement to be used in connection with the Special Meeting is mailed and at all times thereafter up to and including the date of the Special Meeting, the proxy statement and all amendments or supplements thereto, with respect to all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by Buyer relating to Buyer

(i) will comply in all materials respects with any applicable provisions of the federal securities laws and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

    (c) VOTING AGREEMENT. Bancorp will deliver to Buyer on July 1, 1994 agreements in the form of Exhibit A hereto executed by persons owning or having the power to vote an aggregate of more than 50 percent of Bancorp Common Stock. Such agreements will be executed as of July 1, 1994 and will constitute a valid and binding obligation of each such person, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, or other similar laws) and all such agreements will remain in full force and effect as of the date of the Special Meeting.

    4.6.  TAX-FREE REORGANIZATION TREATMENT.
          ----------------------------------

         (a) Bancorp shall not take or cause to be taken any action, on or before the Effective Time, which would disqualify the Acquisition Merger as a "reorganization" within the meaning of Section 368(a) of the Code. Bancorp shall use its best efforts to obtain appropriate certificates from the holders of 5% or more of the outstanding Bancorp Common Stock with respect to their intent to hold Buyer Common Stock.

         (b) Buyer shall not take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Acquisition Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

    4.7. FAILURE TO FULFILL CONDITIONS. In the event that either Bancorp or Buyer determines that a condition to its obligation to complete the Acquisition Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify the other party.

    4.8. CONSENTS AND APPROVALS OF THIRD PARTIES. Bancorp and Buyer shall each use its reasonable best efforts to obtain as soon as practicable all consents and approvals of any other persons (including applicable regulatory authorities) necessary or desirable for the consummation of the transactions contemplated by this Agreement.

    4.9. STOCK EXCHANGE LISTING. Buyer shall use all reasonable best efforts to cause the shares of Buyer Common
Stock to be issued in connection with the Acquisition Merger to be approved for listing on the NYSE subject to official notice of issuance, as of or prior to the Effective Time.

    4.10.  EMPLOYMENT AND BENEFIT MATTERS.
           -------------------------------

         (a) SERVICE CREDIT. In the event that any employee of Bancorp or any Bancorp Subsidiary is transferred to Buyer or any affiliate of Buyer or becomes a participant in an employee benefit plan, program or arrangement maintained by or contributed to by Buyer or any of its affiliates, Buyer shall cause such plan, program or arrangement to treat the prior service of such employee with Bancorp or any of its affiliates as service rendered to Buyer or its affiliate, as the case may be, for purposes of eligibility to participate, vesting and eligibility for special benefits under such plan, program or arrangement, but not for benefit accrual. Without limiting the foregoing, Buyer shall not treat any employee of Bancorp or any Bancorp Subsidiary as a "new" employee for purposes of any exclusion under any health or similar plan of Buyer or any of its affiliates for a pre-existing medical condition. For a period of two (2) years after the Effective Time, Buyer agrees to provide the employees of Bancorp and the Bancorp Subsidiaries with employee benefits generally no less favorable than those maintained either by Bancorp and the Bancorp Subsidiaries immediately prior to the Effective Time.

         (b) EMPLOYMENT, SEVERANCE AND OTHER OBLIGATIONS. Following the Effective Time, Buyer as the Surviving Company shall honor in accordance with their terms all employment, severance, and other compensation contracts between Bancorp or any Bancorp Subsidiary and any director, officer or employee of Bancorp or any Bancorp Subsidiary. Without limiting the foregoing, after the Effective Time Buyer shall, and shall cause Surviving Company and the Bank to, provide the severance and other benefits set forth in Item 4.10 of the Bancorp Disclosure Schedule to the officers and employees of Bancorp and/or the Bank.

    4.11. FURTHER ASSURANCES. Subject to the terms and conditions herein provided, Buyer and Bancorp each agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Agreement, including, without limitation, using all reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the abilities of the parties to consummate the transactions contemplated hereby.

    4.12.  INDEMNIFICATION.
           ----------------

         (a) From and after the Effective Time, Buyer shall indemnify, defend and hold harmless all present and former directors and officers of Bancorp and the Bancorp Subsidiaries ("Indemnified Parties") against all losses, expenses, claims, damages or liabilities arising out of acts or omissions prior to the Effective Time by the Indemnified Party as a director or officer of Bancorp as and to the extent provided under Indiana law as of the date of this Agreement.

         (b) Any Indemnified Party shall promptly notify Buyer of any claim, action, suit, proceeding or investigation for which it may seek indemnification under this Section 4.12. In the event of any such claim, actions, suit or proceeding (whether arising before or after the Effective Time), Buyer shall have the right to select counsel and assume the defense and shall not be liable to the Indemnified Parties for any expenses or fees of other counsel or any other expenses subsequently incurred by the Indemnified Parties for any expenses or fees of other counsel or any other expenses subsequently incurred by the Indemnified Parties in connection with the defense, except that an Indemnified party shall have the right to retain, at Buyer's expense, separate counsel reasonably acceptable to Buyer if the representation of that Indemnified party by the same counsel would be inappropriate, under applicable standards of professional conduct, due to a conflict of interest. The Indemnified Parties shall cooperate in the defense of any such matter, and Buyer shall not be liable for any settlement effected without its prior written consent.

    4.13. NO SOLICITATION. None of Bancorp, any Bancorp Subsidiary and any of the directors, officers, employees, representatives and agents of Bancorp and other persons controlled by Bancorp shall solicit or, except to the extent required by applicable law relating to fiduciary obligations of directors, upon advice of counsel, hold discussions or negotiations with, or assist or provide any information to, any person, entity, or group (other than Buyer) concerning any merger, disposition of a significant portion of its assets, or acquisition of a significant portion of its capital stock or similar transactions involving Bancorp or, except for the Travel Agency and the Insurance Agency, any Bancorp
Subsidiary. Nothing contained in this Section 4.13 shall prohibit Bancorp or its Board of Directors from taking and disclosing to the stockholders of Bancorp a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or making such other disclosure to the stockholders of Bancorp which, in the judgment of the Board of Directors, based upon the advice of counsel, may be required under applicable law. Bancorp will promptly communicate to Buyer the terms of any proposal, discussion, negotiation, or inquiry relating to a merger or disposition of a significant portion of its capital stock or similar transaction involving Bancorp or any Bancorp Subsidiary and the identity of the party making such proposal or inquiry which it receives with respect to any such transaction.

    4.14.  SALE OF TRAVEL AGENCY AND INSURANCE AGENCY.
           -------------------------------------------

         (a) Bancorp shall use all reasonable efforts to sell or otherwise dispose of the Travel Agency and the Insurance Agency prior to the Effective Time, whether through a sale of assets (followed by a dissolution of the selling corporation), a sale of stock, a merger or otherwise. Neither Bancorp nor any Bancorp Subsidiary shall retain any liabilities or obligations of the Travel Agency or the Insurance Agency, or incur any liabilities or obligations in connection with the sale of the Travel Agency or the Insurance Agency that survive the Effective Time (including but not limited to obligations to indemnify the purchaser or purchasers thereof), without the prior written consent of Buyer.

         (b) Upon disposition of the Travel Agency and the Insurance Agency prior to the Effective Time, Bancorp shall be entitled to distribute, as a dividend, an amount equal to the aggregate net after tax gain realized by Bancorp on the sales, determined in accordance with generally accepted accounting principles applied on a basis consistent with prior periods.
In the event Bancorp realizes an aggregate net after tax loss on the sales (determined in accordance with generally accepted accounting principles consistently applied), the Merger Consideration shall be adjusted in accordance with Section 1.7.

    4.15. 1993 TAX RETURNS. Each of Bancorp and the Bancorp Subsidiaries shall promptly file in correct form all federal, state and local information returns and tax returns for the year ended December 31, 1993 (all such returns and tax returns being accurate and complete in all material respects) not yet filed at the date of this Agreement and shall promptly deliver full and complete copies thereof to Buyer.

    4.16.  DATA PROCESSING.
          ----------------

         (a) "RIGHT TO USE" EXTENSION. Bancorp shall use its best efforts to enter into, as soon as practicable, but no later than October 1, 1994, a one-year "right to use" extension agreement (the "Extension Agreement") with ITI covering the period from November 1, 1994 to November 1, 1995 relating to the licensing to Bancorp of the data processing software used in connection with Bancorp's data processing system, on such terms and conditions that are reasonably satisfactory to Buyer. Buyer shall have no obligation pursuant to this Section
4.16 unless Bancorp has entered into the Extension Agreement.

         (b) BUYER SUPPORT. If the Extension Agreement is entered into by Bancorp and ITI in accordance with Section 4.16(a) above, Buyer shall (i) provide to Bancorp all data processing support and other servicing related to and reasonably required to complete Bancorp's year-end processing for its fiscal year ended December 31, 1994, and (ii) use its reasonable efforts from the date of the Extension Agreement until the Effective Time to assist Bancorp in complying with any regulatory changes which become effective prior to the Effective Time and which affect Bancorp's data processing system.

         (c) OPTIONAL CONVERSION. Notwithstanding the foregoing, in the event of the occurrence of a regulatory change which is determined in good faith by Buyer to have a material effect on the data processing and reporting requirements and compliance capabilities of Bancorp, or upon the mutual agreement of Bancorp and Buyer, Buyer shall have the right, prior to the Effective Time, and regardless of whether the Extension Agreement has been entered into by Bancorp and ITI, to convert Bancorp's data processing system onto Buyer's system. If such a conversion occurs, Bancorp and Buyer shall enter into a servicing agreement, on terms and conditions mutually agreeable to Bancorp and Buyer, pursuant to which Buyer shall agree to provide, for the period prior to the Effective Time, operational and other administrative services to Bancorp in connection with Bancorp's data processing system.

         (d)  TERMINATION DUE TO A BREACH BY BUYER.
              -------------------------------------

              (i)  In the event of a termination of this
    Agreement by Bancorp pursuant to and in accordance with
    Article 8 hereof due to a breach by Buyer of any representation, warranty, or covenant of Buyer in this Agreement, if such termination occurs on or after September 1, 1994 but prior to completion of a conversion of Bancorp onto Buyer's data processing system, Buyer shall be obligated, without cost to Bancorp, to continue to provide Bancorp, for a period beginning at the later of the date of termination or November 1, 1994 and ending six months following the date of the termination, with all support and other servicing related to and reasonably required to complete Bancorp's year-end data processing for its fiscal year ended December 31, 1994 and shall continue to use its best efforts, without cost to Bancorp, to assist Bancorp in complying with any regulatory changes which become effective during such six month period and which affect Bancorp's data processing system.

              (ii) If a termination of the type referred to in paragraph (i) above occurs after the conversion of Bancorp onto Buyer's data processing system, Buyer shall permit Bancorp to remain on its system until such time as it may reasonably be converted onto an appropriate alternative system, shall assist Bancorp in identifying such an alternative system and effectuating such a conversion and shall continue to provide servicing to Bancorp in accordance with the terms of the servicing agreement referred to in (c) above (provided, however, that after the date of the termination, such services shall be rendered to Buyer at no cost).

         (e)  OTHER TERMINATION EVENTS.
              -------------------------

              (i)  In the event of a termination of this
    Agreement by Bancorp or Buyer pursuant to and in accordance with Article 8 for any reason other than that identified in paragraph (d)(i) above, if such termination occurs on or after September 1, 1994 but prior to completion of a conversion of Bancorp onto Buyer's data processing system, Buyer shall be obligated, without cost to Bancorp, to continue to provide Bancorp with all support and other servicing related to and reasonably required to complete Bancorp's year-end data processing for its fiscal year ended December 31, 1994. In addition, in the event of a termination of the type and at the time referred to in this paragraph (i) Buyer shall agree, on reasonable terms mutually agreeable to both parties, to continue, for a period beginning at the later of the date of termination or November 1, 1994 and ending six months after the date of such termination, to provide such other services to Bancorp relating to Bancorp's data processing system as it is reasonably capable of providing, including, without limitation, such services related to compliance by Bancorp with any regulatory changes affecting its data processing.

              (ii) If a termination of the type referred to in paragraph (i) above occurs after the conversion of Bancorp onto Buyers's data processing system, Buyer and Bancorp shall cooperate to effectuate the conversion of Bancorp onto an appropriate alternative data processing system within such time as may be reasonable, and Buyer shall continue to provide such services agreed to be provided to Bancorp under the servicing agreement referred to in paragraph (c) above on such terms and conditions set forth in such servicing agreement.

         (f) GOOD FAITH OBLIGATION. If services are being provided by Buyer pursuant to Section 4.16(d) or (e), Bancorp shall use good faith efforts to promptly obtain from a third party, services that would obviate the need for Buyer to provide services hereunder.

    4.17.  COMPLIANCE WITH SECURITIES ACT.
           -------------------------------

         (a) Within 30 days after the date of this Agreement, Bancorp shall identify to Buyer all persons whom it reasonably believes are its "affiliates" as that term is used in paragraphs (c) and (d) of Rule 145 of the Securities Act (the "Affiliates"). Thereafter and until the Effective Time, Bancorp shall identify to Buyer each additional person whom it reasonably believes to have thereafter become an Affiliate of Bancorp.

         (b) Bancorp shall use its best efforts to cause each person who is identified as an Affiliate pursuant to clause (a) above to deliver to Buyer, not later than the date the Proxy Statement is mailed to shareholders of Bancorp, a written agreement substantially in the form of Exhibit B. Buyer shall not be required to maintain the effectiveness of the Registration Statement under the Securities Act for the purposes of resale of Buyer Common Stock by such Affiliates.

    4.18. UNPAID BANCORP DIVIDENDS. Buyer shall pay any regular quarterly dividend declared by Bancorp with a record date prior to the Effective Time but unpaid at the Effective Time on the payment date scheduled by Bancorp for such dividends. Buyer shall make such payment to all shareholders of record of Bancorp Common Stock as of the record date for such dividend.

                                   ARTICLE 5

                               CLOSING CONDITIONS

    5.1.  CONDITIONS TO EACH PARTY'S OBLIGATIONS UNDER THIS
AGREEMENT. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

         (a) STOCKHOLDER APPROVAL. This Agreement and, to the extent necessary, the transactions contemplated hereby shall have been approved in accordance with applicable law and the Articles of Incorporation and By-Laws of Bancorp by the requisite vote of the stockholders of Bancorp.

         (b) INJUNCTIONS. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated hereby.

         (c) REGULATORY APPROVALS. All necessary approvals, authorizations and consents of all governmental bodies required to consummate the Acquisition Merger and the other transactions contemplated by this Agreement shall have been obtained, shall not contain or be subject to any restriction or condition which Buyer reasonably determines to be materially burdensome, and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired.

         (d)  REGISTRATION STATEMENT EFFECTIVE.  The
Registration Statement shall have become effective under the Securities Act and shall not be subject to a stop order or a threatened stop order.

    5.2.  CONDITIONS TO THE OBLIGATIONS OF BUYER UNDER THIS
AGREEMENT. The obligations of Buyer under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

         (a) COVENANTS; REPRESENTATIONS. The obligations of Bancorp (both on its own behalf and on behalf of the Bancorp Subsidiaries) required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of Bancorp (both on its own behalf and on behalf of the Bancorp Subsidiaries) contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made at and as of the Effective Time (except to the extent such representations and warranties expressly relate to a specific date or time).

         (b) LEGAL OPINION. Buyer shall have received an opinion from Edwards & Angell, counsel to Bancorp, dated the date of Closing, substantially to the effect set forth in Exhibit C hereto.

         (c) TAX OPINION. Buyer shall have received an opinion or opinions of counsel reasonably acceptable to it with respect to federal tax laws or regulations to the effect that the Acquisition Merger will qualify as a tax-free reorganization under Section 368(a) of the Code, and that Bancorp will not recognize any gain or loss under federal tax law as a result of the Acquisition Merger.

         (d) DIRECTORS. The Bank and CIBCO Realty, Inc. ("CIBCO") shall have received any resignations of members of its Board of Directors not selected by Buyer to serve on the Board of Directors of the Bank or CIBCO, as the case may be, after the Effective Time.

         (e) MATERIAL ADVERSE CHANGE. There shall have occurred no change in the business, operations, results of operations, properties, assets, liabilities, securities, capitalization or condition (financial or otherwise) of Bancorp and the Bancorp Subsidiaries which has had a Material Adverse Effect on Bancorp and the Bancorp Subsidiaries taken as a whole since the date of the Base Balance Sheet.

         (f) CONSENTS. All necessary permits, consents, waivers, clearances, approvals and authorizations of all third parties required to consummate the Acquisition Merger and the other transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect.

         (g) SALE OF TRAVEL AGENCY AND INSURANCE AGENCY. The sale of the Travel Agency and the Insurance Agency shall have been completed on the basis contemplated by Section 4.14(a).

         (h) MATERIAL LITIGATION. No suit, action, or investigation by a governmental body, or legal or administrative proceeding shall have been brought or threatened in connection with the transactions contemplated hereby which, if decided adversely to one of the parties hereto, would, in Buyer's sole opinion, have a Material Adverse Effect on Buyer.

         (i) DISSENTERS' RIGHTS. Holders of no more than 10% of the issued and outstanding shares of Bancorp Common Stock have indicated that they intend to exercise dissenters' rights in respect to the Acquisition Merger.

         (j)  In accordance with its obligations under Section
4.16 hereof, Bancorp shall have entered into (a) a one-year extension of the term of the ITI Agreement on such terms and conditions reasonably satisfactory to Buyer, or (b) such other third-party agreement or arrangement reasonably satisfactory to Buyer relating to the operation and servicing of Bancorp's data processing systems.

    Bancorp will furnish Buyer with such certificates in the name and on behalf of Bancorp executed by its officers and such other documents to evidence fulfillment of the conditions set forth in this Section 5.2 as Buyer may reasonably request.

    5.3.  CONDITIONS TO THE OBLIGATIONS OF BANCORP UNDER THIS
AGREEMENT. The obligations of Bancorp under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

        (a) COVENANTS; REPRESENTATIONS. The obligations of Buyer required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made at and as of the Effective Time (except to the extent such representations and warranties expressly relate to a specific date or time).

        (b) LEGAL OPINION. Bancorp shall have received an opinion from Thompson, Hine and Flory, counsel to Buyer, dated the date of the Closing, substantially to the effect set forth in Exhibit D hereto.

        (c) TAX OPINION. Bancorp shall have received an opinion or opinions of counsel reasonably acceptable to it with respect to federal and Indiana tax laws or regulations to the effect that the Acquisition Merger will qualify as a tax-free reorganization under Section 368(a) of the Code, and that Bancorp will not recognize any gain or loss under federal and Indiana tax law as a result of the Acquisition Merger, nor will any stockholders of Bancorp recognize any gain or loss under federal and Indiana tax law as a result of the Acquisition Merger, other than with respect to any cash received pursuant to this Agreement.

        (d) EXCHANGE LISTING. The shares of Buyer Common Stock to be issued pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

        (e) MATERIAL ADVERSE CHANGE. There shall have occurred no change in the business, operations, results of operations, properties, assets, liabilities, securities, capitalization or condition (financial or otherwise) of Buyer and the Buyer Subsidiaries which has had a Material Adverse Effect on Buyer and the Buyer Subsidiaries taken as a whole since the date of the Buyer Base Balance Sheet.

        (f) CONSENTS. All necessary permits, consents, waivers, clearances, approvals and authorizations of all third parties required to consummate the Acquisition Merger and the other transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect.

Buyer will furnish Bancorp with such certificates in the name and on behalf of Buyer executed by its Treasurer and Secretary or others and such other documents to evidence fulfillment of the conditions set forth in this Section 5.3 as Bancorp may reasonably request.

                                   ARTICLE 6

                             ENVIRONMENTAL MATTERS

    6.1.  ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES OF
          -----------------------------------------------
           BANCORP.
           --------

         (a) "Properties Owned" as used in this Article 6 shall include (i) all real property owned or leased by Bancorp and each Bancorp Subsidiary, and (ii) all Real Estate Owned ("REO") by Bancorp and each Bancorp Subsidiary that is, or should have been, listed in Item 2.12 of the Bancorp Disclosure Schedule as provided in Section 2.12 of this Agreement.

         (b) "Trust Properties" as used in this Article 6 shall include all real property which Bancorp or any Bancorp
Subsidiary holds, manages, or administers in a trust or other fiduciary relationship.

         (c) Except as disclosed in Item 6.01 of the Bancorp Disclosure Schedule, Bancorp and each Bancorp Subsidiary have obtained all material permits, licenses and other authorizations which are required with respect to the operation of their respective businesses and all Properties Owned or Trust Properties under any Environmental Laws (as hereinafter defined) (such permits, licenses and authorizations being hereinafter referred to as "Environmental Permits"), including all federal, state and local laws relating to pollution or protection of the environment such as the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), laws relating to emissions, discharges, releases or threatened release of hazardous, toxic or other pollutants, contaminants, chemicals or materials regulated by Environmental Laws ("Regulated Material") including, but not limited to, ambient air, surface water, ground water, land surface or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage disposal, transport or handling of Regulated Material (which laws, together with all regulations, rules, codes, plans, decrees, judgments, injunctions, notice and demand letters issued, entered, promulgated or approved thereunder with respect to Bancorp or any Bancorp Subsidiary being herein referred to as "Environmental Laws"). Except as disclosed in Item 6.01 of the Bancorp Disclosure Schedule, Bancorp and each Bancorp Subsidiary are in compliance with all terms and conditions of all Environmental Permits required under the Environmental

Laws, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, orders, agreements, schedules and timetables contained in the Environmental Laws, except where the failure to be in such compliance would not have a Material Adverse Effect on Bancorp and the Bancorp Subsidiaries taken as a whole. Bancorp has provided Buyer with complete copies of all notices in the possession of Bancorp, including notices received by any previous owner or lessee of any Properties owned or Trust Properties or any business currently owned or leased by Bancorp or a Bancorp Subsidiary within the five years preceding the date of this Agreement and alleging noncompliance with any Environmental Law.

         (d) To the best knowledge of Bancorp, there is no civil, criminal or administrative action, demand, claim, investigation or proceeding pending or threatened against Bancorp or any Bancorp Subsidiary with regard to any Properties Owned or Trust Properties, including, without limitation, any notices, demand letters or requests for information from any federal or state environmental agency, under or relating in any way to the Environmental Laws, except as disclosed in Item 6.01 of the Bancorp Disclosure Schedule.

         (e) With regard to any of the Properties Owned or Trust Properties, except as disclosed in Item 6.01 of the Bancorp Disclosure Schedule, there are no past, present or, to the best knowledge of Bancorp, anticipated future events, conditions, circumstances, or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws in any material respect, or which may give rise to any material common law or other legal liability, or which otherwise may form the basis of any material claim, action, demand, proceeding, notice of violation or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge, release or threatened release into the environment, of any Regulated Material. Without in any way limiting the foregoing, except as disclosed in Item 6.01 of the Bancorp Disclosure Schedule, to the best knowledge of Bancorp, no release, emission or discharge into the environment of any Regulated Material which would give rise to material liability under any Environmental Laws has occurred, is currently occurring at any Properties Owned or any Trust Properties, and, except as disclosed in Item
6.01 of the Bancorp Disclosure Schedule, to the best knowledge of Bancorp, there is no spill, deposit, or discharge of any such Regulated Material at, on, into, under or having originated from any of the Properties Owned or Trust Properties. Except as disclosed in Item 6.01 of the Bancorp

Disclosure Schedule, to the best knowledge of Bancorp, none of the Properties Owned or Trust Properties includes any equipment, machinery, device, or other apparatus that contains polychlorinated biphenyls that is now or ever has been leaking; any asbestos that is or reasonably may be anticipated to become in a condition which reasonably may threaten the health and/or safety of a person exposed to the asbestos; or any type of underground storage tank.

    6.2. PHASE I ENVIRONMENTAL AUDIT. With respect to all Properties Owned, Bancorp shall commission, at its sole expense, a Phase I Environmental Audit (as defined in Section 6.6) by one or more qualified independent environmental engineers or consultants acceptable to Buyer. The Environmental Audit Reports (as defined in Section 6.6) relating to the Phase I Environmental Audit shall be provided to Buyer as soon as is practicable and, in any event, no later than 45 days following the date of this Agreement.

    6.3. PHASE II ENVIRONMENTAL AUDIT AND ENVIRONMENTAL AUDIT RESPONSE. Within ten business days after either Buyer's receipt of the Environmental Audit Report relating to any Environmental Audit or the date of this Agreement, whichever is later, and within ten business days after Buyer's receipt of any Environmental Occurrence Notification, Buyer shall, with respect to each parcel of the Properties Owned, provide Bancorp with an Environmental Audit Response. If the Environmental Audit Response requests an initial or additional Phase II Environmental Audit (as defined in Section 6.6), Buyer shall commission a Phase II Environmental Audit by the environmental engineer or consultant who performed the Phase I Environmental Audit or by such other qualified environmental engineer or consultant as Buyer may elect and Bancorp shall approve (such approval not to be unreasonably withheld). The cost of each such Phase II Environmental Audit shall be paid one-half by Bancorp and one-half by Buyer. Such Phase II Environmental Audit shall be completed as soon as is practicable and Buyer shall, promptly after receipt of the Environmental Audit Report, deliver a copy to Bancorp.

    6.4. ENVIRONMENTAL OCCURRENCE NOTIFICATION. In the event that either Bancorp receives notice from any governmental entity, or any of its managers or management personnel responsible for environmental matters has actual knowledge at any time after the date of this Agreement and prior to the Effective Time that there are any Environmental Action Items (as defined in Section 6.6) emanating from, occurring on, or in any way related to, the Properties Owned, which Environmental Action Items are not fully disclosed in the Phase I

Environmental Audit Report or, if applicable, the Phase II Environmental Audit Report, Bancorp shall provide Buyer with notice setting forth the details thereof (the "Environmental Occurrence Notification") as soon as is reasonably practicable, but in no event later than the earlier of three days after becoming aware of such Environmental Action Item or at the Effective Time.

    6.5.  REMEDIATION; ALLOCATION OF REMEDIATION COSTS;
          ---------------------------------------------
TERMINATION OF AGREEMENT.
- -------------------------

         (a)  If based upon the Phase I or Phase II
Environmental Audit reports, the aggregate estimated costs to repair, remediate or otherwise correct any Environmental Action Item to the extent necessary so that such condition or circumstance would no longer be an Environmental Action Item ("Remedial Cost Estimate") is less than $250,000.00 the Closing shall take place in accordance with Article 7 without abatement or adjustment to the Purchase Price. In the event that the Remedial Cost Estimate exceeds $250,000.00 (such excess, the "Excess Remediation Cost"), the Closing shall take place in accordance with Article 7; however, the purchase price shall be reduced as set forth in Section 1.7 hereof. In the event that the Remedial Cost Estimate exceeds $3,000,000.00, Bancorp and Buyer shall each have the election to terminate this Agreement by giving written notice to such effect to the other party within fifteen (15) days following such party's receipt of the Environmental Audit reports. Upon such termination this Agreement shall be null and void and the parties shall have no further obligations hereunder. In the event of any dispute between the parties concerning the accuracy or completeness of the Remedial Cost Estimate, Bancorp and Buyer shall each have the right to obtain, at their sole cost, a separate estimate from an independent environmental consultant. If any such estimate(s) is within fifteen (15%) percent of the Remedial Cost Estimate, the Remedial Cost Estimate shall be deemed conclusive and shall be binding. If such estimate(s) is not within fifteen (15%) percent of the Remedial Cost Estimate the environmental consultant which prepared the Remedial Cost Estimate and the environmental consultant for the party disputing the Remedial Cost Estimate shall jointly select a third party to prepare a cost estimate. The estimate prepared by such third party shall be conclusive and binding. In the event a third estimate is necessary, the parties shall evenly share the costs of such environmental consultant.

         (b)  COOPERATION ON REMEDIAL ACTIVITIES PRIOR TO THE
EFFECTIVE DATE.  If based upon the results of any Phase I
Environmental Audit, Phase II Environmental Audit or
Environmental Occurrence Notification, Buyer identifies any

Environmental Action Item which involves underground storage tanks or soil or groundwater conditions which Buyer reasonably believes should be remediated prior to the Closing and which remediation will not unreasonably interfere with Bancorp's present use of, or access to, any Properties Owned or otherwise require any work within the interior of any building presently utilized by Bancorp, Bancorp shall, at Buyer's sole cost and expense, with reasonable diligence, retain a qualified consultant or contractor, approved by Buyer, to correct such Environmental Action Item to the extent necessary so that such condition or circumstance would no longer be an Environmental Action Item. Such cost and expense shall be allocated at the Closing in accordance with Section 6.5(a). Buyer shall be solely responsible for the costs of any such remedial activities and shall indemnify and hold Bancorp harmless from any claims or losses incurred as a result of any remedial activities performed at any Properties Owned pursuant to this
Section 6.5. Notwithstanding any other provision of this Agreement, Buyer's obligations under this Section 6.5 shall survive cancellation or termination of this Agreement. Bancorp shall promptly notify Buyer of any claim, action, suit, proceeding or investigation for which it may seek indemnification under this Section 6.5(b). In the event of any such claim, action, suit or proceeding, Buyer shall have the right to select counsel and assume the defense and shall not be liable to Bancorp for any expenses or fees of other counsel or any other expenses subsequently incurred by Bancorp in connection with the defense. Bancorp shall cooperate in the defense of such matter, and Buyer shall not be liable for any settlement effected without its prior written consent.

    6.6. DEFINITIONS. Except as otherwise defined in this Article or in this Agreement:

         "Phase I Environmental Audit" means an inspection, investigation, and audit of the Properties Owned with respect to all Environmental Laws and Environmental Action Items which shall include a view of the Properties Owned, inquiry into present and past uses of the Properties Owned reasonably consistent with the so-called "Innocent Purchaser" defense contained in Section 101(35) of CERCLA, review of public records of the United States Environmental Protection Agency and applicable state or local environmental protection agencies which are readily available to the Consultant, field observations, review of applicable air and water discharge permits, solid and hazardous waste disposal permits, if any, the status thereof and all requirements associated therewith, and such additional investigations (without physical sampling or analysis) as Bancorp and the applicable environmental engineer or consultant shall determine are appropriate;

provided, however, that at a minimum, the Phase I Environmental
Audit shall be conducted in accordance with the 1993 ASTM standard promulgated thereof and shall in all events contain an estimate covering the cost to correct any identified
Environmental Action Item.

         "Phase II Environmental Audit" means such additional investigation and analysis, including physical sampling and analysis, as Buyer and the applicable environmental engineer or consultant shall determine are appropriate and shall in all events contain an estimate covering the cost to correct any identified Environmental Action Item.

         "Environmental Audit Response" means the written notification to be provided to Bancorp by Buyer based upon the results of the applicable Environmental Audit, such notification to either (i) state that there are no events or conditions which require further investigation or constitute Environmental Action Items; or (ii) specifically identify and describe, referring to relevant portions from the applicable Environmental Audit Report, any events or conditions identified in the Environmental Audit Report, which, in the reasonable judgment of Buyer, require further investigation or constitute an Environmental Action Item.

         "Environmental Action Item" means any condition or circumstance which violates, is not in compliance with, or is not consistent with any Appropriate Governmental Standard without regard to whether any such condition or circumstance otherwise would or would not be required to be reported pursuant to any applicable Environmental Laws and without regard to whether any such condition or circumstance otherwise would or would not be required to be reported pursuant to any applicable Environmental Laws and without regard to whether any such condition or circumstance would or would not be a violation of, or a condition required to be addressed or remediated by, any applicable Environmental Law.

         "Appropriate Governmental Standard" means the following, in each case as in effect at the time the relevant task pursuant to this Agreement is being performed: (i) with respect to the presence of any Regulated Material in any environmental medium or media, the relevant clean-up or remediation standards that would be applied by the Indiana Department of Environmental Management; and, (ii) with respect to all other conditions or circumstances, any applicable Environmental Law.

         "Environmental Audit Report" means the written report of the applicable environmental engineer or consultant with respect to the Phase I Environmental Audit or the Phase II

Environmental Audit, as the case may be. Any Phase II Environmental Audit Report shall either state the applicable environmental engineer or consultant's opinion as to the actions to be taken in order to remediate any Environmental Action Item to the extent necessary so that such conditions or circumstances would no longer constitute Environmental Action Items, or specify the additional work necessary to render such opinion. Any Phase II Environmental Audit Report shall, on the basis of actual bids or otherwise, estimate the cost to remediate Environmental Action Items as specified above.


                         ARTICLE 7

                        THE CLOSING

    7.1. TIME AND PLACE. Subject to the provisions of Articles 5 and 8 hereof, the closing (the "Closing") of the transactions contemplated hereby shall take place at the offices of Edwards & Angell, 750 Lexington Avenue, New York, New York, within five (5) business days after the last required approval for the Acquisition Merger and the other transactions contemplated hereby have been received and of the expiration of the last of all required waiting periods under such approvals has expired, or at such other time and place as may be mutually agreeable to Buyer and Bancorp (the date of the Closing to be referred to herein as the "Closing Date").

    7.2. DELIVERIES AT THE CLOSING. At the Closing there shall be delivered to Buyer and Bancorp the opinions, certificates, and other documents and instruments required to be delivered under Article 5 hereof.

                         ARTICLE 8

             TERMINATION, AMENDMENT AND WAIVER

    8.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the transactions contemplated hereby by the stockholders of Bancorp, as follows:

         (a)  by mutual written consent of Buyer and Bancorp;

         (b) by Bancorp or Buyer, as the case may be, in the event of a breach by the other party of any representation or warranty contained in this Agreement, if the nonbreaching party in good faith determines that it would not have entered into this Agreement, or that the Merger Consideration might have been different, if the nonbreaching party had known of the breach prior to execution of this Agreement; or if there has been a material breach on the part of the other party of any covenant or agreement contained herein which cannot be or has not been cured within 45 days after written notice by Buyer to Bancorp (or by Bancorp to Buyer) of such breach;

         (c) by either Bancorp or Buyer, if the Acquisition Merger has not been consummated and the Effective Time shall not have occurred by March 31, 1995, or such other date, if any, as Buyer and Bancorp may agree in writing; provided that no party may terminate this Agreement pursuant to this clause if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Acquisition Merger shall not have been consummated;

         (d) by Buyer if any of the conditions specified in Sections 5.1 and 5.2 have not been met or waived by Buyer at such time as such conditions are no longer capable of being satisfied; or

         (e) by Bancorp if any of the conditions specified in Sections 5.1 and 5.3 have not been met or waived by Bancorp at such time as such condition is no longer capable of being satisfied; or

         (f) by Bancorp, in the event that the average per share closing price of Buyer Common Stock as reported on the NYSE over the twenty (20) trading days immediately preceding the fifth (5th) day prior to the date of the Closing (the "Closing Price") is less than $24.2812(3); or

         (g)  by Buyer in the event that the Closing Price exceeds
$40.4687.(4)

     8.2. EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to any provision of Section 8.1 other than Section 8.1(b), this Agreement shall forthwith become void and of no effect and there shall be no liability on

- --------------------
(3) The closing price of Buyer Common Stock at the close of business on the date immediately preceding the date hereof less 25 percent.


(4) The closing price of Buyer Common Stock at the close of business on the date immediately preceding the date hereof plus 25 percent.

the part of either Bancorp or Buyer or their respective officers or directors, PROVIDED, HOWEVER, that the provisions of Article 9 and this Section 8.2 shall survive such termination. In the event of termination of this Agreement pursuant to Section 8.1(b) as a result of a willful and material breach by any party of any representation, warranty or agreement contained herein, and if the terminating party is not also in material breach of this Agreement then, notwithstanding
Article 8 hereof, the breaching party shall be fully liable for any and all costs and expenses, including, without limitation, reasonable attorney's fees, sustained or incurred by the other party as a result of such breach and such payment shall not constitute liquidated damages or otherwise limit the rights of a non-breaching party.

    8.3. AMENDMENT. This Agreement may be amended as hereinafter provided by the parties hereto, at any time before or after approval of the Acquisition Merger by the stockholders of Bancorp, PROVIDED, HOWEVER, that after any such approval no such amendment shall reduce the amount or change the form of the Merger Consideration to be delivered to each of Bancorp's stockholders as contemplated by this Agreement. The parties hereto shall make such technical changes to this Agreement, not inconsistent with the purpose hereof, as may be required to effect or facilitate any governmental approval or acceptance of the Merger of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    8.4. WAIVER. Any term, condition or provision of this Agreement may be waived in writing at any time by the party that is, or whose stockholders are, entitled to the benefits thereof.

                      ARTICLE 9

                       EXPENSES

    All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses; provided, however, that in the event of a willful and material breach by any party of its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the defaulting party for all damages, costs and expenses, including legal, accounting, investment banking, printing and mailing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder.

                                   ARTICLE 10

                                  COOPERATION

    10.1. PROXY STATEMENT/PROSPECTUS. Bancorp and Buyer each will cooperate with the other and use its reasonable best efforts (i) to prepare the Registration Statement and the proxy statement/prospectus included therein to be distributed to Bancorp's stockholders to solicit their approval of this Agreement (the "Proxy Statement/Prospectus"), and (ii) to take all such action as may be required under state blue sky or securities laws by Buyer in connection with the transactions contemplated by this Agreement. Buyer shall use its reasonable best efforts to have the Registration Statement become effective under the Securities Act and to maintain the effectiveness of the Registration Statement for the period required by law.

    10.2. REGULATORY APPROVALS. Bancorp and Buyer each will cooperate with the other and use its reasonable best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement, including without limitation any required from the SEC, the FRB and the DFI. Bancorp and Buyer shall each have the right to review and approve in advance all characterizations of the information relating to Bancorp and Buyer, as the case may be, and any of their respective subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In exercising the foregoing right, Bancorp and Buyer shall each act as promptly as practicable, recognizing that time is of the essence to the transactions contemplated by this Agreement.

    10.3. FURTHER INFORMATION. Bancorp and Buyer will furnish each other and each other's counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with the Registration Statement, Proxy Statement/Prospectus, applications to the FRB, the DFI, and the FDIC, or any other statement or application to any governmental body in connection with the Acquisition Merger and the other transactions contemplated by this Agreement, and each covenants with the other that no information furnished in connection with such actions will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make any information so furnished not misleading. Bancorp and Buyer shall each promptly notify the other if at any time before or after the Effective Time it becomes aware that the Proxy Statement/Prospectus or the Registration Statement, or any such regulatory filing or application, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. In such event, Bancorp or Buyer shall cooperate in the preparation of a supplement or amendment to the Proxy Statement/Prospectus or the Registration Statement, or any such regulatory filing or application, as the case may be, that corrects such misstatement or omission, and shall cause the same to be filed with the SEC and distributed to stockholders of Bancorp, or with the appropriate regulatory agency, as the case may be.

                                   ARTICLE 11

                                 MISCELLANEOUS

    11.1. CONFIDENTIALITY. Except as specifically set forth herein, Buyer agrees to be bound by the terms of the confidentiality letter agreement dated April 18, 1994 (the "Confidentiality Agreement") previously executed by Buyer and Bancorp Financial Advisor (as agent for Bancorp), which agreement is hereby incorporated herein by reference. The parties hereto agree that the Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement. Notwithstanding anything to the contrary herein, Buyer shall have the benefit of the terms and conditions of any and all other confidentiality agreements entered into with the Bancorp Financial Advisor in connection with the sale of Bancorp and the Bancorp Subsidiaries.

    11.2. CERTAIN DEFINITIONS. As used in this Agreement, except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings set forth below.

         "Person" shall mean any individual, corporation, partnership, bank, joint venture, association, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Material Adverse Effect" shall mean, when used with respect to any Person, a material adverse effect on the consolidated business, operations, results of operations or financial condition of such Person, other than any such effect attributable to or resulting directly or indirectly from changes in the general level of interest rates or general economic conditions. With respect to Bancorp, Material Adverse Effect shall not include any effect related to the application of the accounting methods required under Statement of Financial Accounting Standards No. 115.

    11.3. PUBLIC ANNOUNCEMENTS. Bancorp and Buyer shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law, and neither Bancorp nor Buyer shall issue any joint news releases with respect to this Agreement or any of the transactions contemplated hereby, unless such news releases have been mutually agreed upon by the parties hereto.

    11.4. SURVIVAL. The respective representations, warranties and agreements of the parties contained in this Agreement (except those contained in Article 1, Article 8,
Article 9, Section 4.11, Section 4.12 and Section 6.5, which are intended to be for the benefit of and enforceable by the persons referred to therein), or in any Exhibit, the Disclosure Schedule, certificate, list, letter or other instrument referred to in this Agreement, and which are delivered or made pursuant to this Agreement (or in connection with any transaction contemplated by this Agreement) shall not survive the Closing but shall terminate as of the Closing.

    11.5. NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram, telex or telecopy addressed as follows:

    If to Buyer to:

         Society National Bank, Indiana
         Anthony Heyworth, Chairman and
            Chief Executive Officer
         202 S. Michigan Boulevard
         South Bend, Indiana  46601
         Facsimile No.:  317-464-8277

         Copy to:

         KeyCorp
         127 Public Square
         Cleveland, Ohio  44114
         Attention:  Daniel R. Stolzer, Esq.
         Senior Vice President and Senior Managing Counsel
         Facsimile No.:  216-689-4121

    If to Bancorp to:

         First Citizens Bancorp of Indiana
         c/o Mr. Leland E. Boren, Chairman
         Avis Industrial Corporation
         P.O. Box 528
         Upland, Indiana  46989
         Facsimile No.:  317-998-8111

         Copy to:

         Edwards & Angell
         750 Main Street
         Hartford, Connecticut  06103
         Attention:  Theodore P. Augustinos, Esquire
         Facsimile No.:  203-527-4198

or such other address as shall be furnished in writing by any party in the manner provided in this Section 11.5, and any such notice or communication shall be deemed to have been given as of the date so mailed.

    11.6. PARTIES IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that nothing in this Agreement, other than Sections
4.9 and 4.11 hereof, is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

    11.7. COMPLETE AGREEMENT. This Agreement, including the Exhibits and the Bancorp Disclosure Schedule, and the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement between the parties), both written and oral, with respect to its subject matter.

    11.8. COUNTERPARTS. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

    11.9. SEVERABILITY. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

    11.10. GOVERNING LAW; JURISDICTION AND VENUE. This Agreement shall be governed by the internal laws of the State of Indiana without regard to its conflicts of laws principles. Each of Buyer and Bancorp hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Indiana and of the United States of America located in Madison County in the State of Indiana for any actions, suits or proceedings arising out of or relating to this Agreement (and each of Buyer and Bancorp agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth in Section 11.5 shall be effective service of process for any action, suit or proceeding brought against Buyer or Bancorp, as the case may be, in any such court. Each of Buyer and Bancorp hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the courts of the State of Indiana or the United States of America located in Madison County in the State of Indiana, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

    11.11. HEADINGS. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    IN WITNESS WHEREOF, Buyer and Bancorp have caused this Agreement to be executed under seal by their duly authorized officers as of the day and year first above written.

                                  KEYCORP


                                  By: /S/ Andrew R. Tyson
                                      ---------------------------------
                                       Name: Andrew R. Tyson
                                       Title: Senior Vice President


                                  By: /S/ Steven N. Bulloch
                                      ---------------------------------
                                       Name: Steven N. Bulloch
                                       Title: Assistant Secretary




[SEAL]                            FIRST CITIZENS BANCORP OF INDIANA

Attest:

/s/ Karen S. Ambler                  By: /S/ Leland E. Boren
- ---------------------------------        ---------------------------------
Secretary                                 Name: Leland E. Boren
                                          Title: Chairman

                                                                       Exhibit A



                        VOTING AGREEMENT

    This Voting Agreement is entered into as of the first day of July, 1994, between KeyCorp, an Ohio corporation
("KeyCorp"), and the shareholder ("Shareholder") of First
Citizens Bancorp of Indiana, an Indiana corporation,
("Bancorp") executing this Agreement and identified on the last page hereof.

                            RECITALS

    A. The Shareholder owns or has the power to vote the number of shares of Common Stock, $1.00 par value per share of First Citizens Bancorp of Indiana ("Bancorp Common Stock") (together with all shares of Bancorp Common Stock which the Shareholder subsequently acquires or obtains the power to vote, the "Bancorp Shares") set forth opposite the Shareholder's signature on the last page of this Agreement.

    B. KeyCorp and Bancorp have entered into an Agreement and Plan of Merger (the "Merger Agreement") relating to the merger of Bancorp into KeyCorp. Pursuant to the Merger Agreement, each outstanding share of Bancorp Common Stock will be converted into the right to receive shares of KeyCorp Common Stock in accordance with and as determined by the Merger Agreement. The Merger Agreement contains, among other things, representations and warranties of the parties with respect to the merger contemplated thereby (the "Merger") and conditions precedent to the obligations of the parties to consummate the Merger.

    C.   As an inducement to KeyCorp to enter into the Merger
Agreement, the Shareholder has agreed to commit to vote the Bancorp Shares in favor of the Merger.

                        AGREEMENTS

    Accordingly, the parties hereto agree as follows:

    1. BANCORP SHAREHOLDER VOTE. The Shareholder agrees to vote the Bancorp Shares as follows:

      (i) in favor of the adoption of the Merger Agreement and the approval of the Merger at the Special Meeting of Shareholders of Bancorp;

     (ii) against the approval of any proposal relating to a competing merger or business combination involving an acquisition of Bancorp or the purchase of all or a substantial portion of the Bancorp Common Stock or of the assets of Bancorp by any person or entity other than KeyCorp or an affiliate of KeyCorp; and

     (iii)    against any other transaction that is
    inconsistent with the obligation of Bancorp to consummate the Merger in accordance with the Merger Agreement.

    2. LIMITATION ON VOTING POWER. If the Shareholder is also a director of Bancorp, it is expressly understood and acknowledged by the parties hereto that nothing contained herein is intended to restrict the Shareholder from voting on any matter, or otherwise from acting, in the Shareholder's
                         -2-
capacity as a director of Bancorp with respect to any matter, including but not limited to, the general management or over-all operation of Bancorp.

    3. TERMINATION. Sections 1 and 2 of this Agreement shall terminate on the earlier of (a) the date on which the Merger
Agreement is terminated in accordance with the terms thereof, or (b) the date on which the Merger is consummated.

    4. REPRESENTATIONS, WARRANTIES, AND ADDITIONAL COVENANTS OF THE SHAREHOLDER. The Shareholder hereby represents, warrants and covenants to KeyCorp that:
         (a) the Shareholder has the capacity and all necessary power and authority to vote the Bancorp Shares;
         (b) this Agreement constitutes a legal, valid, and binding obligation of the Shareholder enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, or similar laws affecting enforcement of creditors rights generally; and
         (c)  during the term of this Agreement, the
    Shareholder will not sell or otherwise voluntarily dispose of any of the Bancorp Shares which are owned by the Shareholder or take any voluntary action which would have the effect of removing the Shareholder's power to vote the Bancorp Shares or which would be inconsistent with this Agreement.
                           -3-

    5. BENEFIT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, and assigns.

    6. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes, but such counterparts taken together shall constitute one and the same instrument.

    7. SPECIFIC PERFORMANCE. The parties hereto acknowledge that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agree that the obligations of the Shareholder shall be specifically enforceable and KeyCorp shall be entitled to injunctive and other equitable relief. The Shareholder further agrees to waive any bond in connection with the obtaining of any such injunctive or equitable relief. This provision is without prejudice to any other rights that KeyCorp may have against the Shareholder for any failure to perform his obligations under this Agreement.

    8. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Indiana, without regard to its conflict of laws principles.
                           -4-

    IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the day of year first above written.


KEYCORP                             [Shareholder]


By:_____________________________    ______________________________

Title:__________________________    ______________________________
                                    Print Name

                                    No. of Bancorp Shares
                                    Shares owned or subject to
                                    voting power:_________________

                                                                       Exhibit B





Gentlemen:

    I have been advised that as of the date hereof I may be deemed to be an "affiliate" of First Citizens Bancorp of Indiana, an Indiana corporation ("Bancorp"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of June 30, 1994, by and between Bancorp and KeyCorp, an Ohio corporation ("KeyCorp") (the "Agreement"), Bancorp will be merged (the "Merger") into and with KeyCorp.

    As used herein, "Bancorp Capital Stock" means the Common
Shares, par value $1.00 per share, of Bancorp and "KeyCorp
Capital Stock" means the Common Shares, with a par value of $1.00 each, of KeyCorp.

    I represent, warrant, and covenant to KeyCorp that in the event I receive any KeyCorp Capital Stock as a result of the
Merger:

    A. I shall not make any sale, transfer, or other disposition of any KeyCorp Capital Stock acquired by me in the Merger in violation of the Act or the Rules and Regulations.

    B. I have carefully read this letter and the Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of KeyCorp Capital Stock, to the extent I felt necessary, with my counsel or counsel for Bancorp.

    C. I have been advised that the issuance of KeyCorp Capital Stock to me pursuant to the Merger has been or will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time of the Merger will be submitted for a vote of the shareholders of Bancorp, I may be deemed to be an affiliate of Bancorp, the distribution by me of any KeyCorp Capital Stock acquired by me in the Merger will not be registered under the Act and that I may not sell, transfer, or otherwise dispose of any KeyCorp Capital Stock acquired by me in the Merger unless (i) such sale, transfer, or other disposition has been registered under the Act, (ii) such sale, transfer, or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to KeyCorp, such sale, transfer, or other disposition is otherwise exempt from registration under the Act.

    D. I understand that KeyCorp is under no obligation to register under the Act the sale, transfer, or other disposition by me or on my behalf of any KeyCorp Capital Stock acquired by me in the Merger or to take any other action necessary in order to make an exemption from such registration available.

    E. I also understand that stop transfer instructions will be given to KeyCorp's transfer agent with respect to KeyCorp Capital Stock and that there will be placed on the certificates for KeyCorp Capital Stock acquired by me in the Merger, or any substitutions therefor, a legend stating in substance:

              "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in accordance with the terms of an
         agreement dated             , 1994 between the
         registered holder hereof and the issuer of the certificate, a copy of which agreement will be mailed to the holder hereof without charge within five days after receipt of written request therefor."

    F.   I also understand that unless the transfer by me of my
KeyCorp Capital Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, KeyCorp reserves the right to put the following legend on the certificates issued to my transferee:

              "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

    It is understood and agreed that the legends set forth in paragraph E and F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to KeyCorp a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to KeyCorp, to the effect that such legend is not required for purposes of the Act.

                                  Very truly yours,



                                  by
                                    ------------------------------
                                    Name:


Accepted this     day of
             -----
        , 1994
- --------


by
   ------------------------------


- ---------------------------------
Name:
Title:

                                                                       Exhibit C


                  Form of Opinion of First Citizens' Counsel


    (a) Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Citizens Banking Company is a commercial bank duly organized, validly existing and in good standing under the laws of the State of Indiana.

    (b) The execution and delivery of the Merger Agreement by Bancorp, and the consummation by Bancorp of the transactions provided for therein, have been duly authorized by all requisite corporate action on the part of Bancorp. The Merger Agreement has been executed and delivered by Bancorp and is a valid and binding obligation of Bancorp except as may be limited by bankruptcy, insolvency or other similar laws affecting enforcement of creditors' rights generally and except that the enforceability of the obligations of Bancorp is subject to general principles of equity.

    (c) The execution, delivery and performance by Bancorp of the Merger Agreement do not violate the Articles of Incorporation or By-Laws of Bancorp.

    (d) Except for consents and approvals of or filings or registrations with the Board of Governors of the Federal Reserve System, the Indiana Secretary of State and the Indiana Department of Financial Institutions which have been obtained or made, or as set forth in Items 2.5 and 2.14 of the Bancorp Disclosure Schedule, to the best of our knowledge, without our having made any special investigation concerning any law, or concerning the applicability of any law based on any facts known to us, other than the laws specifically referred to in this opinion, no consent or approval of, or other action by or filing with, any court or administrative or governmental body which has not been obtained, taken or made is required under the laws of the State of Indiana or the laws of the United States of America, or any court order or judgment specifically applicable to Bancorp and actually known to us, for Bancorp to execute and deliver the Merger Agreement and to consummate the transactions provided for therein. We express no opinion, however, as to any such consent, approval, action or filing (i) that may be required as a result of your involvement in the transactions contemplated by the Merger Agreement because of facts specifically pertaining to you, (ii) the absence of which does not have any Material Adverse Effect on you or does not deprive you of any material benefit under the Merger Agreement, or (iii) that can be readily obtained or effected without adverse effect on you during the period of such consent, approval, action or filing. The foregoing opinion relates only to consents, approvals, actions, and filings required under Indiana and federal laws that, in our experience, are normally applicable to transactions of the type provided for in the Merger Agreement.

    (e) Pursuant to Section 23-1-40-7 of the Indiana Business Corporation Law (the "IBCL"), upon completion of the filing of
(i) the Articles of Merger with the Secretary of State of Indiana in compliance with Section 23-1-40-5 of the IBCL and the issuance of a Certificate of Merger by the Indiana Secretary of State, and (ii) all documents required to be filed pursuant to the Ohio General Corporation Law, the Merger of Bancorp with and into KeyCorp will become effective for all purposes of the laws of the State of Indiana in accordance with
Section 23-1-40-5 of the IBCL.

                                                                       Exhibit D


                     Form of Opinion of KeyCorp's Counsel


    1. KeyCorp has been organized and is existing and in good standing, as a corporation under the laws of the State of Ohio.

    2. The execution and delivery of the Merger Agreement by KeyCorp and the consummation by KeyCorp of the transactions provided for therein have been duly authorized by all requisite corporate action on the part of KeyCorp. The Merger Agreement has been executed and delivered by KeyCorp and is a valid and binding obligation of KeyCorp except as may be limited by bankruptcy, insolvency, or other similar laws affecting enforcement of creditors' rights generally and except that the enforceability of the obligations of KeyCorp is subject to general principles of equity.

    3. The execution, delivery and performance by KeyCorp of the Merger Agreement will not violate the Amended and Restated
Articles of Incorporation, as amended, or Regulations, as amended, of KeyCorp.

    4. Except for consents and approvals of or filings or registrations with the Board of Governors of the Federal Reserve System, the Ohio Secretary of State and the Securities and Exchange Commission, which have been obtained or made, to the best of our knowledge, without our having made any special investigation concerning any law, or concerning the applicability of any law based on any facts known to us, other than the laws specifically referred to in this opinion, no consent or approval of, or other action by or filing with, any court or administrative or governmental body which has not been obtained, taken or made is required under the laws of the State of Ohio or the laws of the United States of America, or any court order or judgment specifically applicable to KeyCorp and actually known to us, for KeyCorp to execute and deliver the Merger Agreement and to consummate the transactions provided for therein. We express no opinion, however, as to any such consent, approval, action or filing (i) that may be required as a result of your involvement in the transactions contemplated by the Merger Agreement because of facts specifically pertaining to you, (ii) the absence of which does not have any

Material Adverse Effect on you or does not deprive you of any material benefit under the Merger Agreement, or (iii) that can be readily obtained or effected without adverse effect on you during the period of such consent, approval, action or filing. The foregoing opinion relates only to consents, approvals, actions, and filings required under Ohio and federal laws that, in our experience, are normally applicable to transactions of the type provided for in the Merger Agreement.

    5. Pursuant to Section 1701.78 of the Ohio General Corporation Law (the "OGCL"), upon completion of the filing of
(i) all documents required to be filed pursuant to the Indiana Business Corporation Law, and (ii) the Ohio Certificate of Merger with the Secretary of State of Ohio in compliance with
Section 1701.81 of the OGCL, the Merger of Bancorp with and into KeyCorp will become effective for all purposes of the laws of the State of Ohio in accordance with Section 1701.81 of the OGCL.

    6. The shares of KeyCorp Common Stock and the Buyer Rights to be issued in connection with the Merger will be validly issued, fully paid and nonassessable, and the issuance of such shares and rights will not violate either any pre-emptive rights of any shareholders of KeyCorp or any stock purchase or other agreement pursuant to which KeyCorp is a party or by which KeyCorp is bound.

                                                       APPENDIX B












                            OPINION OF DILLON READ

                          (TO BE FILED BY AMENDMENT)

                                                                      APPENDIX C

                        INDIANA GENERAL CORPORATION ACT

                                   CHAPTER 44
                               DISSENTERS' RIGHTS

        23-1-44-1. "CORPORATION" DEFINED. As used in this chapter, "corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

        23-1-44-2. "DISSENTER" DEFINED. As used in this chapter, "dissenter" means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.

        23-1-44-3. "FAIR VALUE" DEFINED. As used in this chapter, "fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

        23-1-44-4. "INTEREST" DEFINED. As used in this chapter, "interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

        23-1-44-5. "RECORD SHAREHOLDER" DEFINED. As used in this chapter, "record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

        23-1-44-6. "BENEFICIAL SHAREHOLDER" DEFINED. As used in this chapter, "beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

        23-1-44-7. "SHAREHOLDER" DEFINED. As used in this chapter, "shareholder" means the record shareholder or the beneficial shareholder.

        23-1-44-8. SHAREHOLDER DISSENT. (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions.

        (1) Consummation of a plan of merger to which the corporation is a party if:

                 (A) Shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and

                 (B)     The shareholder is entitled to vote on the merger.

        (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

        (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

        (4)      The approval of a control share acquisition under IC 23-1-42.

        (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

        (1) Registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or

        (2) Traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets -- National Market Issues or a similar market.

        (c)      A shareholder:

        (1) Who is entitled to dissent and obtain payment for the shareholder's shares under this chapter; or

        (2) Who would be so entitled to dissent and obtain payment but for the provisions of subsection (b);

may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder's entitlement.

        23-1-44-9. BENEFICIAL SHAREHOLDER DISSENT. (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

        (b) A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if:

        (1) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

        (2) The beneficial shareholder does so with respect to all the beneficial shareholder's shares or those shares over which the beneficial shareholder has power to direct the vote.

        23-1-44-10.  NOTICE OF DISSENTERS' RIGHTS PRECEDING SHAREHOLDER VOTES.
(a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter.

        (b)      If corporation action creating dissenters' rights under
section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 12 of this chapter.

        23-1-44-11.  NOTICE OF DISSENTERS' RIGHTS PRECEDING SHAREHOLDER VOTE.
(a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

        (1) Must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

        (2) Must not vote the shareholder's shares in favor of the proposed action.

        (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter.

        23-1-44-12. NOTICE OF DISSENTERS' RIGHTS FOLLOWING ACTION CREATING RIGHTS. (a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 11 of this chapter.

        (b) The dissenters' notice must be sent no later than ten (10) days after approval by the shareholders or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters' notice must:

        (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited.

        (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

        (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

        (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

        (5)      Be accompanied by a copy of this chapter.

        23-1-44-13. DEMAND FOR PAYMENT BY DISSENTER. (a) A shareholder sent a dissenters' notice described in IC 23-1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice under section 12(b)(3) of this chapter, and deposit the shareholder's certificates in accordance with the terms of the notice.

        (b) The shareholder who demands payment and deposits the shareholder's shares under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

        (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter and is considered, for purposes of this article, to have voted the shareholder's shares in favor of the proposed corporate action.

        23-1-44-14.  TRANSFER OF SHARES RESTRICTED AFTER DEMAND FOR PAYMENT.
(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.

        (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

        23-1-44-15. PAYMENT TO DISSENTER. (a) Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenter's shares.

        (b)      The payment must be accompanied by:

        (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for the year, a statement of changes in shareholders' equity for the year, and the latest available interim financial statements, if any;

        (2) A statement of the corporation's estimate of the fair value of the shares; and

        (3)      A statement of the dissenter's right to demand payment under section 18 of this chapter.

        23-1-44-16. RETURN OF SHARES AND RELEASE OF RESTRICTIONS. (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 12 of this chapter and repeat the payment demand procedures.

        23-1-44-17. OFFER OF FAIR VALUE OF SHARES OBTAINED AFTER FIRST ANNOUNCEMENT. (a) A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

        (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter's right to demand payment under section 18 of this chapter.

        23-1-44-18.  DISSENTER DEMAND FOR FAIR VALUE UNDER CERTAIN CONDITIONS.
(a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and demand payment of the dissenter's estimate (less any payment under section 15 of this chapter), or reject the corporation's offer under section 17 of this chapter and demand payment of the fair value of the dissenter's shares, if:

        (1) The dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter's shares;

        (2) The corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

        (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

        (b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter's shares.

        23-1-44-19. EFFECT OF FAILURE TO PAY DEMAND -- COMMENCEMENT OF JUDICIAL APPRAISAL PROCEEDING. (a) If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation's principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        (e) Each dissenter made a party to the proceeding is entitled to judgment.

        (1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

        (2) For the fair value, plus accrued interest, of the dissenter's after acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.

        23-1-44-20. JUDICIAL DETERMINATION AND ASSESSMENT OF COSTS. (a) The court in an appraisal proceeding commenced under section 18 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

        (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

        (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 of this chapter; or

        (2) Against the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatious, or not in good faith with respect to the rights provided in this chapter.

        (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees, and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees, and agents for settlements, fines, or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees, and agents) are entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his or her act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interest.

       Ohio law does not authorize payment of judgments to a director, officer, employee, or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee, or agent acted in good faith and in a matter he or she reasonably believed to be in or not opposed to the best interest of the corporation, indemnification is discretionary except as otherwise provided by a corporation's articles, code of regulations, or by contract except with respect to the advancement of expenses of directors.

       Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his or her action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interest of the corporation. There is, however, no comparable provision limiting the liability of officers, employees, or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and an Ohio corporation may, among other things, procure insurance for such persons.

       The KeyCorp Regulations provide that KeyCorp shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was a director, officer, or employee of KeyCorp or of any other bank, corporation, partnership, trust, or other enterprise for which he or she was serving a director, officer, or employee at the request of KeyCorp.

       Except as stated above, neither the Articles of Incorporation of KeyCorp nor any other contract or arrangement to which KeyCorp is a party provides for such indemnification. Under the terms of KeyCorp's directors' and officers' liability and company reimbursement insurance policy, directors and officers of KeyCorp are insured against certain liabilities, including liabilities arising under the Securities Act.

       KeyCorp is a party to Employment Agreements with, respectively, Victor
J. Riley, Jr., Robert W. Gillespie, and Roger Noall, and KeyCorp is party to Change of Control Agreements with certain other executive officers (the provisions of which became effective as a result of the merger of old Key with and into Society), pursuant to which KeyCorp has agreed to indemnify the officer, to the full extent permitted or authorized by Ohio law, if the officer is made or threatened to be made a party to any action, suit, or proceeding by reason of the officer's serving as an employee, officer, or director of KeyCorp and/or any of its subsidiaries or any other company at the request of KeyCorp or any of the subsidiaries, and KeyCorp has agreed to advance expenses incurred by the officer in defending any such action, suit, or proceeding.

       Under the Merger Agreement, KeyCorp has agreed to indemnify all present and former officers and directors of First Citizens and its subsidiaries after the Effective Time for any liabilities arising out of any act or omission prior to the Effective Time in their capacity as officer or director to the fullest extent provided by Indiana law.

ITEM 21.        EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       See Index to Exhibits.

ITEM 22.        UNDERTAKINGS.

       (a) KeyCorp, the undersigned Registrant, hereby undertakes: To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information in the Registration Statement.

       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

       That, for the purpose of determining any liability under the Securities Act of 1993, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned Registrant hereby undertakes as follows: (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

       (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (b) KeyCorp, the undersigned Registrant, hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

       (c) KeyCorp, the undersigned Registrant, hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of or included in the Registration Statement when it became effective.

                                    FORM S-4
                             REGISTRATION STATEMENT

                               INDEX TO EXHIBITS

   FORM
   S-4
EXHIBIT NO.                DESCRIPTION
- -----------                ------------
(2)    (a)          Agreement and Plan of Merger, dated as of
                    June 30, 1994, by and between KeyCorp and
                    First Citizens Bancorp of Indiana (included
                    as Appendix A to the Prospectus/ Proxy
                    Statement)

(4)    (a)          Amended and Restated Articles of                   Incorporated herein by reference to Exhibit
                    Incorporation of KeyCorp                           7 to Form 8-A/A filed on February 25, 1994

       (b)          Regulations of KeyCorp                             Incorporated herein by reference to Exhibit
                                                                       to Form 8-A/A filed on February 25, 1994

       (c)          Rights Agreement, dated as of August 25,           Incorporated herein by reference to Exhibit
                    1989, between Society Corporation (renamed         1 to Form 8-A filed on August 29, 1989
                    KeyCorp on March 1, 1994) and First Chicago
                    Trust Company of New York, as Rights Agent,
                    including as Exhibit A thereto the form of
                    Rights Certificate

       (d)          Amendment No. 1 to Rights Agreement, dated         Incorporated herein by reference to Exhibit
                    February 21, 1991, between Society                 1 to Form 8-A filed on February 28, 1991
                    Corporation (renamed KeyCorp on March 1,
                    1994) and First Chicago Trust Company of New
                    York, as Rights Agent

   FORM
   S-4
EXHIBIT NO.                DESCRIPTION
- -----------                ------------
       (e)          Amendment No. 2 to Rights Agreement, dated         Incorporated herein by reference to Exhibit
                    September 12, 1991, between Society                4 to Schedule 13D filed on September 23,
                    Corporation (renamed KeyCorp on March 1,           1991
                    1994) and First Chicago Trust Company of New
                    York, as Rights Agent

       (f)          Amendment No. 3 to Rights Agreement, dated         Incorporated herein by reference to Exhibit
                    October 1, 1993, between Society Corporation       4 to Schedule 13D filed on October 12, 1993
                    (renamed KeyCorp on March 1, 1994) and
                    Society National Bank, as Rights Agent.

(5) Opinion of KeyCorp as to the legality of the securities to be registered

(8)    (a)          Opinion of Thompson, Hine and Flory as to
                    certain federal income tax matters*

       (b) Opinion of Edwards & Angell as to certain federal income tax matters*

(15)                Letter re unaudited interim financial
                    information

(21)                List of KeyCorp subsidiaries

(23)   (a)          Consent of Ernst & Young

       (b)          Consent of Crowe, Chizek and
                      Company

       (c) Consent of Thompson, Hine and Flory (included as part of Exhibit 8(a))*

       (d) Consent of Edwards & Angell (included as part of Exhibit 8(b))*

(24)   (a)          Powers of Attorney

   FORM
   S-4
EXHIBIT NO.                    DESCRIPTION
- -----------                    ------------
       (b)          Certified Resolutions of Board of Directors
                    of KeyCorp

(99)   (a)          Form of First Citizens Voting Agreement
                    (included as Exhibit A to Merger Agreement,
                    Exhibit 2(a))

       (b)          Opinion of Dillon, Read & Co., dated
                    ________________, 1994 (included as Appendix
                    B to the Prospectus/Proxy Statement)*

       (c) Employment Agreement dated May 5, 1994, by and between First Citizens Bancorp of Indiana and James D. Strietelmeier

       (d)          Form of Proxy to be used by First Citizens
                    Bancorp of Indiana

       (e)          Citizens Bank Key Employee
                    1994 Severance Plan

* To be filed by amendment.


                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on this twenty-second day of September, 1994.


                                        KEYCORP




                                        By:  /s/ Daniel R. Stolzer
                                             ---------------------------
                                                   Daniel R. Stolzer
                                               Senior Vice President and
                                                Senior Managing Counsel



       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacity indicated.

                             Title and Description
                             ---------------------

Victor J. Riley, Jr., Chairman of the Board, Chief Executive Officer, and Director (Principal Executive Officer); James W. Wert (Principal Financial Officer); Lee G. Irving (Principal Accounting Officer); H. Douglas Barclay, Director; William G. Bares, Director; Albert C. Bersticker, Director; Thomas
A. Commes, Director; Kenneth M. Curtis, Director; John C. Dimmer, Director; Robert W. Gillespie, Director; Stephen R. Hardis, Director; Henry S. Hemingway, Director; Charles R. Hogan, Director; Lawrence A. Leser, Director; Steven A. Minter, Director; M. Thomas Moore, Director; John C. Morley, Director; Richard
W. Pogue, Director; Robert A. Schumacher, Director; Ronald B. Stafford, Director; Peter G. Ten Eyck II, Director; and Nancy B. Veeder, Director.




                                        By:  /s/ Daniel R. Stolzer
                                             ---------------------------
                                                  Daniel R. Stolzer
                                                  Attorney-in-Fact


September 22, 1994